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INDEX TO INDEPENDENCE BANK FINANCIAL STATEMENTS
CONTENTS
INDEX TO PREMIER SERVICE BANK FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(3)
Reg. Statement No. 333-200451

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

Dear Pacific Premier Bancorp Shareholders:

           On October 21, 2014, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Independence Bank. If the required stockholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Independence Bank will be merged with and into Pacific Premier Bank, a wholly owned subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity, which we refer to as the merger.

           You are cordially invited to attend a special meeting of shareholders of Pacific Premier, to be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, the Pacific Premier shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger. Independence Bank will also hold a special meeting of shareholders to consider the proposed merger agreement and related matters. Pacific Premier, Pacific Premier Bank and Independence Bank cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which Pacific Premier's board of directors is providing to solicit your proxy to vote for the approval of the issuance of share of Pacific Premier common stock in connection with the merger.

           If the required stockholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Independence Bank common stock will be cancelled and converted into the right to receive $13.75 in cash, without interest, which we refer to as the per share cash consideration, or 0.9259 shares of Pacific Premier common stock, which we refer to as the per share stock consideration. The stock portion of the merger consideration will be subject to possible adjustment prior to the closing of the merger.

           Independence Bank shareholders will have the opportunity to elect to receive all cash, all stock, or a combination of cash and stock for all shares of Independence Bank common stock held by them, subject to allocation procedures which are intended to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock and 10% of the aggregate merger consideration is paid in cash. Cash will be paid in lieu of any fractional share interest. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier in connection with the merger, which consists of the per share cash consideration and the per share stock consideration to be received by the Independence Bank shareholders, plus the consideration to be paid to holders of stock options and warrants to purchase shares of Independence Bank common stock.

           The stock portion of the merger consideration is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 10 trading day period ending on the fifth business day prior to the effective time of the merger, which we refer to as the Pacific Premier average share price. The per share stock consideration of 0.9259 shares of Pacific Premier common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $16.335 and (ii) upward adjustment if the Pacific Premier average share price is less than $13.365. If the Pacific Premier average share price is equal to or greater than $13.365 but less than or equal to $16.335, then no adjustment will be made to the per share stock consideration.

           The implied value of the per share stock consideration to be paid to Independence Bank shareholders is based on the exchange ratio of 0.9259 shares of Pacific Premier common stock for one share of Independence Bank common stock. The implied value on December 10, 2014 was $14.99, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the stock portion of the merger consideration will fluctuate based on both the market price of Pacific Premier common stock and the fact that the exchange ratio may be subject to upward or downward adjustment, as discussed in the paragraph above and in more detail in the accompanying joint proxy statement/prospectus. Consequently, the value of the stock portion of the merger consideration will not be known at the time you vote on the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock.

           Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, D.A. Davidson & Co., our board of directors believes that the issuance of shares of Pacific Premier common stock in connection with the merger is fair to the Pacific Premier shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the issuance of shares of Pacific Premier common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the Pacific Premier special meeting, the merger and the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. In addition to being a proxy statement of Pacific Premier, this document is the proxy statement for the solicitation of proxies from Independence Bank shareholders to vote to approve the merger agreement and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to the Independence Bank shareholders in connection with the merger.

           We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 33, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

           Your vote is very important. The merger cannot be completed unless the holders of a majority of the shares for which votes are cast at the Pacific Premier special meeting vote in favor of approval of the issuance of shares of Pacific Premier common stock in connection with the merger. Whether or not you plan to attend the Pacific Premier special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

           We appreciate your continuing loyalty and support, and we look forward to seeing you at the Pacific Premier special meeting.

Sincerely,
Steven R. Gardner President and Chief Executive Officer

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

           This joint proxy statement/prospectus is dated December 11, 2014 and is being first mailed to shareholders of Pacific Premier and Independence Bank on or about December 16, 2014

4525 MacArthur Blvd.
Newport Beach, California 92660

Dear Independence Bank Shareholders:

        On October 21, 2014, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Independence Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Independence Bank will be merged with and into Pacific Premier Bank, a wholly owned subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity, which we refer to as the merger.

        You are cordially invited to attend a special meeting of shareholders of Independence Bank, to be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 4525 MacArthur Blvd., Newport Beach, California 92660. At the Independence Bank special meeting, the Independence Bank shareholders will be asked to consider and vote upon a proposal to approve the proposed merger agreement and related matters. Pacific Premier will hold a special meeting of shareholders to consider the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. Pacific Premier, Pacific Premier Bank and Independence Bank cannot complete the proposed merger unless Independence Bank's shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which Independence Bank's board of directors is providing to solicit your proxy to vote for approval of the merger agreement.

        If the merger agreement is approved and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Independence Bank common stock will be cancelled and converted into the right to receive $13.75 in cash, without interest, which we refer to as the per share cash consideration, or 0.9259 shares of Pacific Premier common stock, which we refer to as the per share stock consideration. The stock portion of the merger consideration will be subject to possible adjustment prior to the closing of the merger.

        Independence Bank shareholders will have the opportunity to elect to receive all cash, all stock, or a combination of cash and stock for all shares of Independence Bank common stock held by them, subject to allocation procedures which are intended to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock and 10% of the aggregate merger consideration is paid in cash. Cash will be paid in lieu of any fractional share interest.

        The stock portion of the merger consideration is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 10 trading day period ending on the fifth business day prior to the effective time of the merger, which we refer to as the Pacific Premier average share price. The per share stock consideration of 0.9259 shares of Pacific Premier common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $16.335 and (ii) upward adjustment if the Pacific Premier Average share price is less than $13.365. If the Pacific Premier Average Share Price is equal to or greater than $13.365 but less than or equal to $16.335, then no adjustment will be made to the per share stock consideration. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier in connection with the merger, which consists of the per share cash consideration and the per share stock consideration to be received by the Independence Bank shareholders, plus the consideration to be paid to holders of stock options and warrants to purchase shares of Independence Bank common stock.

        The implied value of the per share stock consideration to be paid to Independence Bank shareholders is based on the exchange ratio of 0.9259 shares of Pacific Premier common stock for one share of Independence Bank common stock. The implied value on December 10, 2014 was $14.99, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the stock portion of the merger consideration will fluctuate based on both the market price of Pacific Premier common stock and the fact that the exchange ratio may be subject to upward or downward adjustment, as discussed in the paragraph above and in more detail in the accompanying joint proxy statement/prospectus. Consequently, the value of the stock portion of the merger consideration will not be known at the time you vote on the merger agreement. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. Independence Bank's common stock is traded on the OTCQB under the symbol "IDPK." You should obtain current market quotations for the Independence Bank common stock.

        Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger is fair to the Independence Bank shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement. The accompanying joint proxy statement/prospectus gives you detailed information about the Independence Bank special meeting, the merger, the merger agreement and related matters. In addition to being a proxy statement of Independence Bank, this document is the proxy statement for the solicitation of proxies from Pacific Premier shareholders to vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and is the prospectus of Pacific Premier for the shares of Pacific Premier common stock that will be issued to the Independence Bank shareholders in connection with the merger.

        We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 33, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

        Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Independence Bank common stock vote in favor of approval of the merger agreement at the Independence Bank special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

        We appreciate your continuing loyalty and support, and we look forward to seeing you at the Independence Bank special meeting.

Sincerely,
/s/ CHARLES W. THOMAS Charles W. Thomas President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated December 11, 2014 and is being first mailed to shareholders of Pacific Premier and Independence Bank on or about December 16, 2014

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 23, 2015

To the shareholders of Pacific Premier Bancorp, Inc.:

        We will hold a special meeting of shareholders of Pacific Premier Bancorp, Inc., or Pacific Premier, to be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, for the following purposes:

  1.
  Approval of the Issuance of Shares of Pacific Premier Common Stock. To consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Independence Bank pursuant to the Agreement and Plan of Reorganization, dated as of October 21, 2014, among Pacific Premier, Pacific Premier Bank and Independence Bank, referred to in this notice as the merger agreement, pursuant to which Independence Bank will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment. To consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting.

        We have fixed the close of business on December 10, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Pacific Premier special meeting. Only holders of Pacific Premier common stock of record at the close of business on that date will be entitled to notice of and to vote at the Pacific Premier special meeting or any adjournment or postponement of the special meeting.

        The Pacific Premier board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Pacific Premier and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the issuance of shares of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock merger.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's President and Chief Executive Officer, at (949) 864-8000, or Kent J. Smith, Pacific Premier's Executive Vice President, Secretary and Chief Financial Officer, at (949) 864-8000.

        Your vote is very important.    Whether or not you plan to attend the Pacific Premier special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
Steven R. Gardner President and Chief Executive Officer

Irvine, California
December 11, 2014

INDEPENDENCE BANK

4525 MacArthur Blvd.
Newport Beach, California 92660

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on January 23, 2015

To the shareholders of Independence Bank:

        We will hold a special meeting of shareholders of Independence Bank, to be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 4525 MacArthur Blvd., Newport Beach, California 92660, for the following purposes:

  1.
  Approval of the Merger Agreement.    To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 21, 2014, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Independence Bank, referred to in this notice as the merger agreement, pursuant to which Independence Bank will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the Independence Bank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Independence Bank special meeting to approve the merger agreement.

        No other business may be conducted at the special meeting.

        We have fixed the close of business on December 10, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Independence Bank special meeting. Only holders of Independence Bank common stock of record at the close of business on that date will be entitled to notice of and to vote at the Independence Bank special meeting or any adjournment or postponement of the special meeting.

        The Independence Bank board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on Independence Bank's reasons for the merger described in the attached joint proxy statement/prospectus, the Independence Bank board of directors has determined that the merger is in the best interests of Independence Bank and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the Independence Bank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Independence Bank special meeting to approve the merger agreement.

        Holders of Independence Bank common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. A copy of the provisions of the California General Corporation Law, which govern dissenters' rights, is attached as Appendix D to the accompanying joint proxy statement/prospectus.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Independence Bank common stock, please contact Charles W. Thomas, Independence Bank's President and Chief Executive Officer, at (949) 266-6000, or Maria Arakaki, Independence Bank's Executive Vice President, Secretary, Chief Operating Officer and Chief Financial Officer, at (949) 266-6013.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope.

By Order of the Board of Directors

/s/ CHARLES W. THOMAS Charles W. Thomas President and Chief Executive Officer

Newport Beach, California
December 11, 2014

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Pacific Premier from documents that are not included in or delivered with this document. Pacific Premier shareholders and Independence Bank shareholders can obtain these documents through the Securities and Exchange Commission, or the Commission, website at http://www.sec.gov, or by requesting them in writing or by telephone from Pacific Premier Bancorp, Inc. as follows:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614
Attention: Kent J. Smith
Telephone: (949) 864-8000

        If any Pacific Premier shareholder or Independence Bank shareholder would like to request documents, please do so by Thursday, January 16, 2015 in order to receive them before the Pacific Premier special meeting or the Independence Bank special meeting, as the case may be.

 PACIFIC PREMIER SHAREHOLDERS

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the Pacific Premier special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Pacific Premier proxy solicitation, you may contact Steven Gardner, Pacific Premier's President and Chief Executive Officer or Kent J. Smith, Pacific Premier's Executive Vice President, Chief Operating Officer, Secretary, and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

INDEPENDENCE BANK SHAREHOLDERS

        If you are an Independence Bank shareholder and have questions about the merger, the merger agreement or the Independence Bank special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Independence Bank proxy solicitation, you may contact Charles W. Thomas, Independence Bank's President and Chief Executive Officer or Maria Arakaki, Independence Bank's Executive Vice President, Secretary, Chief Operating Officer and Chief Financial Officer, at the following address:

Independence Bank
4525 MacArthur Blvd.
Newport Beach, California 92660

or at the following respective telephone numbers:

Charles W. Thomas at (949) 266-6000
Maria Arakaki at (949) 266-6013

        Independence Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting

i

requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the Commission.

        For additional information, please see "Where You Can Find More Information" beginning on page 170.

v

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are some questions that you may have regarding the merger and the special meetings, and brief answers to those questions. Pacific Premier and Independence Bank advise you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings of Pacific Premier and Independence Bank. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 170.

Q:    What am I being asked to vote on?

A:
Each of Pacific Premier, Pacific Premier Bank and Independence Bank has entered into an agreement and plan of reorganization, which we refer to as the merger agreement, pursuant to which Pacific Premier would acquire Independence Bank. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, Independence Bank will be merged with and into Pacific Premier Bank, a wholly owned subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

  If you are a Pacific Premier shareholder, you are being asked to approve the issuance of shares of common stock of Pacific Premier, or Pacific Premier common stock, to be issued in connection with the merger. If you are an Independence Bank shareholder, you are being asked to vote to approve the merger agreement. As a result of the merger, Independence Bank will cease to exist and Independence Bank shareholders will exchange their shares of common stock of Independence Bank, or Independence Bank common stock, for the merger consideration, which is comprised of (i) 0.9259 shares of Pacific Premier common stock, or (ii) $13.75 in cash, without interest. The stock portion of the merger consideration is subject to adjustment prior to the consummation of the merger, as further described in "The Merger—The Merger Consideration" beginning on page 82.

  Each of the Pacific Premier and Independence Bank shareholders is also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting of their respective shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of either or both special meetings to approve the matters being presented at such special meetings.

  The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and Independence Bank shareholders approve the merger agreement. At each of the shareholders' meetings, Pacific Premier and Independence Bank shareholders will vote on the proposals necessary to complete the merger. Information about these shareholders' meetings, the merger agreement and the merger and the other business to be considered by shareholders at each of the shareholders' meetings is contained in this document.

  This document constitutes both a joint proxy statement of Pacific Premier and Independence Bank and a prospectus of Pacific Premier. It is a joint proxy statement because each of the boards of directors of Pacific Premier and Independence Bank is soliciting proxies using this document from their respective shareholders. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for outstanding shares of Independence Bank common stock in the merger.

Q.    Can Independence Bank shareholders elect the type of merger consideration that they will receive in the merger?

A.
Yes.    Subject to the allocation procedures described in this joint proxy statement/prospectus which are intended to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock and 10% is paid in cash, each Independence Bank shareholder may elect to receive one of the following options in exchange for such shareholder's Independence Bank common stock:

•
all cash;

•
all Pacific Premier common stock; or

•
a portion in cash and a portion in Pacific Premier common stock in amounts you select.

  Whether an Independence Bank shareholder receives the consideration that shareholder has selected will depend upon the election made by the shareholder and the effect, if any, of the allocation procedures that are discussed in this joint proxy statement/prospectus. For additional information about the allocation procedures, see "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86.

Q.    How do Independence Bank shareholders elect to receive cash, shares of Pacific Premier common stock or a combination of cash and stock for shares of Independence Bank common stock?

A.
A form for making an election will be sent to each Independence Bank shareholder no later than the date that this joint proxy statement/prospectus is mailed to holders of record of Independence Bank common stock. Each Independence Bank shareholder should complete the election form indicating the form of merger consideration they would like to receive, whether all cash, all Pacific Premier common stock, or a combination of cash and stock in amounts determined by each Independence Bank shareholder, subject to the allocation procedures. For additional information about the allocation procedures, see "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86.

  For Independence Bank shareholder elections to be effective, an election form must be sent to and received by American Stock Transfer & Trust Company, the exchange agent, on or before 5:00 p.m., Pacific Time, on January 22, 2015. The election form should not be sent with your proxy card. Instead, Independence Bank shareholders should use the separate envelope specifically provided for the election form and your stock certificates. If an Independence Bank shareholder does not timely return his or her election form and make a timely election for the type of merger consideration he or she would like to receive, such Independence Bank shareholder will be allocated Pacific Premier common stock and/or cash depending on the elections made by other Independence Bank shareholders. For additional information about the allocation procedures, see "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86.

Q:    Will Independence Bank shareholders receive the form of consideration each Independence Bank shareholder elects to receive?

A:
Not necessarily. The allocation procedures described in this joint proxy statement/prospectus beginning on page 86 and set forth in the merger agreement are intended to ensure that 90% of the value of the aggregate merger consideration paid by Pacific Premier to holders of Independence Bank common stock will be Pacific Premier common stock, and 10% of the aggregate consideration will be paid in cash. While Independence Bank shareholders will have the opportunity to elect all cash, all Pacific Premier common stock or a portion in cash and a portion in Pacific Premier common stock, there is no assurance that Independence Bank shareholders will receive the form of consideration they elect with respect to the Independence Bank common stock

  Independence Bank shareholders hold. If there is an oversubscription for either cash or Pacific Premier common stock, then Pacific Premier will cause the exchange agent to allocate the aggregate consideration to be received by Independence Bank shareholders according to the procedures set forth in this document such that 10% of the aggregate merger consideration is paid in cash and 90% of the value of the aggregate merger consideration is paid in Pacific Premier common stock.

Q:    Will Independence Bank shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes.    The Pacific Premier common stock issued in the merger to Independence Bank shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:    Why is my vote important?

A:
The merger agreement must be approved by the holders of a majority of the outstanding shares of Independence Bank common stock. The issuance of the Pacific Premier common stock in connection with the merger must be approved by the holders of Pacific Premier common stock constituting at least of a majority of the shares for which votes are cast at the Pacific Premier special meeting. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and Independence Bank shareholders approve the merger agreement. The Pacific Premier shareholders will vote on the applicable proposals necessary to complete the merger at the Pacific Premier special meeting and the Independence Bank shareholders will vote on the applicable proposals necessary to complete the merger at the Independence Bank special meeting. Information about the Pacific Premier special meeting and the Independence Bank special meeting, the merger and the other business to be considered by shareholders at each of the special meetings is contained in this document.

  If you are an Independence Bank shareholder and you do not vote, it will have the same effect as a vote against the merger agreement. Holders of 636,566 shares of Independence Bank common stock, representing approximately 13.2% of the outstanding shares of Independence Bank common stock, have signed shareholder agreements with Pacific Premier agreeing to vote in favor of the merger agreement.

Q:    Why must the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in connection with the merger?

A:
The Pacific Premier shareholders are required to approve the issuance of shares of the Pacific Premier common stock, which is estimated to equate to approximately 20.54% of Pacific Premier's issued and outstanding shares of common stock, in connection with the merger because Pacific Premier is listed on the NASDAQ Global Select Market and is subject to the NASDAQ Global Select Market listing rules. Because Pacific Premier will likely issue in excess of 20% of its outstanding shares of common stock to the Independence Bank shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Pacific Premier are required to approve the issuance of shares of the Pacific Premier common stock in connection with the merger. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in the merger.

Q:    What do each of the Pacific Premier and the Independence Bank boards of directors recommend?

A:
The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the issuance of Pacific Premier common stock in connection with the merger.

  The Independence Bank board of directors unanimously recommends that Independence Bank shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Q:    Will I have dissenters' rights in connection with the merger?

A:
Only holders of Independence Bank common stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. Please read the section entitled "The Merger—Dissenters' Rights" beginning on page 112 and the sections of California law, which are set forth in Appendix D to this proxy statement/prospectus.

  Pacific Premier has the option to terminate the merger agreement if dissenters' rights are perfected and exercised with respect to ten percent (10%) or more of the outstanding shares of Independence Bank common stock. Please see "The Merger—Conditions to the Merger" beginning on page 89.

Q:    Are there any risks I should consider in deciding whether I vote for the merger agreement?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page 33, are a number of risk factors that each of the shareholders of Pacific Premier and Independence Bank should consider carefully.

Q:    When do Pacific Premier and Independence Bank expect to complete the merger?

A:
The parties expect to complete the merger in the first quarter of 2015. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, Independence Bank shareholders must approve the merger agreement at the Independence Bank special meeting, Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in connection with the merger at the Pacific Premier special meeting and bank regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:    When and where is the Pacific Premier special meeting?

A:
The Pacific Premier special meeting will be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Q:    Who is entitled to vote at the Pacific Premier special meeting?

A:
The holders of record of Pacific Premier common stock at the close of business on December 10, 2014, which is the date Pacific Premier's board of directors has fixed as the record date for the special meeting, are entitled to vote at the Pacific Premier special meeting.

Q:    When and where is the Independence Bank special meeting?

A:
The Independence Bank special meeting will be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 4525 MacArthur Blvd., Newport Beach, California 92660.

Q:    Who is entitled to vote at the Independence Bank special meeting?

A:
The holders of record of Independence Bank common stock at the close of business on December 10, 2014, which is the date Independence Bank's board of directors has fixed as the record date for the Independence Bank special meeting, are entitled to vote at the Independence Bank special meeting.

Q:    What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares of Independence Bank common stock or Pacific Premier common stock, as the case may be, to be voted. Then sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.

Q:    If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:    What if I abstain from voting or fail to instruct my broker?

A:
If you are a holder of Independence Bank common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-vote will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger agreement.

  Abstentions and broker non-votes of shares of Independence Bank common stock will not have any effect on the proposal of the Independence Bank board of directors to adjourn the special meeting, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal of the Independence Bank board of directors to adjourn the Independence Bank special meeting.

  Abstentions and broker non-votes of shares of Pacific Premier common stock will not have any effect on the approval of the issuance of Pacific Premier common stock in connection with the merger or the adjournment of the Pacific Premier special meeting.

Q.    What happens if I am an Independence Bank shareholder, and I fail to instruct my broker to complete the election form?

A.
If an Independence Bank shareholder fails to instruct his or her broker or other nominee on which election to make, such Independence Bank shareholder will be treated as if he or she did not make an election with respect to the merger consideration to be received by such Independence

  Bank shareholder in exchange for his or her shares of Independence Bank common stock. Such shares will be treated as no-election shares and will be subject to the allocation procedures described in this joint proxy statement/prospectus. For additional information about the allocation procedures, see "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All Pacific Premier shareholders are invited to attend the Pacific Premier special meeting. Likewise, all Independence Bank shareholders are invited to attend the Independence Bank special meeting. Shareholders of record can vote in person at their respective special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:    Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Pacific Premier special meeting or the Independence Bank special meeting. You may do so in one of the following ways:

•
if you are an Independence Bank shareholder, by delivering to Independence Bank prior to the Independence Bank special meeting a written notice of revocation addressed to Maria Arakaki, Independence Bank's Executive Vice President, Secretary, Chief Operating Officer and Chief Financial Officer, Independence Bank, 4525 MacArthur Blvd., Newport Beach, California 92660;

•
if you are a Pacific Premier shareholder, by delivering to Pacific Premier prior to the Pacific Premier special meeting, as the case may be, a written notice of revocation addressed to Kent J. Smith, Executive Vice President, Secretary and Chief Financial Officer, Pacific Premier, 17901 Von Karman Ave., Suite 1200, Irvine, California 92614;

•
completing, signing and returning a new proxy card with a later date before the date of the applicable special meeting, and any earlier proxy will be revoked automatically; or

•
attending the Pacific Premier special meeting or the Independence Bank special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting or the Independence Bank special meeting, as the case may be, without voting will not revoke his or her proxy.

  If you have instructed a broker or other nominee to vote your shares of either Independence Bank or Pacific Premier common stock, you must follow directions received from the broker or other nominee to change such vote.

Q:    Will Independence Bank be required to submit the merger agreement to its shareholders even if the Independence Bank board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Independence Bank special meeting, Independence Bank is required to submit the merger agreement to its shareholders even if the Independence Bank board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:    What is the procedure for sending in Independence Bank stock certificates?

A:
Independence Bank shareholders will be receiving a letter of transmittal with their election form that will provide instructions for Independence Bank shareholders to surrender their Independence Bank common stock certificates in exchange for the merger consideration. The letter of transmittal will be sent to you at approximately the same time that you will be sent this joint proxy statement/prospectus. Independence Bank shareholders should follow the instructions in the letter of transmittal for how to deliver their Independence Bank common stock certificates in exchange for the merger consideration. The Independence Bank common stock certificates should not be sent with your proxy card. Instead, use the separate envelope specifically provided with the letter of transmittal for returning the Independence Bank stock certificates and the election form.

Q:    Who should I call with questions?

A:
If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Independence Bank common stock, please contact Charles W. Thomas, Independence Bank's President and Chief Executive Officer, at (949) 266-6000, or Maria Arakaki, Independence Bank's Executive Vice President, Secretary, Chief Operating Officer and Chief Financial Officer, at (949) 266-6013.

  If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's President and Chief Executive Officer, at (949) 864-8000, or Kent J. Smith, Pacific Premier's Executive Vice President, Secretary and Chief Financial Officer, at (949) 864-8000.

 SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Pacific Premier and the shareholders of Independence Bank. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. . See "Where You Can Find More Information" beginning on page 170. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this joint proxy statement/prospectus, "Pacific Premier" refers to Pacific Premier Bancorp, Inc. Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Reorganization, dated as of October 21, 2014, among Pacific Premier, Pacific Premier Bank and Independence Bank, is referred to as the "merger agreement." The merger of Independence Bank with and into Pacific Premier Bank is referred to as the "merger."

 Parties to the Proposed Merger (Page 49)

        Pacific Premier Bancorp, Inc.    Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals and consumers in its primary market area of Southern California through 13 locations in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Irvine, Newport Beach, Palm Springs, Palm Desert, Encinitas, Point Lorna, San Diego and Seal Beach, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit and loan products and services for both businesses and consumer customers.

        As of September 30, 2014, Pacific Premier had, on a consolidated basis, total assets of $2.0 billion, total stockholders' equity of $197.9 million and total deposits of $1.5 billion. At September 30, 2014, Pacific Premier had real estate loans and business loans collateralized by real estate totaling 72.25% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Recent Developments Involving Pacific Premier

        On August 29, 2014, Pacific Premier completed the issuance of $60 million in aggregate principal amount of 5.75% Subordinated Notes Due 2024 (the "Notes") in a private placement transaction to institutional accredited investors. The Notes bear interest at an annual fixed rate of 5.75%, with the first interest payment on the Notes occurring on March 3, 2015, and interest will be paid semiannually each March 3 and September 3 until September 3, 2024. The net proceeds of the offering were approximately $59 million and are being used for general corporate purposes, including, but not limited to, contribution of capital to Pacific Premier Bank and to support both organic growth as well as opportunistic acquisitions, should appropriate opportunities arise. The Notes are being treated as Tier 2 capital for regulatory capital purposes, subject to applicable limitations. In anticipation of a subordinated debt offering, Pacific Premier obtained ratings from Kroll Bond Rating Agency ("KBRA"). KBRA has assigned investment grade ratings of BBB+ and BBB for Pacific Premier's senior secured debt and subordinated debt, respectively, and a senior deposit rating of A- for Pacific Premier Bank.

        Independence Bank.    Independence Bank is a California-chartered commercial bank that was founded in 2004. Independence Bank operates six full-service banking offices located in Orange and Riverside Counties, California. Independence Bank's regional offices are located in Newport Beach,

San Juan Capistrano, Fountain Valley, Tustin, Riverside and Corona, California. As of September 30, 2014, Independence Bank had total assets of $426.2 million, total stockholders' equity of $48.3 million and total deposits of $357.6 million.

        Independence Bank's principal executive offices are located at 4525 MacArthur Blvd., Newport Beach, California 92660 and its telephone number is (949) 266-6000.

The Merger (Page 49)

        The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Independence Bank will be acquired by Pacific Premier whereby Independence Bank will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. The parties expect to complete the merger in the first quarter of 2015.

Pacific Premier's Reasons for Merger and Factors Considered by Pacific Premier's Board of Directors (Page 51)

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its strategic plan. The acquisition of Independence Bank is consistent with this strategy. Pacific Premier believes that the acquisition of Independence Bank will (i) create opportunities for the bank to provide products and services to the Independence Bank customers, (ii) strengthen Pacific Premier Bank's deposit base with low cost core deposits and (iii) solidify its brand within its existing footprint between Orange County and the broader Coachella Valley.

        Based on Pacific Premier's reasons for the merger described in this joint proxy statement/prospectus, including the fairness opinion of D.A. Davidson & Co., or Davidson, an independent investment banking firm, the Pacific Premier board of directors believes that the merger is fair to Pacific Premier's shareholders and in their best interests, and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Pacific Premier's board of directors in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 51.

Independence Bank's Reasons for Merger and Factors Considered by Independence Bank's Board of Directors (Page 53)

        Based on Independence Bank's reasons for the merger described in this joint proxy statement/prospectus, the Independence Bank board of directors believes that the merger is fair to Independence Bank shareholders and in their best interests, and unanimously recommends that Independence Bank shareholders vote "FOR" approval of the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Independence Bank's board of directors in approving the merger agreement, see "The Merger—Independence Bank's Reasons for the Merger" beginning on page 53.

Pacific Premier's Financial Advisor Believes that the Merger Consideration payable by Pacific Premier to Independence Bank shareholders in the Merger is Fair, From a Financial Point of View, to Pacific Premier (Page 55)

        Davidson delivered its written opinion to Pacific Premier's board of directors that, as of October 20, 2014, and based upon and subject to assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken set forth in its opinion, the merger consideration to be paid by Pacific Premier to Independence Bank shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Pacific Premier.

        The full text of the written opinion of Davidson, dated October 20, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix B to this joint proxy statement/prospectus. Pacific Premier's shareholders should read the opinion in its entirety. Davidson provided its opinion for the information and assistance of Pacific Premier's board of directors in connection with its consideration of the transaction. The Davidson opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of Pacific Premier common stock should vote on matters to be considered at the Pacific Premier special meeting.

Independence Bank's Financial Advisor Provided a Fairness Opinion to Independence Bank's Board of Directors in connection with the Merger (Page 69)

        In connection with the merger, Independence Bank's financial advisor, Keefe, Bruyette & Woods, Inc. ("KBW"), delivered a written opinion, dated October 20, 2014, to the Independence Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Independence Bank common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Independence Bank board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Independence Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the Independence Bank board in connection with the merger, and it does not constitute a recommendation to any holder of Independence Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Independence Bank common stock, what election any such shareholder should make with respect to the per share stock consideration or the per share cash consideration).

Independence Bank Shareholders Will Receive Cash or Shares of Pacific Premier Common Stock for Each Share of Independence Bank Common Stock Exchanged in the Merger (Page 82)

        At the effective time of the merger, each outstanding share of Independence Bank common stock (subject to certain exceptions) will, by virtue of the merger and without any action on the part of an Independence Bank shareholder, be converted into the right to receive, subject to possible adjustment as discussed below, (i) $13.75 in cash, without interest, or the per share cash consideration, or (ii) 0.9259 shares of Pacific Premier common stock, subject to upward or downward adjustment based on changes in the stock price of Pacific Premier common stock as described below, or the per share stock consideration. Cash will be paid in lieu of any fractional share interest.

        Independence Bank shareholders will have the opportunity to elect the form of consideration to be received for all shares of Independence Bank common stock held by them, whether all stock, all cash or a combination of stock and cash, subject to the allocation procedures provided for in the merger agreement, which are intended to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock, and 10% of the aggregate merger consideration is paid in cash.

Per Share Cash Consideration.

        The cash portion of the aggregate merger consideration is not subject to adjustment. Based on the allocation procedures which will provide for 10% of the aggregate merger consideration to be paid in cash, the cash portion of the aggregate merger consideration would be approximately $7.2 million, or $13.75 for each share of Independence Bank common stock.

Per Share Stock Consideration and Possible Adjustment.

        The per share stock consideration of 0.9259 shares of Pacific Premier common stock is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 10 trading day period ending on the fifth business day prior to the effective time of the merger, or the Pacific Premier average share price. If the Pacific Premier average share price is greater than $16.335, then the per share stock consideration will be adjusted downward to equal (i) $15.125 divided by (ii) the Pacific Premier average share price, rounded to the nearest ten-thousandth. If the Pacific Premier average share price is less than $13.365, then the per share stock consideration will be adjusted upward to equal (x) $12.375 divided by (y) the Pacific Premier average share price, rounded to the nearest ten-thousandth. The thresholds for the Pacific Premier average share price identified above of $16.335 and $13.365 were based on a 10% increase and decrease, respectively, from a share price of Pacific Premier common stock of $14.85. Assuming a closing date of December 10, 2014, which is the date immediately prior to the date of filing of this joint proxy statement/prospectus, the Pacific Premier average share price would be calculated to be $16.07, and therefore no adjustment would occur to the per share stock consideration. To the extent that no adjustment to the per share stock consideration occurs and based on the allocation procedures, which provide that 90% of the value of the aggregate merger consideration will be paid in shares of Pacific Premier common stock, the stock portion of the aggregate merger consideration would amount to approximately $70.7 million, based on a $16.19 closing price of Pacific Premier's common stock on December 10, 2014 and will result in 4,365,843 shares of Pacific Premier common stock being issued.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier in connection with the merger to the Independence Bank shareholders, the holders of stock options to purchase shares of Independence Bank's common stock and the holders of warrants to purchase shares of Independence Bank's common stock is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. In this joint proxy statement/prospectus, we refer to each stock option to purchase shares of Independence Bank's common stock as an Independence Bank option and each warrant to purchase shares of Independence Bank's common stock as an Independence Bank warrant. Under the terms of the merger agreement, 10% of the aggregate merger consideration is to be paid in cash and 90% of the value of the aggregate merger consideration is to be paid in shares of Pacific Premier common stock.

        Upon completion of the merger and based on a $16.19 closing price of Pacific Premier's common stock on December 10, 2014, approximately $77.9 million of aggregate merger consideration will be payable to the Independence Bank shareholders, the holders of Independence Bank options and the holders of Independence Bank warrants. For Independence Bank shareholders, this implies an aggregate consideration of $14.99 per common share, assuming a 100% stock election or cash and stock consideration of $14.96 per common share. The foregoing sentence assumes (i) that the holders of Independence Bank options and the holders of Independence Bank warrants will receive 100% cash consideration in connection with the cancellation of their respective Independence Bank options and Independence Bank warrants based on a $13.75 price per share and that there are 672,250 Independence Bank options outstanding at the closing with a weighted average exercise price of $7.75 per share and 206,975 Independence Bank warrants outstanding at the closing with a weighted average exercise price of $5.50 per share, (ii) there are 4,821,628 shares of Independence Bank common stock outstanding at the closing, (iii) the Independence Bank shareholders will receive the remaining amount of aggregate per share cash consideration after deducting the cash paid to the holders of Independence Bank options and the holders of Independence Bank warrants, at an amount of $13.75 per common share, and (iv) the Independence Bank shareholders will receive an aggregate of 4,365,843 shares of Pacific Premier common stock after applying the exchange ratio of 0.9259 to Independence Bank shareholders receiving stock consideration and that there is no adjustment to the per share stock consideration.

Merger Consideration Example.

        The following table illustrates what the exchange ratio, the related per share stock consideration, the per share cash consideration and the aggregate stock, aggregate cash and aggregate merger consideration values would be depending upon changes to the Pacific Premier average share price, ranging from 21% above $14.73 per share, which was the closing price per share of Pacific Premier's common stock on October 21, 2014, the date prior to announcement of entry into the merger agreement by the parties, to 19% below $14.73 per share. The table also illustrates the values which would result to the extent that the Pacific Premier average share price reached the cap or collar price of $16.335 or $13.365, respectively, which would constitute an 11% increase and 9% decrease, respectively, from a share price of Pacific Premier common stock of $14.73. The following table assumes there are 4,821,628 shares of Independence Bank common stock outstanding as of the closing date. The table reflects that the aggregate merger consideration paid will consist of 10% cash and 90% shares of Pacific Premier common stock and that the per share cash consideration is $13.75. As described below under "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86, regardless of whether an Independence Bank shareholder makes an all-cash election or an all-stock election, that Independence Bank shareholder may nevertheless receive a mix of cash and shares of Pacific Premier common stock as merger consideration. The table does not reflect the fact that cash will be paid instead of fractional shares.

Pacific Premier Average Share Price	Percentage Change from Pacific Premier Average Share Price as of October 21, 2014	Exchange Ratio(1)	Value of Pacific Premier Common Stock Received Per Share of Independence Bank Common Stock	Cash Value Received Per Share of Independence Bank Common Stock	Number of shares of Pacific Premier Common Stock Issued	Aggregate Stock Value Based on Closing Average Price(3)	Aggregate Cash Value(2)	Aggregate Value of Merger Consideration(2)(3)
$17.820	21%	0.8488	$15.125	$13.750	4,002,298	$71,316,048	$7,203,843	$78,519,890
$17.078	16%	0.8857	$15.125	$13.750	4,176,290	$71,316,048	$7,203,843	$78,519,890
$16.335	11%	0.9259	$15.125	$13.750	4,365,843	$71,316,048	$7,203,843	$78,519,890
$15.593	6%	0.9259	$14.437	$13.750	4,365,843	$68,074,409	$7,203,843	$75,278,252
$14.730	0%	0.9259	$13.639	$13.750	4,365,843	$64,308,869	$7,203,843	$71,512,712
$14.108	-4%	0.9259	$13.062	$13.750	4,365,843	$61,591,132	$7,203,843	$68,794,975
$13.365	-9%	0.9259	$12.375	$13.750	4,365,843	$58,349,493	$7,203,843	$65,553,336
$12.623	-14%	0.9804	$12.375	$13.750	4,622,824	$58,349,493	$7,203,843	$65,553,336
$11.880	-19%	1.0417	$12.375	$13.750	4,911,868	$58,349,493	$7,203,843	$65,553,336

(1)
Exchange ratio has been rounded to the nearest ten-thousandth.

(2)
Includes $5,741,044, which is the aggregate cash amount payable to holders of outstanding options and warrants to acquire shares of Independence Bank common stock.

(3)
Reflects the maximum value for Pacific Premier common stock to the extent that average share price is greater than $16.335 and the minimum value for Pacific Premier common stock to the extent the Pacific Premier average share price is less than $13.365.

        The implied value of the per share stock consideration based on the exchange ratio continuing to be 0.9259 shares of Pacific Premier common stock for one share of Independence Bank common stock on December 10, 2014 was $14.99, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the stock portion of the aggregate merger consideration will (i) fluctuate based on the market price of Pacific Premier common stock and such value on the closing date of the merger and (ii) be subject to upward or downward adjustment if the Pacific Premier average share price is either less than $13.365 or greater than $16.335, and therefore, the value of the stock portion of the merger consideration will not be known at the time the Independence Bank shareholders vote on the merger agreement or elect the form of merger consideration the Independence Bank shareholders would like to receive or at the time the Pacific Premier shareholders vote on the issuance of the Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." Shareholders or Independence Bank and Pacific Premier should obtain current market quotations for the Pacific Premier common stock.

        Upon completion of the merger, and based on 4,821,628 shares of Independence Bank common stock outstanding as of the date of this joint proxy statement/prospectus and assuming there is no adjustment to the per share stock consideration, Independence Bank shareholders are expected to receive 4,365,843 shares of Pacific Premier common stock. Following the completion of the merger, and based on 16,894,216 shares of Pacific Premier common stock outstanding as of December 10, 2014, the former Independence Bank shareholders will own approximately 20.5% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 79.5% of the outstanding shares of Pacific Premier common stock.

        The examples above are illustrative only and are based on the assumptions indicated. The value of the stock portion of the merger consideration that an Independence Bank shareholder actually receives will be based on the actual Pacific Premier average share price calculated prior to completion of the merger. The actual Pacific Premier average share price may be outside the range of the amounts set forth above, and as a result, the actual value of the stock portion of the merger consideration per share of Independence Bank common stock may not be shown in the above table.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Independence Bank common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by $13.75, which amount reflects per share cash consideration, rounded to the nearest whole cent.

What Will Happen to Outstanding Independence Bank Stock Options (Page 87)

        Pursuant to the terms of the merger agreement, each Independence Bank option that is outstanding and unexercised will be cancelled in accordance with the Independence Bank 2014 Stock Option Plan and the Independence Bank 2004 Stock Option Plan, as the case may be, referred to in this joint proxy statement/prospectus as the Independence Bank Stock Option Plans, upon the closing of the merger and each holder of such Independence Bank option will be entitled to receive from Pacific Premier, as soon as reasonably practicable after the effective time of the merger, but in no event later than three (3) days after such effective time, a single lump sum cash payment equal to the product of (i) the aggregate number of shares of Independence Bank common stock subject to such Independence Bank option immediately prior to the closing of the merger, and (ii) the excess, if any, of the per share cash consideration over the exercise price per share of such Independence Bank option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Independence Bank option is equal to or greater than the per share cash consideration, such Independence Bank option will be canceled without any cash payment being made in respect thereof.

What Will Happen to Outstanding Independence Bank Warrants (Page 88)

        Pursuant to the terms of the merger agreement, subject to entry into an agreement with Pacific Premier by each holder of an Independence Bank warrant, each Independence Bank warrant contract that is outstanding and not exercised and has not expired by its terms at the closing of the merger will be purchased by Pacific Premier and cancelled in exchange for the right to receive from Pacific Premier a single lump sum cash payment equal to the product of (i) the number of shares of Independence Bank common stock subject to such Independence Bank warrant immediately prior to the closing of the merger, and (ii) the excess, if any, of the per share cash consideration over the exercise price per share of such Independence Bank warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Independence Bank warrant is equal to or greater than the per share cash consideration, such Independence Bank warrant, will be canceled without any cash payment being made in respect thereof. Any warrant holder who fails to enter into an agreement with Pacific Premier will have his or her warrant assumed by Pacific Premier.

When and How to Choose the Method of Payment for Your Independence Bank Shares (Page 85)

        Shares of Independence Bank common stock will be exchanged for either shares of Pacific Premier common stock, cash or a combination of Pacific Premier stock and cash, as chosen by each Independence Bank shareholder, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. A form for making an election will be sent to the Independence Bank shareholders under separate cover no later than the date that this joint proxy statement/prospectus is mailed to holders of record of Independence Bank common stock. The election form permits each Independence Bank shareholder:

  •
  to elect to receive shares of Pacific Premier common stock in exchange for all shares of Independence Bank common stock held by such Independence Bank shareholder, plus cash in lieu of any fractional share interest;

  •
  to elect to receive cash in exchange for all shares of Independence Bank common stock held by such Independence Bank shareholder;

  •
  to elect to receive shares of Pacific Premier common stock with respect to some of the shares of Independence Bank common stock by such Independence Bank shareholder and cash with respect to the remaining shares of Independence Bank common stock held by such Independence Bank shareholder; or

  •
  to indicate that such Independence Bank shareholder makes no election with respect to the merger consideration to be received by the Independence Bank shareholder in exchange for the shares of Independence Bank common stock held by such Independence Bank shareholder.

        In order to make an effective election, each Independence Bank shareholder should complete the election form and return it as instructed with the stock certificates representing the shares of Independence Bank common stock held by such Independence Bank shareholder.

        The election form must be received by the designated exchange agent by 5:00 p.m., Pacific Time, on January 16, 2015. After the election deadline, the Independence Bank shareholders will not be able to change their elections and each Independence Bank shareholder will be bound to the election he or she has made, subject to the allocation procedures described in this this joint proxy statement/prospectus.

        The election choices of each Independence Bank shareholder will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Pacific Premier common stock available, whether such Independence Bank shareholder receives the amount of cash or stock requested will depend in part on how many other Independence Bank shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because 90% of the value of the aggregate merger consideration will paid in the form of shares of Pacific Premier common stock and 10% of the aggregate merger consideration will be paid in cash, Independence Bank shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and Pacific Premier common stock.

        Pacific Premier will not issue fractional shares. Instead, Independence Bank shareholders who receive Pacific Premier common stock will receive the value of any fractional share interest in cash, without interest, determined by multiplying such fractional interest by $13.75, which amount reflects the per share cash consideration, rounded to the nearest whole cent.

        After the election form and related transmittal materials have been received and processed and following the closing of the merger, the Independence Bank shareholders will be sent the cash and/or Pacific Premier common stock to which they are entitled. If an Independence Bank shareholder holds shares in street name, he or she will receive information from his or her broker or other holder of record advising such Independence Bank shareholder of the process for receiving the cash and/or Pacific Premier common stock to which he or she is entitled.

        Each Independence Bank shareholder will need to surrender his or her Independence Bank common stock certificates to receive the appropriate merger consideration, but such Independence Bank shareholder should not send any certificates now. Each Independence Bank shareholder will receive detailed instructions on how to exchange his or her shares along with an election form and transmittal materials.

Per Share Market Price and Dividend Information (Page 116)

        Shares of Pacific Premier common stock currently trade on the Nasdaq Global Select Market under the symbol "PPBI." Shares of Independence Bank common stock are quoted on the OTC Market Group's OTCQB platform, which is the middle tier of the OTC Market Group, under the symbol "IDPK."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the Nasdaq Stock Market, and (ii) Independence Bank common stock as quoted on the OTCQB, on October 22, 2014, the last trading-day before Pacific Premier announced the merger, and on December 10, 2014, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by Independence Bank's shareholders, the following table also presents the equivalent market value per share of Independence Bank common stock as of October 22, 2014 and December 10, 2014, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.9259 of a share of Pacific Premier common stock for each share of Independence Bank common stock. The equivalent market value per share of Independence Bank common stock presented below does not reflect the possible upward or downward adjustment if the Pacific Premier average share price is either less than $13.365 or greater than $16.335, or the per share cash consideration that also will be received by holders of Independence Bank common stock. See

"The Merger—The Merger Consideration" beginning on page 82 for additional information about the merger consideration to be received by holders of Independence Bank common stock.

	Pacific Premier Common Stock	Independence Bank Common Stock	Equivalent Market Value Per Share of Independence Bank
At October 21, 2014	$14.73	$12.50	$13.64
At December 10, 2014	$16.19	$14.25	$14.99

        The market price of Pacific Premier common stock and Independence Bank common stock will fluctuate prior to the date of each of Pacific Premier's and Independence Bank's special meeting, the deadline for submitting the election by the Independence Bank shareholders regarding the merger consideration and the date such Independence Bank shareholder receives the merger consideration. Independence Bank shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of Independence Bank common stock.

        Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business.

        Independence Bank has never declared or paid dividends on its common stock. As a California-chartered bank, Independence Bank is subject to bank regulatory restrictions on payment of dividends. Pursuant to the merger agreement, Independence Bank has certain restrictions on the payment of dividends to its shareholders pending the closing of the merger. See "The Merger—Business Pending the Merger" beginning on page 93.

Material Federal Income Tax Consequences of the Merger (Page 106)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, and it is a condition to completion of the merger that Pacific Premier and Independence Bank receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of Independence Bank common stock will include shares of Pacific Premier common stock (including cash for any fractional shares) and cash.

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" of this joint proxy statement/prospectus, an Independence Bank shareholder that is a U.S. holder that receives solely shares of Pacific Premier common stock in exchange for all of its shares of Independence Bank common stock generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock. An Independence Bank shareholder that is a U.S. Holder that receives solely cash in exchange for all of its shares of Independence Bank common stock generally will recognize gain or loss in connection with such exchange. An Independence Bank shareholder that receives shares of Pacific Premier common stock and cash in exchange for all of its shares of Independence Bank common stock generally will recognize gain (but not loss) on such exchange.

        Tax matters are complicated, and the tax consequences of the merger to a particular Independence Bank shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Independence Bank shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

 Date, Time and Location of the Pacific Premier Special Meeting (Page 41)

        The Pacific Premier special meeting will be held at 8:00 a.m., Pacific Time, on January 23, 2015, at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier shareholders will be asked to:

  •
  approve the issuance of Pacific Premier common stock in connection with the merger; and

  •
  approve a proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of Pacific Premier common stock in connection with the merger.

Date, Time and Location of the Independence Bank Special Meeting (Page 45)

        The Independence Bank special meeting will be held at 8:00 a.m., Pacific Time, on January 23, 2015, at 4525 MacArthur Blvd., Newport Beach, California 92660. At the Independence Bank special meeting, Independence Bank shareholders will be asked to:

  •
  approve the merger agreement; and

  •
  approve a proposal to adjourn the Independence Bank special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Independence Bank special meeting to approve the merger agreement.

Record Date and Voting Rights for the Pacific Premier Special Meeting (Page 41)

        Each Pacific Premier shareholder is entitled to vote at the Pacific Premier special meeting if he or she owned shares of Pacific Premier common stock as of the close of business on December 10, 2014, the record date for the Pacific Premier special meeting. Each Pacific Premier shareholder will have one vote at the Pacific Premier special meeting for each share of Pacific Premier common stock that he or she owned on that date.

        Pacific Premier shareholders of record may vote by mail or by attending the Pacific Premier special meeting and voting in person. Each proxy returned to Pacific Premier by a holder of Pacific Premier common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Pacific Premier proxy that is returned, such proxy will be voted "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Record Date and Voting Rights for the Independence Bank Special Meeting (Page 45)

        Each Independence Bank shareholder is entitled to vote at the Independence Bank special meeting if he or she owned shares of Independence Bank common stock as of the close of business on December 10, 2014, the record date for the Independence Bank special meeting. Each Independence Bank shareholder will have one vote at the special meeting for each share of Independence Bank common stock that he or she owned on that date.

        Independence Bank shareholders of record may vote by mail or by attending the Independence Bank special meeting and voting in person. Each proxy returned to Independence Bank by a holder of Independence Bank common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Independence Bank proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the Independence Bank special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Issuance of Pacific Premier Common Stock in Connection with the Merger by the Pacific Premier Shareholders Requires that a Majority of the Shares of Pacific Premier Common Stock for which Votes Are Cast at the Pacific Premier Special Meeting to be Voted in Favor of the Issuance of Pacific Premier Common Stock in Connection with the Merger (Page 43)

        The affirmative vote of the holders of a majority of shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting is necessary to approve the issuance of the Pacific Premier common stock in connection with the merger. At the close of business on the record date, there were 16,894,216 shares of Pacific Premier common stock outstanding held by 2,305 holders of record. Each holder of record of Pacific Premier common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the Pacific Premier special meeting. If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Approval of the Merger Agreement Requires the Affirmative Vote of Holders of Majority of the Issued and Outstanding Shares of Independence Bank Common Stock (Page 47)

        The affirmative vote of the holders of a majority of the issued and outstanding shares of Independence Bank common stock is necessary to approve the merger agreement on behalf of Independence Bank. At the close of business on the record date, there were 4,821,628 shares of Independence Bank common stock outstanding held by 830 holders of record. Each holder of record of Independence Bank common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting. If a Independence Bank shareholder does not vote, it will have the same effect as a vote against the merger agreement.

        Holders of 636,566 shares of Independence Bank common stock, representing approximately 13.2% of the outstanding shares of Independence Bank common stock, have signed shareholder agreements with Pacific Premier agreeing to vote their shares of Independence Bank common stock in favor of the merger agreement.

Management of Pacific Premier Owns Shares Which May Be Voted at the Pacific Premier Special Meeting

        As of the record date, the executive officers and directors of Pacific Premier, as a group, held 451,055 shares of Pacific Premier common stock, or approximately 2.7% of the outstanding Pacific Premier common stock. While the executive officers and directors of Pacific Premier have not entered into voting agreements agreeing to vote their shares of Pacific Premier common stock in a particular manner, we anticipate that the executive officers and directors of Pacific Premier will vote consistent with the recommendation of the Pacific Premier board of directors, which is to vote "FOR" the Pacific Premier proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Management of Independence Bank Owns Shares Which May Be Voted at the Independence Bank Special Meeting (Page 102)

        As of the record date, the executive officers and directors of Independence Bank, as a group, held 636,566 shares of Independence Bank common stock, or approximately 13.2% of the outstanding Independence Bank common stock and have each entered into shareholder agreements with Pacific Premier and Independence Bank pursuant to which they have agreed, among other things, in their capacity as shareholders of Independence Bank, to vote their shares of Independence Bank common stock in favor of the merger agreement. The form of shareholder agreement is attached as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Independence Bank's Shareholders Have Dissenters' Rights (Page 112)

        Under the California General Corporation Law, or CGCL, holders of Independence Bank common stock have the right to demand appraisal of their shares of Independence Bank common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash, for the fair value of their shares of Independence Bank common stock. Any Independence Bank shareholder electing to exercise dissenters' rights must not have voted his, her or its shares of Independence Bank common stock "FOR" approval of the merger agreement and must comply with the provisions of the CGCL in order to perfect its rights of dissent and appraisal. Strict compliance with the statutory procedures is required to perfect dissenters' rights. These procedures are described later in this joint proxy statement/prospectus, and a copy of the relevant provisions of California law is attached as Appendix D.

Independence Bank is Prohibited from Soliciting Other Offers (Page 96)

        Independence Bank has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

Pacific Premier and Independence Bank Must Meet Several Conditions to Complete the Merger (Page 89)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of Pacific Premier must approve the issuance of Pacific Premier common stock in connection with the merger;

  •
  shareholders of Independence Bank must approve the merger agreement;

  •
  Pacific Premier and Independence Bank must receive all required regulatory approvals for the merger, and any waiting periods required by law must have passed and no such approval may contain any condition that Pacific Premier's board of directors reasonably determines in good faith would materially reduce the benefits of the merger to such a degree that, had such condition been known, Pacific Premier would not have entered into the merger agreement;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger;

  •
  the Pacific Premier common stock to be issued in the merger must have been approved for trading on the Nasdaq Global Select Market;

  •
  the representations and warranties of each of Pacific Premier and Independence Bank in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and Independence Bank must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and Independence Bank shall have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  as of the closing date, Independence Bank's average total deposits during a specified period and tangible common equity capital must not be less than $310,150,000 and $47,250,000, respectively, subject to certain specified assumptions set forth in the merger agreement; and

  •
  dissenting shares must not represent 10% or more of the outstanding shares of Independence Bank common stock.

        Unless prohibited by law, either Pacific Premier or Independence Bank could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and Independence Bank Have Filed Regulatory Applications to seek Regulatory Approvals to Complete the Merger (Page 92)

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the California Department of Business Oversight, or CA DBO. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Pacific Premier and Independence Bank have filed all necessary applications with the Federal Reserve and the CA DBO. Pacific Premier and Independence Bank cannot predict whether the required regulatory approvals and waivers will be obtained or whether any such approvals or waivers will have conditions which would be detrimental to Pacific Premier following completion of the merger.

Pacific Premier, Pacific Premier Bank and Independence Bank may Terminate the Merger Agreement (Page 99)

        Pacific Premier, Pacific Premier Bank and Independence Bank can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Independence Bank have already voted to approve it.

        Pacific Premier or Independence Bank can also terminate the merger agreement:

  •
  if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger;

  •
  if the merger is not consummated by June 30, 2015, except to the extent that the failure to consummate by that date is due to (i) the terminating party's failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the Independence Bank shareholders (if Independence Bank is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement;

  •
  if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the terminating party's failure to perform or observe its covenants in the merger agreement;

  •
  if the shareholders of Pacific Premier do not approve the issuance of Pacific Premier common stock in connection with the merger; or

  •
  if the shareholders of Independence Bank do not approve the merger agreement.

        In addition, Pacific Premier may terminate the merger agreement at any time prior to the Pacific Premier special meeting if the board of directors of Independence Bank withdraws or modifies its recommendation to the Independence Bank shareholders that the merger agreement be approved in any way which is adverse to Pacific Premier, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. Pacific Premier also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Independence Bank common stock and the board of directors of Independence Bank recommends that Independence Bank shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fee (Page 100)

        Independence Bank must pay Pacific Premier a termination fee of $3.5 million if the merger agreement is terminated under specified circumstances.

Pacific Premier, Pacific Premier Bank and Independence Bank May Amend the Merger Agreement (Page 99)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment may be made after the Independence Bank special meeting which by law requires further approval by the shareholders of Independence Bank without obtaining such approval.

Independence Bank's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than Your Interests (Page 102)

        Independence Bank directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Independence Bank, which are:

  •
  Independence Bank's directors and executive officers will receive an aggregate amount of approximately $3,222,568 in connection with the cancellation of their Independence Bank options and purchase of their Independence Bank warrants upon the consummation of the merger;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Independence Bank for a period of four (4) years, as well as to purchase liability insurance for Independence Bank's directors and officers for four (4) years following the merger, subject to the terms of the merger agreement; and

  •
  cash payments to certain executive officers of Independence Bank in the aggregate amount of $1,458,500, on a pre-tax basis, pursuant to the terms of their respective employment agreements with Independence Bank.

        The board of directors of Pacific Premier and Independence Bank were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 110)

        The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles, or GAAP.

 Shareholders of Pacific Premier and Independence Bank Have Different Rights (Page 161)

        The rights of shareholders of Pacific Premier differ from the rights of shareholders of Independence Bank. Pacific Premier is incorporated under the laws of the State of Delaware and Independence Bank is incorporated under the laws of the State of California. The rights of holders of Pacific Premier common stock are governed by the Delaware General Corporation Law, or DGCL, as well as its amended and restated certificate of incorporation and amended and restated bylaws, and the rights of holders of Independence Bank common stock are governed by the California Financial Code and the CGCL, as well as its articles of incorporation and bylaws. Shareholders of Independence Bank who will receive shares of Pacific Premier common stock in exchange for their shares of Independence Bank common stock and become shareholders of Pacific Premier and their rights as shareholders of Pacific Premier will be governed by Pacific Premier's amended and restated certificate of incorporation and amended and restated bylaws and the DGCL.

 SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected historical financial data of Independence Bank.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 and Pacific Premier's unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2014 and 2013. The results of operations for the nine months ended September 30, 2014 are not necessarily indicative of the results of operations for the full year or any other interim period and, in the opinion of Pacific Premier's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below together with Pacific Premier's consolidated financial statements and related notes included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2013 was filed with the Commission on March 17, 2014 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 was filed with the Commission on November 6, 2014. Both reports are incorporated by reference in this joint proxy statement/prospectus.

	At or For the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
			(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities and FHLB stock	$300,845	$293,673	$271,539	$95,313	$128,120	$168,428	$137,737
Loans held for sale, net	—	3,176	3,147	3,681	—	—	—
Loans held for investment, net	1,537,237	1,130,975	1,231,293	974,213	730,067	555,538	566,584
Allowance for loan losses	10,767	7,994	8,200	7,944	8,522	8,879	8,905
Total assets	2,034,248	1,569,020	1,714,187	1,173,792	961,128	826,816	807,323
Total deposits	1,543,466	1,284,134	1,306,286	904,768	828,877	659,240	618,734
Total borrowings	265,871	96,784	214,401	125,810	38,810	78,810	101,810
Total liabilities	1,836,391	1,397,866	1,538,961	1,039,275	874,351	748,214	733,821
Total stockholders' equity	197,857	171,154	175,226	134,517	86,777	78,602	73,502
Operating Data:
Interest income	$58,287	$45,545	$63,518	$52,947	$50,225	$41,103	$43,439
Interest expense	4,934	4,049	5,356	7,149	9,596	12,666	20,254

Net interest income	53,353	41,496	58,162	45,798	40,629	28,437	23,185
Provision for loan losses	3,263	1,264	1,860	751	3,255	2,092	7,735

Net interest income after provision for loan losses	50,090	40,232	56,302	45,057	37,374	26,345	15,450
Net gains (loss) from loan sales	3,621	1,927	3,228	628	(3,605)	(3,332)	(351)
Other noninterest income	5,369	4,549	5,865	11,944	10,118	2,256	1,048
Noninterest expense	38,525	38,806	50,815	31,854	26,904	18,948	16,694

Income (loss) before income tax (benefit)	20,555	7,902	14,580	25,765	16,983	6,321	(547)
Income tax (benefit)	7,830	3,113	5,587	9,989	6,411	2,083	(87)

Net income (loss)	$12,725	$4,789	8,993	$15,776	$10,572	$4,238	$(460)

Per Share Data:
Net income (loss) per share—basic	$0.75	$0.31	$0.57	$1.49	$1.05	$0.42	$(0.08)
Net income (loss) per share—diluted	$0.73	$0.29	0.54	1.44	0.99	0.38	(0.08)
Weighted average common shares outstanding—basic	17,078,945	15,512,508	15,798,885	10,571,073	10,092,181	10,033,836	5,642,589
Weighted average common shares outstanding—diluted	17,385,835	16,314,701	16,609,954	10,984,034	10,630,720	11,057,404	5,642,589
Book value per common share—basic	$11.59	$10.28	$10.52	$9.85	$8.39	$7.83	$7.33
Book value per common share—diluted	$11.47	$10.22	10.44	9.75	8.34	7.18	6.75
Performance Ratios:
Return on average assets	0.96%	0.46%	0.62%	1.52%	1.12%	0.53%	(0.06)%
Return on average equity	8.98	4.09	5.61	16.34	12.91	5.57	(0.76)
Average equity to average assets	10.65	11.24	11.13	9.32	8.69	9.55	7.74
Equity to total assets at end of period	9.73	10.91	10.22	11.46	9.03	9.51	9.10
Net interest rate spread	4.05	3.94	4.00	4.41	4.49	3.67	3.00
Net interest margin	4.23	4.12	4.18	4.62	4.55	3.77	3.12
Efficiency ratio(1)	60.00	66.42	64.68	57.41	60.04	64.08	64.70
Average interest-earnings assets to average interest-bearing liabilities	144.93	147.27	146.75	106.69	104.74	105.88	104.21

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

	At or For the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.12%	0.10%	0.18%	0.22%	0.82%	0.58%	1.74%
Nonperforming assets, net as a percent of total assets	0.12	0.15	0.20	0.38	0.76	0.40	1.66
Net charge-offs to average total loans, net	0.07	0.17	0.16	0.16	0.53	0.39	0.79
Allowance for loan losses to total loans at period end	0.70	0.70	0.66	0.81	1.15	1.56	1.55
Allowance for loan losses as a percent of nonperforming loans, gross at period end	604.21	693.32	364.28	362.38	139.87	270.95	88.94
Allowance for loan losses as a percentage of nonperforming assets	424.90	341.77	238.58	179.08	116.36	268.17	66.49
Bank Capital Ratios:
Tier 1 capital to adjusted total assets	11.48	10.02	10.03	12.07	9.44	10.29	9.72
Tier 1 capital to total risk-weighted assets	12.77	13.28	12.34	12.99	11.68	14.12	13.30
Total capital to total risk-weighted assets	13.42	13.96	12.97	13.79	12.81	15.38	14.55
Pacific Premier Capital Ratios:
Tier 1 capital to adjusted total assets	9.50	10.19	10.29	12.71	9.50	10.41	9.89
Tier 1 capital to total risk-weighted assets	10.53	13.48	12.54	13.61	11.69	14.16	13.41
Total capital to total risk-weighted assets	14.71	14.16	13.17	14.43	12.80	15.42	14.67

Selected Historical Financial Data of Independence Bank

        Set forth below is certain consolidated financial data of Independence Bank as of and for the years ended December 31, 2013 and December 31, 2012 and as of and for the nine months ended September 30, 2014 and 2013. The unaudited results of operations for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Independence Bank's management prepared the unaudited consolidated information as of and for the nine months ended September 30, 2014 and 2013 on the same basis as it prepared Independence Bank's audited financial statements as of and for the years ended December 31, 2013 and 2012. In the opinion of Independence Bank's management, this unaudited consolidated information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Independence Bank's audited financial statements and related notes for the years ended December 31, 2013 and 2012 and Independence Bank's unaudited financial statements and related notes for the nine months ended September 30, 2014 and 2013, which are included in this document and from which this information is derived.

	As of and for the Nine Months Ended September 30,		As of and for the Years Ended December 31,
	2014	2013	2013	2012
	(Dollar in thousands, except per share data)
Balance Sheet Data (at period end):
Investment securities	$56,735	$69,382	$66,755	$68,210
Gross loans	341,150	218,933	228,351	213,772
Allowance for loan losses	3,930	4,116	4,146	4,021
Net loans	337,220	214,817	224,206	209,751
Total assets	426,223	311,772	311,482	299,178
Total deposits	357,568	226,877	229,900	216,210
Total borrowings	17,740	43,800	39,700	41,800
Total shareholders' equity	48,347	39,752	40,449	39,932
Income Statement Data:
Interest income	14,331	9,568	13,140	14,319
Interest expense	1,073	944	1,282	2,204

Net interest income	13,258	8,624	11,858	12,115
Provision for loan losses	100	50	50	135

Net interest income after provision for loan losses	13,158	8,574	11,808	11,980
Noninterest income	2,963	369	875	792
Noninterest expense	12,950	7,235	10,056	10,550

Income before income tax	3,171	1,708	2,627	2,222
Income tax	604	434	735	716

Net income	2,567	1,274	1,892	1,506

Per Share Data:
Net income per share—basic	$0.54	$0.29	$0.43	$0.35
Net income per share—diluted(1)	$0.51	—	—	—
Common shares outstanding—period end	4,821,628	4,371,220	4,371,220	4,371,220
Weighted average common shares outstanding—basic	4,758,367	4,371,220	4,371,220	4,371,220
Weighted average common shares outstanding—diluted(1)	5,008,795	—	—	—
Book value per common share—basic	$10.03	$9.09	$9.25	$9.14
Performance Ratios:
Return on average assets	0.85%	0.59%	0.65%	0.52%
Return on average equity	6.98	4.24	4.72	3.87
Average equity to average assets	12.14	14.01	13.70	13.39
Equity to total assets at end of period	11.34	12.75	12.99	13.35
Net interest rate spread	4.61	4.15	4.18	4.25
Net interest margin	4.74	4.25	4.29	4.40
Efficiency ratio	79.83	80.45	78.98	81.73
Average interest-earnings assets to average interest-bearing liabilities	134.47	123.12	123.40	118.90
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.68%	1.83%	0.06%	2.92%
Nonperforming assets to total assets	0.55	2.12	0.27	2.72
Nonperforming assets (including restructured loans) to total assets	0.81	2.13	0.28	3.32
Net charge-offs (recoveries) to average total loans	0.10	(0.02)	(0.04)	0.38
Allowance for loan losses to total loans	1.15	1.88	1.82	1.88
Allowance for loan losses to nonperforming loans	168.81	102.46	2,898.60	64.36
Allowance for loan losses to nonperforming assets	168.81	62.37	489.37	49.48
Regulatory Capital Ratios:
Tier 1 leverage capital ratio	11.02%	13.88%	13.16%	13.60%
Tier 1 risk-based capital ratio	12.16	16.84	16.39	16.71
Total risk-based capital ratio	13.21	18.09	17.65	17.96

(1)
Prior to 2014, Independence Bank shares were not listed or quoted on an exchange. Accordingly, the calculation of diluted shares using the treasury method had not been made.

 SELECTED UNAUDITED CONDENSED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL DATA

        The following selected unaudited financial data for Pacific Premier as of September 30, 2014 and December 31, 2013 combine the actual historical selected financial data of Pacific Premier and the actual historical selected financial data of Independence Bank as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at the end of such respective dates, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. The selected unaudited financial data for Pacific Premier as of December 31, 2013 also gives effect to (i) the sale of subordinated notes by Pacific Premier on August 29, 2014 and the receipt of approximately $59 million of net proceeds from the sale of such notes, (ii) the completion of Pacific Premier's acquisition of Infinity Franchise Holdings, LLC, or Infinity, which was completed on January 30, 2014 and (iii) the completion of Independence Bank's acquisition of Premier Service Bank, or Premier, which was completed on January 31, 2014.

        The following selected unaudited financial date for Pacific Premier for both the nine months ended September 30, 2014 and the year ended December 31, 2013 combines the historical related financial data of Pacific Premier and the historical related financial data of Independence Bank for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the purchase method of accounting and giving effect to the pro forma adjustments described in the accompanying notes below. The selected unaudited financial data for Pacific Premier for the year ended December 31, 2013 also gives effect to: (i) Pacific Premier's sale of subordinated notes at the beginning of the period presented, (ii) Pacific Premier's acquisition of Infinity at the beginning of the period presented and (iii) Independence Bank's acquisition of Premier at the beginning of the period presented.

        The information in the following table is based on, and should be read together with, the condensed pro forma combined consolidated financial information that appears elsewhere in this joint proxy statement/prospectus, the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and the historical consolidated financial information of Independence Bank and Premier that are included elsewhere in this joint proxy statement/prospectus. See "Unaudited Condensed Pro Forma Combined Consolidated Financial Data" beginning on page 150, and "Where You Can Find More Information" beginning on page 170, and "Index to Independence Bank Financial Statements" beginning on page F-1, and "Index to Premier Service Bank Financial Statements" beginning on page F-59. The pro forma combined financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the dates indicated or that may be obtained in the future.

				At December 31, 2013
	At September 30, 2014			Pro Forma for Infinity Acquisition, Subordinated Notes Offering, and Independence Bank Acquisition(1)
	Historic Pacific Premier	Pro Forma Independence Bank	Pro Forma for Independence Bank Acquisition(1)
	(Dollars in thousands)
Selected Financial Condition Data:
Cash and due from banks	$103,631	$(3,860)	$99,771	$207,303
Total assets	2,034,248	439,227	2,473,475	2,301,829
Investment securities available for sale	282,202	56,735	338,937	340,545
FHLB and other stock, at cost	18,643	2,369	21,012	17,519
Loans held for sale, net	—	—	—	3,147
Loans held for investment, net	1,537,237	335,521	1,872,758	1,591,987
Deposits	1,543,466	357,975	1,901,441	1,653,955
Short term borrowings	117,061	17,740	134,801	215,291
Long term debt	148,810	—	148,810	169,076
Stockholders' equity	197,857	60,944	258,801	241,621
Total shares issued and outstanding	17,069,216	4,365,843	21,435,059	21,022,122

					At or for the Year Ended December 31, 2013
	At or for the Nine Months Ended September 30, 2014
					Pro Forma for Infinity Acquisition, Subordinated Notes Offering, and Independence Bank Acquisition(1)
	Historical Pacific Premier	Pro Forma Independence Bank	Pro Forma for Independence Bank Acquisition(1)
	(Dollars in thousands, except per share data)
Selected Income Data:
Interest income	$58,287	$14,753	$73,040		$85,738
Interest expense	4,934	1,042	5,976		12,034

Net interest income	53,353	13,711	67,064		73,704
Provision for loan losses	3,263	100	3,363		2,063

Net interest income after provision for loan losses	50,090	13,611	63,701		71,641
Noninterest income	8,990	2,963	11,953		13,528
Noninterest expense	38,525	13,341	51,866		70,552

Income before income taxes	20,555	3,233	23,788		14,617
Income tax	7,830	604	8,434		4,407

Net income	$12,725	$2,629	$15,354		$10,210

Weighted Average Common Shares:
Basic	17,078,945	4,365,843	21,444,788	(2)	20,727,197	(2)
Diluted	17,385,835	4,365,843	21,751,678	(2)	21,538,266	(2)
Per Common Share Data:
Net income—basic	$0.75	$0.60	$0.72	(2)	$0.49	(2)
Net income—diluted	0.73	0.60	0.71		0.47	(2)
Book value per common share—basic	11.59	13.96	12.07		11.49
Selected Financial Ratios:
Return on average assets	0.96%	0.82%	0.93%		0.50%
Return on average stockholders' equity	8.98	7.25	8.19		4.50
Average equity to average assets	10.65	11.34	11.36		11.18
Stockholders' equity to total assets at end of period	9.73	13.88	10.46		10.50
Pacific Premier Bancorp, Inc. Capital Ratios:
Tier 1 capital to adjusted total assets	9.50%	11.02%	9.23%		9.15%
Tier 1 capital to total risk-weighted assets	10.53	12.16	10.24		11.48
Total capital to total risk-weighted assets	14.71	13.21	13.68		15.48

(1)
The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger, as if the merger had taken place as of the dates indicated, or at the beginning the periods indicated, after giving effect to the pro forma adjustments for the merger.

(2)
The shares reflect the consummation of the merger, as if the merger had taken place at the beginning of the period indicated, after giving effect to the pro forma shares calculated by adding together the historical shares reported by Pacific Premier plus 562,469 of Pacific Premier shares issued in the Infinity acquisition and historical shares reported by Independence Bank plus 427,575 of Independence Bank shares issued in the Premier acquisition, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the merger to equate to an estimated 4,365,843 of Pacific Premier shares to be issued in connection with the merger based on the terms of the merger agreement.

 UNAUDITED COMPARATIVE PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Independence Bank common stock. The pro forma and pro forma equivalent per share information for the nine month period ended September 30, 2014 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma and pro forma equivalent per share information for the twelve month period ended December 31, 2013 gives effect to (i) the sale of subordinated notes by Pacific Premier on August 29, 2014 and the receipt of approximately $59 million of net proceeds from the sale of such notes, (ii) the completion of Pacific Premier's acquisition of Infinity, which was completed on January 30, 2014, (iii) the completion of Independence Bank's acquisition of Premier, which was completed on January 31, 2014, and (iv) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma information in the below tables assume that the merger is accounted for under the purchase method of accounting. The information in the following tables is based on, and should be read together with, the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and which are incorporated into this joint proxy statement/prospectus and the historical financial information of Independence Bank and Premier that appear elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 170, "Index to Independence Bank Financial Statements" beginning on page F-1 and "Index to Premier Service Bank Financial Statements" beginning on page F-59.

	At or For the Nine Months Ended September 30, 2014
Net Income Per Common Share:
Historical Pacific Premier
Basic	$0.75
Diluted	0.73
Historical Independence Bank
Basic	$0.54
Diluted	0.51
Pro Forma for Independence Bank Acquisition
Basic	$0.72	(1)
Diluted	0.71	(1)
Equivalent pro forma for Independence Bank Acquisition(2)
Basic	$0.66	(1)
Diluted	0.65	(1)
Dividends Declared Per Common Share:
Historical:
Pacific Premier	$—
Independence Bank	—
Equivalent pro forma for Independence Bank Acquisition(3)	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$11.59
Historical Independence Bank	10.03
Pro Forma for Independence Bank Acquisition	12.07	(1)
Equivalent pro forma for Independence Bank Acquisition(2)	11.18	(1)

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Independence Bank, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Independence Bank acquisition to equate to an estimated 4,365,843 of Pacific Premier shares to be issued in connection with the Independence Bank acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Independence Bank is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9259.

(3)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

	At or For the Year Ended December 31, 2013
Net Income Per Common Share:
Historical Pacific Premier
Basic	$0.57
Diluted	0.54
Historical Independence Bank
Basic	$0.43
Diluted	—	(1)
Pro Forma for Infinity Acquisition, subordinated notes offering and Independence Bank Acquisition
Basic	$0.49	(2)
Diluted	0.47	(2)
Equivalent pro forma for Infinity Acquisition, subordinated notes offering and Independence Bank Acquisition(3)
Basic	$0.46	(2)
Diluted	0.44	(2)
Dividends Declared Per Common Share:
Historical:
Pacific Premier	$—
Independence Bank	—
Equivalent pro forma for Infinity Acquisition, subordinated notes offering and Independence Bank Acquisition(4)	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$10.52
Historical Independence Bank	9.25
Pro Forma for Infinity Acquisition, subordinated notes offering and Independence Bank Acquisition	11.49	(2)
Equivalent pro forma for Infinity Acquisition, subordinated notes offering and Independence Bank Acquisition(3)	10.64	(2)

(1)
Independence Bank shares are not publicly traded making the calculation of diluted shares, and thereby diluted earnings per share, not possible.

(2)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier plus 562,469 of Pacific Premier shares issued in the Infinity acquisition and historical shares reported by Independence Bank plus 427,575 of Independence Bank shares issued in the Premier acquisition, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Independence Bank acquisition to equate to an estimated 4,365,843 of Pacific Premier shares to be issued in connection with the Independence Bank acquisition based on the terms of the merger agreement.

(3)
The equivalent pro forma per share data for Independence Bank is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9259.

(4)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 39, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and Independence Bank before deciding whether to vote for (i) if you are a Pacific Premier shareholder, the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders in connection with the merger and the approval of the adjournment of the Pacific Premier special meeting, if necessary, to solicit additional proxies to approve the issuance of shares of Pacific Premier common stock, or (ii) if you are an Independence Bank shareholder, the approval of the merger agreement and the other transactions contemplated by the merger and the approval of the adjournment of the Independence Bank special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock contained in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2013 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 170.

Independence Bank shareholders may not receive the exact amount of the form of consideration that they elect.

        Independence Bank shareholders will have the opportunity to elect to receive either stock or cash consideration, or a combination thereof, for all shares of Independence Bank common stock held by them. However, the ability of an Independence Bank shareholder to receive the exact amount of his, her or its elected form of merger consideration is limited by the requirement that 90% of the value of the aggregate merger consideration be paid in the form of shares of Pacific Premier common stock, and 10% of the aggregate merger consideration be paid in cash. The merger agreement contains proration and allocation methods to achieve this desired result. If Independence Bank shareholders elect to receive more than 90% of the value of the aggregate merger consideration in the form of shares of Pacific Premier common stock, the elections will be reallocated so that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock. If Independence Bank shareholders elect to receive more than 10% of the aggregate merger consideration in the form of cash, the elections will be reallocated so that 10% of the aggregate merger consideration is paid in the form of cash. Therefore, Independence Bank shareholders may not receive the exact amount of the form of consideration that they elect.

Because the market price of Pacific Premier common stock will fluctuate, you cannot be sure of the exact value of the per share stock consideration you will receive.

        Upon the effective time of the merger, each share of Independence Bank common stock will be cancelled and converted into the right to receive merger consideration, consisting of shares of Pacific Premier common stock and/or cash, pursuant to the terms of the merger agreement. The value of the per share stock consideration to be received by Independence Bank shareholders will be based on an exchange ratio, and will fluctuate depending on the average closing prices per share of Pacific Premier common stock during the 10 consecutive trading day period ending on (and including) the fifth (5th) trading day prior to the closing date of the merger, or the Pacific Premier average share price. The Pacific Premier average share price may vary from the market price of Pacific Premier common stock on the date the merger was announced, on the date that this joint proxy statement/prospectus is mailed to Independence Bank shareholders, on the date that the Independence Bank shareholders elect the form of merger consideration that you wish to receive, on the date that the Independence Bank shareholders vote on the merger agreement and on the date of the Independence Bank and Pacific Premier special meeting. The exchange ratio of 0.9259 shares of Pacific Premier common stock for each share of Independence Bank common stock is subject to (i) downward adjustment if the Pacific Premier average share price is greater than $16.335 and (ii) upward adjustment if the Pacific Premier average share price is less than $13.365. Any change in the price of Pacific Premier common stock prior to the date that the exchange ratio is set will affect the value of the merger consideration that the Independence Bank shareholders will receive upon the effective time of the merger.

        Because the price of Pacific Premier common stock could fluctuate during the period of time when the Independence Bank shareholders elect the form of merger consideration that they wish to receive and the time they actually receive their shares of Pacific Premier common stock as merger consideration, the Independence Bank shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. Independence Bank does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market prices of Pacific Premier's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally, changes in Pacific Premier's business, operations and prospects and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time the Independence Bank shareholders elect the form of merger consideration that they wish to receive and at the time of the Independence Bank special meeting, the Independence Bank shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

The federal income tax consequences of the merger for Independence Bank shareholders will depend on the merger consideration received.

        The federal income tax consequences of the merger to the Independence Bank shareholders will depend on the form of merger consideration that an Independence Bank shareholder receives. The Independence Bank shareholders generally will not recognize any gain or loss on the exchange of their shares of Independence Bank common stock solely for shares of Pacific Premier common stock (other than cash received in lieu of any fractional shares of Pacific Premier common stock). However, Independence Bank shareholders generally will recognize gain or loss on the exchange of all of their shares of Independence Bank common stock solely for cash. Finally, Independence Bank shareholders generally will recognize gain (but not loss) if they receive a combination of shares of Pacific Premier common stock and cash in exchange for their shares of Independence Bank common stock. See "The Merger—The Merger Consideration" beginning on page 82. For a detailed discussion of the federal income tax consequences to you of the merger, see "The Merger—Material Federal Income Tax Consequences" beginning on page 106.

Directors and officers of Independence Bank have interests in the merger that are in addition to or different than the interests of Independence Bank shareholders.

        Independence Bank directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Independence Bank, which are:

  •
  Independence Bank's directors and executive officers will receive an aggregate amount of approximately $3,222,568 in connection with the cancellation of their Independence Bank options upon the consummation of the merger, which assumes that agreements have been entered into with Pacific Premier providing for the cash-out of outstanding warrants;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Independence Bank for a period of four (4) years, as well as to purchase liability insurance for Independence Bank's directors and officers for four (4) years following the merger, subject to the terms of the merger agreement; and

  •
  cash payments to certain executive officers in the aggregate amount of $1,458,500, on a pre-tax basis, pursuant to the terms of their respective employment agreements with Independence Bank.

        These arrangements may create potential conflicts of interest. These interests of Independence Bank's directors and officers may cause some of these persons to view the proposed transaction differently than the Independence Bank shareholders view it. The Independence Bank board of directors was aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. Independence Bank shareholders should consider these interests in conjunction with the recommendation of the Independence Bank board of directors with respect to approval of the merger. See "The Merger—Interests of Certain Independence Bank Officers and Directors in the Merger" beginning on page 102.

If you are an Independence Bank shareholder and you make a valid cash or stock election, you will not be able to sell your shares during certain times.

        If you are an Independence Bank shareholder of record as of the record date for the Independence Bank special meeting and hold your shares in certificated form, you will have to deliver a properly completed and signed form of election and your stock certificates to the exchange agent in order to make a valid cash or stock election. For further details on the determination of the election deadline, see "The Merger—The Merger Consideration—Election Procedures" beginning on page 86. The election deadline will be 5:00 p.m., Pacific Time, on January 16, 2015. Following delivery of a properly completed and signed form of election and your stock certificates to the exchange agent, you will not be able to sell any certificated shares of Independence Bank common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to sell any of your shares of Independence Bank common stock for any reason until you receive cash and/or Pacific Premier common stock following completion of the merger. Similarly, holders of book-entry shares of Independence Bank common stock who have made a valid election and have not revoked their election prior to the election deadline will not be able to sell any shares for which they have made a valid election after the election deadline. In the time between the election deadline and the completion of the merger, the trading price of Independence Bank or Pacific Premier common stock may decrease, and you might otherwise want to sell your shares of Independence Bank common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Independence Bank.

        Until the completion of the merger, with some limited exceptions, Independence Bank is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Pacific Premier. In addition, Independence Bank has agreed to pay a termination fee to Pacific Premier in specified circumstances. These provisions could discourage other companies from trying to acquire Independence Bank even though those other companies might be willing to offer greater value to Independence Bank shareholders than Pacific Premier has offered in the merger. The payment of the termination fee could also have a material adverse effect on Independence Bank's financial condition.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and to combine the businesses of Pacific Premier and Independence Bank in a manner that does not materially disrupt the existing customer relationships of Independence Bank or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and Independence Bank have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and Independence Bank during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the shares of Independence Bank or Pacific Premier currently.

        Upon completion of the merger, holders of Independence Bank common stock receiving the per share stock consideration will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of Independence Bank, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Independence Bank.

The fairness opinion received by Pacific Premier's board of directors from its financial advisor, Davidson, and the fairness opinion received by Independence Bank's board of directors from Independence Bank's financial advisor, KBW, will not reflect any changes since the date of such opinions.

        Changes in the operations and prospects of Pacific Premier or Independence Bank, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and Independence Bank may alter the value of Pacific Premier or Independence Bank or the market price for shares of Pacific Premier common stock or Independence Bank common stock by the time the merger is completed. Neither the fairness opinion delivered by Davidson to the Pacific Premier board of directors nor the fairness opinion delivered by KBW to the Independence Bank board of directors speaks as of any date other than the date of such opinion, which was October 20, 2014 in the case of both Davidson's opinion and KBW's opinion. The merger agreement does not require that either Davidson's or KBW's fairness opinion be updated as a condition to the completion of the merger, and neither Pacific Premier nor Independence Bank intends to request that the respective fairness opinions be updated. Davidson's fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and KBW's fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of Davidson's opinion, see "The Merger—Opinion of Pacific Premier's Financial Advisor" beginning on page 55. For a description of KBW's opinion, see "The Merger—Opinion of Independence Bank's Financial Advisor" beginning on page 69. For a description of the other factors considered by Pacific Premier's board of directors in determining to approve the merger, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 51. For a description of the other factors considered by Independence Bank's board of directors in determining to approve the merger, see "The Merger—Independence Bank's Reasons for the Merger" beginning on page 53.

The merger is subject to the receipt of approvals, waivers or consents from regulatory authorities that may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals, waivers or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Pacific Premier and Independence Bank do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and Independence Bank to terminate. See "The Merger—Bank Regulatory Approvals" beginning on page 92 and "The Merger—Conditions to the Merger" beginning on page 89.

The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the Independence Bank shareholders approve the merger agreement.

        In order for the merger to be completed, the Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in the merger and the Independence Bank shareholders must approve the merger agreement and the other transactions contemplated by the merger agreement. While a vote of Pacific Premier's shareholders is not required to approve the merger, the approval of Pacific Premier's shareholders is required under applicable NASDAQ rules in order for Pacific Premier to be authorized to issue the shares of Pacific Premier common stock to Independence Bank shareholders as part of the merger consideration. Approval of the issuance of Pacific Premier common stock to Independence Bank stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast at the Pacific Premier special meeting. The approval the merger agreement by the Independence Bank shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Independence Bank common stock. If either or both of these required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and Independence Bank common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the Independence Bank shareholders of the merger agreement and the approval of the Pacific Premier shareholders of the issuance of Pacific Premier common stock in connection with the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and Independence Bank may terminate the merger agreement under certain circumstances even if the merger agreement is approved by Independence Bank shareholders and the issuance of Pacific Premier common stock in connection with the merger is approved by Pacific Premier shareholders, including if the merger has not been completed on or before June 30, 2015. If the merger is not completed, the respective trading prices of Pacific Premier common stock on the NASDAQ Global Select Market and of Independence Bank common stock on the OTCQB market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page 89.

The unaudited condensed pro forma combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by Independence Bank shareholders as a result of the merger will have different rights than shares of Independence Bank common stock.

        Upon completion of the merger, Independence Bank shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier amended and restated certificate of incorporation and the Pacific Premier amended and restated bylaws. The rights associated with Independence Bank common stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page 161.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank and Independence Bank and the potential combined company and may include statements for the period following the completion of the merger. Shareholders of either Pacific Premier or Independence Bank can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or Independence Bank's control. The ability of either Pacific Premier or Independence Bank to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Pacific Premier that are incorporated into this joint proxy statement/prospectus by reference, as well as the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frame or at all;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' customers to the merger;

  •
  diversion of management time on merger-related issues;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Pacific Premier Bank and Independence Bank may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

  •
  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and Independence Bank do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and Independence Bank are engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Pacific Premier may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Pacific Premier.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and Independence Bank's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus. Independence Bank and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Pacific Premier or Independence Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and Independence Bank undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION

        This document constitutes a proxy statement for, and is being furnished to all record holders of, Pacific Premier in connection with the solicitation of proxies by the board of directors of Pacific Premier to be used at a special meeting of shareholders of Pacific Premier to be held on January 23, 2015 and any adjournment or postponement of the Pacific Premier special meeting. The purposes of the Pacific Premier special meeting are to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger pursuant to the merger agreement, and a proposal to adjourn the Pacific Premier special meeting to the extent necessary to solicit additional votes on the issuance of shares of Pacific Premier common stock in connection with the merger.

        This document also constitutes a proxy statement for, and is being furnished to all record holders of, Independence Bank in connection with the solicitation of proxies by the board of directors of Independence Bank to be used at a special meeting of shareholders of Independence Bank to be held on January 23, 2015 and any adjournment or postponement of the Independence Bank special meeting. The purposes of the Independence Bank special meeting are to consider and vote upon a proposal to approve the merger agreement, and a proposal to adjourn the Independence Bank special meeting to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Pacific Premier relating to the Pacific Premier common stock to be issued upon completion of the merger to holders of Independence Bank common stock as part of the aggregate merger consideration. See "The Merger—The Merger Consideration" beginning on page 82. Based on 4,821,628 shares of Independence Bank common stock outstanding on December 10, 2014, an exchange ratio of 0.9259, and the fact that 100% of the outstanding shares of Independence Bank common stock will be converted into the right to receive the per share cash consideration, the per share stock consideration, or a combination of both, approximately 4,365,843 shares of Pacific Premier common stock will be issuable to shareholders of Independence Bank upon completion of the merger as payment of the aggregate per share stock consideration.

        Pacific Premier has supplied all of the information contained or incorporated by reference herein relating to Pacific Premier and Pacific Premier Bank, and Independence Bank has supplied all of the information contained herein relating to Independence Bank.

 THE PACIFIC PREMIER SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Pacific Premier will be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Matters to be Considered

        The purposes of the Pacific Premier special meeting are to:

  •
  consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Independence Bank in connection with the merger pursuant to the merger agreement; and

  •
  consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Pacific Premier shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Pacific Premier Board of Directors

        The Pacific Premier board of directors has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement is fair and reasonable, advisable and in the best interests of Pacific Premier and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock to Independence Bank shareholders pursuant to the merger agreement. The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to approve the issuance of shares of Pacific Premier common stock to Independence Bank shareholders pursuant to the merger agreement. See "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 51.

        The Pacific Premier board of directors also unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders pursuant to the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on December 10, 2014 has been fixed by Pacific Premier as the record date for the determination of Pacific Premier shareholders entitled to notice of and to vote at the Pacific Premier special meeting and any adjournment or postponement of the Pacific Premier special meeting. At the close of business on the record date, there were 16,894,216 shares of Pacific Premier common stock outstanding and entitled to vote, held by 2,305 holders of record. Each share of Pacific Premier common stock entitles the holder to one vote at the Pacific Premier special meeting on all matters properly presented at the meeting.

        As of the close of business on the record date for the Pacific Premier special meeting, a director of Independence Bank owns and has the power to vote approximately 71,500 shares of Pacific Premier common stock, or approximately 0.42% of the outstanding shares of Pacific Premier common stock.

 How to Vote Pacific Premier Shares

Shareholders of Record.

        Pacific Premier shareholders of record may vote by mail, telephone, via the Internet or by attending the Pacific Premier special meeting and voting in person. If a Pacific Premier shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on January 22, 2015.

Shares Held in "Street Name."

        If a Pacific Premier shareholder's shares of Pacific Premier common stock are held through a bank, broker or other nominee, such Pacific Premier shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Pacific Premier shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Pacific Premier shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Pacific Premier shareholder. Without specific instructions from the Pacific Premier shareholder, the bank, broker or other nominee is not empowered to vote a Pacific Premier shareholder's shares on non-routine matters such as the proposal to approve the issuance of shares of common stock of Pacific Premier to the shareholders of Independence Bank pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the Pacific Premier special meeting, if necessary. Not voting these shares will not have any effect on the vote to approve the proposal to issue of shares of common stock of Pacific Premier to the shareholders of Independence Bank pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Pacific Premier shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, by using the voting instruction card provided to such Pacific Premier shareholder by his or her bank, broker or other nominee. Alternatively, if a Pacific Premier shareholder is a beneficial owner and wishes to vote in person at the Pacific Premier special meeting, the Pacific Premier shareholder must provide a proxy executed in such Pacific Premier shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A Pacific Premier shareholder can revoke a proxy at any time before his or her shares are voted. If the Pacific Premier shareholder is a shareholder of record, the Pacific Premier shareholder can revoke a proxy by:

  •
  delivering to Pacific Premier prior to the Pacific Premier special meeting a written notice of revocation addressed to Secretary, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier proxy will be revoked automatically;

  •
  calling the toll-free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change his or her vote by 11:59 p.m., Eastern Time, on January 22, 2015, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier proxy revoked; or

  •
  attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke a Pacific Premier proxy.

        If a Pacific Premier shareholder has instructed a broker or other nominee to vote such Pacific Premier shareholder's shares of Pacific Premier common stock, the Pacific Premier shareholder must follow directions received from the broker or other nominee to change his or her vote.

        Attendance at the Pacific Premier special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Pacific Premier (and not revoked) by a holder of Pacific Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the proposal to issue shares of Pacific Premier common stock to the Independence Bank shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the issuance of shares of Pacific Premier common stock to the shareholders of Independence Bank pursuant to the merger agreement and to adjourn the Pacific Premier special meeting, if necessary, are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the issuance of the shares of Pacific Premier common stock to the shareholders of Independence Bank pursuant to the merger agreement. The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the proposal to adjourn the Pacific Premier special meeting, if necessary.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect either proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on either proposal.

        Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted "FOR" approval of the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders in connection with the merger and

"FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders in connection with the merger.

Solicitation of Proxies

        Pacific Premier will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Pacific Premier may solicit proxies from shareholders of Pacific Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Pacific Premier has engaged D.F. King & Co., Inc. as its proxy solicitation firm. Such firm will be paid its customary fee of $7,500.00 and out-of-pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pacific Premier will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Pacific Premier Special Meeting

        All holders of Pacific Premier common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Pacific Premier special meeting. Pacific Premier shareholders of record can vote in person at the Pacific Premier special meeting. If a Pacific Premier shareholder is not a shareholder of record and would like to vote in person at the Pacific Premier special meeting, such Pacific Premier shareholder must produce a proxy executed in his or her favor by the record holder of such Pacific Premier shareholder's shares. In addition, such Pacific Premier shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Pacific Premier special meeting. Pacific Premier reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pacific Premier special meeting is prohibited without Pacific Premier's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Pacific Premier special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock to the Independence Bank shareholders in connection with the merger pursuant to the merger agreement or if a quorum is not present at the Pacific Premier special meeting. Other than an announcement to be made at the Pacific Premier special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Pacific Premier special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Pacific Premier special meeting as adjourned or postponed.

Questions and Additional Information

        If a Pacific Premier shareholder has questions about the proposal to issue shares of Pacific Premier common stock to the Independence Bank shareholders in connection with the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 at (949) 864-8000.

 THE INDEPENDENCE BANK SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Independence Bank will be held at 8:00 a.m., Pacific Time, on January 23, 2015 at 4525 MacArthur Blvd., Newport Beach, California 92660.

Matters to be Considered

        The purposes of the Independence Bank special meeting are to:

  •
  consider and vote upon a proposal to approve the merger agreement and the transactions contemplated by the merger agreement; and

  •
  consider and vote upon a proposal to adjourn the Independence Bank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Independence Bank special meeting to approve the merger agreement.

        No other business may be conducted at the Independence Bank special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Independence Bank shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Independence Bank Board of Directors

        The Independence Bank board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Independence Bank's reasons for approving the merger agreement described in this joint proxy statement/prospectus, the board of directors of Independence Bank believes that the merger is in the best interests of Independence Bank's shareholders and unanimously recommends that Independence Bank shareholders vote "FOR" approval of the merger agreement. See "The Merger—Independence Bank's Reasons for the Merger" beginning on page 53.

        The Independence Bank board of directors also unanimously recommends that Independence Bank shareholders vote "FOR" the proposal to adjourn the Independence Bank special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on December 10, 2014 has been fixed by Independence Bank as the record date for the determination of Independence Bank shareholders entitled to notice of and to vote at the Independence Bank special meeting and any adjournment or postponement of the Independence Bank special meeting. At the close of business on the record date, there were 4,821,628 shares of Independence Bank common stock outstanding and entitled to vote, held by approximately 830 holders of record. Each share of Independence Bank common stock entitles the holder to one vote at the Independence Bank special meeting on all matters properly presented at the Independence Bank special meeting.

        As of the close of business on the record date for the Independence Bank special meeting, Pacific Premier did not beneficially own any shares of Independence Bank common stock. As of the close of business on the record date for the Independence Bank special meeting, directors of Pacific Premier collectively own and have the power to vote approximately 17,365 shares of Independence Bank common stock, or approximately 0.36% of the outstanding shares of Independence Bank common stock.

 How to Vote Independence Bank Shares

Shareholders of Record.

        Shareholders of record may vote by mail or by attending the Independence Bank special meeting and voting in person. If an Independence Bank shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

Shares Held in "Street Name."

        If an Independence Bank shareholder's shares of Independence Bank common stock are held through a bank, broker or other nominee, such Independence Bank shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Independence Bank shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, an Independence Bank shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Independence Bank shareholder. Without specific instructions from the Independence Bank shareholder, the bank, broker or other nominee is not empowered to vote an Independence Bank shareholder's shares on non-routine matters such as the proposal to approve the merger agreement or the proposal of the Independence Bank board of directors to adjourn the Independence Bank special meeting, if necessary. Not voting these shares will have the effect of voting against the approval of the merger agreement, and will not have any effect on the proposal of the Independence Bank board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Independence Bank shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the Independence Bank special meeting, if necessary, by using the voting instruction card provided to such Independence Bank shareholder by his or her bank, broker or other nominee. Alternatively, if an Independence Bank shareholder is a beneficial owner and wishes to vote in person at the Independence Bank special meeting, the Independence Bank shareholder must provide a proxy executed in such Independence Bank shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        An Independence Bank shareholder can revoke a proxy at any time before his or her shares are voted. If the Independence Bank shareholder is a shareholder of record, the Independence Bank shareholder can revoke a proxy by:

  •
  delivering to Independence Bank prior to the Independence Bank special meeting a written notice of revocation addressed to Charles W. Thomas, President and Chief Executive Officer, Independence Bank, 4525 MacArthur Blvd., Newport Beach, California 92660;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Independence Bank special meeting, and any earlier proxy will be revoked automatically; or

  •
  attending the Independence Bank special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Independence Bank special meeting without voting will not revoke an Independence Bank proxy.

        If an Independence Bank shareholder has instructed a broker or other nominee to vote such Independence Bank shareholder's shares of Independence Bank common stock, the Independence

Bank shareholder must follow directions received from the broker or other nominee to change his or her vote.

        Attendance at the Independence Bank special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Independence Bank (and not revoked) by a holder of Independence Bank common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the Independence Bank special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Independence Bank special meeting, must be present in person or by proxy before any action may be taken at the Independence Bank special meeting. Once a share of Independence Bank common stock is represented at the Independence Bank special meeting, it will be counted for the purpose of determining a quorum not only at the Independence Bank special meeting but also at any adjournment or postponement of the Independence Bank special meeting. In the event that a quorum is not present at the Independence Bank special meeting, it is expected that the Independence Bank special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of Independence Bank common stock is necessary to approve the merger agreement on behalf of Independence Bank. The proposal to adjourn the special meeting, if necessary to permit further solicitation of proxies, must be approved by the affirmative vote of a majority of the shares of Independence Bank common stock represented and entitled to vote at the Independence Bank special meeting.

        Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Independence Bank common stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. And for the same reason, the failure of an Independence Bank shareholder to vote by proxy or in person at the Independence Bank special meeting will have the effect of a vote against the proposal to approve the merger agreement.

        Because the affirmative vote of a majority of shares of Independence Bank common stock represented and entitled to vote at the Independence Bank special meeting is needed to approve the adjournment proposal, abstentions and broker non-votes will not have any effect on the proposal of the Independence Bank board of directors to adjourn the special meeting, if any.

 Shares of Independence Bank Subject to Voting Agreements

        The directors and executive officers of Independence Bank, who collectively own and have the power to vote approximately 13.2% of the outstanding shares of Independence Bank common stock as of December 10, 2014, have entered into shareholder agreements with Pacific Premier pursuant to which they have agreed, among other things, to vote all of their shares in favor of the merger agreement. See "The Merger—Shareholder Agreements" on page 111.

Solicitation of Proxies

        Independence Bank will pay for the costs of mailing this joint proxy statement/prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Independence Bank may solicit proxies from shareholders of Independence Bank in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Independence Bank will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Independence Bank Special Meeting

        All holders of Independence Bank common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Independence Bank special meeting. Shareholders of record can vote in person at the Independence Bank special meeting. If an Independence Bank shareholder is not a shareholder of record and would like to vote in person at the Independence Bank special meeting, such Independence Bank shareholder must produce a proxy executed in his or her favor by the record holder of such Independence Bank shareholder's shares. In addition, each Independence Bank shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Independence Bank special meeting. Independence Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Independence Bank special meeting is prohibited without Independence Bank's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Independence Bank special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Independence Bank special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the Independence Bank special meeting. Other than an announcement to be made at the Independence Bank special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Independence Bank special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Independence Bank special meeting as adjourned or postponed.

Questions and Additional Information

        If an Independence Bank shareholder has questions about the merger or the process for voting or if additional copies of this document or a replacement proxy card are needed, please contact Charles W. Thomas, President and Chief Executive Officer of Independence Bank, at (949) 266-6000, or Maria Arakaki, Executive Vice President, Secretary, Chief Operating Officer, and Chief Financial Officer, at (949) 266-6013.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A. Stockholders of both Pacific Premier and Independence Bank should carefully read the appendices in their entirety.

 Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Independence Bank will be acquired by Pacific Premier, in a transaction in which Independence Bank will merge with and into the Bank, with the Bank as the surviving institution. Following consummation of the merger, Pacific Premier intends to continue to operate all of the branches acquired from Independence Bank other than the three branch locations in Newport Beach, Fountain Valley, and San Juan Capistrano, which will be consolidated.

        Following the consummation of the merger, Pacific Premier's articles of incorporation, as amended, and the amended and restated bylaws, as amended, as in effect immediately prior to the merger will continue as the articles of incorporation and the bylaws of Pacific Premier. The directors and executive officers of Pacific Premier immediately prior to the merger will continue as the directors and executive officers of Pacific Premier after the merger, in each case until their respective successors are duly elected or appointed and qualified.

Background of the Merger

        After closing the acquisition of Premier Service Bank in January of 2014 and during the first half of the year, the board of directors of Independence Bank discussed the challenges facing the community banking industry, including, among other things, the need for additional scale in order to offset increasing regulatory expenses and a continued low interest rate environment. Furthermore, the board of directors of Independence Bank also discussed the desire for liquidity for its shareholder base, the lack of dividends life-to-date and the inactive trading market for Independence Bank common stock. In light of the challenging operating environment facing Independence Bank and the interest for providing additional liquidity for its shareholders, the board of directors of Independence Bank concluded it would be appropriate to explore strategic opportunities.

        In July 2014, Independence Bank began work, with the assistance of KBW, to identify potential strategic partners that might have interest in Independence Bank and also began gathering and preparing non-public financial performance and other confidential due diligence information concerning Independence Bank. During discussions between the board of directors of Independence Bank and KBW about the process, the board of directors and KBW discussed the fact that in late summer 2013, Independence Bank had received an unsolicited proposal from Pacific Premier to which Independence Bank countered. Discussions with Pacific Premier were terminated shortly thereafter and Independence Bank eventually consummated a transaction with Premier Service Bank. Given its recent interest, Pacific Premier was identified as a party that should be contacted in the process that was to commence in the summer of 2014.

        From mid-July to mid-August 2014, eight parties were contacted by KBW at Independence Bank's direction to discuss interest in a potential transaction with Independence Bank. Six potential partners, including Pacific Premier, entered into non-disclosure agreements and were provided access to Independence Bank's confidential information. The potential partners were asked to provide non-binding indications of interest in advance of a previously scheduled meeting of the Independence Bank board of directors to be held on August 27, 2014.

        On August 27, 2014, the Independence Bank board of directors met to review the status of the potential transaction process, including any initial indications from potential partners. This meeting was also attended by representatives from KBW and Stinson Leonard Street LLP. Of the six parties that signed non-disclosure agreements, one party, which is referred to as Company A, had submitted a written indication of interest of $13.25 per share with a consideration mix of 50% stock and 50% cash. Another party, which is referred to as Company B, had verbally indicated interest in an all cash transaction and communicated that a formal letter would be delivered to the Independence Bank board of directors at a later date. However, Company B subsequently communicated that it was not able to submit an indication of interest. Pacific Premier also had communicated through Davidson to KBW that it was not going to submit an indication of interest primarily due to timing and allocating resources to other strategic initiatives. After a detailed discussion of Company A's indication of interest and Independence Bank's stand-alone prospects as well as the acquisition landscape, the Independence Bank board of directors determined that the offer from Company A was not adequate and instructed KBW to counter at $14.50 per share with a consideration mix of 75% stock and 25% cash.

        During late August and early September, KBW discussed the counter proposal with Company A but there was no change to the initial proposal.

        In early September, Pacific Premier announced it had completed a private placement of subordinated notes. Independence Bank instructed KBW to reach back out to Pacific Premier regarding interest in reengaging in discussions in a potential transaction. Pacific Premier was receptive to reengaging in discussions and additional due diligence was completed on Independence Bank by Pacific Premier over the next several weeks.

        On September 17, 2014, Independence Bank's Chairman, Kent Snyder, met with Pacific Premier's President and Chief Executive Officer, Steve Gardner, to discuss a potential transaction. The following day, Pacific Premier submitted a written indication of interest at $13.75 per share with consideration of 90% stock and 10% cash. The exchange ratio for the stock portion of the Pacific Premier consideration to be received by the Independence Bank shareholders was to be fixed at 0.9016.

        On September 19, 2014, the Independence Bank board of directors met to discuss Pacific Premier's written indication of interest. At the meeting, a majority of the members of the Independence Bank board of directors voted to approve moving forward with the potential transaction, subject to a few changes to non-financial consideration terms described in Pacific Premier's written indication. On September 22, 2014 the non-binding letter of intent was signed by both parties.

        Over the course of the next several weeks during late September to mid-October, extensive due diligence was completed by Pacific Premier on Independence Bank, including onsite loan file review and several management meetings.

        On October 15, 2014, Independence Bank's Chairman, Kent Snyder, and Chief Executive Officer, Charles Thomas, met with Pacific Premier's President and Chief Executive Officer, Steve Gardner, at Mr. Snyder's offices to discuss the potential transaction and proposed a change to the previously agreed upon exchange ratio from 0.9016 to 0.9259. Following this meeting, Mr. Gardner discussed the proposed change to the exchange ratio with Davidson. Davidson then prepared a revised financial analysis of the merger based on the proposed exchange ratio and reviewed the revised analysis and the related results with Mr. Gardner.

        On October 16, 2014, Mr. Gardner communicated to Messrs. Snyder and Thomas that Pacific Premier would agree to the revised exchange ratio. Independence Bank held its regularly scheduled board meeting later that day, with KBW and Stinson Leonard Street LLP present for the discussion on the proposed transaction. Following extensive discussions, the board of directors of Independence Bank voted unanimously to approve moving forward with the merger based on the revised exchange ratio, with the understanding that all directors and executive officers would be required to enter into shareholders agreements with Pacific Premier and Independence Bank concurrent with the signing of the merger agreement. The shareholders agreement obligates each of the Independence Bank directors and executive officers to vote the shares of Independence Bank common stock owned by them, among other things, in favor of the proposal to approve the merger agreement.

        On October 20, 2014, the board of directors of Pacific Premier held a special board meeting for purposes of considering and approving the merger agreement. At that meeting, the Pacific Premier board of directors thoroughly discussed and considered the terms and conditions of the merger and the final merger agreement. Holland & Knight LLP advised the Pacific Premier board of directors respecting its duties in connection with the transaction. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Pacific Premier board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in such opinion, the aggregate merger consideration to be paid by Pacific Premier to the Independence Bank shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Pacific Premier.

        After deliberation, the Pacific Premier board of directors voted unanimously to approve the merger agreement and transactions contemplated by the merger agreement, and authorized Pacific Premier management to execute the merger agreement.

        On October 20, 2014, the board of directors of Independence Bank also held a special board meeting for purposes of considering and approving the merger agreement. At that meeting, the Independence Bank board of directors thoroughly discussed and considered the terms and conditions of the merger and the final merger agreement. Stinson Leonard Street LLP advised the Independence Bank board of directors respecting its duties in connection with the transaction and the final changes made to the merger agreement. KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Independence Bank common stock.

        After deliberation, the Independence Bank board of directors voted unanimously to approve the merger agreement and transactions contemplated by the merger agreement, and authorized Independence Bank management to execute the merger agreement.

        On October 21, 2014, Independence Bank and Pacific Premier executed the merger agreement. Prior to the opening of the stock market on October, 22, 2014, Pacific Premier issued a press release announcing the execution of the merger agreement and the terms of the proposed merger.

Pacific Premier's Reasons for the Merger and Recommendation of the Pacific Premier Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Independence Bank is consistent with this strategy. In reaching its conclusion to approve the merger and to recommend to its shareholders to approve the issuance of Pacific Premier common stock in connection with the merger, Pacific Premier's board of directors consulted with its financial advisor, Davidson, with respect to the financial aspects of the proposed acquisition and with its legal counsel, Holland & Knight LLP, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier and the

Bank entered into the merger agreement with Independence Bank because, among other things, Pacific Premier believes that the acquisition of Independence Bank will:

  •
  result in a meaningful improvement in operational scale in Pacific Premier's existing footprint between Orange County and the broader Coachella Valley in light of the branch locations of Independence Bank;

  •
  result in significant cost savings and synergies due to the consolidation of three Independence Bank branch locations in Newport Beach, Fountain Valley and San Juan Capistrano and the reduction of typical back office expenses;

  •
  be accretive to Pacific Premier's earnings per share in fiscal year 2015, excluding non-recurring deal related expenses, and result in an anticipated earnings per share accretion of approximately 9.6% in fiscal year 2016;

  •
  enable Pacific Premier to offer its broader range of products and services to Independence Bank customers;

  •
  provide Pacific Premier with significant opportunities for marketing synergies due to Independence Bank's strong relationship-based business banking model;

  •
  improve and strengthen Pacific Premier Bank's existing deposit base by acquiring an attractive deposit franchise, which was comprised of 81.4% non-certificates of deposit at September 30, 2014 and 25.9% non-interest bearing demand deposits at September 30, 2014; and

  •
  allow Pacific Premier to deploy a portion of its capital into what its board of directors believes is a compelling investment.

        The Pacific Premier board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the possible disruption to Pacific Premier's or Independence Bank's business that may result from the announcement of the merger;

  •
  the risk that the cost savings, operational synergies and other benefits expected result from the merger might not be fully realized or not realized at all;

  •
  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  •
  the condition that Pacific Premier's shareholders approve the issuance of shares of Pacific Premier's common stock to Independence Bank's shareholders in connection with the merger,

  •
  the condition that Independence Bank's shareholders approve of the merger, and

  •
  other conditions which are outside of Pacific Premier's control;

  •
  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

  •
  the market price of Pacific Premier's common stock, and

  •
  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, Pacific Premier's board of directors believes that the merger is in the best interest of Pacific Premier and its shareholders and unanimously recommends that the Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger.

Independence Bank's Reasons for the Merger and Recommendation of the Independence Bank Board of Directors

        After carefully considering all of its options, and cognizant of its fiduciary duty to shareholders, the current competitive and regulatory environment, and a number of other factors discussed in this joint proxy statement/prospectus, Independence Bank's board of directors unanimously recommended approval of the merger agreement, determining that the merger, on the terms provided in the merger agreement, is Independence Bank's best option to realize reasonable value for its shareholders in today's challenging and uncertain banking market.

        In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to its shareholders, Independence Bank's board of directors consulted with Independence Bank's financial advisor, KBW, with respect to the financial aspects of the proposed acquisition and with its legal counsel, Stinson Leonard Street LLP, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the Independence Bank board of directors have been disclosed herein. In approving the merger agreement, the board of directors of Independence Bank considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

  •
  the belief, as of the date of the merger agreement, the aggregate merger consideration represents a fair price to Independence Bank shareholders;

  •
  the financial terms of the merger, including the relationship of the merger consideration to the book value of Independence Bank common stock and the earnings of Independence Bank;

  •
  the structure of the value of the aggregate merger consideration, with approximately 10% of the aggregate merger consideration payable in cash and approximately 90% of the aggregate merger consideration payable in shares of Pacific Premier common stock;

  •
  the tax-free nature of the shares of Pacific Premier common stock being offered as part of the aggregate merger consideration;

  •
  the value of Pacific Premier common stock, including the liquidity of Pacific Premier common stock given its listing on the NASDAQ Global Select Market and information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Pacific Premier and Pacific Premier Bank, including the stability of Pacific Premier's management team and Pacific Premier's positive financial performance trends;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  results that could be expected to be obtained by Independence Bank if it continued to operate independently, and the likely benefits to Independence Bank shareholders of such course, as compared with the value of the aggregate merger consideration being offered by Pacific Premier;

  •
  the ability of Pacific Premier's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Pacific Premier and Pacific Premier Bank in completing and integrating previous mergers of community banks;

  •
  the financial presentation, dated October 20, 2014, of KBW to the Independence Bank board of directors and the opinion, dated October 20, 2014, of KBW to the Independence Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Independence Bank common stock of the merger consideration in the proposed merger, as more fully described below under "Opinion of Independence Bank's Financial Advisor;"

  •
  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

  •
  the definitive merger agreement not including any unrealistic closing conditions based on the financial performance of Independence Bank between signing and closing of the transaction;

  •
  the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Independence Bank in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as Independence Bank;

  •
  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies, the effect of a higher lending limit with respect to Independence Bank's customers, and the generally higher trading multiples of larger financial institutions;

  •
  the ability of a larger financial institution, such as Pacific Premier, to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated impact on the communities served by Independence Bank, and the increased ability to serve the communities and its customer base through a larger branch network;

  •
  the possible effects of the merger on Independence Bank's employees and customers; and

  •
  Independence Bank's employees having more opportunities for advancement at a larger financial institution such as Pacific Premier.

        The Independence Bank board of directors also considered the potential adverse consequences of the proposed merger, including:

  •
  the interests of Independence Bank's officers and directors with respect to the merger apart from their interests as holders of Independence Bank common stock, and the risk that these interests might influence their decision with respect to the merger;

  •
  the merger agreement's restrictions on Independence Bank's ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee in favor of Pacific Premier, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to Independence Bank's shareholders;

  •
  the possibility that the merger and the related integration process could disrupt Independence Bank's on-going business and result in the loss of customers and the fact that Independence Bank's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from Independence Bank's business, and that Independence Bank will incur substantial transaction costs even if the merger is not consummated;

  •
  the costs already incurred by Independence Bank in connection with the merger process;

  •
  the potential reaction of Independence Bank's customers to Pacific Premier and Pacific Premier Bank;

  •
  employee attrition and the potential effect on business and customer relationships;

  •
  that while the merger is pending, Independence Bank will be subject to certain limited restrictions on how it conducts business that could delay or prevent Independence Bank from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent;

  •
  the possible effects on Independence Bank should the parties fail to complete the merger, including the possible effects on the price of Independence Bank common stock, and the associated business and opportunity costs; and

  •
  the possible downside risk of Pacific Premier's stock performance and the risk of price volatility given that Independence Bank does not have the right to terminate the merger if the price of the Pacific Premier common stock falls below a stated price.

        Based on the reasons stated, Independence Bank's board of directors believes that the merger is in the best interest of Independence Bank and its shareholders and unanimously recommends that the Independence Bank shareholders vote "FOR" approval of the merger agreement.

Opinion of Pacific Premier's Financial Advisor

        On September 29, 2014, Pacific Premier entered into an engagement agreement with Davidson, to render financial advisory and investment banking services to Pacific Premier. As part of its engagement, Davidson agreed to assist Pacific Premier in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Pacific Premier and Independence Bank. Davidson also agreed to provide Pacific Premier's board of directors with an opinion as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of Independence Bank common stock in the proposed merger. Pacific Premier engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific Premier and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        On October 20, 2014, the Pacific Premier board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Pacific Premier board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the aggregate merger consideration to be paid by Pacific Premier to the Independence Bank shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Pacific Premier.

        The full text of Davidson's written opinion, dated October 20, 2014, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Pacific Premier's shareholders are urged to read the opinion in its entirety.

        Davidson's opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Pacific Premier board of directors and addresses only the fairness, from a financial point of view to Pacific Premier of the consideration to be paid to the holders of the Independence Bank common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Pacific Premier to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Pacific Premier or Pacific Premier's board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to

Pacific Premier, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Pacific Premier and Independence Bank determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Pacific Premier shareholder as to how such shareholder should vote at the Pacific Premier meeting on the issuance of the Pacific Premier common stock with the merger. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of Pacific Premier's or Independence Bank's officers, directors or employees, or any class of such persons, relative to the aggregate merger consideration. The opinion has been reviewed and approved by Davidson's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Pacific Premier board of directors as Appendix B to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

        In connection with rendering its opinion, Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Pacific Premier and Independence Bank and the merger, including among other things, the following:

  •
  a draft of the merger agreement dated October 19, 2014;

  •
  certain financial statements and other historical financial and business information about Pacific Premier and Independence Bank made available to Davidson from published sources and/or from the internal records of Pacific Premier and Independence Bank that Davidson deemed relevant;

  •
  internal financial projections for Independence Bank for the years ending December 31, 2014 and December 31, 2015 as provided by senior management of Independence Bank and estimated long-term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  certain publicly available analyst earnings estimates for Pacific Premier for the years ending December 31, 2014 and December 31, 2015 and estimated long-term growth rates for the years thereafter, in each case as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  the current market environment generally and the banking environment in particular;

  •
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  •
  the market and trading characteristics of public companies and public bank holding companies in particular;

  •
  the relative contributions of Pacific Premier and Independence Bank to the combined company;

  •
  the pro forma financial impact of the merger, taking into consideration the amounts and timing of the transaction costs and cost savings;

  •
  the net present value of Independence Bank with consideration of projected financial results;

  •
  the net present value of Pacific Premier with consideration of projected financial results;

  •
  the net present value of Pacific Premier, on a pro forma basis taking into consideration the pro forma financial impact of the merger, with consideration of projected financial results; and

  •
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant, including discussions with management and other representatives and advisors of Pacific Premier and Independence Bank concerning the business, financial condition, results of operations and prospects of Pacific Premier and Independence Bank.

        In arriving at its opinion, Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pacific Premier or Independence Bank, nor did Davidson make an independent appraisal or analysis of Pacific Premier or Independence Bank with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted, any physical inspection of the properties or facilities of Pacific Premier or Independence Bank. Davidson has further relied on the assurances of management of Pacific Premier and Independence Bank that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments pursuant to FASB 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Pacific Premier or Independence Bank nor has Davidson reviewed any individual credit files relating to Pacific Premier or Independence Bank. Davidson has assumed that the respective allowances for loan losses for both Pacific Premier and Independence Bank are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in Pacific Premier's or Independence Bank's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson has assumed in all respects material to its analysis that Pacific Premier and Independence Bank will remain as going concerns for all periods relevant to its analysis. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson's opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Pacific Premier's board of directors.

        Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses. For purposes of the information presented in the tabular format, "PPBI" refers to Pacific Premier and "IDPK" refers to Independence Bank.

        Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of October 17, 2014, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to Pacific Premier's board of directors, and is not necessarily indicative of market conditions after such date.

Summary of Proposal

        Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of common stock of Independence Bank will be converted into, and shall be canceled in exchange for, subject to allocation procedures, the right to receive $13.75 per share in cash or 0.9259 shares of common stock of Pacific Premier. Based upon 4,821,628 shares of Independence Bank common stock outstanding, 672,250 in-the-money Independence Bank stock options outstanding with a weighted average strike price of $7.75 per share, 206,975 in-the-money Independence Bank warrants outstanding with a weighted average strike price of $5.50 per share and a Pacific Premier trading price of $14.68 as of October 17, 2014, Davidson calculated a per share consideration of $13.60 and aggregate merger consideration of approximately $71.3 million. The terms and conditions of the merger are more fully described in the merger agreement. Based upon financial information as of or for the twelve month period ended September 30, 2014, Davidson calculated the following transaction ratios:

Transaction Ratios
Transaction Price / Last Twelve Months Earnings Per Share	20.6x
Transaction Price / Book Value Per Share	135.6%
Transaction Price / Tangible Book Value Per Share	138.4%
Transaction Price / Last Twelve Months Net Income	22.4x
Transaction Price / Book Value (Aggregate)	147.5%
Transaction Price / Tangible Book Value (Aggregate)	150.5%
Tangible Book Premium / Core Deposits(1)	7.7%
Transaction Price / IDPK's Closing Price as of 10/17/2014(2)	8.77%
Transaction Price / IDPK's 20-Day Average Price as of 10/17/2014(3)	17.56%

(1)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

(2)
Based on IDPK's Closing Price as of October 17, 2014 of $12.50.

(3)
Based on IDPK's 20-Day Average Price as of October 17, 2014 of $11.57.

Stock Trading History of Pacific Premier and Independence Bank

        Davidson reviewed the history of the reported trading prices and volume of Pacific Premier and Independence Bank common stock and the relationship between the movements in the prices of Pacific Premier and Independence Bank common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the SNL Bank Index and the KBW Regional Bank Index.

	Stock Performance Since OTC Listing
	Beginning Index Value on 3/4/2014	Ending Index Value on 10/17/2014
Standard & Poor's 500 Index	100.0%	100.7%
SNL Bank Index	100.0%	98.3%
KBW Regional Bank Index	100.0%	90.1%
PPBI	100.0%	87.0%
IDPK	100.0%	156.3%

	One Year Stock Performance
	Beginning Index Value on 10/17/2013	Ending Index Value on 10/17/2014
Standard & Poor's 500 Index	100.0%	108.9%
SNL Bank Index	100.0%	105.2%
KBW Regional Bank Index	100.0%	97.1%
PPBI	100.0%	105.9%

	Three Year Stock Performance
	Beginning Index Value on 10/17/2011	Ending Index Value on 10/17/2014
Standard & Poor's 500 Index	100.0%	157.1%
SNL Bank Index	100.0%	189.9%
KBW Regional Bank Index	100.0%	169.3%
PPBI	100.0%	259.4%

Pacific Premier Comparable Companies Analysis

        Davidson used publicly available information to compare selected financial and market trading information for Pacific Premier and a group of 14 financial institutions selected by Davidson which: (i) were banks with common stock listed on NASDAQ or the New York Stock Exchange; (ii) were headquartered in California, Colorado, Oregon or Washington; (iii) had total assets between $1.0 billion and $5.0 billion; and (iv) had a ratio of non-performing assets as a percentage of total assets of less than 2.00%. The 14 financial institutions were as follows:

Banc of California, Inc.	Guaranty Bancorp
Bank of Marin Bancorp	Heritage Commerce Corp
Banner Corporation(1)	Heritage Financial Corporation
Bridge Capital Holdings	Heritage Oaks Bancorp
Central Valley Community Bancorp	Opus Bank
CoBiz Financial Inc.	Pacific Continental Corporation
CU Bancorp(1)	Westamerica Bancorporation

(1)
Does not reflect impact of pending acquisitions or acquisitions closed after October 17, 2014.

        The analysis compared publicly available financial and market trading information for Pacific Premier and the data for the 14 financial institutions identified above as of and for the most recent three-month period which was publicly available. The table below compares the data for Pacific Premier and the data for the 14 financial institutions identified above, with pricing data as of October 17, 2014. The 2014 and 2015 earnings per share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier and the 14 financial institutions identified above.

	Financial Condition and Performance
		Comparable Companies
	PPBI	Median	Average	Minimum	Maximum
Total Assets (in millions)	$2,034.2	$1,950.9	$2,700.4	$1,164.1	$4,993.7
Non-Performing Assets / Total Assets	0.12%	1.12%	1.00%	0.30%	1.44%
Texas Ratio(1)	1.4%	10.2%	9.8%	3.5%	15.3%
Tangible Common Equity Ratio	8.43%	9.67%	9.67%	7.28%	11.79%
Loan / Deposit Ratio	100.3%	78.8%	80.9%	40.1%	108.4%
Net Interest Margin (Most Recent Quarter)	4.14%	4.05%	4.09%	3.66%	5.05%
Efficiency Ratio (Most Recent Quarter)	56.8%	64.1%	64.2%	50.2%	83.7%
Return on Average Tangible Common Equity (Most Recent Quarter)	13.60%	10.45%	10.46%	6.13%	16.54%
Return on Average Assets (Most Recent Quarter)	1.14%	0.94%	0.98%	0.59%	1.50%

	Market Performance Multiples
		Comparable Companies
	PPBI	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$250.6	$323.8	$434.6	$120.6	$1,178.5
Price / Tangible Book Value Per Share	153.6%	156.9%	165.6%	99.4%	297.3%
Price / LTM Earnings Per Share	17.3x	16.8x	16.6x	6.2x	21.1x
Price / 2014 Est. Earnings Per Share(2)	14.3x	16.9x	17.1x	11.9x	20.9x
Price / 2015 Est. Earnings Per Share(2)	11.0x	13.8x	14.1x	9.6x	19.6x

(1)
Texas ratio is calculated as the sum of non-performing assets and loans 90 days or more past due divided by the sum of tangible common equity and loan loss reserves.

(2)
Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates.

Independence Bank Comparable Companies Analysis

        Davidson used publicly available information to compare selected financial and market trading information for Independence Bank and a group of 14 financial institutions selected by Davidson which: (i) were banks with common stock listed on the over-the-counter markets (OTCQB); (ii) were headquartered in Southern California, including the Los Angeles-Long Beach-Anaheim MSA, the Riverside-San Bernardino-Ontario MSA and the San Diego-Carlsbad MSA; (iii) had total assets between $150.0 million and $2.0 billion; (iv) had a ratio of non-performing assets as a percentage of total assets of less than 3.00%. These 14 financial institutions were as follows:

American Business Bank	Mission Valley Bancorp
Bank of Santa Clarita	Orange County Business Bank
Bank of Southern California, NA	Pacific Commerce Bank
California Republic Bancorp	Plaza Bank
Capital Bank	San Diego Private Bank
CommerceWest Bank	Seacoast Commerce Bank
Manhattan Bancorp	Security California Bancorp

        The analysis compared publicly available financial and market trading information for Independence Bank and the data for the 14 financial institutions identified above as of and for the most recent three-month period which was publicly available. The table below compares the data for Independence Bank and the data for the comparable companies, with pricing data as of October 17, 2014.

	Financial Condition and Performance
		Comparable Companies
	IDPK	Median	Average	Minimum	Maximum
Total Assets (in millions)	$426.2	$353.2	$464.2	$198.3	$1,455.1
Non-Performing Assets / Total Assets	0.95%	0.43%	0.76%	0.00%	2.73%
Texas Ratio(1)	7.8%	3.7%	7.3%	0.0%	34.0%
Tangible Common Equity Ratio	11.14%	9.91%	10.24%	6.57%	19.37%
Loan / Deposit Ratio	95.4%	85.5%	82.8%	41.0%	117.2%
Net Interest Margin (Most Recent Quarter)	4.82%	4.19%	4.08%	2.90%	5.13%
Efficiency Ratio (Most Recent Quarter)	71.4%	70.6%	75.2%	56.3%	101.0%
Return on Average Tangible Common Equity (Most Recent Quarter)	6.93%	6.39%	7.49%	-10.58%	19.76%
Return on Average Assets (Most Recent Quarter)	0.78%	0.75%	0.80%	0.09%	1.55%

	Market Performance Multiples
		Comparable Companies
	IDPK	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$60.0	$49.4	$54.4	$15.4	$153.0
Price / Tangible Book Value Per Share	130.0%	106.3%	120.9%	76.9%	215.4%
Price / LTM Earnings Per Share	20.5x	15.1x	14.8x	9.6x	19.6x

(1)
Texas ratio is calculated as the sum of non-performing assets and loans 90 days or more past due divided by the sum of tangible common equity and loan loss reserves

Precedent Transactions Analysis

        Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) "California Transactions" and (2) "Nationwide Transactions".

        "California Transactions" included 15 transactions where:

  •
  the transaction was announced between January 1, 2012 and October 17, 2014;

  •
  the transaction involved banks and thrifts headquartered in California;

  •
  the target company's total assets were between $200.0 million and $1.0 billion; and

  •
  the non-performing assets to total assets ratio of the target company was less than 3.00%.

        "Nationwide Transactions" included 23 transactions where:

  •
  the transaction was announced between January 1, 2014 and October 17, 2014;

  •
  the transaction involved banks and thrifts headquartered nationwide;

  •
  the target company's total assets were between $250.0 million and $750.0 million; and

  •
  the non-performing assets to total assets ratio of the target company was less than 3.00%;

        The following tables set forth the transactions included in "California Transactions" and "Nationwide Transactions" and are sorted by announcement date:

California Transactions

Announcement Date	Acquirer	Target
10/15/2014(1)	SKBHC Holdings LLC	Greater Sacramento Bancorp
9/29/2014(1)	HomeStreet, Inc.	Simplicity Bancorp, Inc.
6/03/2014(1)	CU Bancorp	1st Enterprise Bank
2/18/2014	CVB Financial Corp.	American Security Bank
1/21/2014	TriCo Bancshares	North Valley Bancorp
10/21/2013	Heritage Oaks Bancorp	Mission Community Bancorp
7/15/2013	Wilshire Bancorp, Inc.	Saehan Bancorp
7/01/2013	Bank of Marin Bancorp	NorCal Community Bancorp
5/02/2013	Sterling Financial Corporation	Commerce National Bank
3/06/2013	Pacific Premier Bancorp, Inc.	San Diego Trust Bank
12/20/2012	Central Valley Community Bancorp	Visalia Community Bank
8/30/2012	Umpqua Holdings Corporation	Circle Bancorp
8/22/2012	First PacTrust Bancorp, Inc.	Private Bank of California
4/30/2012	PacWest Bancorp	American Perspective Bank
3/27/2012	SKBHC Holdings LLC	Security Business Bancorp

(1)
Indicates the transaction was pending as of October 17, 2014.

Nationwide Transactions

Announcement Date	Acquirer	Target
10/15/2014(1)	SKBHC Holdings LLC	Greater Sacramento Bancorp
10/03/2014(1)	IBERIABANK Corporation	Florida Bank Group, Inc.
9/26/2014(1)	First Busey Corporation	Herget Financial Corp.
8/04/2014(1)	Peoples Bancorp Inc.	NB&T Financial Group, Inc.
7/28/2014(1)	Old National Bancorp	Founders Financial Corporation
7/14/2014(1)	Magnolia Banking Corporation	FNB of Hempstead County, Inc.
7/08/2014(1)	First Midwest Bancorp, Inc.	Great Lakes Financial Resources, Inc.
6/24/2014(1)	State Bank Financial Corporation	Georgia-Carolina Bancshares, Inc.
6/18/2014(1)	Univest Corporation of Pennsylvania	Valley Green Bank
6/05/2014(1)	BNC Bancorp	Harbor Bank Group, Inc.
6/02/2014	Independent Bank Group, Inc.	Houston City Bancshares, Inc.
5/08/2014	Glacier Bancorp, Inc.	FNBR Holding Corporation
5/05/2014(1)	Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
4/24/2014	Seacoast Banking Corporation of Florida	BANKshares, Inc.
4/22/2014	Heritage Financial Group, Inc.	Alarion Financial Services, Inc.
4/17/2014	Home BancShares, Inc.	Florida Traditions Bank
4/04/2014	Peoples Bancorp Inc.	Ohio Heritage Bancorp, Inc.
3/24/2014	Simmons First National Corporation	Delta Trust & Banking Corporation
3/17/2014(1)	CBFH, Inc.	MC Bancshares, Inc.
2/18/2014	CVB Financial Corp.	American Security Bank
2/11/2014	IBERIABANK Corporation	First Private Holdings, Inc.
2/10/2014	First Interstate BancSystem, Inc.	Mountain West Financial Corp.
1/08/2014(1)	BancorpSouth, Inc.	Ouachita Bancshares Corp.

(1)
Indicates the transaction was pending as of October 17, 2014.

        For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

  •
  transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  transaction price compared to tangible book value per share, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

  •
  tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

        As illustrated in the following table, Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and Independence Bank data for the last twelve months ended September 30, 2014.

	Financial Condition and Performance
		California				Nationwide
	IDPK	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$426.2	$412.3	$456.0	$200.4	$912.4	$412.3	$439.4	$251.9	$674.1
Return on Average Assets (Last Twelve Months)	0.78%	0.62%	0.62%	0.02%	1.95%	0.62%	0.68%	0.11%	1.51%
Return on Average Equity (Last Twelve Months)	6.88%	5.98%	6.22%	0.18%	25.07%	7.03%	7.05%	1.12%	16.58%
Tangible Common Equity Ratio	11.14%	9.96%	10.05%	6.36%	16.67%	9.03%	9.02%	6.32%	11.37%
Efficiency Ratio (Last Twelve Months)	71.4%	80.7%	80.3%	64.2%	97.8%	75.5%	76.2%	53.1%	106.1%
Non-Performing Assets / Total Assets	0.95%	1.67%	1.46%	0.43%	3.00%	1.39%	1.50%	0.00%	2.89%
Loan Loss Reserves / Non-Performing Loans	120.6%	131.1%	179.3%	26.6%	542.3%	78.4%	132.0%	31.6%	436.3%

	Transaction Multiples
		California				Nationwide
	IDPK	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Last Twelve Months Earnings Per Share	20.6x	20.9x	20.8x	9.8x	28.8x	17.3x	18.8x	8.4x	28.8x
Transaction Price / Tangible Book Value Per Share	138.4%	133.4%	139.2%	98.5%	187.9%	146.9%	157.2%	98.4%	234.0%
Tangible Book Premium / Core Deposits(1)	7.7%	4.5%	6.1%	0.0%	12.5%	7.4%	8.6%	-0.2%	25.3%

(1)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value over tangible book value by core deposits.

Net Present Value Analysis for Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances. The analysis assumed: (i) Pacific Premier performed in accordance with the Pacific Premier average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2014 and December 31, 2015; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2019, Davidson applied price to earnings multiples of 14.0x to 21.0x and multiples of tangible book value ranging from

130.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.50% to 13.00%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $14.07 to $26.13 when applying the price to earnings multiples to the financial forecasts and $12.68 to $24.15 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
8.50%	$17.42	$18.66	$19.91	$21.15	$22.40	$23.64	$24.89	$26.13
9.00%	$17.00	$18.22	$19.43	$20.65	$21.86	$23.08	$24.29	$25.51
9.50%	$16.60	$17.79	$18.97	$20.16	$21.34	$22.53	$23.71	$24.90
10.00%	$16.21	$17.36	$18.52	$19.68	$20.84	$22.00	$23.15	$24.31
10.50%	$15.83	$16.96	$18.09	$19.22	$20.35	$21.48	$22.61	$23.74
11.00%	$15.45	$16.56	$17.66	$18.77	$19.87	$20.97	$22.08	$23.18
11.50%	$15.09	$16.17	$17.25	$18.33	$19.41	$20.48	$21.56	$22.64
12.00%	$14.74	$15.80	$16.85	$17.90	$18.96	$20.01	$21.06	$22.11
12.50%	$14.40	$15.43	$16.46	$17.49	$18.52	$19.55	$20.57	$21.60
13.00%	$14.07	$15.08	$16.08	$17.09	$18.09	$19.10	$20.10	$21.11

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
8.50%	$15.70	$16.91	$18.12	$19.32	$20.53	$21.74	$22.95	$24.15
9.00%	$15.33	$16.50	$17.68	$18.86	$20.04	$21.22	$22.40	$23.58
9.50%	$14.96	$16.11	$17.26	$18.41	$19.56	$20.72	$21.87	$23.02
10.00%	$14.61	$15.73	$16.85	$17.98	$19.10	$20.23	$21.35	$22.47
10.50%	$14.26	$15.36	$16.46	$17.55	$18.65	$19.75	$20.85	$21.94
11.00%	$13.93	$15.00	$16.07	$17.14	$18.21	$19.29	$20.36	$21.43
11.50%	$13.60	$14.65	$15.70	$16.74	$17.79	$18.84	$19.88	$20.93
12.00%	$13.29	$14.31	$15.33	$16.35	$17.38	$18.40	$19.42	$20.44
12.50%	$12.98	$13.98	$14.98	$15.98	$16.97	$17.97	$18.97	$19.97
13.00%	$12.68	$13.66	$14.63	$15.61	$16.58	$17.56	$18.53	$19.51

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Independence Bank's estimated earnings per share in 2019 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Pacific Premier common stock, using the same price to earnings multiples of 14.0x to 21.0x and a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2019 EPS	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
20.00%	$19.45	$20.84	$22.23	$23.62	$25.01	$26.39	$27.78	$29.17
15.00%	$18.64	$19.97	$21.30	$22.63	$23.96	$25.29	$26.63	$27.96
10.00%	$17.83	$19.10	$20.37	$21.65	$22.92	$24.19	$25.47	$26.74
5.00%	$17.02	$18.23	$19.45	$20.66	$21.88	$23.10	$24.31	$25.53
0.00%	$16.21	$17.36	$18.52	$19.68	$20.84	$22.00	$23.15	$24.31
-5.00%	$15.40	$16.50	$17.60	$18.70	$19.80	$20.90	$22.00	$23.10
-10.00%	$14.59	$15.63	$16.67	$17.71	$18.75	$19.80	$20.84	$21.88
-15.00%	$13.78	$14.76	$15.74	$16.73	$17.71	$18.70	$19.68	$20.66
-20.00%	$12.97	$13.89	$14.82	$15.74	$16.67	$17.60	$18.52	$19.45

Net Present Value Analysis for Independence Bank

        Davidson performed an analysis that estimated the net present value per share of Independence Bank common stock under various circumstances. The analysis assumed: (i) Independence Bank performed in accordance with management's financial forecasts for the years ending December 31, 2014 and December 31, 2015, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with Pacific Premier management. To approximate the terminal value of Independence Bank common stock at December 31, 2019, Davidson applied price to earnings multiples of 14.0x to 21.0x and multiples of tangible book value ranging from 130.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.00% to 17.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Independence Bank's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Independence Bank common stock of $8.45 to $19.30 when applying the price to earnings multiples to the financial forecasts and $9.08 to $21.27 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
8.00%	$12.87	$13.79	$14.70	$15.62	$16.54	$17.46	$18.38	$19.30
9.00%	$12.26	$13.13	$14.01	$14.88	$15.76	$16.64	$17.51	$18.39
10.00%	$11.68	$12.52	$13.35	$14.19	$15.02	$15.86	$16.69	$17.53
11.00%	$11.14	$11.94	$12.73	$13.53	$14.32	$15.12	$15.92	$16.71
12.00%	$10.63	$11.39	$12.15	$12.91	$13.66	$14.42	$15.18	$15.94
13.00%	$10.14	$10.87	$11.59	$12.32	$13.04	$13.77	$14.49	$15.21
14.00%	$9.68	$10.38	$11.07	$11.76	$12.45	$13.14	$13.83	$14.53
15.00%	$9.25	$9.91	$10.57	$11.23	$11.89	$12.55	$13.21	$13.87
16.00%	$8.84	$9.47	$10.10	$10.73	$11.36	$11.99	$12.63	$13.26
17.00%	$8.45	$9.05	$9.66	$10.26	$10.86	$11.47	$12.07	$12.67

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
8.00%	$13.82	$14.89	$15.95	$17.02	$18.08	$19.14	$20.21	$21.27
9.00%	$13.17	$14.18	$15.20	$16.21	$17.22	$18.24	$19.25	$20.26
10.00%	$12.55	$13.52	$14.49	$15.45	$16.42	$17.38	$18.35	$19.31
11.00%	$11.97	$12.89	$13.81	$14.73	$15.65	$16.58	$17.50	$18.42
12.00%	$11.42	$12.30	$13.18	$14.06	$14.93	$15.81	$16.69	$17.57
13.00%	$10.90	$11.74	$12.58	$13.41	$14.25	$15.09	$15.93	$16.77
14.00%	$10.41	$11.21	$12.01	$12.81	$13.61	$14.41	$15.21	$16.01
15.00%	$9.94	$10.70	$11.47	$12.23	$13.00	$13.76	$14.53	$15.29
16.00%	$9.50	$10.23	$10.96	$11.69	$12.42	$13.15	$13.88	$14.61
17.00%	$9.08	$9.78	$10.47	$11.17	$11.87	$12.57	$13.27	$13.97

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Independence Bank's estimated earnings per share in 2019 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Independence Bank common stock, using the same price to earnings multiples of 14.0x to 21.0x and a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2019 EPS	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
20.00%	$14.02	$15.02	$16.02	$17.02	$18.03	$19.03	$20.03	$21.03
15.00%	$13.44	$14.40	$15.36	$16.32	$17.27	$18.23	$19.19	$20.15
10.00%	$12.85	$13.77	$14.69	$15.61	$16.52	$17.44	$18.36	$19.28
5.00%	$12.27	$13.14	$14.02	$14.90	$15.77	$16.65	$17.53	$18.40
0.00%	$11.68	$12.52	$13.35	$14.19	$15.02	$15.86	$16.69	$17.53
-5.00%	$11.10	$11.89	$12.68	$13.48	$14.27	$15.06	$15.86	$16.65
-10.00%	$10.52	$11.27	$12.02	$12.77	$13.52	$14.27	$15.02	$15.77
-15.00%	$9.93	$10.64	$11.35	$12.06	$12.77	$13.48	$14.19	$14.90
-20.00%	$9.35	$10.01	$10.68	$11.35	$12.02	$12.68	$13.35	$14.02
Net Present Value Analysis for Pro Forma Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances, including the impact of the merger with Independence Bank. The analysis assumed (i) Pacific Premier performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2014 and December 31, 2015, (ii) an estimated long-term growth rate for the years thereafter; and (iii) the pro forma financial impact of the merger with Independence Bank including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with Pacific Premier management. The analysis assumed (i) Independence Bank performed in accordance with Independence Bank management's financial forecasts for the years ending December 31, 2014 and December 31, 2015, and (ii) an estimated long-term growth rate for the years thereafter, as discussed with Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2019, Davidson applied price to earnings multiples of 14.0x to 21.0x and multiples of tangible book value ranging from 130.0% to 200.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 8.50% to 13.00%, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific

Premier's common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Ibbotson Equity Risk Premium, plus the published Ibbotson Size Premium, and plus the published Ibbotson Industry Premium.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $15.14 to $28.11 when applying the price to earnings multiples to the financial forecasts and $12.81 to $24.41 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
8.50%	$18.74	$20.08	$21.42	$22.75	$24.09	$25.43	$26.77	$28.11
9.00%	$18.29	$19.60	$20.91	$22.21	$23.52	$24.82	$26.13	$27.44
9.50%	$17.86	$19.13	$20.41	$21.68	$22.96	$24.23	$25.51	$26.79
10.00%	$17.43	$18.68	$19.93	$21.17	$22.42	$23.66	$24.91	$26.15
10.50%	$17.02	$18.24	$19.46	$20.67	$21.89	$23.10	$24.32	$25.54
11.00%	$16.63	$17.81	$19.00	$20.19	$21.38	$22.56	$23.75	$24.94
11.50%	$16.24	$17.40	$18.56	$19.72	$20.88	$22.04	$23.20	$24.36
12.00%	$15.86	$16.99	$18.13	$19.26	$20.39	$21.52	$22.66	$23.79
12.50%	$15.49	$16.60	$17.71	$18.81	$19.92	$21.03	$22.13	$23.24
13.00%	$15.14	$16.22	$17.30	$18.38	$19.46	$20.54	$21.62	$22.70

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%	200.0%
8.50%	$15.86	$17.08	$18.30	$19.53	$20.75	$21.97	$23.19	$24.41
9.00%	$15.49	$16.68	$17.87	$19.06	$20.25	$21.44	$22.63	$23.82
9.50%	$15.12	$16.28	$17.44	$18.61	$19.77	$20.93	$22.09	$23.26
10.00%	$14.76	$15.90	$17.03	$18.17	$19.30	$20.44	$21.57	$22.71
10.50%	$14.41	$15.52	$16.63	$17.74	$18.85	$19.96	$21.06	$22.17
11.00%	$14.07	$15.16	$16.24	$17.32	$18.40	$19.49	$20.57	$21.65
11.50%	$13.75	$14.80	$15.86	$16.92	$17.98	$19.03	$20.09	$21.15
12.00%	$13.43	$14.46	$15.49	$16.52	$17.56	$18.59	$19.62	$20.66
12.50%	$13.12	$14.12	$15.13	$16.14	$17.15	$18.16	$19.17	$20.18
13.00%	$12.81	$13.80	$14.79	$15.77	$16.76	$17.74	$18.73	$19.71

        Davidson also considered and discussed with the Pacific Premier board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Pacific Premier's pro forma estimated earnings per share in 2019 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for Pacific

Premier common stock using the same price to earnings multiples of 14.0x to 21.0x and using a discount rate of 10.00%.

	Earnings Per Share Multiple
Variance to 2019 EPS	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
20.00%	$20.92	$22.42	$23.91	$25.41	$26.90	$28.39	$29.89	$31.38
15.00%	$20.05	$21.48	$22.91	$24.35	$25.78	$27.21	$28.64	$30.08
10.00%	$19.18	$20.55	$21.92	$23.29	$24.66	$26.03	$27.40	$28.77
5.00%	$18.31	$19.61	$20.92	$22.23	$23.54	$24.84	$26.15	$27.46
0.00%	$17.43	$18.68	$19.93	$21.17	$22.42	$23.66	$24.91	$26.15
-5.00%	$16.56	$17.75	$18.93	$20.11	$21.30	$22.48	$23.66	$24.84
-10.00%	$15.69	$16.81	$17.93	$19.05	$20.17	$21.30	$22.42	$23.54
-15.00%	$14.82	$15.88	$16.94	$18.00	$19.05	$20.11	$21.17	$22.23
-20.00%	$13.95	$14.94	$15.94	$16.94	$17.93	$18.93	$19.93	$20.92

Financial Impact Analysis

        Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Pacific Premier and Independence Bank. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Independence Bank. In the course of this analysis, Davidson used the average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier for the years ending December 31, 2014 and December 31, 2015 and used earnings estimates for Independence Bank for the years ending December 31, 2014 and December 31, 2015 provided by Independence Bank management. This analysis indicated that the merger is expected to be accretive to Pacific Premier's estimated earnings per share in 2015, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Pacific Premier and that Pacific Premier would maintain capital ratios in excess of those required for Pacific Premier to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Pacific Premier and Independence Bank prior to and following the merger will vary from the projected results, and the variations may be material.

        Davidson prepared its analyses for purposes of providing its opinion to Pacific Premier's board of directors as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of Independence Bank common stock in the proposed merger and to assist Pacific Premier's board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Pacific Premier, Independence Bank or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

        Davidson's opinion was one of many factors considered by the Pacific Premier's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Pacific Premier or management with respect to the merger or the aggregate merger consideration.

        Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Pacific Premier in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Pacific Premier, Independence Bank and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Pacific Premier and Independence Bank for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Pacific Premier selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 29, 2014, Pacific Premier engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Pacific Premier agreed to pay Davidson a cash fee of $150,000 concurrently with the rendering of its opinion. Pacific Premier will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 0.50% of the aggregate consideration. Pacific Premier has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. As of the date of this joint proxy statement/prospectus, Pacific Premier has paid $150,000 in fees to Davidson for its financial advisory services in connection with the merger. Pacific Premier estimates that the remaining fee payable to Davidson in connection with the merger will be approximately $358,000 as of October 22, 2014, the announcement date of the merger, based on a $14.73 closing price of Pacific Premier's common stock on October 21, 2014.

        Davidson has, in the past, provided certain investment banking services to Pacific Premier and its affiliates, has had a material relationship with Pacific Premier and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services. During the two years preceding the date of the opinion, Davidson received compensation for acting as Pacific Premier's financial advisor on the acquisitions of San Diego Trust Bank and First Associations Bank in 2013. Davidson also received compensation in connection with acting as a placement agent for Pacific Premier's private placement of subordinated notes in 2014 and for acting as an underwriter on Pacific Premier's common stock offering in 2012. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Opinion of Independence Bank's Financial Advisor

        Independence Bank engaged KBW to render financial advisory and investment banking services to Independence Bank, including an opinion to the Independence Bank board of directors as to the fairness, from a financial point of view, to the holders of Independence Bank common stock of the merger consideration in the proposed merger of Independence Bank with and into Pacific Premier. Independence Bank selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

        As part of its engagement, representatives of KBW attended the meeting of the Independence Bank board held on October 20, 2014, at which the Independence Bank board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Independence Bank common stock. The Independence Bank board approved the merger agreement at this meeting.

        The description of the KBW opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Independence Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration in the merger to the holders of Independence Bank common stock. It did not address the underlying business decision of Independence Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the Independence Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Independence Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of Independence Bank common stock, what election any such shareholder should make with respect to the per share stock consideration or the per share cash consideration), nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders' or affiliates' agreement with respect to the merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        KBW's opinion was reviewed and approved by KBW's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Independence Bank and Pacific Premier and the merger, including, among other things:

  •
  a draft of the merger agreement dated October 19, 2014 (the most recent draft then made available to KBW);

  •
  certain regulatory filings of Independence Bank, Pacific Premier Bank and Pacific Premier, including the quarterly call reports or FR Y-9C filed with respect to each quarter during the three years ended June 30, 2014 for Independence Bank, Pacific Premier Bank and Pacific Premier;

  •
  the audited financial statements for the three fiscal years ended December 31, 2013 of Independence Bank;

  •
  the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Pacific Premier;

  •
  the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014 and June 30, 2014 of Independence Bank;

  •
  the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014 of Pacific Premier;

  •
  certain unaudited quarterly financial results for the fiscal quarter ended September 30, 2014 for Independence Bank, provided to KBW by representatives of Independence Bank;

  •
  certain unaudited quarterly financial results for the fiscal quarter ended September 30, 2014 for Pacific Premier, provided to KBW by representatives of Pacific Premier;

  •
  certain other interim reports and other communications of Independence Bank and Pacific Premier to their respective stockholders; and

  •
  other financial information concerning the businesses and operations of Independence Bank and Pacific Premier furnished to KBW by Independence Bank and Pacific Premier or which KBW was otherwise directed to use by the management of Independence Bank or Pacific Premier, as the case may be, for purposes of KBW's analysis.

        KBW's consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

  •
  the historical and current financial position and results of operations of Independence Bank and Pacific Premier;

  •
  the assets and liabilities of Independence Bank and Pacific Premier;

  •
  the nature and terms of certain other merger transactions and business combinations in the banking industry;

  •
  a comparison of certain financial and stock market information for Independence Bank and Pacific Premier with similar information for certain other companies the securities of which were publicly traded;

  •
  financial and operating forecasts and projections of Independence Bank which were prepared by Independence Bank management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Independence Bank board;

  •
  publicly available consensus "street estimates" of Pacific Premier for 2014 and 2015, as well as long term growth rates based thereon which were prepared by and provided to KBW by Pacific Premier management, all of which information was discussed with KBW by Pacific Premier management and used and relied upon by KBW at the direction of such management with the consent of the Independence Bank board; and

  •
  estimates regarding certain pro forma financial effects of the merger on Pacific Premier (including, without limitation, cost savings and related expenses expected to result from the merger), which were prepared by Pacific Premier management, provided to KBW and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Independence Bank board.

        KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Independence Bank and Pacific Premier regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Independence Bank, with KBW's assistance, to solicit indications of interest from third parties regarding a potential transaction with Independence Bank.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Independence Bank as to the reasonableness and achievability of the financial and operating forecasts and projections of Independence Bank (and the assumptions and bases therefor) that were prepared by and provided to KBW by and discussed with KBW by such management. KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Independence Bank, upon Pacific Premier management as to the reasonableness and achievability of the publicly available consensus "street estimates" of Pacific Premier referred to above that KBW was directed to use and the long term growth rates based thereon that were prepared by Pacific Premier management and provided to and discussed with KBW by such management, as well as the estimates regarding certain pro forma financial effects of the merger on Pacific Premier (and the assumptions and bases therefor, including, without limitation, cost savings and related expenses expected to result from the merger) that were prepared by and provided to KBW by such management and that were discussed with KBW by such management. KBW assumed, with the consent of Independence Bank, that all such information was consistent with (in the case of Pacific Premier "street estimates"), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of Pacific Premier management and that such forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated by such management.

        It is understood that the forecasts, projections and estimates of Independence Bank and Pacific Premier provided to KBW were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus "street estimates" of Pacific Premier referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective managements of Independence Bank and Pacific Premier, and at the direction of such managements and with the consent of the Independence Bank board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

        KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Independence Bank or Pacific Premier since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Independence Bank's consent, that the aggregate allowances for loan and lease losses for Independence Bank and Pacific Premier were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Independence Bank or Pacific Premier, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Independence Bank or Pacific Premier under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

        KBW further assumed that, in all respects material to its analyses:

  •
  the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW's analyses from the latest draft of the merger agreement that had been reviewed by KBW), with no additional payments or adjustments to the merger consideration;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

  •
  each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and that all conditions to the completion of the merger would be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Independence Bank, Pacific Premier, Pacific Premier Bank, the combined entity, or the contemplated benefits of the merger, including without limitation, cost savings and related expenses expected to result from the merger.

        KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Independence Bank relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Independence Bank, Pacific Premier, Pacific Premier Bank, the merger and the merger agreement. KBW did not provide advice with respect to any such matters.

        KBW's opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger to the holders of Independence Bank common stock. KBW expressed no view or opinion as to any terms or other aspects of the merger, including without limitation, the form or structure of the merger (including the form of the merger consideration or the allocation of the merger consideration among cash and stock), any consequences of the merger to Independence Bank, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW's opinion may have affected, and may affect, the conclusion reached in KBW's opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW's opinion did not address, and KBW expressed no view or opinion with respect to:

  •
  the underlying business decision of Independence Bank to engage in the merger or enter into the merger agreement;

  •
  the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Independence Bank or the Independence Bank board;

  •
  the fairness of the amount or nature of any compensation to any of Independence Bank's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Independence Bank common stock;

  •
  the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of Independence Bank, other than Independence Bank common stock (solely with respect to the merger consideration, as described in KBW's opinion and not relative to any consideration to be received by any other class of securities of Independence Bank), or any class of securities of Pacific Premier or any other party to any transaction contemplated by the merger agreement;

  •
  any adjustment (as provided in the merger agreement) to the form or amount of the merger consideration (including the allocation thereof among cash and stock) assumed to be paid in the merger for purposes of KBW's opinion;

  •
  whether Pacific Premier or Pacific Premier Bank has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Independence Bank common stock at the closing of the merger;

  •
  the election by holders of Independence Bank common stock to receive the per share stock consideration or the per share cash consideration, or any combination thereof, or the actual allocation between the per share stock consideration and the per share cash consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the merger agreement);

  •
  the actual value of Pacific Premier common stock to be issued in the merger;

  •
  the prices, trading range or volume at which Independence Bank common stock or Pacific Premier common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Pacific Premier common stock would trade following the consummation of the merger;

  •
  any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

  •
  any legal, regulatory, accounting, tax or similar matters relating to Independence Bank, Pacific Premier, their respective stockholders, Pacific Premier Bank, or relating to or arising out of or as a consequence of the merger, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Independence Bank and Pacific Premier. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Independence Bank board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Independence Bank board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Independence Bank and Pacific Premier and the decision to enter into the merger agreement was solely that of the Independence Bank board.

        The following is a summary of the material financial analyses presented by KBW to the Independence Bank board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Independence Bank board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of its analyses, KBW utilized an implied value for the merger consideration of $13.60 per share of Independence Bank common stock, calculated primarily from the implied value of the per share stock consideration of 0.9259 of a share of Pacific Premier common stock to be exchanged for each share of Independence Bank common stock, based on the closing price of Pacific Premier common stock on October 17, 2014 of $14.68. In addition to the financial analyses described below, KBW reviewed with the Independence Bank board for informational purposes implied transaction statistics for the proposed merger of 18.8x, 14.5x and 13.1x Independence Bank's estimated 2014, 2015 and 2016 earnings per share or EPS, respectively, using EPS estimates for Independence Bank provided to KBW by Independence Bank management and based on the implied value for the merger consideration of $13.60 per share of Independence Bank common stock.

Selected Companies Analysis—Independence Bank.

        Using publicly available information, KBW compared the financial performance, financial condition and market performance of Independence Bank to eight selected banks and bank holding companies traded on NASDAQ or the New York Stock Exchange, headquartered in California and which have total assets less than $1.0 billion. Mutual holding companies, ethnic banks, thrifts and merger targets were excluded from the selected companies.

        The selected companies included in Independence Bank's "peer" group were:

Bank of Commerce Holdings	Community West Bancshares
United Security Bancshares	1st Century Bancshares, Inc.
Oak Valley Bancorp	Plumas Bancorp
American River Bankshares	Summit State Bank

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of information for the latest 12 month period or LTM, through, the most recent completed quarter available or MRQ, which in the case of Independence Bank was the fiscal quarter ended September 30, 2014 as provided by Independence Bank management (unless otherwise noted), and market price information as of October 17, 2014. KBW also used 2014 and 2015 EPS consensus "street estimates" for the selected companies, to the extent publicly available, taken from a nationally recognized EPS estimate consolidator and 2014 and 2015 EPS estimates for Independence Bank provided to KBW by Independence Bank management. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Independence Bank's historical financial statements, or the data prepared by Pacific Premier's financial advisor presented under the section "The Merger—Opinion of Pacific Premier's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. For purposes of the below tabular disclosure, "PPBI" refers to Pacific Premier and "IDPK" refers to Independence Bank.

        KBW's analysis showed the following concerning the financial performance of Independence Bank and the selected companies in its "peer" group:

			IDPK Peer Group
	IDPK		25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	0.78%		0.87%	0.96%	0.97%	1.13%
MRQ Core Return on Average Equity(1)	6.77%		7.16%	8.96%	8.65%	10.88%
MRQ Net Interest Margin	5.07	%(3)	3.69%	3.88%	3.89%	4.08%
MRQ Fee Income / Revenue Ratio(2)	7.1%		8.5%	13.5%	11.2%	18.5%
MRQ Efficiency Ratio	69.2%		71.3%	67.2%	66.5%	60.6%

(1)
Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring items.

(2)
Excludes gain/loss on sale of securities.

(3)
As of June 30, 2014.

        KBW's analysis also showed the following concerning the financial condition of Independence Bank and the selected companies in its "peer" group:

			IDPK Peer Group
	IDPK		25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	11.14%		9.69%	9.94%	10.40%	10.80%
Tangible Risk-Based Capital / Risk-Weighted Assets	13.21%		14.75%	16.68%	15.98%	17.00%
Loans / Deposits	95.2%		74.8%	77.2%	79.9%	83.6%
Loan Loss Reserve / Gross Loans	1.15%		1.67%	1.88%	1.77%	2.13%
Nonperforming Assets / Loans + OREO	1.22	%(1)	5.96%	4.30%	4.02%	2.99%
LTM Net Charge-Offs / Average Loans	0.96%		0.18%	(0.11)%	(0.02)%	(0.17)%

(1)
As of June 30, 2014

        In addition, KBW's analysis showed the following concerning the market performance of Independence Bank and, to the extent publicly available, the selected companies in its "peer" group (excluding the impact of the LTM EPS multiple for one of the selected companies considered to be not meaningful or NM, because it was greater than 30.0x):

		IDPK Peer Group
	IDPK	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price change	—	5.2%	16.2%	14.7%	27.5%
One—Year Total Return	—	6.0%	17.4%	14.7%	29.1%
YTD Stock Price Change	—	0.8%	11.3%	11.2%	21.3%
Stock Price / Book Value per Share	1.25x	0.95x	1.06x	1.10x	1.15x
Stock Price / Tangible Book Value per Share	1.27x	1.03x	1.11x	1.13x	1.16x
Stock Price / LTM EPS	19.2x	10.1x	11.9x	11.6x	13.1x
Stock Price / 2014e EPS	17.3x	15.3x	19.5x	19.6x	23.7x
Stock Price / 2015e EPS	13.3x	12.9x	14.7x	17.7x	18.0x
Dividend Yield(1)	0.0%	0.0%	1.0%	0.7%	1.5%
LTM Dividend Payout(2)	0.0%	0.0%	11.8%	4.2%	17.2%

(1)
Represents current annual dividend excluding special dividends.

(2)
Represents current annual dividend excluding special dividends as a percentage of LTM EPS.

Selected Companies Analysis—Pacific Premier.

        Using publicly available information, KBW compared the financial performance, financial condition and market performance of Pacific Premier to 12 selected banks and bank holding companies traded on NASDAQ or the New York Stock Exchange, headquartered in California and which have total assets between $1.0 billion and $5.0 billion. Mutual holding companies, ethnic banks, thrifts and merger targets were excluded from the selected companies.

        The selected companies included in Pacific Premier's "peer" group were:

Westamerica Bancorporation	Heritage Oaks Bancorp
Banc of California, Inc.	Sierra Bancorp
Opus Bank	Heritage Commerce Corp
TriCo Bancshares	CU Bancorp
Bank of Marin Bancorp	Central Valley Community Bancorp
Bridge Capital Holdings	Pacific Mercantile Bancorp

        To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of information for the latest 12 month period, through, the most recent completed quarter available, which in the case of Pacific Premier was the fiscal quarter ended September 30, 2014 as provided by Pacific Premier management and market price information as of October 17, 2014. KBW also used 2014 and 2015 EPS consensus "street estimates" for Pacific Premier and the selected companies taken from a nationally recognized EPS estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Pacific Premier historical financial statements, or the data prepared by Pacific Premier's financial advisor presented under the section "The Merger—Opinion of Pacific Premier's Financial Advisor," as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        KBW's analysis showed the following concerning the financial performance of Pacific Premier and the selected companies in its "peer" group:

		PPBI Peer Group
	PPBI	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Average Assets(1)	1.11%	0.77%	0.86%	0.90%	1.12%
MRQ Core Return on Average Equity(1)	11.00%	7.16%	7.67%	7.92%	9.34%
MRQ Net Interest Margin	4.14%	3.84%	4.00%	4.02%	4.11%
MRQ Fee Income / Revenue Ratio(2)	19.0%	12.2%	18.6%	14.5%	21.9%
MRQ Efficiency Ratio	56.6%	71.6%	67.9%	64.6%	61.8%

(1)
Core income excludes extraordinary items, gain/loss on sale of securities and nonrecurring items.

(2)
Excludes gain/loss on sale of securities.

        KBW's analysis also showed the following concerning the financial condition of Pacific Premier and the selected companies in its "peer" group:

		PPBI Peer Group
	PPBI	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	8.43%	9.02%	9.76%	9.74%	10.60%
Tangible Risk-Based Capital / Risk-Weighted Assets	14.71%	14.30%	15.27%	15.09%	15.51%
Loans / Deposits	100.3%	72.6%	76.7%	77.9%	79.9%
Loan Loss Reserve / Gross Loans	0.70%	1.14%	1.41%	1.43%	1.84%
Nonperforming Assets / Loans + OREO	0.16%	2.60%	2.27%	1.76%	1.37%
LTM Net Charge-Offs / Average Loans	0.07%	0.09%	0.10%	0.01%	(0.02)%

        In addition, KBW's analysis showed the following concerning the market performance of Pacific Premier and, to the extent publicly available, the selected companies in its "peer" group (excluding the impact of certain selected company LTM, 2014 and 2015 EPS multiples considered to be not meaningful because they were negative or greater than 30.0x as well as the impact of the LTM dividend payout of one of the selected companies considered to be not meaningful because it was negative):

		PPBI Peer Group
	PPBI	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price change	5.9%	(2.6)%	4.7%	5.9%	12.4%
One—Year Total Return	5.9%	(1.2)%	6.2%	7.8%	13.5%
YTD Stock Price Change	(6.7)%	(8.8)%	(0.7)%	2.2%	7.7%
Stock Price / Book Value per Share	1.27x	1.24x	1.40x	1.35x	1.44x
Stock Price / Tangible Book Value per Share	1.48x	1.30x	1.60x	1.51x	1.69x
Stock Price / LTM EPS	14.8x	15.0x	16.3x	16.8x	19.7x
Stock Price / 2014e EPS	14.3x	15.2x	19.2x	19.6x	20.6x
Stock Price / 2015e EPS	11.0x	12.4x	14.0x	13.8x	14.8x
Dividend Yield(1)	0.0%	0.0%	1.6%	1.8%	2.2%
LTM Dividend Payout(2)	0.0%	0.0%	26.6%	28.9%	42.0%

(1)
Represents current annual dividend excluding special dividends.

(2)
Represents current annual dividend excluding special dividends as a percentage of LTM EPS.

        No company used as a comparison in the above selected companies analyses of Independence Bank and Pacific Premier is identical to Independence Bank or Pacific Premier. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis.

        KBW reviewed publicly available information related to 12 selected bank transactions announced after December 31, 2012 with acquired companies in the Western United States which had assets between $250 million and $1.0 billion and nonperforming assets to assets ratios less than 5.0%. Terminated transactions, transactions with no reported deal value as defined by SNL Financial, mergers of equals and acquisitions of ethnic banks or thrifts were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
SKBHC Holdings LLC	Greater Sacramento Bancorp
Banner Corporation	Siuslaw Financial Group, Inc.
Columbia Banking System, Inc.	Intermountain Community Bancorp
CU Bancorp	1st Enterprise Bank
Glacier Bancorp, Inc.	FNBR Holding Corporation
CVB Financial Corp.	American Security Bank
First Interstate BancSystem, Inc.	Mountain West Financial Corp.
TriCo Bancshares	North Valley Bancorp
Heritage Oaks Bancorp	Mission Community Bancorp
Bank of Marin Bancorp	NorCal Community Bancorp
Glacier Bancorp, Inc.	North Cascades Bancshares, Inc.
Glacier Bancorp, Inc.	Wheatland Bankshares, Inc.

        For each selected transaction, KBW derived the ratio of the transaction consideration value paid for the acquired company to the following, in each case based on the acquired company's then latest publicly available financial statements prior to the announcement of the acquisition:

  •
  Tangible book value of the acquired company;

  •
  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company; and

  •
  LTM EPS of the acquired company.

        KBW also reviewed the price per common share paid for the acquired company for each selected transaction involving a publicly traded acquired company as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value for the merger consideration of $13.60 per share of Independence Bank common stock and using historical financial information for Independence Bank as of or through September 30, 2014 provided by Independence Bank management and the closing price of Independence Bank common stock on October 17, 2014.

        The results of the analysis are set forth in the following table:

		Selected Transactions
	PPBI / IDPK
		25th Percentile	Average	Median	75th Percentile
Transaction Price / Tangible Book Value	1.51x	1.23x	1.41x	1.39x	1.52x
Core Deposit Premium	6.2%	3.1%	4.8%	5.5%	7.1%
Transaction Price / LTM EPS	20.9x	11.9x	19.5x	17.9x	20.6x
One-Day Market Premium	8.8%	12.8%	26.7%	26.0%	32.1%

        No company or transaction used as a comparison in the above selected transaction analysis is identical to Independence Bank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.

        KBW analyzed the relative standalone contribution of Pacific Premier and Independence Bank to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Pacific Premier and Independence Bank as of September 30, 2014 provided by the respective managements of Pacific Premier and Independence Bank, (ii) LTM EPS data for Pacific Premier and Independence Bank through September 30, 2014 provided by the respective managements of Pacific Premier and Independence Bank, (iii) consensus 2014 and 2015 EPS "street estimates" for Pacific Premier as well as long term growth rates based thereon provided by Pacific Premier management, and (iv) financial forecasts and projections relating to the net income of Independence Bank provided by Independence Bank management. The results of KBW's analysis are set forth in the following table, which compares the results of KBW's analysis with the implied pro forma ownership percentages of Pacific Premier and Independence Bank shareholders in the combined company based on the per share stock consideration of 0.9259 of a share of Pacific Premier common stock to be exchanged for each share of Independence Bank common stock at the 90% stock / 10% cash aggregate merger consideration mix provided for in the merger agreement and also assuming 100% stock consideration for illustrative purposes:

	PPBI as a % of Total	IDPK as a % of Total
Ownership(1)
Ownership at 90% stock / 10% cash	79.9%	20.1%
Ownership at 100% stock(2)	78.2%	21.8%
Balance Sheet
Assets	82.7%	17.3%
Gross Loans Held for Investment	81.9%	18.1%
Deposits	81.2%	18.8%
Tangible Common Equity	78.1%	21.9%
Income Statement
LTM Net Income as of 9/30/2014	84.1%	15.9%
2014 Net Income Estimated	83.5%	16.5%
2015 Net Income Estimated	83.8%	16.2%
2016 Net Income Estimated	83.8%	16.2%

(1)
Pro forma ownership is on a fully diluted basis.

(2)
For illustrative purposes only.

Forecasted Pro Forma Financial Impact Analysis.

        KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Pacific Premier and Independence Bank. Using closing balance sheet estimates as of March 31, 2015 for Pacific Premier and Independence Bank extrapolated from the growth rates provided by the respective managements of Pacific Premier and Independence Bank, the consensus 2014 and 2015 EPS "street estimates" for Pacific Premier, the long term earnings growth rate for Pacific Premier provided by Pacific Premier management, financial forecasts and projections relating to the net income of Independence Bank provided by Independence Bank management, and pro forma assumptions (including purchase accounting adjustments, cost savings and related expenses) provided by Pacific Premier management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Pacific Premier. This analysis indicated the merger could be accretive to Pacific Premier's estimated 2016 EPS and dilutive to Pacific Premier's estimated tangible book value per share as of March 31, 2015. Furthermore, the analysis indicated that each of Pacific Premier's tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of March 31, 2015 could be lower. For all of the above analysis, the actual results achieved by Pacific Premier following the merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.

        KBW performed a discounted cash flow analysis of Independence Bank to estimate ranges for the implied equity value of Independence Bank. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Independence Bank prepared by and provided to KBW by Independence Bank management, and assumed discount rates ranging from 12.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Independence Bank could generate over the five-year period from 2015 to 2020 as a stand alone company, and (ii) the present value of Independence Bank's implied terminal value at the end of such period. KBW assumed that Independence Bank would maintain a tangible common equity to tangible asset ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Independence Bank, KBW applied a range of 10.0x to 14.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of Independence Bank common stock of $9.43 per share to $13.74 per share.

        The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of Independence Bank or the pro forma combined company.

Miscellaneous.

        KBW acted as financial advisor to Independence Bank in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Independence Bank and Pacific Premier. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Independence Bank and Pacific Premier for its own account and for the accounts of its customers.

        Pursuant to the KBW engagement agreement, Independence Bank agreed to pay KBW a total cash fee equal to $125,000, which became payable to KBW upon the rendering of KBW's opinion, plus an additional amount, which is contingent upon consummation of the merger, expected to be 1.25% of the aggregate merger consideration calculated based on the greater of the 10 trading day average closing price of Pacific Premier common stock as of the announcement date of the merger or the 10 trading day average closing price of Pacific Premier common stock as of the closing date of the merger. Independence Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW's engagement or KBW's role in connection therewith. As of the date of this joint proxy statement/prospectus, Independence Bank has paid $125,000 in fees to KBW in connection with the merger. The remaining fee payable by Independence Bank to KBW in connection with the consummation of the merger is estimated to be at least approximately $890,000. In addition to this engagement, KBW has provided investment banking and financial advisory services to Independence Bank and received compensation for such services. KBW served as financial advisor to Independence Bank in connection with Independence Bank's acquisition of Premier Service Bank in January 2014. In the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Pacific Premier. KBW may in the future provide investment banking and financial advisory services to Independence Bank or Pacific Premier and receive compensation for such services.

The Merger Consideration

General.

        At the effective time of the merger, each share of Independence Bank common stock outstanding immediately before the effective time of the merger, except as provided below, will, by virtue of the merger and without any action on the part of a Independence Bank shareholder, be converted into the right to receive the per share cash consideration or the per share stock consideration, or a combination of both, which is described below. The aggregate consideration to be paid to Independence Bank shareholders in the merger is referred to as the merger consideration. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" beginning on page 106.

        The merger consideration may be paid in cash in an amount equal to $13.75 per share of Independence Bank common stock, which is referred to as the per share cash consideration, 0.9259 shares of Pacific Premier common stock, which is referred to as the per share stock consideration, or a combination of cash and Pacific Premier common stock. The stock portion of the merger consideration is subject to possible adjustment prior to the closing of the merger, which is described in more detail below. Independence Bank shareholders will have the opportunity to elect the form of consideration to be received for all shares of Independence Bank common stock held by them, subject to the allocation procedures set forth in the merger agreement which are intended to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock, and 10% of the aggregate merger consideration is paid in cash. Cash will be paid in lieu of any fractional share interest. See "—Elections," "—Election Procedures" and "—Allocation Procedures" beginning on page 86.

        The form of the consideration ultimately received by you will depend upon your election and the allocation and pro ration procedures described below. Accordingly, no guarantee can be given that your election choice will be fully honored.

Per Share Cash Consideration.

        Under the terms of the merger agreement, the cash portion of the merger consideration is not subject to adjustment. Based on the allocation procedures which will provide for 10% of the aggregate merger consideration to be paid in cash, the cash portion of the aggregate merger consideration would be approximately $7.2 million, or $13.75 for each share of Independence Bank common stock.

Per Share Stock Consideration and Possible Adjustment.

        The per share stock consideration of 0.9259 shares of Pacific Premier common stock is subject to possible downward or upward adjustment based on the average closing stock price of Pacific Premier common stock for the 10 trading day period ending on the fifth (5th) business day prior to the effective time of the merger, or the Pacific Premier average share price. If the Pacific Premier average share price is greater than $16.335, then the per share stock consideration will be adjusted downward to equal (i) $15.125 divided by (ii) the Pacific Premier average share price, rounded to the nearest ten-thousandth. If the Pacific Premier average share price is less than $13.365, then the per share stock consideration will be adjusted upward to equal (x) $12.375 divided by (y) the Pacific Premier average share price, rounded to the nearest ten-thousandth. The thresholds for the Pacific Premier average share price identified above of $16.335 and $13.365 were based on a 10% increase and decrease, respectively, from a share price of Pacific Premier common stock of $14.85. Assuming a closing date of December 10, 2014, which is the date immediately prior to the date of filing of this joint proxy statement/prospectus, the Pacific Premier average share price would be calculated to be $16.07, and therefore no adjustment would occur to the per share stock consideration. To the extent that no adjustment to the per share stock consideration occurs and based on the allocation procedures, which provide that 90% of the value of the aggregate merger consideration will be paid in shares of Pacific Premier common stock, the stock portion of the aggregate merger consideration would amount to approximately $70.7 million, based on a closing price of Pacific Premier's common stock of $16.19 on December 10, 2014 and will result in 4,365,843 shares of Pacific Premier common stock being issued.

        Upon completion of the merger, and based on 4,821,628 shares of Independence Bank common stock outstanding as of the date of this joint proxy statement/prospectus and assuming there is no adjustment to the per share stock consideration, Independence Bank shareholders are expected to receive 4,365,843 shares of Pacific Premier common stock. Following the completion of the merger, and based on 16,894,216 shares of Pacific Premier common stock outstanding as of December 10, 2014, the former Independence Bank shareholders will own approximately 20.5% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 79.5% of the outstanding shares of Pacific Premier common stock.

        Shares of Independence Bank common stock held by Independence Bank shareholders who have elected to exercise their dissenters' rights will not be converted into the right to receive the merger consideration upon consummation of the merger. The dissenters' rights available to Independence Bank shareholders are described more fully in this joint proxy statement/prospectus under "—Dissenters' Rights" beginning on page 112.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier in connection with the merger to the Independence Bank shareholders, the holders of stock options to purchase shares of Independence Bank's common stock and the holders of warrants to purchase shares of Independence Bank's common stock is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. In this joint proxy statement/prospectus, we refer to each stock option to purchase shares of Independence Bank's common stock as an Independence Bank option and each warrant to purchase shares of Independence Bank's common stock as an Independence Bank warrant. Under the terms of the merger agreement, 10% of the aggregate merger consideration is to be paid in cash and 90% of the value of the aggregate merger consideration is to be paid in shares of Pacific Premier common stock.

        Upon completion of the merger and based on a $16.19 closing price of Pacific Premier's common stock on December 10, 2014, approximately $77.9 million of aggregate merger consideration will be payable to the Independence Bank shareholders, the holders of Independence Bank options and the holders of Independence Bank warrants. For Independence Bank shareholders, this implies an aggregate consideration of $14.99 per common share, assuming a 100% stock election or cash and stock consideration of $14.96 per common share. The foregoing sentence assumes (i) that the holders of Independence Bank options and the holders of Independence Bank warrants will receive 100% cash consideration in connection with the cancellation of their respective Independence Bank options and Independence Bank warrants based on a $13.75 price per share and that there are 672,250 Independence Bank options outstanding at the closing with a weighted average exercise price of $7.75 per share and 206,975 Independence Bank warrants outstanding at closing with a weighted average exercise price of $5.50 per share, (ii) there are 4,821,628 shares of Independence Bank common stock outstanding at the closing, (iii) the Independence Bank shareholders will receive the remaining amount of aggregate per share cash consideration, after deducting the cash paid to the holders of Independence Bank options and the holders of Independence Bank warrants, at an amount of $13.75 per common share, and (iv) the Independence Bank shareholders will receive an aggregate of 4,365,843 shares of Pacific Premier common stock after applying the exchange ratio of 0.9259 to Independence Bank shareholders receiving stock consideration and that there is no adjustment to the per share stock consideration.

Merger Consideration Example.

        The following table illustrates what the exchange ratio, the related per share stock consideration, the per share cash consideration and the aggregate stock, aggregate cash and aggregate merger consideration values would be depending upon changes to the Pacific Premier average share price, ranging from 21% above $14.73 per share, which was the closing price per share of Pacific Premier's common stock on October 21, 2014, the date prior to announcement of entry into the merger agreement by the parties, to 19% below $14.73 per share. The table also illustrates the values which would result to the extent that the Pacific Premier average share price reached the cap or collar price of $16.335 or $13.365, respectively, which would constitute an 11% increase and 9% decrease, respectively, from a share price of Pacific Premier common stock of $14.73. The following table assumes there are 4,821,628 shares of Independence Bank common stock outstanding as of the closing date. The table reflects that the aggregate merger consideration paid will consist of 10% cash and 90% shares of Pacific Premier common stock and that the per share cash consideration is $13.75. As described below under "The Merger—The Merger Consideration—Allocation Procedures" beginning on page 86, regardless of whether an Independence Bank shareholder makes an all-cash election or an all-stock election, that Independence Bank shareholder may nevertheless receive a mix of cash and shares of Pacific Premier common stock as merger consideration. The table does not reflect the fact that cash will be paid instead of fractional shares.

Pacific Premier Average Share Price	Percentage Change from Pacific Premier Average Share Price as of October 21, 2014	Exchange Ratio(1)	Value of Pacific Premier Common Stock Received Per Share of Independence Bank Common Stock	Cash Value Received Per Share of Independence Bank Common Stock	Number of shares of Pacific Premier Common Stock Issued	Aggregate Stock Value Based on Closing Average Price(3)	Aggregate Cash Value(2)	Aggregate Value of Merger Consideration(2)(3)
$17.820	21%	0.8488	$15.125	$13.750	4,002,298	$71,316,048	$7,203,843	$78,519,890
$17.078	16%	0.8857	$15.125	$13.750	4,176,290	$71,316,048	$7,203,843	$78,519,890
$16.335	11%	0.9259	$15.125	$13.750	4,365,843	$71,316,048	$7,203,843	$78,519,890
$15.593	6%	0.9259	$14.437	$13.750	4,365,843	$68,074,409	$7,203,843	$75,278,252
$14.730	0%	0.9259	$13.639	$13.750	4,365,843	$64,308,869	$7,203,843	$71,512,712
$14.108	-4%	0.9259	$13.062	$13.750	4,365,843	$61,591,132	$7,203,843	$68,794,975
$13.365	-9%	0.9259	$12.375	$13.750	4,365,843	$58,349,493	$7,203,843	$65,553,336
$12.623	-14%	0.9804	$12.375	$13.750	4,622,824	$58,349,493	$7,203,843	$65,553,336
$11.880	-19%	1.0417	$12.375	$13.750	4,911,868	$58,349,493	$7,203,843	$65,553,336

(1)
Exchange ratio has been rounded to the nearest ten-thousandth.

(2)
Includes $5,741,044, which is the aggregate cash amount payable to holders of outstanding options and warrants to acquire shares of Independence Bank common stock.

(3)
Reflects the maximum value for Pacific Premier common stock to the extent that average share price is greater than $16.335 and the minimum value for Pacific Premier common stock to the extent the Pacific Premier average share price is less than $13.365.

        The implied value of the per share stock consideration based on the exchange ratio continuing to be 0.9259 shares of Pacific Premier common stock for one share of Independence Bank common stock on December 10, 2014 was $14.99, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the stock portion of the aggregate merger consideration will (i) fluctuate based on the market price of Pacific Premier common stock and such value on the closing date of the merger and (ii) be subject to upward or downward adjustment if the Pacific Premier average share price is either less than $13.365 or greater than $16.335, and therefore, the value of the stock portion of the merger consideration will not be known at the time the Independence Bank shareholders vote on the merger agreement or elect the form of merger consideration the Independence Bank shareholders would like to receive or at the time the Pacific Premier shareholders vote on the issuance of the Pacific Premier common stock in connection with the merger. Pacific Premier's common stock is listed on the Nasdaq Global Select Market under the symbol "PPBI." Shareholders or Independence Bank and Pacific Premier should obtain current market quotations for the Pacific Premier common stock.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Independence Bank common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by $13.75, which amount reflects per share cash consideration, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Elections.

        No later than the date that this joint proxy statement/prospectus is mailed to holders of record of Independence Bank common stock, American Stock Transfer & Trust Company, the exchange agent, will mail to each holder of record of Independence Bank common stock as of the record date for the Independence Bank special meeting an election form and transmittal materials for use in making the election and effecting the surrender of certificates representing shares of Independence Bank common stock in exchange for the merger consideration allocated to them. The election form will permit each Independence Bank shareholder:

  •
  to elect to receive shares of Pacific Premier common stock in exchange for all shares of Independence Bank common stock held by them, plus cash in lieu of any fractional share interest;

  •
  to elect to receive cash in exchange for all shares of Independence Bank common stock held by them;

  •
  to elect to receive shares of Pacific Premier common stock with respect to some of their shares of Independence Bank common stock and the cash with respect to their remaining shares of Independence Bank common stock, which is referred to as a "mixed election"; or

  •
  to indicate that they make no election with respect to the merger consideration to be received by them in exchange for their shares of Independence Bank common stock.

        Shares of Independence Bank common stock for which an election has been made to receive shares of Pacific Premier common stock (including pursuant to a mixed election) are referred to as "stock election shares." Shares of Independence Bank common stock for which an election has been made to receive the cash consideration (including pursuant to a mixed election) are referred to as "cash election shares." Shares of Independence Bank common stock for which no election has been made are referred to as "no-election shares."

        If an Independence Bank shareholder either (i) does not submit a properly completed election form in a timely fashion or (ii) revokes their election form prior to the deadline for the submission of the election form and does not resubmit a properly completed election form by the election form deadline, the shares of Independence Bank common stock held by that Independence Bank shareholder will be designated no-election shares.

Election Procedures.

        To be effective, a properly completed and executed election form must be submitted to the exchange agent on or before 5:00 p.m., Pacific Time, on January 16, 2015.

        Even if an Independence Bank shareholder has no preference as to the form of merger consideration, it is suggested that they return their election form and transmittal materials, together with their stock certificate(s), by the election deadline indicating that they have no preference, so that they may receive the merger consideration allocable to them promptly following completion of the exchange procedures after the merger is consummated.

        If an Independence Bank shareholder's shares of Independence Bank common stock are held in street name by a broker, only that broker or other nominee can make an election with respect to the consideration to be received by the Independence Bank shareholder in exchange for their shares of Independence Bank common stock. A broker or other nominee, however, will not be able to make the election without instructions from the Independence Bank shareholder. Independence Bank shareholders should instruct their broker or other nominee on which election to make, following the directions the broker or other nominee provides. If an Independence Bank shareholder fails to instruct their broker or other nominee on which election to make, the Independence Bank shareholder will be treated as if they did not make an election with respect to the consideration to be received by them in exchange for their shares of Independence Bank common stock. Such shares will be treated as no-election shares and will be subject to the allocations procedures described in this joint proxy statement/prospectus.

        Independence Bank shareholders should not return their Independence Bank stock certificates with the enclosed proxy, and stock certificates should not be forwarded to Pacific Premier, Independence Bank or any other party until Independence Bank shareholders have received the election form and related transmittal materials, which will be sent to them concurrently with this joint proxy statement/prospectus under separate cover.

        If an Independence Bank shareholder has a particular preference as to the form of consideration to be received for their shares of Independence Bank common stock, they should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which no election was made. Neither the Independence Bank board of directors nor its financial advisor makes any recommendation as to whether Independence Bank shareholders should elect to receive the cash consideration, the stock consideration or a combination of stock and cash in the merger. Independence Bank shareholders must make their own decision with respect to such election, bearing in mind the tax consequences of the election they choose. See "—Material Federal Income Tax Consequences" beginning on page 106.

Allocation Procedures.

        An Independence Bank shareholder's ability to receive all cash or all shares of Pacific Premier common stock in exchange for their shares of Independence Bank common stock in the merger is subject to allocation procedures that are designed to ensure that 90% of the value of the aggregate merger consideration is paid in the form of shares of Pacific Premier common stock, and 10% of the aggregate merger consideration is paid in cash.

        It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement provides for procedures to be followed if Independence Bank shareholders in the aggregate elect to receive more or less of the Pacific Premier common stock than Pacific Premier has agreed to issue. These procedures are summarized below.

        Pursuant to the terms of the merger agreement, the exchange agent will effect the allocation of the merger consideration among holders of shares of Independence Bank common stock as follows:

  •
  If the cash elections total less than the minimum cash consideration, then a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the minimum cash consideration. This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

  •
  If the cash elections total more than the minimum cash consideration, then all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of Independence Bank common stock held by dissenting shareholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the minimum cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

  •
  If the cash election shares equal the minimum cash consideration, then all no election shares will be converted into stock election shares.

        Shares of Independence Bank common stock held by Independence Bank shareholders who have perfected their dissenters' rights, as described more fully in this joint proxy statement/prospectus under "—Dissenters' Rights" beginning on page 112, will be treated as cash election shares for purposes of the allocation procedures described above.

        In addition, if at the time of the closing of the merger, the aggregate value of the shares of Pacific Premier common stock to be exchanged for shares of Independence Bank common stock is less than 45% of the sum of (i) the aggregate merger consideration and (ii) the aggregate cash consideration paid by Pacific Premier to the holders of options to purchase shares of Independence Bank's common stock, which is described below, then Pacific Premier will cause a minimum number of no-election shares and, to the extent necessary, a minimum number of cash election shares, to be converted into stock election shares so that the aggregate value of the shares of Pacific Premier common stock exchanged for shares of Independence Bank common stock constitutes 45% of the sum of (i) the aggregate merger consideration and (ii) the aggregate cash consideration paid by Pacific Premier to the holders of options to purchase shares of Independence Bank's common stock.

Independence Bank Options

        Pursuant to the terms of the merger agreement, each Independence Bank stock option that is then outstanding and unexercised will be cancelled in accordance with the Independence Bank 2014 Stock Option Plan and the Independence Bank 2004 Stock Option Plan, as the case may be, referred to in this joint proxy statement/prospectus as the Independence Bank Stock Option Plans, upon the closing of the merger and each holder of such Independence Bank option will be entitled to receive from Pacific Premier, as soon as reasonably practicable after the effective time of the merger, but in no event later than three (3) days after such effective time, a single lump sum cash payment equal to the product of (i) the aggregate number of shares of Independence Bank common stock subject to such Independence Bank option immediately prior to the closing of the merger, and (ii) the excess, if any, of the per share cash consideration over the exercise price per share of such Independence Bank option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Independence Bank option is equal to or greater than the per share cash consideration, such Independence Bank option will be canceled without any cash payment being made in respect thereof.

        Independence Bank is required to send a request to all holders of all of the then-outstanding Independence Bank options requesting that they return a written acknowledgment with regard to the cancellation of his or her Independence Bank options and the payment therefor in accordance with the terms of the merger agreement. Independence Bank shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding Independence Bank option with regard to the cancellation of such Independence Bank option and the payment therefor in accordance with the terms of the merger agreement.

        Subject to the foregoing, the Independence Bank Stock Option Plans and all Independence Bank options issued thereunder will terminate at the effective time of the merger.

Independence Bank Warrants

        Pursuant to the terms of the merger agreement, subject to entry into an agreement with Pacific Premier by each holder of a warrant to purchase shares of Independence Bank's common stock, referred to in this joint proxy statement/prospectus as an Independence Bank warrant, each Independence Bank warrant contract that is outstanding and not exercised and has not expired by its terms at the closing of the merger will be purchased by Pacific Premier and cancelled in exchange for the right to receive from Pacific Premier a single lump sum cash payment equal to the product of (i) the number of shares of Independence Bank common stock subject to such Independence Bank warrant immediately prior to the closing of the merger, and (ii) the excess, if any, of the per share cash consideration over the exercise price per share of such Independence Bank warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Independence Bank warrant is equal to or greater than the per share cash consideration, such Independence Bank warrant, will be canceled without any cash payment being made in respect thereof. Any warrant holder who fails to enter into an agreement with Pacific Premier will have his or her warrant assumed by Pacific Premier.

        Independence Bank is required to send a request to all holders of all of the then-outstanding Independence Bank warrants requesting that they return a written acknowledgment and agreement with regard to the purchase and cancellation of his or her Independence Bank warrants and the payment therefor in accordance with the terms of the merger agreement. Independence Bank shall use its reasonable best efforts to obtain the written acknowledgment and agreement of each holder of a then-outstanding Independence Bank warrant with regard to the purchase and cancellation of such Independence Bank warrant and the payment therefor in accordance with the terms of the merger agreement.

Procedures for Exchanging Independence Bank Common Stock Certificates

        No later than the date that this joint proxy statement/prospectus is mailed to holders of record of Independence Bank common stock, American Stock Transfer & Trust Company, the exchange agent, will mail to each holder of record of Independence Bank common stock as of the record date for the Independence Bank special meeting an election form and transmittal materials for use in making the election and effecting the surrender of certificates representing shares of Independence Bank common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of Independence Bank common stock for exchange and cancellation to the exchange agent, together with a duly executed election form and transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for Independence Bank common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

        Independence Bank shareholders who surrender their stock certificates and complete the election form and transmittal materials will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures and the closing of the merger. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Independence Bank in accordance with the instructions accompanying the letter of transmittal.

        No stock certificates representing fractional shares of Pacific Premier common stock will be issued upon the surrender for exchange of Independence Bank stock certificates. In lieu of the issuance of any such fractional share, Pacific Premier will pay to each former shareholder of Independence Bank who otherwise would be entitled to receive a fractional share of Pacific Premier common stock an amount in cash, without interest, determined by multiplying such fractional interest by $13.75, which amount reflects the per share cash consideration, rounded to the nearest whole cent.

        Any Independence Bank shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Independence Bank stock certificates. Only then will the Independence Bank shareholder be entitled to receive all previously withheld dividends and distributions, without interest. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

        After completion of the merger, no transfers of Independence Bank common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Independence Bank stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Pacific Premier will only issue a Pacific Premier stock certificate in a name other than the name in which a surrendered Independence Bank stock certificate is registered if an Independence Bank shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Independence Bank common stock formerly represented by such Independence Bank stock certificate, and that the Independence Bank shareholder has paid any applicable stock transfer taxes.

        If an Independence Bank shareholder has lost his or her Independence Bank stock certificate, or the Independence Bank stock certificate has been lost, stolen or destroyed, the Independence Bank shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the outstanding shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting must approve the issuance of the shares of Pacific Premier common stock in connection with the merger;

  •
  the holders of a majority of the outstanding shares of Independence Bank common stock must have approved the merger agreement;

  •
  all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which Pacific Premier's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that Pacific Premier would not have entered into the merger agreement had such conditions, restrictions or requirements been known or could reasonably have been known at the date of the merger agreement;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

  •
  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

  •
  the shares of Pacific Premier common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed); and

  •
  each of Pacific Premier and Independence Bank must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        In addition to the foregoing conditions, the obligation of Pacific Premier to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier:

  •
  the representations and warranties of Independence Bank in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Independence Bank, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief operating officer of Independence Bank to that effect;

  •
  Independence Bank must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of Independence Bank to that effect;

  •
  dissenting shares shall not represent 10% or more of the outstanding Independence Bank common stock;

  •
  as of the closing date, the average of Independence Bank's total deposits, based on the average balance for the preceding 30 days up to and including the month-end prior to the closing date, shall not be less than $310,150,000;

  •
  as of the closing date, Independence Bank's tangible common equity must not be less than $47,250,000 subject to certain assumptions as described in the merger agreement;

  •
  Pacific Premier must have received such certificates of Independence Bank's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of Independence Bank to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Independence Bank:

  •
  the representations and warranties of Pacific Premier in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of Pacific Premier will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on Pacific Premier, and Independence Bank shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

  •
  Pacific Premier must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Independence Bank shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

  •
  Pacific Premier must have provided to American Stock Transfer & Trust Company, as exchange agent, certificates, or at Pacific Premier's option, evidence of shares in book entry form, representing the number of shares of Pacific Premier common stock issuable to holders of Independence Bank common stock as part of the merger consideration, as well as the cash portion of the merger consideration; and

  •
  Independence Bank must have received such certificates of Pacific Premier's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Independence Bank may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or Independence Bank is defined to mean any effect that, taken individually or together with any other effect, (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or Independence Bank, as the case may be, or (ii) would materially impair the ability of Pacific Premier and its subsidiaries taken as a whole or Independence Bank, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

  •
  changes after October 21, 2014 in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations of them by governmental authorities;

  •
  changes after October 21, 2014 in GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

  •
  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

  •
  the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees;

  •
  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP; and

  •
  with respect to Independence Bank, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement,

provided that the effect of the changes described in the first, second, third and fourth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or Independence Bank on the other hand, as measured relative to similarly situated companies in the banking industry.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals, exemptions or waivers from the Federal Reserve and the CA DBO.

California Department of Business Oversight—Division of Financial Institutions; Board of Governors of the Federal Reserve System.

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code and the prior approval of the Federal Reserve will be required under the Bank Merger Act as well as the Bank Holding Company Act of 1956, as amended, or BHC Act. In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank in meeting the credit needs of the communities that it serves and Pacific Premier Bank's regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Independence Bank both received a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the California Financial Code also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act and BHC Act may not be completed until thirty (30) days after the Federal Reserve's approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the U.S. Department of Justice, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and Independence Bank do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Other Regulatory Approvals.

        Neither Pacific Premier nor Independence Bank is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Status of Applications and Waiver.

        Pacific Premier has filed all required applications with the Federal Reserve and the CA DBO. There can be no assurance that all requisite approvals and waiver will be obtained, that such approvals and waiver will be received on a timely basis or that such approvals and waiver will not impose conditions, restrictions or requirements which, individually or in the aggregate, would so materially reduce the benefits of the transactions contemplated by the merger agreement to Pacific Premier that had such condition, restriction or requirement been known or could reasonably have been known, Pacific Premier, in its reasonable, good faith judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Pacific Premier may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page 89. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Independence Bank shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.

        Pending consummation of the merger, Independence Bank may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Pacific Premier:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Pacific Premier the goodwill of the customers of Independence Bank, its subsidiaries and others with whom business relations exist;

  •
  issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights, except as previously disclosed to Pacific Premier;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

  •
  enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director, officer or employee of Independence Bank or its subsidiaries or grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law;

  •
  hire any person as an employee of Independence Bank or any of its subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, and (ii) persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person's employment is terminable at the will of Independence Bank or a subsidiary of Independence Bank and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or its consummation;

  •
  enter into, establish, adopt, amend, or terminate or make any contributions to (except (i) as may be required by applicable law or (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed to Pacific Premier), any employee benefit plan with respect to any current or former director, officer, or employee of Independence Bank or any of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except with respect to OREO or any portion of the securities portfolio of Independence Bank with the prior consent of Pacific Premier;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

  •
  make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $25,000 individually or $100,000 in the aggregate;

  •
  amend the Independence Bank articles of incorporation or bylaws or any certificate of formation or the limited liability company agreement of any subsidiary of Independence Bank or enter into a plan of consolidation, merger, share exchange, or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

  •
  implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

  •
  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

  •
  enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by Independence Bank or any of its subsidiaries of an amount that exceeds $25,000 and/or would impose any material restriction on the business of Independence Bank or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to Independence Bank or any of its subsidiaries;

  •
  enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  introduce any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Pacific Premier prior to the date of the merger agreement);

  •
  enter into any derivatives contract;

  •
  incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment or dispose of any debt security or equity investment;

  •
  (i) except to satisfy contractual obligations existing as of the date of the merger agreement, make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as the loans, other than loans made in the ordinary course of business consistent with past practice that are not in excess of $1.0 million individually (with any individual loan in excess of $1.0 million subject to Pacific Premier's review and consent); (ii) take any action that would result in any discretionary release of collateral or guarantees; or (iii) enter into any loan securitization or create any special purpose funding entity;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

  •
  make or change any tax election, settle or compromise any tax liability of Independence Bank or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of Independence Bank or any of its subsidiaries, enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes or any of its subsidiaries, file any amended tax return;

  •
  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

  •
  make or propose to make any loan to or enter into any transaction with Independence Bank or any of its subsidiaries or any of their respective officers, directors or affiliates;

  •
  take any action that is intended or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Independence Bank set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (v) a material delay in the ability of Pacific Premier, Pacific Premier Bank, or Independence Bank to perform any of their obligations under the merger agreement on a timely basis, or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

  •
  The merger agreement also provides that pending consummation of the merger, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Independence Bank:

  •
  take any action that is intended or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, or (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, or (v) a material delay in the ability of Pacific Premier, Pacific Premier Bank, or Independence Bank to perform any of their obligations under the merger agreement on a timely basis, or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Independence Bank board of directors is required to recommend that Independence Bank shareholders approve the merger agreement at all times prior to and during the Independence Bank special meeting at which the merger agreement is to be considered by them. The Independence Bank board of directors may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the Independence Bank special meeting inconsistent with such recommendation, except as described below. Regardless of whether the Independence Bank board of directors changes its recommendation, the merger agreement must be submitted to the Independence Bank shareholders at the Independence Bank special meeting for the purpose of approving the merger agreement and any other matters required to be approved by Independence Bank's shareholders for consummation of the transaction. Independence Bank may not submit to the vote of its shareholders any acquisition proposal other than the merger.

        The Independence Bank board of directors is permitted to change its recommendation if Independence Bank has complied with the merger agreement and the Independence Bank board of directors, based on the advice of its outside counsel, has determined in good faith that failure to do so would result in a violation of the board of directors' fiduciary duties under applicable law. If the Independence Bank board of directors intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. Independence Bank also must notify Pacific Premier at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Pacific Premier a copy of the relevant proposed transaction agreements with the party making the superior proposal and all other material documents. Prior to changing its recommendation, Independence Bank must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to five business days to the extent Pacific Premier desires to negotiate to make the adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

        Pursuant to the merger agreement, the Pacific Premier board of directors is required to recommend that Pacific Premier shareholders approve the issuance of Pacific Premier common stock to the shareholders of Independence Bank in connection with the merger and any other matters required to be approved by Pacific Premier shareholders for consummation of the merger at all times prior to and during the Pacific Premier special meeting.

No Solicitation

        The merger agreement provides that Independence Bank will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of Independence Bank and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Independence Bank; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Independence Bank; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Independence Bank, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, Independence Bank will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the date of the Independence Bank special meeting, if the Independence Bank board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Independence Bank may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Independence Bank board of directors determines in good faith constitutes a superior proposal, subject to providing 48 hours prior written notice of its decision to take such action to Pacific Premier and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

  •
  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by Independence Bank after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between Independence Bank and Pacific Premier are to Pacific Premier; and

  •
  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Independence Bank common stock then outstanding or all or substantially all of Independence Bank's consolidated assets, that the Independence Bank board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Independence Bank's financial advisor, which will be a nationally recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its shareholders than the merger, (2) is reasonably likely to be consummated on the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Independence Bank board of directors, is reasonably likely to be obtained by the third party.

        In addition to these obligations, Independence Bank will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal, or any inquiry that could reasonably be expected to lead to an acquisition proposal, and keep Pacific Premier informed, on a current basis, of the continuing status of the inquiry, including the terms and conditions of the inquiry and any changes to the inquiry, and will contemporaneously provide to Pacific Premier all materials provided to or made available to any third party pursuant to the merger agreement that were not previously provided to Pacific Premier.

        Independence Bank has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Independence Bank or its subsidiaries will be deemed a breach of the merger agreement by Independence Bank.

        Pacific Premier, Pacific Premier Bank and Independence Bank have agreed that irreparable damage would occur in the event Independence Bank, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, Pacific Premier is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier and Independence Bank made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 89.

        The merger agreement contains representations and warranties that Pacific Premier and Independence Bank made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier nor Independence Bank believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement.

        Accordingly, neither shareholders of either Independence Bank or Premier Bank should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or Independence Bank's public disclosures.

 Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Independence Bank will be acquired by Pacific Premier in a transaction in which Independence Bank will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. The merger will become effective upon the acceptance of the articles of merger to be filed with the CA DBO and the certification and acceptance by the Secretary of State of the State of California in accordance with the provisions of applicable California law.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Independence Bank, except that after shareholders of Independence Bank have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement which by law requires further approval by the shareholders of Independence Bank may be made without obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, Independence Bank shareholders will be deemed to have approved any amendment to the June 30, 2015 termination date described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier, the Bank and Independence Bank;

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or Independence Bank, in the event of a breach by the other party or parties of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger;

  •
  by Pacific Premier or Independence Bank, in the event that the merger is not consummated by June 30, 2015, except to the extent that the failure to consummate the merger by June 30, 2015 is due to (i) the failure of the party or parties seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Independence Bank shareholders (if Independence Bank is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreements with Pacific Premier;

  •
  by Pacific Premier or Independence Bank, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party or parties has the right to terminate the merger agreement if the denial is due to the failure of the party or parties seeking to terminate the merger agreement to perform or observe its covenants;

  •
  by Pacific Premier or Independence Bank if approval of the merger agreement by Independence Bank shareholders has not been obtained by reason of the failure to obtain the required vote at the Independence Bank special meeting or at any adjournment or postponement thereof;

  •
  by Pacific Premier or Independence Bank, if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof; and

  •
  by Pacific Premier, if Independence Bank materially breaches the covenants described under "—No Solicitation" on page 96, in any respect adverse to Pacific Premier, the Independence Bank board of directors fails to recommend that the shareholders of Independence Bank approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to Pacific Premier, or Independence Bank breaches its covenants requiring the calling and holding of a meeting of shareholders in accordance with the merger agreement;

  •
  by Pacific Premier if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Independence Bank common stock and the board of directors of Independence Bank recommends that Independence Bank shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Termination Fee

        The merger agreement provides that Independence Bank must pay Pacific Premier a $3.5 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Pacific Premier for any of the reasons described in the seventh or eighth bullet points under "—Termination of the Merger Agreement" on page 99, Independence Bank must pay the termination fee to Pacific Premier on the second business day following the termination of the merger agreement; or

  •
  if the merger agreement is terminated by (A) Pacific Premier pursuant to the second bullet point under "—Termination of the Merger Agreement" above, (B) either Pacific Premier or Independence Bank pursuant to the third bullet point under "—Termination of the Merger Agreement" above and at the time of the termination no vote of the Independence Bank shareholders contemplated by the merger agreement at the Independence Bank special meeting shall have occurred, or (C) either Pacific Premier or Independence Bank pursuant to the fifth bullet point under "—Termination of the Merger Agreement" above, and in addition thereto, in the case of any termination referenced in clause (A), (B) or (C), an "acquisition proposal" (as defined under "—No Solicitation" above) shall have been publicly announced or otherwise communicated or made known to the senior management of Independence Bank or the board of directors of Independence Bank (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of Independence Bank vote on the merger agreement (in the case of clause (C)) or the date of termination of the merger agreement (in the case of clause (A) or (B)) and (1) within 12 months after the termination, Independence Bank or an Independence Bank subsidiary enters into an agreement with respect to a "control transaction," then Independence Bank shall pay to Pacific Premier an amount equal to $2.0 million on the date of execution of such agreement and upon consummation of any such "control transaction" at any time thereafter, Independence Bank shall pay to Pacific Premier the remainder of the termination fee on the date of such consummation and (2) if a control transaction is consummated otherwise than pursuant to an agreement with Independence Bank within 15 months after such termination, then Independence Bank shall pay to Pacific Premier the termination fee (less any amount previously paid by Independence Bank pursuant to clause (1) above) on the date of such consummation of such control transaction. A "control transaction" is defined as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Independence Bank or a majority of the assets of Independence Bank, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of Independence Bank or by any person other than Independence Bank or its subsidiaries of more than 50% of the voting power of Independence Bank, or (iii) any merger, consolidation, or other business combination transaction involving Independence Bank or any of its subsidiaries as a result of which the shareholders of Independence Bank cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If Independence Bank fails to timely pay the termination fee to Pacific Premier, Independence Bank will be obligated to pay the costs and expenses incurred by Pacific Premier to collect such payment, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        As soon as administratively practicable after the effective time of the merger, Pacific Premier will take all reasonable action so that employees of Independence Bank and its subsidiaries will be entitled to participate in the Pacific Premier and Pacific Premier Bank employee benefit plans of general applicability to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of Independence Bank and its subsidiaries until such employees are permitted to participate in the Pacific Premier benefit plans. Pacific Premier and Pacific Premier Bank, however, shall not be under any obligation to make any grants to any former employee of Independence Bank and its subsidiaries under any discretionary equity compensation plan of Pacific Premier. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Pacific Premier employee benefit plans, Pacific Premier will recognize years of service with Independence Bank and its subsidiaries, and any prior service with institutions that Independence Bank is the successor to, to the same extent as such service was credited for such purpose by Independence Bank and its subsidiaries, except where such recognition would result in duplication of benefits. Nothing contained in the merger agreement shall limit the ability of Pacific Premier to amend or terminate any Pacific Premier or Independence Bank benefit plan in accordance with their terms at any time.

        At the time the employees of Independence Bank and its subsidiaries become eligible to participate in a medical, dental or health plan of Pacific Premier and its subsidiaries, Pacific Premier will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Pacific Premier;

  •
  provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Independence Bank plan prior to the effective time of the merger.

        At and following the effective time of the merger, Pacific Premier shall honor and Pacific Premier Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Independence Bank and its subsidiaries and current and former directors of Independence Bank and its subsidiaries existing as of the effective date of the merger, as well as all bonus deferred compensation or other existing plans and policies of Independence Bank and its subsidiaries that were disclosed to Pacific Premier.

        Those employees of Independence Bank and its subsidiaries who are not offered employment by Pacific Premier or Pacific Premier Bank following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between Pacific Premier and Independence Bank) within 30 days of the closing of the merger will be entitled to receive a single lump sum payment of severance equal to two weeks of salary for each year of service with Independence Bank and any prior service with institutions that Independence Bank is the successor to (with a prorated amount of payment for partial years), up to a maximum of 26 weeks. These payments will be made by Pacific Premier on the date the termination and release agreement that is executed by an employee becomes effective, which date will be in the sole discretion of Pacific Premier. If Independence Bank and its subsidiaries also has a severance pay plan, then any amounts paid pursuant to that plan will reduce the amount that the employee will receive as severance from Pacific Premier and in no event will there be any duplication of severance pay.

Interests of Certain Independence Bank Officers and Directors in the Merger

        When Independence Bank shareholders are considering the recommendation of Independence Bank's board of directors with respect to approving the merger agreement, Independence Bank shareholders should be aware that Independence Bank directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Independence Bank. The Independence Bank board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership.

        The directors and executive officers of Independence Bank beneficially owned and had the power to vote as of December 10, 2014, a total of 636,566 shares of Independence Bank common stock, representing approximately 13.2% of the outstanding shares of Independence Bank common stock. See "Certain Beneficial Ownership of Independence Bank Common Stock" beginning on page 148. All of these shares are expected to be voted in favor of the merger agreement pursuant to the shareholder agreements entered into by each of the executive officers and directors of Independence Bank who own shares of Independence Bank common stock. See "—Shareholder Agreements" beginning on page 111. Each of these persons will receive the same merger consideration for their shares of Independence Bank common stock as the other Independence Bank shareholders.

Stock Options.

        The merger agreement provides that at the effective time of the merger, each option to purchase shares of Independence Bank common stock granted under the Independence Bank Stock Option Plans which is outstanding and unexercised immediately prior thereto will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Independence Bank common stock subject to such holder's stock option and (ii) the excess, if any, of the per share cash consideration and the exercise price per share of such stock option. See next page comment. Pursuant to the Independence Bank Stock Option Plans, all outstanding stock options that are currently not vested will be vested immediately prior to the effective time of the merger and option holders will receive a lump sum cash payment for their options. If the exercise price per share of any such Independence Bank option is equal to or greater than the per share cash consideration, such Independence Bank option will be cancelled without any cash payment being made in respect thereof. Any option holder who fails to enter into an agreement with Pacific Premier will have his or her option assumed by Pacific Premier.

        As of the date of this joint proxy statement/prospectus, directors and executive officers of Independence Bank held options to purchase 468,928 shares of Independence Bank common stock at prices ranging from $5.50 to $10.00 per share. Based on a $13.75 share price, the aggregate amount to be paid to Independence Bank's directors and officers for stock options held by them is approximately $2,941,086.

Warrants.

        The merger agreement provides that, subject to entry into an agreement with Pacific Premier by each holder of a warrant to purchase shares of Independence Bank's common stock, each Independence Bank warrant contract that is outstanding and not exercised and has not expired by its terms at the closing of the merger will be purchased by Pacific Premier and cancelled in exchange for the right to receive from Pacific Premier a single lump sum cash payment equal to the product of (i) the number of shares of Independence Bank common stock subject to such Independence Bank warrant immediately prior to the closing of the merger, and (ii) the excess, if any, of the per share cash consideration over the exercise price per share of such Independence Bank warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Independence Bank warrant is equal to or greater than the per share cash consideration, such Independence Bank warrant will be canceled without any cash payment being made in respect thereof. Any warrant holder who fails to enter into an agreement with Pacific Premier will have his or her warrant assumed by Pacific Premier.

        As of the date of this joint proxy statement/prospectus, directors and shareholders of Independence Bank held Independence Bank warrants to purchase 34,119 shares of Independence Bank common stock at a price of $5.50 per share. Based on a $13.75 share price, the aggregate amount to be paid to Independence Bank's directors and shareholders for warrants held by them is approximately $281,482.

Merger-Related Payments Under Employment Agreements.

        Independence Bank is party to employment agreements with each of Mr. Thomas, Ms. Arakaki and Mr. Pendergast and a change of control severance agreement with Mr. Choi. Each of these agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to the employment agreement dated as of June 1, 2004 between Independence Bank and Charles W. Thomas, the President and Chief Executive Officer of Independence Bank, if the merger results in a change in Mr. Thomas's title, duties or responsibilities, a change in his supervisor, a decrease in his loan or signing authority, or a relocation of his employment office to a location which is more than 25 miles from Independence Bank's headquarters, each a triggering event, within 12 months of the merger, then Mr. Thomas may elect to terminate his employment within thirty (30) days after the effective date of such triggering event. Upon such a termination, Mr. Thomas will be entitled to a lump sum severance payment in an amount equal to the higher of (i) 24 months of Mr. Thomas's then base salary or (ii) 24 months of base salary as it existed as of the effective date of the merger. Such severance payment will be in addition to all other sums owing to Mr. Thomas as accrued vacation pay or accrued bonuses.

        Pursuant to the employment agreement dated as of June 1, 2004 between Independence Bank and Maria Arakaki, the Executive Vice President, Chief Operating Officer, Secretary and Chief Financial Officer of Independence Bank, if the merger results in a change in Ms. Arakaki's title, duties or responsibilities, a change in her supervisor, a decrease in her loan or signing authority, or a relocation of her employment office to a location which is more than 25 miles from Independence Bank's headquarters, each a triggering event, within 12 months of the merger, then Ms. Arakaki may elect to terminate her employment within thirty (30) days after the effective date of such triggering event. Upon such a termination, Ms. Arakaki will be entitled to a lump sum severance payment in an amount equal to the higher of (i) 18 months of Ms. Arakaki's then base salary or (ii) 18 months of base salary as it existed as of the effective date of the merger. Such severance payment will be in addition to all other sums owing to Ms. Arakaki as accrued vacation pay or accrued bonuses.

        Pursuant to the employment agreement dated as of January 31, 2014 between Independence Bank and Kerry L. Pendergast, the Regional President—Riverside of Independence Bank, if the merger results in a change in Mr. Pendergast's title, duties or responsibilities, or a relocation of his employment office to a location which is more than 25 miles from his current office, each a triggering event, within 12 months of the merger, then Mr. Pendergast may elect to terminate his employment within thirty (30) days after the effective date of such triggering event. Upon such a termination, Mr. Pendergast will be entitled to a lump sum severance payment in an amount equal to the higher of (i) 12 months of Mr. Pendergast's then base salary or (ii) 12 months of base salary as it existed as of the effective date of the merger. Such severance payment will be in addition to all other sums owing to Mr. Pendergast as accrued vacation pay or accrued bonuses.

        Pursuant to the change of control severance agreement dated as of April 15, 2013 between Independence Bank and David H. Choi, the Executive Vice President and Chief Credit Officer of Independence Bank, if the merger results in a change in Mr. Thomas's title, duties or responsibilities, a change in his supervisor, a decrease in his loan or signing authority, or a relocation of his employment office to a location which is more than 25 miles from Independence Bank's headquarters, each a triggering event, within 12 months of the merger, then Mr. Choi may elect to terminate his employment within thirty (30) days after the effective date of such triggering event. Upon such a termination, Mr. Choi will be entitled to a lump sum severance payment in an amount equal to the higher of (i) 12 months of Mr. Choi's then base salary or (ii) 12 months of base salary as it existed as of the effective date of the merger. Such severance payment will be in addition to all other sums owing to Mr. Choi as accrued vacation pay or accrued bonuses.

Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the executive officers of Independence Bank as a result of the consummation of the merger.

Name	Cash(1)	Options(2)	Warrants(3)	Deferred Compensation	Accrued Vacation Pay or Bonuses	Other	Total
Charles W. Thomas	$700,000	$555,797	$—	$—	$103,524	$—	$1,359,321
President and Chief Executive Officer
Maria Arakaki	$360,000	$301,125	$—	$—	$28,991	$—	$690,116
Executive Vice President and Chief Financial Officer
Kerry L. Pendergast	$198,500	$68,250	$—	$—	$24,246	$—	$290,996
Regional President
David H. Choi	$200,000	$155,400	$—	$—	$10,525	$—	$365,924
Executive Vice President and Chief Credit Officer

(1)
Represents amount payable under employment agreements with respect to a termination by the executive following a change in control, or, in the case of Mr. Choi, his change of control severance agreement.

(2)
Represents amount payable to the executive with respect to options that will be cashed out as a result of the merger.

(3)
Represents amount payable to the executive with respect to warrants that will be cashed out as a result of the merger.

Indemnification.

        Independence Bank's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Independence Bank amended articles of association and bylaws, as amended, and the merger agreement. Pursuant to the merger agreement, Pacific Premier agreed for a period of four (4) years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Independence Bank or a subsidiary of Independence Bank, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Independence Bank or its subsidiaries or is or was serving at the request of Independence Bank or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of incorporation and bylaws of Independence Bank, or any agreement, arrangement or understanding previously disclosed by Independence Bank to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain Independence Bank's existing directors' and officers' liability insurance policy for Independence Bank's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional four (4) years, provided that if the cost of such insurance exceeds 200% of the annual premiums paid by Independence Bank for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for the maximum insurance amount.

        Other than as set forth above, no director or officer of Independence Bank has any direct or indirect material interest in the merger, except insofar as ownership of Independence Bank common stock might be deemed such an interest.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Independence Bank common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Independence Bank common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Independence Bank shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Independence Bank common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of Independence Bank common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Independence Bank common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Independence Bank common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Independence Bank common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The parties intend for the merger to qualify as a "reorganization" under Section 368(a) of the Code for the U.S. federal income tax purposes. As a condition to the completion of the merger, Holland & Knight LLP is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the opinion, counsel will rely on the representations of Pacific Premier and Independence Bank, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor Independence Bank intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Pacific Premier and Independence Bank, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Holland & Knight LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier, Pacific Premier Bank and Independence Bank.

        No gain or loss will be recognized by Pacific Premier, Pacific Premier Bank or Independence Bank as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of Independence Bank Common Stock.

        The U.S. federal income tax consequences of the merger to a U.S. holder of Independence Bank common stock will depend on whether such U.S. holder receives shares of Pacific Premier common stock, cash or a combination of cash and Pacific Premier common stock in exchange for such U.S. holder's Independence Bank common stock. As discussed above under "—The Merger Consideration" beginning on page 82, Independence Bank shareholders will make a stock, cash or mixed stock/cash election pursuant to the terms of the merger agreement. Shares held by those Independence Bank shareholders who do not make an election to receive cash, stock or a combination of cash and stock will treated as no-election shares and allocated merger consideration as provided in the merger agreement. An Independence Bank shareholder will not know the exact amount or the form of consideration they will receive. As a result, the tax consequences to such Independence Bank shareholder will not be ascertainable with certainty until such shareholder knows the precise number of shares of Pacific Premier common stock and/or amount of cash that it will receive pursuant to the merger.

Exchange of Independence Bank common stock solely for Pacific Premier common stock.

        Except as discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges all of their shares of Independence Bank common stock solely for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the Independence Bank common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of Independence Bank common stock exchanged therefor.

Exchange of Independence Bank common stock solely for cash.

        A U.S. holder that exchanges all of its shares of Independence Bank common stock solely for cash pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by such U.S. holder and the U.S. holder's adjusted tax basis in the Independence Bank common stock exchanged therefor, provided that such U.S. holder does not otherwise already own, either actually or constructively, shares of Pacific Premier common stock. Any gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares of Independence Bank common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

        In some cases, if a U.S. holder actually or constructively owns shares of Pacific Premier common stock other than shares of Pacific Premier common stock received pursuant to the merger, the receipt of the cash may not be treated as capital gain and instead treated as having the effect of the distribution of a dividend to the U.S. holder under the tests set forth in Section 302 of the Code. These tests are complex and dependent upon the specific factual circumstances particular to each U.S. holder. As such, it is not possible to provide an opinion as to whether these tests would apply. If these tests do apply to treat the receipt of the cash as having the effect of the distribution of a dividend, then this would mean that, notwithstanding the previous paragraph, the U.S. holder may not recognize gain or loss and up to the entire amount of the cash would be treated as ordinary dividend income. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Exchange of Independence Bank common stock for a combination of Pacific Premier common stock and cash.

        Except as discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges shares of Independence Bank common stock for a combination of Pacific Premier common stock and cash pursuant to the merger will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any Pacific Premier common stock received in the merger, over such U.S. holder's adjusted tax basis in the shares of Independence Bank common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Pacific Premier common stock).

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the Independence Bank common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (discussed below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of Pacific Premier common stock). The holding period for the shares of Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of Independence Bank common stock exchanged therefor.

        Any gain will be capital gain unless the U.S. holder actually or constructively owns Pacific Premier common stock immediately after the merger. In that case, the receipt of the cash may be treated as having the effect of the distribution of a dividend to the U.S. holder under the tests set forth in Section 302 of the Code and as described above.

        Any capital gain or loss will be long-term capital gain or loss if the U.S. holder held the shares of Independence Bank common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        If a holder of Independence Bank common stock acquired different blocks of Independence Bank common stock at different times or for different prices, any gain or loss will be determined separately with respect to each block of Independence Bank common stock and such U.S. holder's basis and holding periods in their shares of Independence Bank common stock may be determined with reference to each block of Independence Bank common stock. Any such holders should consult their tax advisors regarding a manner in which cash and Pacific Premier common stock received in the merger should be allocated among the different blocks of Independence Bank common stock and regarding their basis and holding periods in their particular shares of Pacific Premier common stock received in the merger.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Independence Bank common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Independence Bank common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash has the effect of the distribution of a dividend to the U.S. holder, as described above, all or portion of the cash would be treated as ordinary dividend income as described above.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Independence Bank common stock surrendered and the fair market value (determined immediately before the exchange) of the Independence Bank common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Independence Bank (by vote or value) or securities of Independence Bank with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO INDEPENDENCE BANK SHAREHOLDERS. INDEPENDENCE BANK SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

 Accounting Treatment of the Merger

        The merger will be accounted for under the purchase method of accounting under GAAP. Under this method, Independence Bank's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for Independence Bank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of Independence Bank beginning on the date of completion of the merger.

Expenses of the Merger

        The merger agreement provides that each of Independence Bank and Pacific Premier will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to Independence Bank shareholders in the merger to be approved for listing on the Nasdaq Global Select Market.

Resale of Pacific Premier Common Stock

        The shares of common stock that Independence Bank shareholders receive as a result of the merger will be registered under the Securities Act. Independence Bank shareholders may freely trade these shares of Pacific Premier common stock if such Independence Bank shareholder is not considered an "affiliate" of Pacific Premier, as that term is defined in the federal securities laws. Generally, "affiliates" include directors, certain executive officers and holders of 10% or more of the outstanding Pacific Premier common stock.

        Pacific Premier's affiliates may not sell their shares of Pacific Premier common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. Pacific Premier may also place restrictive legends on certificates representing shares of Pacific Premier common stock issued to all persons who will be considered "affiliates" of Pacific Premier.

Shareholder Agreements

        In connection with the execution of the merger agreement, executive officers and directors of Independence Bank entered into a shareholder agreement with Pacific Premier pursuant to which each such executive officer and director agreed that at any meeting of the shareholders of Independence Bank, or in connection with any written consent of the shareholders of Independence Bank, the executive officer and director shall:

  •
  appear at such Independence Bank meeting or otherwise cause all shares of Independence Bank common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

  •
  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Independence Bank common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

  •
  in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Independence Bank contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

  •
  against any acquisition proposal (as defined in "—No Solicitation" on page 96) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

        Pursuant to the shareholder agreement, each Independence Bank executive officer and director also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder's representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder's power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each Independence Bank executive officer and director also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

        In addition, each Independence Bank executive officer and director agreed that, for a period of two (2) years following the consummation of the merger, they will not:

  •
  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of Independence Bank prior to consummation of the merger;

  •
  induce, persuade, encourage or influence any person or entity having a business relationship with Pacific Premier, Pacific Premier Bank or any of their affiliates to discontinue, reduce or restrict such relationship or solicit or target depositors, borrowers or customers of Independence Bank on the date of the merger agreement and/or as of the date the merger is consummated, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Independence Bank on the date of the merger agreement or as of the date the merger is consummated; or

  •
  disparage Pacific Premier, Pacific Premier Bank or any of their affiliates.

        The shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.

Dissenters' Rights

        Independence Bank shareholders have the right to dissent from the merger and assert dissenters' rights, provided the requirements of the CGCL are followed. Any Independence Bank shareholder electing to exercise dissenters' rights must strictly comply with the provisions of Chapter of the CGCL.

        The following is intended to be a summary of the material provisions of the California statutory procedures required to be followed Independence Bank shareholders in order to demand and perfect dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the CGCL. The full text of these dissenters' provisions is reproduced in its entirety in Appendix D to this proxy statement/prospectus. If an Independence Bank shareholder wishes to consider exercising dissenters' rights, they should carefully review the text of Chapter 13 of the CGCL, since failure to timely and properly comply with the requirements of Chapter of the CGCL will result in the loss of dissenters' rights under California law.

        Chapter 13 of the CGCL provides Independence Bank shareholders who do not vote "FOR" approval of the merger agreement with the right, subject to compliance with the requirements summarized below, to dissent and demand the payment of, and to be paid in cash for, the fair market value of the shares of Independence Bank common stock owned by such Independence Bank shareholders as of December 10, 2014, the record date for Independence Bank's special meeting to consider and vote upon the merger agreement. The fair market value of shares of Independence Bank common stock is determined as of October 21, 2014, which was the last day before the first public announcement of the terms of the merger.

Not Vote "FOR" the Merger Agreement.

        Any Independence Bank shareholder who desires to exercise dissenters' rights must not have voted his, her or its shares of Independence Bank common stock "FOR" approval of the merger agreement. If an Independence Bank shareholder returns a proxy without voting instructions or with instructions to vote "FOR" approval of the merger agreement, or votes in person at the Independence Bank special meeting "FOR" approval of the merger agreement, his, her or its shares of Independence Bank common stock will be counted as votes in favor of the merger agreement and such shareholder will lose any dissenters' rights. Thus, if an Independence Bank shareholder wishes to dissent and they execute and return a proxy, they must specify that their shares of Independence Bank common stock are to be voted "AGAINST" or "ABSTAIN" with respect to approval of the merger agreement.

Written Demand for Payment.

        To preserve dissenters' rights, an Independence Bank shareholder must make a written demand for the purchase of their shares of Independence Bank common stock and payment to them of the fair market value of their shares of Independence Bank common stock within 30 days after the date on which notice of Independence Bank shareholder approval (as described immediately below) of the merger agreement is mailed. Simply failing to vote for, or voting against, the merger agreement does not constitute a proper written demand under the CGCL. To comply with the requirements under the CGCL, the written demand must:

  •
  be received by Independence Bank (or Pacific Premier, as Independence Bank's successor if the merger has been consummated) not later than 30 days after the date on which the notice of approval is mailed;

  •
  specify the shareholder's name and mailing address and the number of shares of Independence Bank common stock held of record which the shareholder demands that Independence Bank (or Pacific Premier, as its successor) purchase;

  •
  state that the Independence Bank shareholder is demanding purchase of their shares of Independence Bank common stock and payment of the fair market value of such shares; and

  •
  state the price that the Independence Bank shareholder claims to be the fair market value of their shares of Independence Bank common stock as of October 21, 2014, which statement of fair market value constitutes an offer by the Independence Bank shareholder to sell their shares of Independence Bank common stock to Independence Bank (or Pacific Premier, as its successor) at that price.

        Any written demands for payment from Independence Bank shareholders should be sent to Independence Bank at Independence Bank, 4524 MacArthur Blvd., Newport Beach, CA 92660, Attention: Corporate Secretary. In the event the merger is consummated before the end of the 30-day period described above, the submissions may be made to Pacific Premier at Pacific Premier Bancorp, Inc., 17901 Von Karman Ave., Suite 1200, Irvine, California 92614, Attention: Corporate Secretary. Shares of Independence Bank common stock held by shareholders who have perfected their dissenters' rights in accordance with Chapter 13 of the CGCL and have not withdrawn their demands or otherwise lost their dissenters' rights are referred to in this summary as "dissenting shares."

Notice of Approval.

        If Independence Bank's shareholders approve the merger agreement, Independence Bank (or Pacific Premier, as its successor) is required within ten (10) days after the approval to send to those Independence Bank shareholders who did not vote "FOR" approval of the merger agreement a written notice of Independence Bank shareholder approval, accompanied by a copy of Sections 1300, 1302, 1303 and 1304 of the CGCL, a statement of the price determined by Independence Bank (or Pacific Premier, as its successor) to represent the fair market value of the dissenting shares as of October 21, 2014, and a brief description of the procedure to be followed if the Independence Bank shareholder desires to exercise the shareholder's dissenters' right under the CGCL. The statement of price determined by Independence Bank (or Pacific Premier, as its successor) to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Independence Bank (or Pacific Premier, as its successor) to purchase the dissenting shares at the stated price if the merger closes and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of Independence Bank shareholder approval, a dissenting Independence Bank shareholder must submit to Independence Bank (or Pacific Premier, as its successor), or Independence Bank's transfer agent, for endorsement as dissenting shares, the stock certificates representing their shares of Independence Bank common stock as to which such Independence Bank shareholder is exercising dissenter's rights. If the dissenting shares are uncertificated, then the Independence Bank shareholder must provide written notice of the number of shares of Independence Bank common stock which the shareholder demands that Independence Bank (or Pacific Premier, as its successor) purchase within 30 days after the date of the mailing of the notice of Independence Bank shareholder approval.

        Submissions can be made to Independence Bank (or Pacific Premier, as successor) as described above, or to Independence Bank's transfer agent, Computershare.

Payment of Agreed-Upon Price.

        If Independence Bank (or Pacific Premier, as its successor) and a dissenting Independence Bank shareholder agree that the shareholder's shares Independence Bank common stock are dissenting shares and agree upon the price of the dissenting shares, the dissenting Independence Bank shareholder is entitled to receive the agreed price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the mergers are satisfied. Payments are also conditioned on the surrender of the certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value.

        If Independence Bank (or Pacific Premier, as its successor) denies that the dissenting Independence Bank shareholder's shares of Independence Bank common stock are dissenting shares, or Independence Bank and the Independence Bank shareholder fail to agree upon the fair market value of the dissenting shares, then, within six months after the notice of Independence Bank shareholder approval of the merger is sent by Independence Bank (or Pacific Premier, as its successor), any Independence Bank shareholder demanding purchase of their shares of Independence Bank common stock as dissenting shares or any interested corporation may file a complaint in the superior court in the proper county praying the court to determine whether the shares of Independence Bank common stock are dissenting shares or the fair market value of the dissenting shares, or both, or may intervene in any action pending on such a complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

        On the trial of the action, the court determines the issues. If the status of the Independence Bank shareholder's shares of Independence Bank common stock as dissenting shares is in issue, the court first determines that issue. If the fair market value of the dissenting shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the dissenting shares.

        If the court appoints an appraiser or appraisers, the appraiser or appraisers shall proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, shall make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        If the appraiser or appraisers fail to make and file a report within ten (10) days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court will determine the fair market value of the dissenting shares. Subject to Section 1306 of the CGCL, the court will render a judgment against Independence Bank (or Pacific Premier, as its successor) for payment of an amount equal to the fair market value (as confirmed or determined by the court) of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require Independence Bank (or Pacific Premier, as its successor) to purchase, with interest at the legal rate from the date on which the judgment is entered. Any party may appeal from the judgment.

        The costs of the action, including reasonable compensation to the appraiser or appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the appraisal determined by the court is more than the price offered by Independence Bank (or Pacific Premier, as successor), Independence Bank (or Pacific Premier, as successor) will pay the costs, which may include, at the court's discretion, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the value awarded by the court for the shares is more than 125% of the price offered by Independence Bank (or Pacific Premier, as successor).

Maintenance of Dissenting Share Status.

        Except as expressly limited by Chapter 13 of the CGCL, holders of dissenting shares continue to have all the rights and privileges incident to their shares of Independence Bank common stock until the fair market value of their shares of Independence Bank common stock is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Independence Bank (or Pacific Premier, as its successor) consents to the withdrawal.

        Dissenting shares lose their status as dissenting shares, and dissenting Independence Bank shareholders cease to be entitled to require Independence Bank (or Pacific Premier, as its successor) to purchase their shares of Independence Bank common stock, upon the happening of any of the following:

  •
  the merger is abandoned;

  •
  their shares of Independence Bank common stock are transferred before their submission for the required endorsement;

  •
  the dissenting Independence Bank shareholder and Independence Bank (or Pacific Premier, as its successor) do not agree on the status of the dissenting Independence Bank shareholder's shares of Independence Bank common stock as dissenting shares or do not agree on the purchase price, but neither Independence Bank (or Pacific Premier, as its successor) nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which Independence Bank (or Pacific Premier, as its successor) mails a notice that Independence Bank's shareholders have approved the merger; or

  •
  with the consent of Independence Bank (or Pacific Premier, as its successor), the dissenting Independence Bank shareholder withdraws their demand for purchase of the dissenting shares.

        To the extent that the provisions of Chapter 5 of the CGCL (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting Independence Bank shareholders will become creditors of Independence Bank (or Pacific Premier, as its successor) for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of Independence Bank (or Pacific Premier, as its successor) in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the CGCL.

        Independence Bank shareholders should be aware that the fair value of any shares of Independence Bank common stock as determined under Section 1300 of the CGCL could be more, the same, or less than the merger consideration. Investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the merger are not an opinion as to, and do not in any way address, fair value under Section 1300 of the CGCL.

        The failure of an Independence Bank shareholder to comply strictly with the CGCL requirements will result in a loss of dissenters' rights. A copy of the relevant statutory provisions is attached as Appendix D. Independence Bank shareholders are urged to refer to Appendix C for a complete statement concerning dissenters' rights. The foregoing summary of such rights is qualified in its entirety by reference to Appendix D.

MARKET FOR COMMON STOCK AND DIVIDENDS

Pacific Premier Market Information and Dividends

Market Information.

        Pacific Premier's common stock is traded on the Nasdaq Global Select Market under the symbol "PPBI." As of December 10, 2014, there were 16,894,621 shares of Pacific Premier common stock outstanding, which were held by approximately 2,305 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Pacific Premier common stock as reported on the Nasdaq Stock Market.

	Pacific Premier
	Market Price
	High	Low
Year Ending December 31, 2014
First Quarter	$17.48	$15.27
Second Quarter	16.93	13.65
Third Quarter	15.59	13.74
Fourth Quarter (through December 10, 2014)	16.59	14.05
Year Ending December 31, 2013
First Quarter	$13.29	$10.21
Second Quarter	13.19	11.42
Third Quarter	13.92	11.56
Fourth Quarter	16.60	13.00
Year Ending December 31, 2012
First Quarter	$8.35	$6.30
Second Quarter	8.50	7.53
Third Quarter	9.74	8.11
Fourth Quarter	11.49	9.50

Dividends.

        During the periods presented in the table above, Pacific Premier did not pay any dividends on its common stock. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

Independence Bank Market Information and Dividends

Market Information.

        Independence Bank's equity securities consist of common stock, of which there were 4,821,628 shares outstanding, held by 830 shareholders of record, on December 10, 2014. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        Trading in Independence Bank's common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. Independence Bank's common stock is not listed on any national securities exchange, although it is quoted on the OTCQB Market, or the OTCQB, under the ticker symbol "IDPK." Trades may also occur in unreported private transactions. The OTCQB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. Unlike the a national securities exchange, such as the New York Stock Exchange or the Nasdaq, the OTCQB does not impose listing standards and does not provide automated trade executions. Independence Bank common stock began trading on the OTCQB on March 4, 2014.

        The following table sets forth the high and low closing bids for shares of Independence Bank's common stock for the periods indicated. Bid prices are based on information received from the

OTCQB based on all transactions reported on the OTCQB. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

	Closing Information
	High	Low
Year Ending December 31, 2014
First Quarter	$12.00	$8.00
Second Quarter	12.00	10.10
Third Quarter	13.00	10.90
Fourth Quarter (through December 10, 2014)	14.25	11.50

        The last reported trade of Independence Bank's common stock prior to the filing of this proxy statement/prospectus was on December 10, 2014, at $14.25. The last reported trade of Independence Bank's common stock on the date prior to the announcement of the merger was on October 21, 2014, at $12.50.

Dividends.

        Independence Bank has never paid or declared any dividends and has not declared or paid any dividends to date during 2014. Payment of stock or cash dividends in the future will depend upon its earnings and financial condition and other factors deemed relevant by its board of directors, as well as its legal ability to pay dividends, which are discussed below. Pursuant to the merger agreement, Independence Bank has certain restrictions on the payment of dividends to its shareholders pending the closing of the merger. See "The Merger—Business Pending the Merger" beginning on page 93.

        Holders of Independence Bank common stock are entitled to receive dividends, on a pro rata basis, as and when declared by its board of directors, out of funds legally available for the payment of dividends and as specified and limited by the California Financial Code and other banking regulations. Under Section 1132 of the California Financial Code, funds available for cash dividend payments by a bank are restricted to the lesser of a bank's retained earnings or a bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Notwithstanding the provisions of Section 1132 of the California Financial Code, under Section 1133 thereof, a bank or a majority-owned subsidiary of a bank may, with prior approval from the DBO, make a distribution to its shareholders in an amount not exceeding the greater of: (a) the retained earnings of the bank; (b) the net income of the bank for its last fiscal year; or (c) the net income of the bank for its current fiscal year. Notwithstanding the provisions of Section 1132 of the California Financial Code, under Section 1134 thereof, with prior DBO approval, a bank may make a distribution to its shareholders by means of redeeming its redeemable shares, and with prior DBO approval as well as the approval of the holders of the bank's outstanding shares, a bank may make a distribution to its shareholders in connection with a reduction of its contributed capital.

        If the DBO finds that the shareholders' equity of Independence Bank is not adequate or that the payment of a dividend would be unsafe or unsound for Independence Bank, the DBO may order Independence Bank not to pay a dividend to its shareholders. The Federal Deposit Insurance Corporation ("FDIC") also has the authority to prohibit a bank from engaging in business practices (including payment of dividends) considered by the FDIC to be unsafe or unsound.

        A more detailed discussion of Independence Bank dividends and restrictions thereto is set forth in this proxy statement/prospectus under "Comparison of the Rights of Shareholders" beginning on page 161.

 Independence Bank Securities Authorized for Issuance Under Equity Compensation Plan

        The Independence Bank Stock Option Plans have each been previously approved by Independence Bank's shareholders. Independence Bank has no equity compensation plans not previously approved by shareholders. The following table sets forth certain information concerning aggregate common stock options, warrants and rights authorized for issuance under the Independence Bank Stock Option Plans.

Equity Compensation Plan Information at December 31, 2013

Number of Securities to be Issued Upon Exercise of Outstanding Options and Warrants	Weighted-Average Exercise Price of Outstanding Options and Warrants	Number of Securities Remaining Available for Future Issuance Under the Plan (excluding securities reflected in Column 1)
879,225	$7.22	144,840

Equivalent Market Value Per Share of Independence Bank Common Stock

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the Nasdaq Stock Market, and (ii) Independence Bank common stock as quoted on the OTCQB, on October 21, 2014, the last trading-day before Pacific Premier announced the merger, and on December 10, 2014, the last practicable trading-day before the distribution of this proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by Independence Bank's shareholders, the following table also presents the equivalent market value per share of Independence Bank common stock as of October 21, 2014 and December 10, 2014, which were determined by multiplying the closing price for Pacific Premier's common stock on those dates by the exchange ratio of 0.9259 of a share of Pacific Premier common stock for each share of Independence Bank common stock. The equivalent market value per share of Independence Bank common stock presented below does not reflect the possible upward or downward adjustment if the Pacific Premier average share price is less than $13.365 or greater than $16.335, or the per share cash consideration that may also be received by holders of Independence Bank common stock. See "The Merger—The Merger Consideration" beginning on page 82 for additional information about the merger consideration to be received by holders of Independence Bank common stock, including the possible adjustments to the per share cash consideration and the per share stock consideration.

	Pacific Premier Common Stock	Independence Bank Common Stock	Equivalent Market Value Per Share of Independence Bank Common Stock
At October 21, 2014	$14.73	$12.50	$13.64
At December 10, 2014	$16.19	$14.25	$14.99

        Shareholders are advised to obtain current market quotations for Pacific Premier common stock. The market price of Pacific Premier common stock at the effective time of the merger or at the time the Independence Bank shareholders receive Pacific Premier common stock in the merger following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting. See "Risk Factors" beginning on page 33.

 INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals and consumers in its primary market area of Southern California through 13 locations in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Irvine, Newport Beach, Palm Springs, Palm Desert, Encinitas, Seal Beach, Huntington Beach and Seal Beach, California. Through the Bank's branches and its Internet website at www.ppbi.com, the Bank offers a broad array of deposit and loan products and services for both businesses and consumer customers. As of September 30, 2014, Pacific Premier had, on a consolidated basis, total assets of $2.0 billion, total stockholders' equity of $197.9 million and total deposits of $1.5 billion. At September 30, 2014, Pacific Premier had real estate loans and business loans collateralized by real estate totaling 72.25% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Pacific Premier is incorporated by reference or set forth in Pacific Premier's annual report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Pacific Premier at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 170.

INFORMATION ABOUT INDEPENDENCE BANK

Business

        Independence Bank is a California state chartered banking corporation headquartered in Newport Beach, California. Independence Bank received its California bank charter and commenced banking operations in September 2004. It maintains six full-service banking centers in Newport Beach, Tustin, Fountain Valley, Riverside, Corona and San Juan Capistrano, California. Independence Bank operates as a community-based bank serving local businesses and individuals in the Orange and Riverside County, California areas. Independence Bank offers varied banking products, including a complete range of commercial and personal banking products.

        Independence Bank is licensed to operate as a commercial bank under the California Banking Law and is subject to supervision by the California Department of Financial Institutions. In accordance with the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation insures the deposits of Independence Bank up to the maximum legal limit. Independence Bank's primary source of revenue is from investment securities and also from providing loans to customers, who are predominately small and middle-market businesses and individuals.

        Independence Bank is a full-service financial institution. Independence Bank meets its commercial and retail customers' banking needs with a range of financial services. Independence Bank is an independent financial institution and is engaged in substantially all of the business operations (other than trust services) customarily conducted by independent financial institutions in California, including the acceptance of checking, savings and certificate deposits and the making of commercial and consumer loans, real estate loans, and other installment and term loans. Independence Bank does a substantial amount of business with individuals, as well as with customers in commercial, industrial and professional businesses. Independence Bank's services include cashier's checks, domestic and foreign wire transfers, account research, stop payments, telephone transfers between accounts, remote deposits, electronic and mobile banking, and photocopies.

        At December 31, 2013, Independence Bank had total assets of $311.5 million, which were comprised of total investment securities of $66.8 million and total net loans of 224.2 million, total deposits of $229.9 million and total stockholders' equity of $40.4 million.

Competition

        The banking business in California, generally, and in Independence Bank's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. Independence Bank competes for deposits and loans principally with these commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than Independence Bank. Independence Bank also competes with companies located outside of its market that provide financial services to persons within its market. Some of Independence Bank's current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than Independence Bank, and some of them are not subject to the same degree of regulation as Independence Bank.

Premises

        Independence Bank owns approximately 4,280 square feet of office space for its branch office located at 32291 Camino Capistrano, San Juan Capistrano, CA 92675.

        Independence Bank leases approximately 11,835 square feet of office space for its headquarters located at 4525 MacArthur Blvd., Newport Beach, CA 92660. The lease is with an unaffiliated third party. The lease commenced on July 19, 2010 and terminates on July 31, 2015. The monthly base rent for the premises is $26,780 for 2014.

        Independence Bank leases approximately 2,000 square feet of office space for its branch office located at 18101 Magnolia St., Fountain Valley, CA 92708. The lease is with an unaffiliated third party. The lease commenced on November 22, 2006 and terminates on December 1, 2016. The monthly base rent for the premises is $3,220 for 2014.

        Independence Bank leases approximately 3,420 square feet of office space for its branch office located at 17782 East 17th Street, Suite 101, Tustin, CA 92780. The lease is with an unaffiliated third party. The lease commenced on January 1, 2012 and terminates on December 13, 2016. The monthly base rent for the premises is $5,985 for 2014.

        Independence Bank leases approximately 11,363 square feet of office space for its branch office located at 3637 Arlington Ave., Suite B, Riverside, CA 92506. The lease is with an unaffiliated third party. The lease commenced on August 1, 2001 and terminates on July 31, 2016. The monthly base rent for the premises is $25,917 for 2014.

        Independence Bank leases approximately 4,333 square feet of office space for its branch office located at 102 E. Sixth Street, Suite 100, Corona, CA 92879. The lease is with an unaffiliated third party. The lease commenced on July 1, 2003 and terminates on September 30, 2018. The monthly base rent for the premises is $9,402 for 2014.

        Independence Bank believes that its premises will be adequate for present and anticipated needs. Independence Bank also believes that it has adequate insurance to cover its premises.

 Employees

        At December 31, 2013, Independence Bank had 62 full-time equivalent employees. Management of Independence Bank considers its relations with its employees to be good. Independence Bank is not a party to any collective bargaining agreement.

Legal Proceedings

        Independence Bank is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to Independence Bank's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.

Effect of Existing or Probable Governmental Regulations on the Business of Independence Bank

        As a state-chartered bank with deposits insured by the FDIC, Independence Bank is subject to extensive governmental regulations on its business. Federal, state and local laws and regulations regarding the discharge of harmful materials into the environment may also have an impact on Independence Bank. Since Independence Bank is not involved in any business that manufactures, uses or transports any material amount of chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, Independence Bank's primary exposure to environmental laws is through its lending activities and through properties or businesses Independence Bank may own, lease or acquire. Based on a general survey of Independence Bank's loan portfolio, conversations with local appraisers and the type of lending currently and historically done by Independence Bank, management is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on Independence Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF INDEPENDENCE BANK

        This discussion presents Independence Bank's management's analysis of the financial condition of Independence Bank as of and for the years in the two year period ended December 31, 2013, and as of and for each of the nine months ended September 30, 2014 and the results of operations of Independence Bank as of and for the years in the two year period ended December 31, 2013, and for each of the nine months ended September 30, 2014 and 2013. This discussion is designed to provide a more comprehensive review of the financial position and operating results of Independence Bank than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of Independence Bank and the notes thereto which appear elsewhere in this joint proxy statement/prospectus. See "Index to Independence Bank Financial Statements" beginning on page F-1.

        Statements contained in this joint proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Independence Bank's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements included in this joint proxy statement/prospectus are based on information available to Independence Bank as of the date of this joint proxy statement/prospectus, and Independence Bank assumes no obligation to update any such forward-looking statements. It is important to note that Independence Bank's actual results could materially differ from those in such forward-looking statements. Factors that could cause results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Independence Bank conducts its operations. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 39.

General

        Independence Bank is a California state banking corporation, formed in June 2004, with its principal office in Newport Beach, California. Independence Bank engages in a general banking business. Independence Bank maintains branches in the cities of Newport Beach, San Juan Capistrano, Fountain Valley, Riverside, Corona and Tustin, California. Independence Bank considers its primary markets to be Orange County and Riverside County, California. The services offered by Independence Bank are traditional banking products and services, including checking accounts, negotiable order of withdrawal accounts, interest-bearing certificates of deposits, savings accounts, money market deposit accounts, commercial loans, construction loans, commercial real estate loans, multi-family residential real estate loans, and other loans.

        Independence Bank derives its income from four principal sources: (i) net interest income, which is the difference between interest income Independence Bank receives on its interest earning assets and interest expense, which is the amount Independence Bank pays on interest bearing liabilities; (ii) fee income, which includes fees earned on loans, deposit services and other banking services; (iii) earnings on investments; and (iv) gains on sales of SBA loans.

        At September 30, 2014, Independence Bank had $426.2 million in total assets, $56.7 million in securities available for sale, $337.2 million in net loans, $357.6 million in total deposits and $48.3 million in total shareholders' equity.

        For the nine months ended September 30, 2014, Independence Bank's net income totaled $2.6 million, compared to net income of $1.3 million for the same period ended September 30, 2013. The increase in net income for the nine months ended September 30, 2014 resulted from a $4.6 million increase in net interest income and a $2.6 million increase in non-interest income, partially offset by a $5.7 million increase in non-interest expense.

        Independence Bank's return on average total assets was 0.85% and 0.59% for the nine months ended September 30, 2014 and September 30, 2013, respectively. Its return on average total shareholders' equity was 7.53% and 4.24% for the nine months ended September 30, 2014 and September 30, 2013, respectively.

Critical Accounting Policies

        Independence Bank's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and prevailing practices in the banking industry. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred.

        Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Independence Bank's management has identified its most critical accounting policy to be that related to the allowance for credit losses. Independence Bank's methodology to determine its allowance for credit losses incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for credit losses that management believes is appropriate at each reporting date taking into account the characteristics of the loan portfolio, current economic conditions and historical credit loss experience. Although management believes that the level of the allowance as of the date of the financial statement is adequate to absorb losses inherent in Independence Bank 's loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot be reasonably predicted at this time. See "—Financial Condition" below.

Financial Condition at September 30, 2014 and December 31, 2013

Assets

        Independence Bank reported total assets of $426.2 million as of September 30, 2014, compared to $311.5 million as of December 31, 2013. This change was primarily driven by the acquisition of Premier on January 31, 2014, which had total assets as of that date of $127.5 million.

Cash and Due from Financial Institutions.

        Cash and due from financial institutions increased to $7.7 million at September 30, 2014, from $3.8 million at December 31, 2013. This increase primarily was the result of higher demand deposit and lending activities.

Securities Available for Sale.

        Securities available for sale totalled $56.7 million at September 30, 2014, compared to $66.8 million at December 31, 2013. This decrease was due to the regular payments to Independence Bank on its mortgage backed securities portfolio and the sale of certain longer duration securities to minimize Independence Bank's interest rate risk in a potential rising interest rate environment.

        The following table presents the book values and fair values of Independence Bank's "available for sale" investment securities portfolio for the periods presented.

Available for Sale Securities.

	As of September 30, 2014		As of December 31, 2013
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. agency securities	$—	$—	$806	$792
Mortgage-backed Securities agency	36,618	36,772	44,981	44,789
Collateralized mortgage obligations non-agency	1,026	1,050	1,437	1,457
State and municipal securities	15,566	16,273	17,922	17,258
Other debt securities	2,831	2,640	2,821	2,459

Total	$56,041	$56,735	$67,967	$66,755

        The following table summarizes the contractual maturity characteristics of Independence Bank's "available for sale" securities portfolio by investment category as of September 30, 2014. Actual maturities will differ from remaining contractual maturities as U.S. agency mortgage-backed securities, collateralized mortgage obligations non-agency, and certain municipal bonds in Independence Bank's portfolio can be prepaid or called without penalty.

	As of September 30, 2014
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
(dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Mortgage-backed securities agency	$—	N.A.	$—	N.A.	$4,391	3.57%	$32,381	1.88%	$36,772	2.09%
Collateralized mortgage obligations non-agency	—	N.A.	—	N.A.	—	N.A.	1,050	0.93%	1,050	0.93%
State and municipal securities		N.A.	2,139	1.61%	3,619	2.59%	10,515	3.94%	16,273	3.34%
Other debt securities	—	N.A.	—	N.A.	—	N.A.	2,640	1.23%	2,640	1.23%

Total	$—	N.A.	$2,139	0.00%	$8,010	0.00%	$46,586	0.00%	$56,735	2.39%

Loans

        Loans (net of allowance for loan and lease losses) as of September 30, 2014 were $337.2 million, compared to $224.2 million as of December 31, 2013. The increase during the nine months ended September 30, 2014 was primarily the result of Independence Bank's acquisition of Premier Service Bank on January 31, 2014, which had total loans as of that date of $58.7 million, as well as organic growth in Independence Bank's commercial and real estate loan portfolio.

Leasehold Improvements and Equipment.

        Investment in leasehold improvements and equipment was $2.0 million as of September 30, 2014, compared to $1.6 million as of December 31, 2013. The increase was largely attributable to two branches in Riverside County acquired as part of the Premier Service Bank acquisition, which continue to operate as Independence Bank branches.

Other Real Estate Owned.

        As of September 30, 2014, Independence Bank had no other real estate owned, compared to $704,000 as of December 31, 2013. The decrease in other real estate owned is due to the fact that Independence Bank sold all of its other real estate owned during the first nine months of 2014.

 Liabilities

Deposits.

        Independence Bank's total deposits were $357.6 million at September 30, 2014, compared to $229.9 million at December 31, 2013. The increase during the nine months ended September 30, 2014 primarily was attributable to Independence Bank's acquisition of Premier Service Bank on January 31, 2014, which had total deposits as of that date of $114.4 million, as well as the organic growth in deposits realized by Independence Bank. Post-merger attrition in deposits at the two Premier Service Bank Riverside branches retained by Independence Bank was minimal. The overall lower cost of funds of Premier Service Bank's deposit portfolio contributed to an overall decrease in average interest rates of Independence Bank's deposits over comparable periods.

        The following table summarizes the distribution of daily average deposits and the daily average rates paid by deposit categories for the nine months ended September 30, 2014 and for the twelve months ended December 31, 2013, as indicated:

	Nine Months Ended September 30		Twelve Months Ended December 31
	2014		2013
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$74,592	0.00%	$27,392	0.00%
Savings	14,826	0.27%	11,438	0.34%
NOW	13,917	0.10%	8,411	0.13%
Money market	158,597	0.56%	95,354	0.62%
Time deposits under $100,000	22,524	0.84%	22,230	0.76%
Time deposits $100,000 and over	43,617	0.61%	44,126	0.80%

Total	$328,073	0.43%	$208,951	0.56%

        Independence Bank's scheduled maturities of certificates of deposit in amounts of $100,000 or more as of September 30, 2014 and December 31, 2013, respectively, are as follows:

(dollars in thousands)	September 30, 2014	December 31, 2013
Three months or less	$12,755	$19,486
Over three months to 6 months	17,281	11,550
Over 6 months to 12 months	23,259	24,341
Over 12 months	13,138	16,736

Total	$66,433	$72,114

Demand Deposits.

        Demand deposits, which consist of checking, savings, money market, and negotiable order of withdrawal accounts totaled $291.1 million, or 81.4% of total deposits at September 30, 2014, compared to $157.8 million, or 68.6% of total deposits as of December 31, 2013. Time deposits were 18.6% of total deposits as of September 30, 2014 compared to 31.4% of total deposits as of December 31, 2013. The increase in demand deposits over comparable periods primarily resulted from Independence Bank's acquisition of Premier Service Bank, which had $105.8 million in demand deposits on the date of acquisition.

Shareholders' Equity.

        Shareholders' equity was $48.4 million as of September 30, 2014, compared to $40.4 million as of December 31, 2013. The increase during the nine months ended September 30, 2014 was primarily attributable to net income of Independence Bank, the acquisition of Premier Service Bank, and unrealized gains in the market value of Independence Bank's investment securities portfolio.

Financial Condition at December 31, 2013 and December 31, 2012

Assets

        Independence Bank reported total assets of $311.5 million as of December 31, 2013, compared to $299.2 million as of December 31, 2012. This increase was primarily attributable to organic loan growth.

Cash and Due from Financial Institutions.

        Cash and due from financial institutions totaled $3.8 million at December 31, 2013, compared to $4.7 million at December 31, 2012.

Securities Available for Sale.

        Securities available for sale were $66.8 million at December 31, 2013, compared to $68.2 million at December 31, 2012. During 2013, Independence Bank purchased additional tax exempt municipal bonds. The increase from the purchases was offset by a decline in mortgage backed securities as a result of principal payments received and a slight decrease in the portfolio's market value.

        The following table presents the book values and fair values of the "available for sale" investment securities portfolio for the periods presented.

Available for Sale Securities.

	As of December 31, 2013		As of December 31, 2012
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Mortgage-backed Securities agency	$44,981	$44,789	$48,957	$49,597
Collateralized mortgage obligations non-agency	1,437	1,457	1,511	1,519
U.S. agency securities	806	792	—	—
State and municipl securities	17,922	17,258	13,612	14,574
Other debt securities	2,821	2,459	2,809	2,520

Total	$67,967	$66,755	$66,889	$68,210

        The following table summarizes the contractual maturity characteristics of Independence Bank's "available for sale" securities portfolio by investment category as of December 31, 2013. Expected remaining maturities will differ from remaining contractual maturities as U.S. agency mortgage-backed securities, collateralized mortgage obligations non-agency, and certain municipal bonds in Independence Bank's portfolio can be prepaid or called without penalty.

	As of December 31, 2013
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
(dollars in thousands)
Mortgage-backed securities agency	$	NA	$—	NA	$4,651	3.31%	40,138	1.78%	44,789	1.94%
Collateralized mortgaged obligations non-agency		NA	—	NA	—	NA	1,457	2.15%	1,457	2.15%
U.S. Agency Securities		NA	—	NA	792	2.35%	—	N.A	792	2.35%
State and municipal securities		NA	455	2.05%	2,355	2.52%	14,448	3.94%	17,258	3.69%
Other debt securities	$	NA	—	NA	—	NA	2,459	1.24%	2,459	1.24%

Total		NA	$455	0.00%	$7,798	0.00%	$58,502	0.00%	$66,755	2.38%

Loans.

        Loans (net of allowance for loan and lease losses) as of December 31, 2013 were $224.2 million, compared to $209.8 million as of December 31, 2012. The increase is attributable to organic growth in Independence Bank's commercial real estate loan portfolios, partially offset by the decline in Independence Bank's multi-family loan portfolio resulting from prepayments.

Leasehold Improvements and Equipment.

        Leasehold improvements and equipment were $1.6 million as of December 31, 2013, compared to $1.7 million as of December 31, 2012. The slight decrease in leasehold improvements and equipment balances was due to depreciation exceeding replacement expenditures.

Other Real Estate Owned.

        As of December 31, 2013, other real estate owned decreased to $704,000, compared to $1.9 million as of December 31, 2012. This decrease was the result of Independence Bank's continued emphasis on sales of other real estate owned.

Liabilities

Deposits.

        Independence Bank's deposits were $229.9 million at December 31, 2013, compared to $216.2 million as of December 31, 2012. The increase resulted from organic core deposit growth, slightly offset by a decrease of rate sensitive time deposits.

        The following table summarizes the distribution of daily average deposits and the daily average rates paid by deposit categories for the years ended December 31, 2013 and 2012 as indicated:

	2013		2012
	For the Year Ended December 31,
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing	$27,392	0.00%	$19,036	0.00%
Savings	11,438	0.34%	11,434	0.34%
NOW	8,411	0.13%	7,645	0.13%
Money market	95,354	0.62%	77,824	0.64%
Time deposits under $100,000	22,230	0.76%	42,228	0.82%
Time deposits $100,000 and over	44,126	0.80%	45,144	1.02%

Total	$208,951	0.56%	$203,311	0.66%

        Independence Bank's scheduled maturities of certificates of deposit in amounts of $100,000 or more as of the dates reflected were as follows:

(dollars in thousands)	December 31 2013	December 31, 2012
Three months or less	$19,486	$22,487
Over three months to 6 months	$11,550	$22,485
Over 6 months to 12 months	$24,341	$18,693
Over 12 months	$16,736	$13,648

Total	$72,114	$77,313

Demand Deposits.

        Demand deposits, which consist of checking, savings, money market, and negotiable orders of withdrawal, totaled $157.8 million, or 68.6% of total deposits at December 31, 2013, compared to $138.9 million, or 64.2% of total deposits as of December 31, 2012. Time deposits were 31.4% of total deposits as of December 31, 2013, compared to 35.8% as of December 31, 2012. The increase in demand deposits primarily resulted from Independence Bank's continued effort to organically grow core deposits in an effort to reduce interest rate sensitivity in its deposit portfolio and to expand its overall strategy of relationship banking.

Shareholders' Equity.

        Shareholders' equity was $40.4 million as of December 31, 2013, compared to $39.9 million as of December 31, 2012. The increase in 2013 resulted primarily from the combination of net income of $1.9 million and stock based compensation expense of $119,000 during the twelve months ended December 31, 2013, offset by comprehensive loss of $1.4 million during the same period attributable to market value depreciation in the investment securities portfolio.

Comparison of Results of Operations

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Average Balances, Interest Income/Expense and Yield/Rates Paid.

        The following table sets forth Independence Bank's daily average balance sheet, related interest income or expense, and average yield or rate paid for the indicated periods.

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield or Rate	Average Balance	Interest Income or Expense	Average Yield or Rate
Assets:
Interest-earning assets:
Net loans(1)	$302,729	$13,070	5.76%	$195,677	$8,395	5.72%
Securities available-for-sale	63,896	1,098	2.29%	69,599	1,065	2.04%
Other interest-eaming assets	6,351	163	3.42%	5,022	108	2.87%

Total interest-earning assets	372,976	14,331	5.12%	270,298	9,568	4.72%
Noninterest-earning assets	31,043			15,913

Total assets	$404,019			$286,211

Liabilities and Shareholders's Equity:
Interest-bearing liabilities:
Inter-bearing demand deposits	$13,917	$10	0.10%	$8,309	8	0.13%
Money market and savings deposits	173,423	698	0.54%	103,451	443	0.57%
Time certificates of deposit	66,141	343	0.69%	64,135	391	0.81%

Total interest-bearing deposits	253,481	1,051	0.55%	175,895	842	0.64%
Other borrowings	23,885	22	0.12%	43,648	102	0.31%
Total interest-bearing liabilities	277,366	1,073	0.52%	219,543	944	0.57%

Noninterest-bearing liabilities:
Demand deposits	74,592			25,366
Other liabilities	3,013			1,202

Total noninterest-bearing liabilities	77,605			26,568

Total liabilities	354,971			246,111
Shareholders' equity	49,048			40,100

Total liabilities and shareholders' equity	$404,019			$286,211

Net interest income		$13,258			$8,624

Net interst spread(2)			4.61%			4.15%
Net intest margin			4.74%			4.25%

(1)
Loans are net of the allowance for loan losses and net deferred loan fees/costs, including nonaccrual loans

(2)
Weighted average yield on interest-eaming assets less the weighted average cost of interest-bearing liabilities

        The following table sets forth the dollar amount of changes in interest earned on interest-earning assets and interest paid on interest-bearing liabilities, respectively, and the amount of change attributable to changes in balances ("volume changes") and changes in interest rates ("rate changes"):

	Nine Months Ended September 30, 2014 vs. Nine Months Ended September 30, 2013
(dollars in thousands)	Volume	Change Due to Rate	Total
Increase (decrease) in interest income:
Loans, net(1)	$4,592	$83	$4,675
Securities available-for-sale	(87)	120	33
Other interest-earning assets	29	26	55

Total	4,534	229	4,763

(Increase) decrease in interest expense:
Interest-bearing demand deposits	(6)	4	(2)
Savings and money market deposits	(300)	45	(255)
Time certificates of deposit	(12)	60	48
Other borrowings	46	34	80

Total	(272)	143	(129)

Increase in net interest income	$4,262	$372	$4,634

(1)
Loans are net of the allowance for loan losses and net deferred loan fees/costs, including nonaccrual loans

Interest Income.

        The primary source of income for Independence Bank is interest income. Interest income was $14.3 million for the nine month period ended September 30, 2014, compared to $9.6 million for the same period in 2013. This increase in interest income was primarily due to higher average loan balances, which resulted from the acquisition of Premier Service Bank's loan portfolio as well as Independence Bank's organic loan growth. Interest income during the nine months ended September 30, 2014 was further enhanced by an increase in average yield on interest earning assets, primarily due to the acquisition of Premier Service Bank.

Interest Expense.

        Interest expense was $1.1 million for the nine month period ended September 30, 2014, compared to $0.9 million for the same period in 2013. The increase in interest expense resulted from higher average deposit balances attributable mostly to the acquisition of Premier Service Bank, which was partially offset by a reduction in interest expense due to lower deposit and borrowing rates and lower average borrowings.

Net Interest Income.

        Net interest income is the difference between Independence Bank's interest earned on loans, securities and other interest-earning assets and interest expense on deposits and borrowings. Net interest income was $13.2 million for the nine months ended September 30, 2014, compared to $8.6 million for the same period in 2013. The increase in net interest income was due to an increase in average earning assets and in the average yield on those assets, partially offset by an increase in interest expense due to higher average deposit balances.

Net Interest Spread.

        Independence Bank's net interest spread (the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities) was 4.61% for the nine month period ended September 30, 2014, compared to 4.15% for the nine month period ended September 30, 2013. The increase in net interest spread was the result of an increase in average total interest earning assets and the related yield as well as a decrease in the rate on average total interest-bearing liabilities against interest bearing liabilities.

Provision for Loan and Lease Losses.

        The allowance for credit losses reflects management's judgment of the level of allowance adequate to provide for probable losses inherent in Independence Banks loan portfolio. On a quarterly basis, management assesses the overall adequacy of the allowance for credit losses utilizing a methodology which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance for credit losses is determinable only on an approximate basis since estimates as to the magnitude and timing of loan losses are not probable because of the impact of external events.

        Evaluation of the adequacy of the allowance for credit losses is based upon relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral adequacy and credit documentation, as well as certain other factors that, in management's judgment, deserve recognition in estimating possible loan losses. These factors include, but are not limited to, historical charge-offs, estimated future losses on all significant loans, credit concentrations, certain classes or composition of loans, trends in the loan portfolio, delinquencies and nonaccruals, economic factors and the experience of management.

        The allowance for credit losses is established through a provision for credit losses charged to expense. Loan losses are charged against the allowance when management believes that the collectability of principal is unlikely. Subsequent recoveries of charged-off loan amounts are credited to the allowance for credit losses.

        The provision for loan and lease losses was $100,000 for the nine month period ended September 30, 2014, compared to $50,000 the same period in 2013. The higher provision in the first nine months of 2014 was deemed appropriate in light of the organic growth of Independence Bank's loan portfolio.

Non-interest Income.

        Independence Bank's non-interest income consists primarily of service charges on deposit accounts, earnings on bank owned life insurance, gains on sales of SBA loans, and other income. Non-interest income was $3.0 million for the nine month period ended September 30, 2014, compared to $369,000 for the same period in 2013. This increase resulted primarily from the $1.4 million bargain purchase gain recognized by Independence Bank in 2014 as a result of its acquisition of Premier Service Bank and $756,000 in gains on the sales of primarily SBA loans. The following table reflects the non-interest income of Independence Bank for the periods indicated:

	For the Nine Months Ended September 30,
(dollars in thousands)	2014	2013
Service charges, fees and other	$517	$212
Earnings on bank owned life insurance	264	157
(Loss) on sale of other real estate owned	(39)	—
Gain on sale of SBA loans	756	—
Bargain Purchase Gain	1,421	—
Gain on Sale of available-for-sale securities	44
Total	$2,963	$369

Non-interest Expense.

        Non-interest expense consists of salaries and related employee benefit costs, occupancy expense, equipment expense, data processing costs, depreciation, business development and certain other operating expenses, including collection and other expenses related to other real estate owned. Non-interest expense was $13.0 million for the nine month period ended September 30, 2014, compared to $7.2 million for the same period in 2013. The increase is primarily attributable to merger and acquisition expenses totaling $1.8 million incurred in connection with Independence Bank's acquisition of Premier Service Bank in January 2014, as well as an increase in operational expenses for the combined bank immediately after the acquisition. The table below sets forth Independence Bank's non-interest expense by category:

	For the Nine Months Ended September 30,
(dollars in thousands)	2014	2013
Salaries and employee benefits	$6,613	4,378
Occupancy expenses	1,122	511
Information technology expenses	997	630
Advertising	347	185
Amortization of core deposit intangible	151	—
Insurance	84	69
Loan expenses	170	96
Merger related expenses	1,774	30
Office expenses	182	93
Professional fees	375	342
Regulatory assessments	241	287
Other real estate owned expenses	111	123
Other expenses	783	491

Total	$12,950	$7,235

Provision for Income Taxes.

        The following table sets forth Independence Bank's provision for income taxes for the nine month periods ended September 30, 2014 and September 30, 2013, respectively. Independence Bank's effective tax rate differs from the federal statutory rate primarily due to income from its tax free municipal bond portfolio.

        Independence Bank's effective tax rate decreased from 25.4% during the nine months ended September 30, 2013 to 19.0% during the nine months ended September 30, 2014, primarily because the $1.4 million bargain purchase gain recognized by Independence Bank in connection with its acquisition of Premier Service Bank in January 2014 was not taxable.

	For the Nine Months Ended September 30,
(dollars in thousands)	2014	2013
Tax provision	$604	434
Effective tax rate	19.0%	25.4%

Net Income.

        Independence Bank reported net income of $2.6 million for the nine month period ended September 30, 2014, compared to net income of $1.3 million for the same period in 2013. The increase in net income resulted from a $4.8 million increase in net interest income over comparable periods and a $2.6 million increase in non-interest income over comparable periods, which were partially offset by a $5.7 million increase in non-interest expense over comparable periods.

 Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Average Balances, Interest Income/Expense and Yield/Rates Paid.

        The following table sets forth Independence Bank's daily average balance sheet, related interest income or expense, and rate received or paid as of December 31, 2013 and 2012, respectively.

	Year Ended December 31, 2013			Year Ended December 31, 2012
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield or Rate	Average Balance	Interest Income or Expense	Average Yield or Rate
Assets:
Interest-earning assets:
Net loans(1)	$202,370	$11,530	5.70%	$206,923	$12,758	6.17%
Securities available-for-sale	69,285	1,465	2.11%	62,805	1,491	2.37%
Other interest-earning assets	4,828	145	3.00%	5,615	69	1.23%

Total interest-earning assets	276,483	13,140	4.75%	275,343	14,318	5.20%
Noninterest-earning assets	16,357			15,470

Total assets	$292,840			$290,813

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits	$8,411	11	0.13%	7,645	$10	0.13%
Money market and savings deposits	106,792	633	0.59%	89,258	536	0.60%
Time certificates of deposit	66,356	523	0.79%	87,372	806	0.92%

Total interest-bearing deposits	181,559	1,167	0.64%	184,275	1,352	0.73%
Other borrowings	42,499	115	0.27%	47,293	852	1.80%

Total interest-bearing liabilities	224,058	1,282	0.57%	231,568	2,204	0.95%

Noninterest-bearing liabilities:
Demand deposits	27,392			19,036

Other liabilities	1,275			1,279

Total noninterest-bearing liabilities	28,667			20,315
Total liabilities	252,725			251,883

Shareholders' equity	40,115			38,930
Total liabilities and shareholders' equity	$292,840			$290,813

Net interest income		11,858			$12,114

Net interest spread(2)			4.18%			4.25%
Net interst margin			4.19%			4.40%

(1)
Loans are net of the allowance for loan losses and net deferred loan fees/costs, including nonaccrual loans

(2)
Weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities for the indicated period

        The following table sets forth the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in balances ("volume changes") and changes in interest rates ("rate changes"):

	Year Ended December 31, 2013 vs. 2012
	Change Due to
(dollars in thousands)	Volume	Rate	Total
Increase (decrease) in interest income:
Loans, net	$(281)	$(947)	$(1,228)
Securities available-for-sale	154	(180)	(26)
Other interest-earning assets	(11)	87	76

Total	(138)	(1,040)	(1,178)

(Increase) decrease in interest expense:
Interest-bearing demand deposits	(1)	0	(1)
Savings and money market deposits	(105)	8	(97)
Time certificates of deposit	194	89	283
Other borrowings	86	651	737

Total	174	748	922

Increase (decrease) in net interest income	$36	$(292)	$(256)

Interest Income.

        Interest income was $13.1 million for the year ended December 31, 2013, compared to $14.3 million for the year ended December 31, 2012. The slight decrease in 2013 was a result of lower average yield on interest-earning assets during the year, which was attributable in part to higher yielding loans being paid off and new loans being written with comparably lower yields.

Interest Expense.

        Interest expense was $1.3 million for the year ended December 31, 2013, compared to $2.2 million for the year end December 31, 2012. The decrease in interest expense in 2013 reflects the combined results of lower balance of time certificates of deposit balance, lower rates on time certificates of deposits, and the pay down of matured long-term higher rate Federal Home Loan Bank advances.

Net Interest Income.

        Net interest income was $11.9 million for the year ended December 31, 2013, compared to $12.1 million for the year ended December 31, 2012. The decrease in net interest income in 2013 reflects the combined effect of reduced average loan balances and lower yields on interest-earning assets during the period, partially offset by the reduced cost on interest-bearing liabilities.

Net Interest Spread.

        Independence Bank's net interest spread (the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities) was 4.18% for the year ended December 31, 2013, compared to 4.25% for the year ended December 31, 2012. The year-over-year decrease in net interest spread resulted from a decrease in yield on average interest-earning assets, partially offset by a decrease in cost of average interest-bearing liabilities.

Provision for Loan and Lease Losses.

        The provision for loan and lease losses was $50,000 for the year ended December 31, 2013, compared to $135,000 for the year ended December 31, 2012. The continued decrease in provision from 2012 to 2013 reflected the stabilization of Independence Bank's problem loan portfolio. Independence Bank's allowance for loan and lease losses had a net recovery of $75,000 for 2013, as compared to $812,000 in net charge offs for 2012.

Non-interest Income.

        Independence Bank's non-interest income consists primarily of service charges on deposit accounts, earnings on bank owned life insurance, gains on the sale of securities, and other income. Non-interest income was $876,000 for the year ended December 31, 2013, compared to $792,000 for the year ended December 31, 2012. As Independence Bank continued to grow its commercial business accounts, service charges and fees increased in 2013 as depicted below.

	For the Years Ended December 31,
(dollars in thousands)	2013	2012
Service charges, fees and other	$286	$217
Earnings on bank owned life insurance	224	192
Gain on sale of available-for-sale securities	0	78
Gain on sale of SBA loans	105	0
Gain on sale of other real estate owned	261	305

Total	$876	$792

Non-interest Expense.

        Non-interest expense was $10.1 million for the year ended December 31, 2013, compared to $10.5 million for the year ended December 31, 2012. Non-interest expense decreased slightly in 2013 primarily because Independence Bank did not write down any other real estate owned in 2013, as compared to 2012 when Independence Bank wrote down $786,000 of the value of other real estate owned. The table below sets forth Independence Bank's non-interest expense by category:

	For the Years Ended December 31,
(dollars in thousands)	2013	2012
Salaries and employee benefits	$6,058	$5,944
Occupancy expenses	701	713
Information technology expenses	835	851
Advertising	269	184
Insurance	93	96
Loan expenses	133	115
Office expenses	126	118
Professional fees	438	431
Regulatory assessments	351	409
Write-downs of other real estate owned	—	786
Other real estate owned expenses	145	233
Merger and acquisition expenses	241	—
Other expenses	666	669

Total	$10,056	$10,549

Provision for Income Taxes.

        The following table sets forth Independence Bank's provision for income taxes for the years ended December 31, 2013 and 2012, respectively. The effective tax rate for 2013 was 28.0%, which is lower than the normal blended rate for federal and state incomes taxes due to Independence Bank's tax free municipal bond holdings, tax free bank owned life insurance earnings, and enterprise zone deduction, which is tax benefits received from the state of California for lending in areas designated as economically depressed area.

        The 32.2% effective tax rate for 2012 is lower than the normal blended rate for federal and state incomes taxes due to Independence Bank's tax free municipal bond holdings and tax free bank owned life insurance earnings.

	For the Years Ended December 31,
(dollars in thousands)	2013	2012
Tax provision	$735	$716
Effective tax rate	28.0%	32.2%

Net Income.

        Independence Bank reported net income of $1.9 million for the year ended December 31, 2013, compared to net income of $1.5 million for the year ended December 31, 2012. The increase in net income in 2013 was due primarily to a $786,000 decrease in net write downs on other real estate owned, an $85,000 decrease in provision for loan and lease losses and an $83,000 increase in non-interest income, partially offset by a decrease in net interest income.

Loan Portfolio Composition

        The following table sets forth the composition of Independence Bank's held-for-investment loan portfolio at the dates indicated. Loans consist of the following at the respective periods:

	As of September 30,	As of December 31,
(dollars in thousands)	2014	2013	2012
Loan Portfolio Segment:
Real estate—other(1)	$178,557	$102,239	$80,305
Real estate—multifamily	101,349	86,544	105,590
Commercial(2)	59,695	38,695	26,032
Consumer(3)	1,843	958	1,910

	341,444	228,436	213,837
Deferred loan (fees) costs, net	(294)	(85)	(65)
Allowance for loan losses	(3,930)	(4,145)	(4,021)

	$337,220	$224,206	$209,751

Loans by Collateralization:
Real estate	$283,721	$188,827	$185,895
Other	57,723	39,609	27,942

Total	$341,444	$228,436	$213,837

Real estate collateral %	83.09%	82.66%	86.93%

(1)
Comprised of commercial real estate owner and non-owner occupied, land, and construction loans.

(2)
Comprised of commercial and industrial loans.

(3)
Comprised of consumer lines of credit and overdrafts.

        Independence Bank's loan portfolio grew in 2013 and at a faster pace during the nine month period ended September 30, 2014. The accelerated growth during the first nine months of 2014 is largely attributable to the Premier Service Bank acquisition, as well as additional organic growth in Independence Bank's commercial and real estate loan portfolios. Multi-family loans decreased to $86.5 million at December 31, 2013 from $105.6 million at December 31, 2012, primarily because the historically low interest rate environment resulted in increased prepayments in this category during 2013. Multi-family loans increased to $101.3 million at September 30, 2014 as a result of loans made to several large apartment projects.

        The following table shows the maturity distribution of Independence Bank's outstanding loans as of December 31, 2013. The loan amounts are based on contractual maturities although borrowers may have the ability to prepay.

	As of December 31, 2013
(dollars in thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Maturities:
Real estate—other	$16,473	$9,485	$76,281	$102,239
Real estate—multifamily	3,161	1,725	81,658	86,544
Commercial	26,454	11,723	518	38,695
Consumer	795	21	142	958

Total gross loans before net deferred loan fees	$46,883	$22,954	$158,599	$228,436

Repricing:
Loans with variable (floating) interest rates	$11,185	$576	$—	$11,761
Loans with predetermined (fixed) interest rates	35,698	22,378	158,599	216,675

	$46,883	$22,954	$158,599	$228,436

Asset Quality

General.

        As a part of Independence Bank's efforts to maintain its asset quality, loans are reviewed by management committees monthly and by a contracted external loan review company annually. The risk rating classifications are reviewed by the board of directors of Independence Bank on at least a quarterly basis.

        Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be doubtful. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection for all classes of loans. Past due status is based on the contractual terms of the loan.

        At September 30, 2014, Independence Bank had $2.3 million in loans on non-accrual status, compared to $143,000 in loans in non-accrual status at December 31, 2013 and $6.2 million at December 31, 2012. The increase in non-accrual loans as of September 30, 2014 from December 31, 2013 was attributable to problem loans acquired through the Premier Service Bank acquisition and the migration of some of Independence Bank's loans to non-accrual status. The decrease in non-accrual loans as of December 31, 2013 from December 31, 2012 reflects Independence Bank's success in resolving its problem assets in 2013.

        The level of non-accrual loans at any point in time is a function of the amount of problem loans and the timing and speed of the foreclosure process. At September 30, 2014, the $2.3 million in non-accrual loans consisted of eight loans. Five of the eight loans were acquired as part of the acquisition of Premier Service Bank in January 2014 and were recorded at fair value at the time of acquisition. The remaining three loans are, in management's opinion, either adequately secured by collateral or by the borrowers' or guarantors' financial strength.

        The following table provides information relating to non-performing assets as of the dates indicated.

	As of September 30,	As of December 31,
(dollars in thousands)	2014	2013	2012
Non-accrual loans	$2,328	$143	$6,248
Loans past due 90 days or more and still accruing	—	—	957
Restructured loans not included above	1,108	25	848

Total non-performing loans	3,436	168	8,053
OREO	—	704	1,877

Total non-performing assets	$3,436	$872	$9,930

Non-accrual loans to total loans	0.68%	0.06%	2.92%
Non-performing assets to total assets	0.81%	0.28%	3.32%

(1)
Non-performing assets include nonaccrual loans plus other real estate owned. This number represents assets that are not earning any interest for Independence Bank.

Classified and Criticized Loans

        Federal regulations require that each federally insured institution categorize by grade its assets on a regular basis. Furthermore, in connection with examinations of federally insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them and to the extent the examiners deem it necessary, reduce the carrying value thereof. Independence Bank categorizes its loans into risk categories based on relevant information about the ability of borrowers to service their debt including, among others, factors such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Independence Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed at origination and updated at renewal or whenever the loan is contractually past due or out of compliance with any loan terms.

        Beginning in 2012, Independence Bank has conducted and continues to conduct annual risk rating re-evaluations on the following categories of loans: real estate loans with greater than $2 million in outstanding principal balance; commercial loans with greater than $750,000 in outstanding principal balance; all Substandard and Special Mention loans; all Watch loans with greater than $1 million in outstanding principal balance; all Trouble Debt Restructure loans; and all consumer loans with greater than $750,000 in outstanding principal balance.

  •
  Special Mention.  Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of Independence Bank's credit position at some future date.

  •
  Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. These loans are characterized by the distinct possibility that Independence Bank will sustain some loss if the deficiencies are not corrected. All purchased credit impaired loans are considered to be substandard loans.

  •
  Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the process described above are considered to be pass rated loans.

        As of September 30, 2014, classified loans totaled $12.0 million, compared to $6.0 million as of December 31, 2013 and $12.1 million as of December 31, 2012. The increase in classified loans during the nine month period ended September 30, 2014 was primarily attributable to the unresolved problem loans acquired through the Premier Service Bank acquisition. The decrease in Independence Bank's classified loans in 2013 resulted from Independence Bank resolving its problem loans.

        As Independence Bank goes through the resolution process for all of its classified loans, certain charge-offs occur. Most of the loans resolved during the nine month ended September 30, 2014 resulted in minimal loss to Independence Bank, as evidenced by the $361,000 in net charge-offs for the period.

Allowance for Loan and Lease Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that Independence Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        Independence Bank has identified the following loan portfolio classes: commercial, real estate, and consumer. Independence Bank's portfolio segments are also the class at which management monitors and assesses credit risk. Commercial loans are primarily underwritten based on the cash flows of the business operations and secured by assets being financed, such as accounts receivable, inventory, and equipment. Real estate loans are primarily underwritten based on cash flow of the borrower and their business and further secured by real estate, and collateral values may fluctuate based on the impact of economic conditions. All types of commercial loans may also come with personal guarantees of the borrowers and business owners. Consumer loans are generally dependent on personal income of the customer, and repayment is dependent on the borrowers' personal cash flow and employment status which can also be affected by general economic conditions. Additionally, collateral values may fluctuate based on the impact of economic conditions on residential real estate values and other consumer type assets such as automobiles.

        For all classes, loans or portions of loans are charged off when there is a distinct probability of loss identified and management believes the uncollectibility of a loan balance is confirmed. A distinct probability of loss exists when it has been determined that any remaining sources of repayment are insufficient to cover all outstanding principal. The probable loss is immediately calculated based on the value of the remaining sources of repayment and charged to the allowance for loan and lease losses.

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, Independence Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is based on the actual loss history experienced by Independence Bank, supplemented with other economic factors based on the risks present. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

        As of September 30, 2014, Independence Bank had $4.4 million in total impaired loans, or 1.3% of total loans, compared to $168,000 or 0.7% of total loans as of December 31, 2013 and $9.0 million in total impaired loans, or 4.2% of its total loans, as of December 31, 2012.

        The increase in impaired loans in the nine months ended September 30, 2014 is attributable to the loans acquired as part of the Premier Service Bank acquisition in January 2014. The decrease in impaired loans in 2013 was primarily attributable to successful resolution of certain impaired loans at no loss to Independence Bank, as well as the general improvement in the economic condition of the markets in which Independence Bank operates.

        Independence Bank categorizes loans that are 30 days or more past due but have not yet been placed on non-accrual status as delinquent loans. As of September 30, 2014, Independence Bank had $685,000 in delinquent loans, or 0.2% of total loans, compared to no delinquencies at December 31, 2013 and $2.0 million, or 0.9% of total loans, at December 31, 2012. The increase in delinquent loans during the nine month period ended September 30, 2014 is attributable to the quality of loans acquired as part of the Premier Service Bank acquisition. The decrease in delinquent loans in 2013 was primarily attributable to the strength of Independence Bank's organic growth.

        The following table sets forth the activity in Independence Bank's allowance for loan and lease losses during the periods indicated.

	Nine Months Ended September 30,	Year Ended December 31,
(dollars in thousands)	2014	2013	2012
Balances:
Average total loans outstanding during period	$302,729	$202,370	$206,923
Total loans outstanding at the end of period	341,444	228,436	213,837
Allowance for credit losses:
Beginning of the year	$4,145	$4,021	$4,698
Charge-offs:
Real estate—other	—	6	712
Real estate—multifamily	—	14	353
Commercial	361	5	—
Consumer	—	2	25

Total charge-offs	361	27	1,090
Recoveries:
Real estate—other	18	39	58
Real estate—multifamily	28	60	210
Commercial	—	—	—
Consumer	—	3	10

Total recoveries	46	102	278
Net charge-offs (recoveries)	315	(75)	812

(Negative) Provision for credit losses	100	50	135

Balance at the end of period	$3,930	$4,146	$4,021

Selected Ratios:
Net loan charge-offs (recoveries) as a percentage of:
Average total loans	0.10%	-0.04%	0.39%
Total loans at end of period	0.09%	-0.03%	0.38%
(Negative) provision for credit losses	315.00%	-150.00%	601.48%
Allowance for credit losses as a percentage of:
Average total loans	1.30%	2.05%	1.94%
Total loans at end of period	1.15%	1.81%	1.88%
Total nonperforming loans at end of period	114.38%	2467.86%	49.93%

        Independence Bank will continue to monitor and modify its allowance for loan and lease losses as conditions dictate. While management believes, based on information currently available, that Independence Bank's allowance for loan and lease losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurance can be given that Independence Bank's level of allowance for loan and lease losses will be sufficient to absorb future loan losses incurred by Independence Bank, or that future adjustments to the allowance for loan and lease losses will not be necessary if economic and other conditions differ substantially from those conditions used by management to determine the current level of the allowance for loan and lease losses.

        The following table provides a breakdown of the allowance for loan and lease losses by category as of the dates indicated:

	Allocation of the Allowance for Loan Losses (Dollars in Thousands)
			As of December 31,
	As of September 30, 2014
			2013		2012
	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
Real estate—other	$2,449	62.32%	$2,223	53.62%	$1,742	43.32%
Real estate—multifamily	668	17.00%	1,112	26.82%	1,396	34.72%
Commercial	803	20.43%	793	19.13%	855	21.26%
Consumer	10	0.25%	18	0.43%	28	0.70%

Total allowance for loan losses	$3,930	100.00%	$4,146	100.00%	$4,021	100.00%

Securities Activities

        As of September 30, 2014 Independence Bank held securities totaling $56.7 million, or 13.3% of Independence Bank's total assets, compared to $66.7 million, or 21.4% of its total assets, as of December 31, 2013. The decrease in Independence Bank's securities is primarily attributable to principal payments on its securities portfolio, as well as the sale of longer duration municipal bonds and mortgage backed securities in an effort to reduce the securities portfolio's overall interest rate risk. The decrease in securities as a percentage of overall assets also was attributable to Independence Bank's expanded loan portfolio.

        As of December 31, 2013, Independence Bank held securities totaling $66.8 million, or 21.4% of total assets, compared to $68.2 million, or 22.8% of total assets as of December 31, 2012. During 2013, Independence Bank purchased tax exempt municipal bonds with proceeds received from the principal payments of its mortgage backed securities portfolio. The slight decrease in the portfolio's value was also attributable to changes in the portfolio's overall market value.

        Independence Bank's securities investment policy, which has been established by the board of directors, is designed, among other things, to assist in its asset/liability management policies. The investment policy emphasizes preserving principal, obtaining favorable returns on investments, maintaining liquidity within designated guidelines, minimizing credit risk and maintaining flexibility. The current securities investment policies permit investments in various types of assets, including obligations of the U.S. Treasury and federal agencies, investment grade corporate obligations, various types of mortgage-backed and mortgage-related securities, commercial paper, certificates of deposit, and federal funds sold to financial institutions approved by the board of directors.

        All of Independence Bank's investment securities are and have been classified as available for sale at December 31, 2012 through September 30, 2014. Such classification provides Independence Bank with the flexibility to sell securities if deemed appropriate in response to changes in interest rates, among other things. Securities classified as available for sale are carried at fair value. Unrealized gains and losses on available for sale securities are recognized as direct increases or decreases in equity, net of applicable income taxes.

 Asset and Liability Management

        The principal goal of Independence Bank's interest rate risk management is to minimize the potential of adverse effects of material increases or decreases in interest rates on its results of operations. Independence Bank evaluates the inherent interest rate risk in certain balance sheet accounts in an effort to determine the acceptable level of interest rate risk exposure based on its business plan, operating environment, capital, liquidity requirements and performance objectives. Independence Bank's board of directors sets limits for earnings and equity at risk in order to reduce the potential vulnerability of Independence Bank's operations to changes in interest rates. Members of senior management coordinate asset and liability management consistent with Independence Bank's business plan and board approved policies and limits. Senior management establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources and to produce results that are consistent with liquidity, capital adequacy, growth, interest rate risk, and profitability goals. Senior management periodically reports results to the Asset/Liability Committee of Independence Bank's board of directors.

Market Risk

        One of Independence Bank's primary market risks is interest rate volatility due to the potential impact on net interest income and the market value of all interest-earning assets and interest-bearing liabilities. Another material market risk is potential deterioration of the California residential and commercial real estate markets, which would adversely affect the security underlying residential, commercial and construction loans made by Independence Bank.

Interest Rate Sensitivity

        Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent by which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. To moderate its interest rate risk, Independence Bank seeks to maintain a neutral gap. As of September 30, 2014 the ratio of Independence Bank's one-year interest rate gap to total earning assets was 72.6%, compared to 86.2% at December 31, 2013 and 111.9% at December 31, 2012. The decrease in Independence Bank's one year interest rate gap ratio reflects an increase in interest bearing demand deposits, a portion of which is considered to be repricing within one year, without a similar increase in the repricing characteristics in the loan portfolio.

        To measure earnings at risk, Independence Bank makes extensive use of a financial model in the formation of its interest rate risk management strategies. The model uses management assumptions concerning the repricing of assets and liabilities, as well as business volumes projected under a variety of interest rate scenarios.

        Management's assumptions for the loan portfolio and pricing of Independence Bank's deposit products are based on management's review of past behavior of Independence Bank's depositors and borrowers in response to changes in the general market.

 Liquidity and Capital Resources

        Liquidity management is both a daily and long-term function of business management. Independence Bank's liquidity is a product of its operating, investing, and financing activities. Independence Bank relies almost exclusively on its deposits as its source of funds. Independence Bank's other primary sources of funds include, repayments and maturities of outstanding loans and investment securities and other short-term investments, as well as funds provided from operations. While scheduled payments from the repayment of loans, maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

        Independence Bank uses its funds primarily to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals and to fund loan commitments and to maintain a portfolio of investment securities. Independence Bank invests excess funds in federal funds sold and other short-term interest-earning assets that provide liquidity to meet lending requirements.

        As of September 30, 2014, Independence Bank had approved loan commitments of $44.3 million and standby or outstanding letters of credit of $2.7 million. As of December 31, 2013, Independence Bank had approved loan commitments of $32.9 million and standby or outstanding letters of credit of $1.2 million. At December 31, 2012, the total outstanding approved loan commitments were $12.6 million and standby letters of credit were $1.1 million.

        Certificates of deposit scheduled to mature in one year or less at September 30, 2014 and December 31, 2013, totaled $53.3 million and $55.4 million, respectively. Certificates of deposit scheduled to mature in one year or less at December 31, 2012 totaled $63.7 million. Based on historical experience, Independence Bank's current pricing strategy and its strong core deposit base, management believes that Independence Bank has the ability to retain deposits needed to support its loan and investment portfolios.

        Independence Bank had three available federal fund lines of credit totaling $15.0 million at each of September 30, 2014, December 31, 2013 and December 31, 2012. Interest rates on these borrowings are based on rates in effect at the time funds are requested. Borrowings under these agreements are unsecured. There were no borrowings outstanding at any of dates specified above.

        Independence Bank has collateralized borrowing arrangements with the Federal Home Loan Bank of San Francisco ("Federal Home Loan Bank") and the Federal Reserve Bank of San Francisco (the "Federal Reserve Bank"). Under the Federal Home Loan Bank agreement, Independence Bank had outstanding borrowings of $17.7 million at September 30, 2014, with a remaining borrowing capacity of $86.8 million, collateralized by loans of approximately $125.1 million.

        At December 31, 2013 and 2012, Independence Bank had outstanding borrowings of $39.7 million and $41.8 million, respectively, from the Federal Home Loan Bank, with a remaining borrowing capacity of $50.2 million and $38.6 million, respectively, collateralized by loans of approximately $118.1 million and $104.3 million, respectively.

        Under the Federal Reserve Bank agreement, qualified loans are pledged as collateral and funds may be borrowed at amounts up to the collateral value at the Federal Reserve Bank's risk adjusted discount rate. Book value of loans pledged were $84.5 million with a risk-adjusted collateral value of $55.8 million as of September 30, 2014, $67.7 million and $52.6 million, respectively, as of December 31, 2013, and $49.0 million and $36.5 million, respectively, as of December 31, 2012. Independence Bank has not borrowed any funds under this program as of September 30, 2014, December 31, 2013 and December 31, 2012.

        The credit facilities above presently provide Independence Bank with adequate liquidity to meet its loan funding requirements.

 Capital Ratios

        Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can result in regulatory action against the bank.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions to shareholders and others are limited, as is asset growth and expansion, and capital restoration plans are required. Notwithstanding Independence Bank's well capitalized classification, state and federal regulatory agencies may require increased levels of capital based on their assessment of Independence Bank's loan portfolio, real estate concentration and related factors.

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2014:
Total Capital (to Risk-Weighted Assets)	$49,727	13.21%	$30,119	8.00%	$37,648	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$45,797	12.16%	$15,059	4.00%	$22,589	6.00%
Tier 1 Capital (to Average Assets)	$45,797	11.02%	$16,616	4.00%	$20,770	5.00%
As of December 31, 2013:
Total Capital (to Risk-Weighted Assets)	$44,288	17.65%	$20,078	8.00%	$25,098	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$41,137	16.39%	$10,039	4.00%	$15,059	6.00%
Tier 1 Capital (to Average Assets)	$41,137	13.16%	$12,500	4.00%	$15,626	5.00%
As of December 31, 2012:
Total Capital (to Risk-Weighted Assets)	$42,099	17.96%	$18,748	8.00%	$23,435	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$39,153	16.71%	$9,374	4.00%	$14,061	6.00%
Tier 1 Capital (to Average Assets)	$39,153	13.60%	$11,515	4.00%	$14,394	5.00%

        Management believes that for all periods presented Independence Bank met all regulatory capital adequacy requirements to which it is subject.

CERTAIN BENEFICIAL OWNERSHIP OF INDEPENDENCE BANK COMMON STOCK

        The following tables set forth information as of December 10, 2014, pertaining to the beneficial ownership of Independence Bank common stock by: (i) each person who is known to Independence Bank to be the beneficial owner of more than five percent of Independence Bank common stock; (ii) each director of Independence Bank; (iii) each executive officer of Independence Bank; and (iv) all directors and executive officers of Independence Bank as a group. As used throughout this section, the term "executive officers" means Independence Bank's President/Chief Executive Officer/Chairman and its Executive Vice President / Chief Financial Officer, Executive Vice President / Chief Credit Officer, and Executive Vice President / Riverside County Regional President. The information contained herein has been obtained from Independence Bank's records and from information furnished directly to Independence Bank by each individual or entity. Applicable percentage ownership in the table is based on 4,821,628 shares of Independence Bank common stock outstanding as of December 10, 2014. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of Independence Bank common stock subject to options and warrants currently exercisable or exercisable within 60 days after the above referenced date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address for each of the shareholders below is Independence Bank, 4525 MacArthur Blvd, Newport Beach, CA 92660.

Name of Beneficial Owner	Amount of Beneficial Ownership (# Shares)(1)		Percent of Independence Bank Common Stock Beneficially Owned(2)
Maria L. Arakaki, Executive Vice President / Chief Financial Officer	119,533	(3)	2.46%
David Choi, Executive Vice President / Chief Credit Officer	6,667	(4)	0.14%
Dan T. Daniels, Director	54,718	(5)	1.13%
Roger A. De Young Jr., Director	364,488	(6)	7.47%
Roger K. Duerr, Director	32,500	(7)	0.67%
Kerry L. Pendergast, Executive Vice President, Regional President	13,481	(8)	0.28%
Dennis D. Slattery, Director	86,183	(9)	1.77%
Kent G. Snyder, Chairman, Director	155,017	(10)	3.17%
Ken Stream, Director	27,975	(11)	0.58%
Charles W. Thomas, Director, Chief Executive Officer and President	118,941	(12)	2.42%
James R. Wilburn, Director	59,944	(13)	1.23%
Douglas and Cathryn De Young	416,472	(14)	8.56%
Philip J. Timyan	295,000	(15)	6.05%
Endurance Partners, (Q.P) LP	345,409	(16)	7.14%
Directors and Named Executive Officers as a Group (eleven (11) Persons)	1,039,446		19.90%

*
Less than 1%

(1)
Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares which may be purchased upon exercise of options and warrants within 60 days of the date indicated above ("currently exercisable").

(2)
The applicable percentage ownership is based on shares of Independence Bank common stock outstanding as of November 1, 2014, plus, on an individual basis, the right of that person to obtain shares of Independence Bank common stock upon exercise of Independence Bank options. Pursuant to the Commission's rules, Independence Bank did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 43,333 shares which may be acquired pursuant to currently exercisable Independence Bank options.

(4)
Includes 6,666 shares which may be acquired pursuant to currently exercisable Independence Bank options.

(5)
Includes 35,500 shares which may be acquired pursuant to currently exercisable Independence Bank options, and 1,406 shares which may be acquired pursuant to currently exercisable Independence Bank warrants. Includes 17,812 shares held of record by family trust of which he serves as trustee.

(6)
Includes 32,500 shares which may be acquired pursuant to currently exercisable Independence Bank options and 25,463 shares which may be acquired pursuant to currently exercisable Independence Bank warrants. Includes 286,525 shares held of record by family trust of which he serves as trustee.

(7)
Includes 32,500 shares which may be acquired pursuant to currently exercisable Independence Bank options.

(8)
Mr. Pendergast was appointed to the Board on February 28, 2014 pursuant to the terms of the merger agreement between Independence Bank and Premier. None of Mr. Pendergast's 15,000 Independence Bank options, granted to him as of January 31, 2014, are currently exercisable; as a result, none of his options are included in his beneficial ownership.

(9)
Includes 35,500 shares which may be acquired pursuant to currently exercisable Independence Bank options, and 2,728 shares which may be acquired pursuant to currently exercisable Independence Bank warrants. Includes 5,455 shares held of record by family trust of which he serves as trustee and 5,000 shares held of record in retirement accounts.

(10)
Includes 63,072 shares which may be acquired pursuant to currently exercisable Independence Bank options, and 2,250 shares which may be acquired pursuant to currently exercisable Independence Bank warrants.

(11)
Mr. Stream was appointed to the Board on February 28, 2014 pursuant to the terms of the merger agreement between Independence Bank and Premier.

(12)
Includes 87,189 shares which may be acquired pursuant to currently exercisable Independence Bank options.

(13)
Includes 32,500 shares which may be acquired pursuant to currently exercisable Independence Bank options, and 2,273 shares which may be acquired pursuant to currently exercisable Independence Bank warrants. Includes 25,171 shares held of record by family trust of which he serves as trustee.

(14)
Includes 33,072 shares which may be acquired pursuant to currently exercisable Independence Bank options, and 12,500 shares which may be acquired pursuant to currently exercisable Independence Bank warrants.

(15)
Includes 55,000 shares which may be acquired pursuant to currently exercisable Independence Bank warrants.

(16)
Includes 15,235 shares which may be acquired pursuant to currently exercisable Independence Bank warrants.

 UNAUDITED CONDENSED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Financial Condition as of September 30, 2014 and December 31, 2013 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and of Independence Bank as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of December 31, 2013 also gives effect to (i) the completion of Pacific Premier's acquisition of Infinity, which was completed on January 30, 2014, (ii) the sale of subordinated notes by Pacific Premier on August 29, 2014 and the receipt of approximately $59 million of net proceeds from the sale of such notes, and (iii) the completion of Independence Bank's acquisition of Premier, which was completed on January 31, 2014.

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for both the nine months ended September 30, 2014 and the year ended December 31, 2013 combine the historical Consolidated Statements of Operations of Pacific Premier and Independence Bank for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the purchase method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2013 also gives effect to: (i) Pacific Premier's acquisition of Infinity at the beginning of the period presented, (ii) Pacific Premier's sale of subordinated notes at the beginning of the period presented, and (iii) Independence Bank's acquisition of Premier at the beginning of the period presented.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Independence Bank believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and Independence Bank calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited condensed pro forma combined consolidated financial information included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier and Independence Bank. The historical consolidated financial statements of Pacific Premier are filed with the Commission and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information." The historical financial statements of Independence Bank and Premier are included elsewhere in this joint proxy statement/prospectus. See "Index to Independence Bank Financial Statements" beginning on page F-1 and "Index to Premier Service Bank Financial Statements" beginning on page F-59.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited condensed pro forma combined consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At September 30, 2014
	Historical Pacific Premier	Historical Independence Bank	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Pro Forma for Independence Bank Acquisition(1)
	(Dollars in thousands)
Assets
Cash and due from banks	$103,356	$9,691	$(13,551)	(2)	$99,496
Federal funds sold	275	—	—		275
Investment securities available for sale	282,202	56,735	—		338,937
FHLB and other stock, at cost	18,643	2,369	—		21,012
Loans held for sale, net	—	—	—		—
Loans held for investment	1,548,004	341,150	(5,629)	(3)	1,883,525
Allowance for loan losses	(10,767)	(3,930)	3,930	(4)	(10,767)

Loans held for investment, net	1,537,237	337,220	(1,699)		1,872,758
Premises and equipment	9,402	1,997	(200)	(5)	11,199
Goodwill	22,950	—	24,067	(6)	47,017
Core deposit intangibles	5,867	949	3,191	(7)	10,037
Other assets	54,316	17,232	1,196	(8)	72,744

Total assets	$2,034,248	$426,223	$13,004		$2,473,475

Liabilities
Deposits	$1,543,466	$357,568	$407	(9)	$1,901,441
Short term borrowings	117,061	17,740	—		134,801
Long term debt	148,810	—	—		148,810
Other liabilities	27,054	2,568	—		29,622

Total liabilities	1,836,391	377,876	407		2,214,674
Stockholders' equity
Preferred stock	—	—	—		—
Common stock	171	42,071	(42,028)	(10)	214
Additional paid in capital	150,062	828	60,073	(10)	210,963
Retained earnings	47,540	5,038	(5,038)	(10)	47,540
Accumulated other comprehensive income	84	410	(410)	(10)	84

Total stockholders' equity	197,857	48,347	12,597		258,801

Total liabilities and stockholders' equity	$2,034,248	$426,223	$13,004		$2,473,475

The accompanying Notes are an integral part of the Unaudited Condensed Pro Forma Combined
Financial Information.

	For the Nine Months Ended September 30, 2014
	Historical Pacific Premier	Historical Independence Bank	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Pro Forma for Independence Bank Acquisition(1)
	(Dollars in thousands, except per share data)
Interest income	$58,287	$14,331	$422	(11)	$73,040
Interest expense	4,934	1,073	(31)	(12)	5,976

Net interest income	53,353	13,258	453		67,064
Provision for loan losses	3,263	100	—		3,363

Net interest income after provision for loan losses	50,090	13,158	453		63,701
Noninterest income	8,990	2,963	—		11,953
Noninterest expense	38,525	12,950	391	(13)	51,866

Income before income tax expense	20,555	3,171	62		23,788
Income tax	7,830	604	—		8,434

Net income	$12,725	$2,567	$62		$15,354

Per common share
Net income—basic	$0.75	$0.54			$0.72
Net income—diluted	0.73	0.51			0.71
Weighted average common shares
Basic	17,078,945	4,758,367	(392,524)	(15)	21,444,788
Diluted	17,385,835	5,008,795	(642,952)	(15)	21,751,678

The accompanying Notes are an integral part of the Unaudited Condensed Pro Forma Combined
Financial Information.

	At December 31, 2013
	Historical Pacific Premier	Historical Infinity	Pro Forma Adjustments for Infinity Acquisition	Footnote Reference	Subordinated Notes Offering	Pro Forma for Infinity Acquisition and Subordinated Notes Offering	Historical Independence Bank	Historical Premier	Pro Forma Adjustments for Premier Acquisition	Footnote Reference	Pro Forma for Premier Acquisition	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Pro Forma for Infinity Acquisition, Subordinated Notes Offering and Independence Bank Acquisition(1)
	(Dollars in thousands)
Assets												—
Cash and due from banks	$126,787	$742	$(8,793)	(16)	$58,804	$177,540	$4,902	$48,874	$(10,488)	(18)	$43,288	$(13,551)	(2)	$207,277
Federal funds sold	26	—	—		—	26	—	—	—		—	—		26
Investment securities available for sale	256,089	—	—		—	256,089	66,755	17,588	113		84,456	—		340,545
FHLB and other stock, at cost	15,450	—	—		—	15,450	2,069	—	—		2,069	—		17,519
Loans held for sale, net	3,147	—	—		—	3,147	—	—	—		—	—		3,147
Loans held for investment	1,240,123	80,158	(1,084)	(3)	—	1,319,197	228,352	60,011	(1,528)	(3)	286,835	(5,845)	(3)	1,600,187
Allowance for loan losses	(8,200)	(270)	270	(4)		(8,200)	(4,146)	(2,149)	2,149	(4)	(4,146)	4,146	(4)	(8,200)

Loans held for investment, net	1,231,923	79,888	(814)		—	1,310,997	224,206	57,862	621		282,689	(1,699)		1,591,587
Premises and equipment	9,864	78	—		—	9,942	1,603	349	(45)	(5)	1,907	(200)	(5)	11,649
Goodwill	17,428	—	5,522	(17)	—	22,950	—	—	—	(17)	—	24,067	(6)	47,017
Core deposit intangibles	6,628	—	—		—	6,628	—	—	1,130		1,130	3,025	(7)	10,783
Other assets	46,845	1,544	—		1,196	49,585	11,947	6,183	2,802	(8)	20,932	1,362	(8)	71,879

Total assets	$1,714,187	$82,252	$(4,085)		$60,000	$1,852,354	$311,482	$130,856	$(5,867)		$436,471	$13,004		$2,301,829

Liabilities
Deposits	$1,306,286	$—	$—		$—	$1,306,286	$229,900	$117,343	$19		$347,262	$407	(9)	$1,653,955
Short term borrowings	175,591	—	—		—	175,591	39,700	—	—		39,700	—		215,291
Long term debt	38,810	68,207	—		60,000	167,017	—	2,000	59		2,059	—		169,076
Other liabilities	18,274	1,154	—		—	19,428	1,433	1,025	—		2,458	—		21,886

Total liabilities	1,538,961	69,361	—		60,000	1,668,322	271,033	120,368	78		391,479	407		2,060,208

Stockholders' equity
Preferred stock	—	—	—		—	—	—	4,196	(4,196)	(10)	—	—		—
Common stock	166	—	6	(10)	—	172	37,949	13,147	(13,147)	(10)	37,949	(37,907)	(10)	214
Additional paid in capital	143,322	20,543	(11,743)	(10)	—	152,122	744	285	4,258	(10)	5,287	52,260	(10)	209,669
Retained earnings	34,815	(7,652)	7,652	(10)	—	34,815	2,471	(6,992)	6,992	(10)	2,471	(2,471)	(10)	34,815
Accumulated other comprehensive income (loss)	(3,077)	—	—		—	(3,077)	(715)	(148)	148	(10)	(715)	715	(10)	(3,077)

Total stockholders' equity	175,226	12,891	(4,085)		—	184,032	40,449	10,488	(5,945)		44,992	12,597		241,621

Total liabilities and stockholders' equity	$1,714,187	$82,252	$(4,085)		$60,000	$1,852,354	$311,482	$130,856	$(5,867)		$436,471	$13,004		$2,301,829

The accompanying Notes are an integral part of the Unaudited Condensed Pro Forma Combined Financial Information.

	For the Year Ended December 31, 2013
	Historical Pacific Premier	Historical Infinity	Pro Forma Adjustments for Infinity Acquisition	Footnote Reference	Subordinated Notes Offering	Pro Forma for Infinity Acquisition and Subordinated Notes Offering	Historical Independence Bank	Historical Premier	Pro Forma Adjustments for Premier Acquisition	Footnote Reference	Pro Forma for Premier Acquisition	Pro Forma Adjustments for Independence Bank Acquisition	Footnote Reference	Pro Forma for Infinity Acquisition, Subordinated Notes Offering and Independence Bank Acquisition(20)
	(Dollars in thousands, except per share data)
Interest income	$63,518	$3,502	$108	(11)	$—	$67,128	$13,140	$4,758	$127	(11)	$18,025	$585	(11)	$85,738
Interest expense	5,356	1,522	—		3,450	10,328	1,282	424	—		1,706	—		12,034

Net interest income (loss)	58,162	1,980	108		(3,450)	56,800	11,858	4,334	127		16,319	585		73,704
Provision for loan losses	1,860	153	—		—	2,013	50	—	—		50	—		2,063

Net interest income (loss) after provision for loan losses	56,302	1,827	108		(3,450)	54,787	11,808	4,334	127		16,269	585		71,641
Noninterest income	9,093	1,375	—		—	10,468	875	764	1,421	(19)	3,060	—		13,528
Noninterest expense	50,815	4,751	—		—	55,566	10,056	5,213	—		15,269	(283)	(13)	70,552

Income (loss) before income tax expense (benefit)	14,580	(1,549)	108		(3,450)	9,689	2,627	(115)	1,548		4,060	868		14,617
Income tax (benefit)	5,587	(594)	—		(1,322)	3,671	735	1	—		736	—		4,407

Net income (loss)	$8,993	$(955)	$108		$(2,128)	$6,018	$1,892	$(116)	$1,548		$3,324	$868		$10,210

Per common share
Net income—basic	$0.57					$0.37	$0.43				$0.69			$0.49
Net income—diluted	0.54					0.35	—			(14)	—		(14)	$0.47
Weighted average common shares
Basic	15,798,885		562,469	(15)		16,361,354	4,371,200		427,575	(15)	4,798,945	(432,952)	(15)	20,727,197
Diluted	16,609,954		562,469	(15)		17,172,423	—		—	(15)	—	4,365,843	(15)	21,538,266

The accompanying Notes are an integral part of the Unaudited Condensed Pro Forma Combined Financial Information.

Notes to Unaudited Condensed Pro Forma Combined Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Financial Condition and explanatory notes as of September 30, 2014 and December 31, 2013 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and of Independence Bank as of such respective dates (i) on an actual historical basis and (ii) assume the completion of the merger at such respective dates, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of December 31, 2013 also gives effect to (i) the completion of Pacific Premier's acquisition of Infinity, which was completed on January 30, 2014, (ii) the sale of subordinated notes by Pacific Premier on August 29, 2014 and the receipt of approximately $59 million of net proceeds from the sale of such notes and (iii) the completion of Independence Bank's acquisition of Premier, which was completed on January 31, 2014.

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations and explanatory notes for both the nine months ended September 30, 2014 and the year ended December 31, 2013 combine the historical Consolidated Statements of Operations of Pacific Premier and of Independence Bank for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the purchase method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2013 also gives effect to: (i) Pacific Premier's acquisition of Infinity at the beginning of the period presented, (ii) Pacific Premier's sale of subordinated notes at the beginning of the period presented and (iii) Independence Bank's acquisition of Premier at the beginning of the period presented.

        Since the merger is recorded using the purchase method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited condensed pro forma combined consolidated statement of operations for the nine months ended September 30, 2014 and the year ended December 31, 2013, Pacific Premier assumed no adjustments to the historical amount of Independence Bank's provision for credit losses. If such adjustments were estimated, there could be a reduction to the historical amounts Independence Bank's provision for credit losses presented.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Independence Bank are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Independence Bank's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with Independence Bank, as if the merger had taken place as of the date indicated, or at the beginning the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes payment of the aggregate per share cash consideration in the amount of $1.5 million to Independence Bank shareholders, $5.7 million to holders of Independence Bank stock options and Independence Bank warrants and $6.4 million for estimated transaction costs.

  (3)
  Adjustment made to reflect the preliminary estimated market value of loans held for investment, which includes an estimate of lifetime credit losses. Loans held for investment include net deferred costs and unearned discounts.

  (4)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (5)
  Fair market value adjustment.

  (6)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to Independence Bank shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Pacific Premier shares issued to Independence Bank shareholders, net of fractional shares		4,365,843
Pacific Premier issue price per share		$14.73

Value of stock consideration paid to Independence Bank common shareholders		$64,309
Cash consideration to Independence Bank common shareholders		1,463
Cash consideration to option holders and warrant holders		5,741

Total pro forma aggregate merger consideration paid		$71,513

Carrying value of Independence Bank net assets at September 30, 2014, net of(4)(7)		$51,132
Fair value adjustment to assets and liabilities (debit / credit):
Loans held for investment, net	(5,629)
Premises and equipment	(200)
Core deposit intangible	4,170
Deposits	(407)
Transaction expenses included in goodwill	(1,169)
Deferred tax effect of adjustments, excluding transaction costs (38%)	(451)

Total fair value adjustments		(3,686)

Fair value of net assets acquired on September 30, 2014		47,446

Excess of fair value of net assets acquired over consideration paid		$24,067

  (7)
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 1.42% of core deposits.

  (8)
  Deferred tax asset created from transaction expenses and fair market value adjustments.

  (9)
  Fair market value adjustment.

  (10)
  Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  (11)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset.

  (12)
  The amortization/accretion of fair value adjustments related to deposits over the estimated lives of the related liabilities.

  (13)
  Amortization of core deposit intangibles over an eight year life. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. These costs will be expensed by Pacific Premier as required by GAAP.

  (14)
  Independence Bank shares are not publicly traded, making the calculation of diluted shares, and thereby diluted earnings per share, not possible.

  (15)
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

  (16)
  Adjustment includes payment of the aggregate per share cash consideration in the amount of $8.6 million to Infinity Holdings shareholders and estimated transaction costs.

  (17)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to shareholders less the net fair value of the acquired assets and assumed liabilities.

  (18)
  Adjustment includes payment of the aggregate per share cash consideration in the amount of $4.8 million to Premier shareholders, payoff of $4.2 million to the U.S. Treasury Troubled Asset Relief Program, and estimated transaction costs.

  (19)
  Bargain purchase gain realized on acquisition.

 DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier amended and restated certificate of incorporation, or Pacific Premier certificate of incorporation, and the Pacific Premier amended and restated bylaws, or the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Where You Can Find More Information" beginning on page 170.

Common Stock

        The Pacific Premier certificate of incorporation authorizes 25,000,000 shares of common stock, par value $0.01 per share. At December 10, 2014, there were 16,894,216 shares of Pacific Premier common stock issued and outstanding, held of record by approximately 2,305 stockholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this joint proxy statement/prospectus, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board of directors. The Pacific Premier board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board of directors to issue shares of Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board of directors can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy context or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Board of Directors.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) for any action required or permitted to be taken by Pacific Premier shareholders to be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting; (iii) for special meetings of shareholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of Independence Bank who receive shares of Pacific Premier common stock in exchange for their shares of Independence Bank common stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. Independence Bank is a California-chartered bank, and its shareholders' rights are governed by the CGCL and its articles of incorporation, as amended, and bylaws, as amended. Independence Bank's articles of incorporation are referred to as the Independence Bank articles of incorporation, as amended, and Independence Bank's bylaws, as amended, are referred to as the Independence Bank bylaws.

        After the merger, as Pacific Premier shareholders, the rights of former Independence Bank shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of Independence Bank common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of Independence Bank common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and Independence Bank, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page 159.

Authorized Capital Stock

Pacific Premier.

        Pacific Premier's authorized capital stock consists of 25,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value $.01 per share. The Pacific Premier certificate of incorporation authorizes Pacific Premier's board of directors to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of December 10, 2014, there were 16,894,216 shares of Pacific Premier common stock outstanding. No shares of Pacific Premier preferred stock were issued and outstanding as of that date.

Independence Bank.

        Independence Bank's authorized capital stock consists of 10,000,000 shares of Independence Bank common stock with no par value. The Independence Bank articles of incorporation authorize Independence Bank's board of directors to issue only one class of shares of stock. As of December 10, 2014, there were 4,821,628 shares of Independence Bank common stock outstanding.

Issuance of Capital Stock

Pacific Premier.

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board of directors. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the Nasdaq Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

Independence Bank.

        Under the CGCL, Independence Bank may issue shares of Independence Bank stock for such consideration as may be determined by the Independence Bank board of directors in accordance with the CGCL. None of the CGCL or the Independence Bank articles of incorporation or bylaws require shareholder approval of any such actions. The Independence Bank articles of incorporation do not grant the holders of Independence Bank stock preemptive rights with respect to any shares of Independence Bank stock that may be issued.

Voting Rights

Pacific Premier.

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections shall be determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

Independence Bank.

        With respect to all matters other than the election of directors, votes are taken on the basis of one vote for each share represented at the meeting in question, and except as otherwise required by law or the Independence Bank articles of incorporation, all other matters are determined by a majority of the votes cast. Pursuant to the Independence Bank bylaws, with respect to the election of directors, holders of Independence Bank stock have cumulative voting rights only if the candidates' names have been placed in nomination prior to the voting, and at least one shareholder has given notice at the meeting, prior to the voting, of that shareholder's intention to cumulate that shareholder's votes. The candidates receiving the highest number of affirmative votes of shares entitled to be voted for them, up to the number of directors to be elected, are elected.

Number and Election of Directors

Pacific Premier.

        The Pacific Premier bylaws provide that the number of directors who shall constitute the board of directors shall be such number as the board of directors shall from time to time have designated, except that in the absence of such designation, such number shall be seven. The directors shall be elected by the stockholders each year at the annual meeting of stockholders and shall hold office until the next annual meeting and until each director's successor shall have been duly elected and qualified or until a director's earlier resignation or removal. Currently, Pacific Premier's board of directors consists of seven directors.

Independence Bank.

        Independence Bank's bylaws provide for a board of directors consisting of no fewer than five members nor more than nine members as determined from time to time by the Independence Bank board of directors or by Independence Bank's shareholders. Members of the Independence Bank board of directors serve one-year terms and are elected annually by Independence Bank's shareholders. Members of the Independence Bank board of directors, including those elected to fill a vacancy, hold office until the expiration of the term for which they were elected and until a successor has been elected and qualified. Currently, Independence Bank's board of directors consists of nine directors.

Removal of Directors

Pacific Premier.

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Independence Bank.

        Under the CGCL, any or all of the directors may be removed without cause if the removal is approved by a vote of the holders of a majority of the outstanding shares, subject to certain limitations. The CGCL also provides that any director may be removed by a court for fraudulent or dishonest acts, or gross abuse of authority, if shareholders holding at least ten percent of the number of outstanding shares of any class bring suit.

 Vacancies of Directors

Pacific Premier.

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

Independence Bank.

        Under the CGCL and the Independence Bank bylaws, except for a vacancy created by the removal of a director, any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, by the unanimous written consent of the directors then in office (even if less than a quorum of the board), or by a sole remaining director. Any vacancy resulting from the removal of a director by the shareholders may be filled only by an affirmative vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the unanimous written consent of the shareholders. Notwithstanding, the shareholders may elect a director at any time to fill any vacancy or vacancies not filled by the directors. If the shareholders elect a director by written consent, other than to fill a vacancy created by removal, the consent of a majority of the outstanding shares entitled to vote is required. Each director chosen to fill a vacancy will hold office for the unexpired term of the director's predecessor in office.

Indemnification and Limitation of Liability

Pacific Premier.

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors shall have no personal liability to Pacific Premier or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Independence Bank.

        The CGCL permits a corporation to indemnify any person who was, is, or is threatened to be made a party to a proceeding, by reason of the fact that the person is or was an agent of the corporation (defined as any person who is or was a director, officer, employee or other agent of the corporation or its predecessor, or is or was serving at the request of the corporation or its predecessor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of derivative actions, except that court approval of the settlement is required before there can be any indemnification where such action has been settled, and court approval of indemnification is required where the person seeking indemnification has been found liable to the corporation.

        The CGCL provides that indemnification is mandatory if the agent is successful on the merits in defense of such a proceeding. Where it is not mandatory, indemnification may be made only if authorized in the specific case by (i) a majority vote of a quorum of directors who are not parties to the proceeding, (ii) if such a quorum is not obtainable, independent legal counsel in a written opinion, (iii) approval of the shareholders (other than a shareholder seeking indemnification), or (iv) a court.

        Under the CGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if the agent is ultimately determined to not be entitled to indemnification.

        The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise to the extent the additional rights to indemnification are authorized in the articles of incorporation. The Independence Bank articles of incorporation provide that Independence Bank is authorized to indemnify its agents to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, approval by its shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limitations set forth in Section 204 of the CGCL, and to the requirements of federal laws, rules, regulations or orders requiring indemnification and prepayment of legal expenses, including Section 18(k) of the Federal Deposit Insurance Act and part 359 of the rules and regulations of the Federal Deposit Insurance Corporation or any successor regulations thereto.

        Under the CGCL, a subject corporation may, through its articles of incorporation, eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except (i) for acts or omissions that involve intentional misconduct or knowing and culpable violation of the law, (ii) for acts or omissions not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for the unlawful payment of dividends, distribution of assets to shareholders after institution of dissolution proceedings, or the unlawful making of any loan or guaranty. The Independence Bank articles of incorporation and the Independence Bank bylaws eliminate the liability of the directors of Independence Bank for monetary damages to the fullest extent permissible under California law.

Amendments to Articles of Incorporation and Bylaws

Pacific Premier.

        The DGCL provides that an amendment to a Delaware corporation's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon. The Pacific Premier certificate of incorporation provides that amendments to the Pacific Premier certificate of incorporation may be effected in the manner prescribed by the DGCL; provided, however, that the amendment of Sections C or D of Article Fifth, Article Sixth, Article Seventh, Article Ninth and Article Eleventh requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws also may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

Independence Bank.

        Subject to certain exceptions, the CGCL provides that amendments to a California corporation's articles of incorporation must be approved by the board of directors and by a majority of the corporation's outstanding shares, either before or after approval by the board of directors.

        Under the Independence Bank bylaws, new bylaws may be adopted or the bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote. Subject to the foregoing right of the shareholders, the Independence Bank bylaws also authorize Independence Bank's board of directors to amend its bylaws, other than a bylaw or amendment changing the authorized number of directors.

Notice of Shareholder Meetings

Pacific Premier.

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

Independence Bank.

        In accordance with the CGCL, the Independence Bank bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings must be sent to each shareholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days prior to the meeting. In addition, the CGCL provides that any such notice sent to shareholders by third-class mail must be sent thirty (30) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier.

        Under the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation provides that a special meeting of shareholders may be called only by the board of directors pursuant to a resolution adopted by the majority of the total number of authorized directorships or as otherwise provided in the bylaws. The Pacific Premier bylaws provide that, subject to the rights of the holders of preferred stock, special meetings of shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors.

Independence Bank.

        Under the CGCL, special meetings of the shareholders may be called by the board, the chairperson of the board, the president or the holders of shares entitled to cast not less than ten percent of the votes at the meeting. Upon receipt of a request in writing that a special meeting of shareholders be called for a proper purpose, directed to the chairman of the board, president, vice president or secretary by any person (other than the board of directors) entitled to call a special meeting of the shareholders, such officer forthwith shall cause notice to be given to shareholders entitled to vote that a meeting will be held on a date not less than thirty-five (35) nor more than sixty (60) days after receipt of the request.

Shareholder Nominations and Shareholder Proposals

Pacific Premier.

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

Independence Bank.

        Neither the CGCL, the Independence Bank articles of incorporation nor the Independence Bank bylaws specifically address shareholder nominations or shareholder proposals.

Shareholder Action by Written Consent

Pacific Premier.

        The Pacific Premier bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the shareholders of Pacific Premier must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

Independence Bank.

        Under Independence Bank's bylaws, any action which may be taken at any annual or special meeting of the shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of shares representing not less than the minimum number of votes that would have been necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

Transactions with Interested Persons

Pacific Premier.

        The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested stockholders.

Independence Bank.

        Under the CGCL, contracts between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest are not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if: (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon; or (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified; or (iii) the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Dividends

Pacific Premier.

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends, but it is Pacific Premier's policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

Independence Bank.

        Because Independence Bank is a bank, the CGCL restrictions on dividends do not apply to Independence Bank pursuant to the California Financial Code. However, under the California Financial Code, Independence Bank is restricted from paying a dividend except in the following circumstances: (i) without the consent of either the CA DBO or Independence Bank's shareholders, in an amount not exceeding the lesser of (a) the retained earnings of Independence Bank or (b) the net income of Independence Bank for its last three fiscal years (less any distributions to shareholders made during such period); (ii) with the prior approval of CA DBO, in an amount not exceeding the greatest of: (x) the retained earnings of Independence Bank; (y) the net income of Independence Bank for its last fiscal year; or (z) the net income for Independence Bank for its current fiscal year; (iii) with the prior approval of CA DBO by redeeming its redeemable shares, and (iv) with the prior approval of CA DBO and Independence Bank's shareholders in connection with a reduction of its contributed capital. Finally, under federal law, Independence Bank is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements.

 Shareholders' Right of Dissent and Appraisal

Pacific Premier.

        Under the DGCL, stockholders are generally entitled to dissent from and obtain payment of the fair value of their shares when a merger or consolidation of business entities occurs. However, the DGCL provides that appraisal rights are not available with respect to any class or series to stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares. Pacific Premier's common stock is listed on a national securities exchange, and as such, Pacific Premier's shareholders are not entitled to appraisal rights.

Independence Bank.

        Independence Bank's shareholders are entitled to dissenters' rights in connection with the merger under the CGCL. For a discussion of the dissenters' rights under the CGCL, see "The Merger—Dissenters' Rights" beginning on page 112, and the dissenters' rights provisions of the CGCL, a copy of which is attached as Appendix D to this joint proxy statement/prospectus.

LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of December 10, 2014, attorneys employed by that law firm beneficially owned approximately 55,000 shares of Pacific Premier common stock.

EXPERTS

        Pacific Premier's consolidated financial statements appearing in its Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Vavrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, as set forth in their report included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Independence Bank included with this joint proxy statement/prospectus for the years ended December 31, 2013 and 2012 have been audited by Vavrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Premier Service Bank included with this joint proxy statement/prospectus for the year ended December 31, 2012 have been audited by Vavrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. Independence Bank shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in

Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street N.E., Washington, D.C. 20549.

        Pacific Premier and Independence Bank shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Pacific Premier to "incorporate by reference" into this proxy statement/prospectus, which means that Pacific Premier can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this proxy statement/prospectus.

        Pacific Premier incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the Independence Bank special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 17, 2014.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed on May 12, 2014.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 1, 2014.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed on November 6, 2014.

  •
  Pacific Premier's Current Reports on Form 8-K filed on April 10, 2014, May 28, 2014, September 2, 2014 and October 22, 2014.

  •
  Pacific Premier's annual meeting proxy statement, filed on April 16, 2014 (only those portions that have been incorporated by reference in the 2013 Annual Report on Form 10-K).

  •
  The description of the Pacific Premier common stock contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Pacific Premier at the following addresses:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
Attention: Kent J. Smith
Telephone: (949) 864-8000

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the special meeting, or by Thursday, January 16, 2015.

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven Gardner, Pacific Premier's President and Chief Executive Officer or Kent J. Smith, Pacific Premier's Executive Vice President, Secretary and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

Independence Bank

        Independence Bank does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the Commission. The historical financial statements of Independence Bank are included elsewhere in this joint proxy statement/prospectus.

        If you are an Independence Bank shareholder have any questions concerning the merger, the merger agreement or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Independence Bank common stock, please contact Charles W. Thomas, Independence Bank's President and Chief Executive Officer, at (949) 266-6000, or Maria Arakaki, Independence Bank's Executive Vice President, Secretary, Chief Operating Officer and Chief Financial Officer, at the following address:

Independence Bank
4525 MacArthur Blvd.
Newport Beach, California 92660

or at the following respective telephone numbers:

Charles W. Thomas at (949) 266-6000
Maria Arakaki at (949) 266-6013

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Pacific Premier and Independence Bank have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither Pacific Premier nor Independence Bank is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor Independence Bank is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

INDEPENDENCE BANK

STATEMENTS OF FINANCIAL CONDITION

SEPTEMBER 30, 2014 AND 2013

(Dollar Amounts in Thousands)

(Unaudited)

	2014	2013
ASSETS
Cash and Due from Banks	$7,691	$8,366

TOTAL CASH AND CASH EQUIVALENTS	7,691	8,366
Interest-Bearing Deposits in Other Banks	2,000	1,100
Investment Securities Available for Sale	56,735	69,382
Loans:
Real Estate—Other	178,557	101,779
Real Estate—Multifamily	101,349	79,847
Commercial	59,695	36,550
Consumer	1,843	847

TOTAL LOANS	341,444	219,023
Deferred Loan (Fees) Costs, Net	(294)	(90)
Allowance for Loan Losses	(3,930)	(4,116)

NET LOANS	337,220	214,817
Federal Home Loan and Other Bank Stock, at Cost	2,369	2,525
Premises and Equipment	1,997	1,607
Bank Owned Life Insurance	11,156	7,177
Other Real Estate Owned	—	2,582
Core Deposit Intangible	979	—
Accrued Interest and Other Assets	6,076	4,216

TOTAL ASSETS	$426,223	$311,772

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand Accounts	$91,984	$34,719
Savings, NOW and Money Market Accounts	199,151	116,988
Time Deposits Under $100,000	23,640	20,829
Time Deposits $100,000 and Over	42,793	54,341

TOTAL DEPOSITS	357,568	226,877
Borrowings	17,740	43,800
Accrued Interest and Other Liabilities	2,568	1,343

TOTAL LIABILITIES	377,876	272,020
Shareholders' Equity:
Common Stock—10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding: 4,821,628 in 2014; 4,371,220 in 2013	42,071	37,949
Additional Paid-in Capital	828	715
Retained Earnings	5,038	1,853
Accumulated Other Comprehensive Income—Net Unrealized Gains (Losses) on Available-for-Sale Securities, Net of Taxes of $285 in 2014 and $531 in 2013	410	(765)

TOTAL SHAREHOLDERS' EQUITY	48,347	39,752

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$426,223	$311,772

INDEPENDENCE BANK

STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Dollar Amounts in Thousands, Except for Per Share Data)

(Unaudited)

	2014	2013
INTEREST INCOME
Interest and Fees on Loans	$13,070	$8,395
Interest on Investment Securities	1,098	1,065
Interest on Federal Funds Sold and Other	163	108

TOTAL INTEREST INCOME	14,331	9,568
INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	708	451
Interest on Time Deposits	343	391
Interest on Other Borrowings	22	102

TOTAL INTEREST EXPENSE	1,073	944

NET INTEREST INCOME	13,258	8,624
Provision for Loan Losses	100	50

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,158	8,574
NONINTEREST INCOME
Service Charges, Fees and Other	517	212
Earnings on Bank Owned Life Insurance	264	157
Gain (Loss) on Sale of Other Real Estate Owned	(39)	—
Gain on Sale of Loans	756	—
Bargain Purchase Gain	1,421	—
Gain on Sale of Available-for-Sale Securities	44	—

	2,963	369
NONINTEREST EXPENSE
Salaries and Employee Benefits	6,613	4,378
Occupancy Expenses	1,122	511
Information Technology Expenses	997	630
Advertising	347	185
Amortization of Core Deposit Intangible	151	—
Insurance	84	69
Loan Expenses	170	96
Merger Related Expenses	1,774	30
Office Expenses	182	93
Professional Fees	375	342
Regulatory Assessments	241	287
Other Real Estate Owned Expenses	111	123
Other Expenses	783	491

	12,950	7,235

INCOME BEFORE INCOME TAXES	3,171	1,708
Income Taxes	604	434

NET INCOME	$2,567	$1,274

NET INCOME PER SHARE—BASIC	$0.54	N/A

NET INCOME PER SHARE—DILUTED	$0.51	N/A

INDEPENDENCE BANK

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Dollar Amounts in Thousands)

(Unaudited)

	2014	2013
Net Income	$2,567	$1,274
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized Gain (Loss) on Securities Available for Sale:
Change in Net Unrealized Gain (Loss)	1,951	(2,617)
Reclassification of Gain Recognized in Net Income	(44)	—

	1,907	(2,617)

Related Income Tax Expense (Benefit):
Change in Net Unrealized Gain (Loss)	800	(1,073)
Reclassification of Gain Recognized in Net Income	(18)	—

	782	(1,073)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	1,125	(1,544)

TOTAL COMPREHENSIVE INCOME (LOSS)	$3,692	$(270)

INDEPENDENCE BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(Dollar Amounts in Thousands)

(Unaudited)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings		Total
Balance at January 1, 2013	4,371,220	$37,949	$625	$579	$779	$39,932
Net Income				1,274		1,274
Stock-based Compensation			90			90
Change in Other Comprehensive Income, Net of Taxes					(1,544)	(1,544)

Balance at September 30, 2013	4,371,220	$37,949	$715	$1,853	$(765)	$39,752

Balance at January 1, 2014	4,371,220	$37,949	$744	$2,471	$(715)	$40,449
Net Income				2,567		2,567
Stock-based Compensation			135			135
Issuance of Stock in the Acquisition of Premier Service Bank	427,575	3,887				3,887
Exercise of Stock Options	22,833	235	(51)			184
Change in Other Comprehensive Income, Net of Taxes					1,125	1,125

Balance at September 30, 2014	4,821,628	$42,071	$828	$5,038	$410	$48,347

INDEPENDENCE BANK

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHD ENDED SEPTEMBER 30, 2014 AND 2013

(Dollar Amounts in Thousands)

(Unaudited)

	2014	2013
OPERATING ACTIVITIES
Net Income	$2,567	$1,274
Adjustments to Reconcile Net Income to Net Cash From Operating Activities:
Depreciation and Amortization	185	138
Amortized Premium on Investments	451	625
Accretion of Loan Mark-to-Market Discount on Loans Acquired	(683)	—
Amortization of Core Deposit Intangible	151	—
Provision for Loan Losses	100	50
Deferred Income Taxes	(107)	(170)
Stock-based Compensation	135	90
Gain on Sale of Investment Securities	(44)	—
Gain Loss on Sale of Other Real Estate Owned	39	—
Gain on Sale of Loans	(756)	—
Loans Originated for Sale	(9,192)	—
Proceeds from Loans Originated for Sale	10,209	—
Earnings on Bank Owned Life Insurance	(263)	(157)
Bargain Purchase Gain	(1,421)	—
Other Items	258	375

NET CASH FROM OPERATING ACTIVITIES	1,629	2,225
INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits in Other Banks	(900)	(100)
Purchase of Investment Securities Available for Sale	—	(14,134)
Proceeds from Principal Paydowns of Investment Securities	7,269	9,720
Proceeds from Sale of Investment Securities	22,004	—
Proceeds from Sale of Federal Home Loan Bank Stock	309	1,109
Proceeds from Sale of Other Real Estate Owned	2,142	—
Net Change in Loans	(53,959)	(5,821)
Purchase of Bank Owned Life Insurance	—	(2,000)
Cash Acquired in Acquisition, net	36,220	—
Purchases of Premises and Equipment	(282)	(17)

NET CASH FROM INVESTING ACTIVITIES	12,803	(11,243)
FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	27,556	12,810
Net Decrease in Time Deposits	(14,264)	(2,142)
Net Change in Federal Home Loan Bank Advances	(24,019)	2,000
Proceeds from the Exercise of Stock Options	184	—

NET CASH FROM FINANCING ACTIVITIES	(10,543)	12,668

INCREASE IN CASH AND CASH EQUIVALENTS	3,889	3,650
Cash and Cash Equivalents at Beginning of Period	3,802	4,716

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,691	$8,366

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,075	$951
Taxes Paid	$—	$170
Loans Transferred to Other Real Estate Owned	$—	$705

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        The accompanying unaudited financial statements of Independence Bank (the "Bank") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Nevertheless, the Bank believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in this registration statement.

        In the opinion of management, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Bank with respect to the interim financial statements and the results of its operations for the interim period ended September 30, 2014, have been included. Certain reclassifications were made to prior year's presentation to conform to the current year. These reclassifications had no material impact on the Bank's previously reported financial statements.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Certain Acquired Loans

        As part of business acquisitions, the Bank acquires certain loans that have shown evidence of credit deterioration since origination. These acquired loans are recorded at the allocated fair value, such that there is no carryover of the seller's allowance for loan losses. Such acquired loans are accounted for individually. The Bank estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the allocated fair value is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan's contractual principal and interest over expected cash flows is not recorded (non-accretable difference). Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded through the allowance for loan losses. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

Other Intangible Assets

        Other intangible assets consist of core deposit intangible assets arising from a whole bank acquisition. They are initially measured at fair value and then amortized over their estimated useful lives of approximately five years. Amortization expense in 2014 was $151. Future amortization expense is approximately $220 per year.

Earnings per Share ("EPS")

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

shared in the earnings of the Bank. The treasury stock method has been applied to determine the dilutive effect of stock options in computing diluted EPS. Prior to 2014 the Bank was not a public company and is not required to disclose EPS for 2013.

Accounting Standards Pending Adoption

        In January 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure. The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 is not expected to have a material impact on the Bank's financial statements.

        In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers. This update to the ASC is the culmination of efforts by the FASB and the International Accounting Standards Board (IASB) to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards (IFRS). ASU 2014-09 supersedes Topic 605—Revenue Recognition and most industry-specific guidance. The core principal of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in ASU 2014-09 describes a 5-step process entities can apply to achieve the core principle of revenue recognition and requires disclosures sufficient to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers and the significant judgments used in determining that information. The amendments in ASU 2014-9 are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and early application is not allowed. The Bank is currently evaluating the effects of ASU 2014-04 on its financial statements and disclosures, if any.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 3—ACQUISITION

        The Bank accounted for the following acquisition under the acquisition method of accounting. The acquired assets, assumed liabilities and identifiable intangible assets were recorded at their respective acquisition date fair values. The Bank determined the fair value of the securities, loans, core deposit intangible and deposits with the assistance of third party valuations. The fair value of other real estate owned ("OREO") was based on the net sale proceeds that were received shortly after the acquisition was completed.

        The estimated fair value in this acquisition is subject to refinement as additional information relative to the closing date fair values become available through the measurement period, which can extend for up to one year after the closing date of the transaction. While additional significant changes to the closing date fair values are not expected, any information relative to the changes in these fair values will be evaluated to determine if such changes are due to events and circumstances that existed as of the acquisition date. During the measurement period, any such changes will be recorded as part of the closing date fair value.

        On January 31, 2014, the Bank acquired all the assets and assumed all the liabilities of Premier Service Bank ("PSB") in exchange for a combination of Bank stock and cash. The Bank issued 427,575 shares of Bank common stock with a fair value of $9.09 per share and cash in the amount of $8,999 for a combined total transaction value of approximately $12,886. PSB operated two branches in Corona and Riverside, California. The Bank acquired PSB as the location and culture fit within the Bank's strategic plans for expansion.

        A bargain purchase gain totaling $1,421 resulted from the acquisition and is included as a component of noninterest income in the statements of income.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 3—ACQUISITION (Continued)

        The following table represents the assets acquired and liabilities assumed of PSB as of January 31, 2014 and the fair value adjustments and the amounts recorded by the Bank in 2014 under the acquisition method of accounting:

	PSB Book Value	Fair Value Adjustments	Fair Value
ASSETS ACQUIRED
Cash and Cash Equivalents	$45,219	$—	$45,219
Investment Securities	17,640	113	17,753
Loans, Gross	60,264	(1,531)	58,733
Allowance for Loan Losses	(2,152)	2,152	—
Other Bank Stock	521	88	609
Premises and Equipment	342	(45)	297
Bank Owned Life Insurance	3,649	—	3,649
Other Real Estate Owned	1,574	(97)	1,477
Deferred Tax Assets	—	2,856	2,856
Core Deposit Intangible	—	1,130	1,130
Accrued Interest and Other Assets	444	(45)	399

Total Assets Acquired	$127,501	$4,621	$132,122

LIABILITIES ASSUMED
Deposits	$114,356	$19	$114,375
FHLB Borrowings	2,000	59	2,059
Other Liabilities	1,381	—	1,381

Total Liabilities Assumed	117,737	78	117,815

Excess of Assets Acquired
Over Liabilities Assumed	9,764	4,543	14,307

	$127,501	$4,621

Cash Paid and Stock Consideration			12,886

Recorded Gain on Acquisition			$1,421

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 3—ACQUISITION (Continued)

        For loans acquired from PSB, the contractual amounts due, expected cash flows to be collected and fair value as of January 31, 2014 were as follows:

	Purchased Credit-Impaired	All Other Acquired Loans
Contractual Amounts Due	$6,729	$62,603
Cash Flows not Expected to be Collected	1,680	—

Expected Cash Flows	5,049	62,603
Interest Component of Expected Cash Flows	852	8,067

Fair Value of Acquired Loans	$4,197	$54,536

        In accordance with generally accepted accounting principles there was no carryover of the allowance for loan losses that had been previously recorded by PSB.

NOTE 4—INVESTMENT SECURITIES

        Investment securities have been classified in the statements of financial condition according to management's intent. The carrying amount of available-for-sale securities investment securities and their approximate fair values at September 30 were as follows:

September 30, 2014:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-backed Securities Agency	$36,618	$523	$(369)	$36,772
Collateralized Mortgage Obligations Non-Agency	1,026	24	—	1,050
State and Municipal Securities	15,566	745	(38)	16,273
Other Debt Securities	2,831	—	(191)	2,640

	$56,041	$1,292	$(598)	$56,735

September 30, 2013:
Mortgage-backed Securities Agency	$47,710	$353	$(703)	$47,360
U.S. Agency Securties	804	—	(14)	790
Collateralized Mortgage Obligations Non-Agency	1,476	8	—	1,484
State and Municipal Securities	17,870	286	(958)	17,198
Other Debt Securities	2,818	—	(268)	2,550

	$70,678	$647	$(1,943)	$69,382

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 4—INVESTMENT SECURITIES (Continued)

        The scheduled expected maturities of securities at September 30, 2014 are shown below. Mortgage-backed securities and other debt securities are classified in accordance with their expected maturities. Actual maturities may differ from expected maturities because the borrower may have the right to prepay obligations.

	Available-for-Sale Securities
	Amortized Cost	Fair Value
Due from One Year to Five Years	$34,493	$34,799
Due from Five Years to Ten Years	8,812	8,781
Due after Ten Years	12,736	13,155

	$56,041	$56,735

        Gross realized gains were $136 in 2014 and gross realized losses were $92 in 2014. There were no sales of securities in 2013. No investment securities were pledged at September 30, 2014 or 2013.

        The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at September 30 are as follows:

	Less Than Twelve Months		More Than Twelve Months		Total
September 30, 2014:	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value
Mortgage-backed Securities Agency	$(2)	$1,296	$(367)	$20,391	$(369)	$21,687
State and Municipal Securities	(2)	535	(36)	1,399	(38)	1,934
Other Debt Securities	—	—	(191)	2,840	(191)	2,840

	$(4)	$1,831	$(594)	$24,630	$(598)	$26,461

September 30, 2013:
Mortgage-backed Securities Agency	$(646)	$29,866	$(57)	$1,653	$(703)	$31,519
U.S. Agency Securities	(14)	790	—	—	(14)	790
State and Municipal Securities	(958)	8,318	—	—	(958)	8,318
Other Debt Securities	—	—	(268)	2,550	(268)	2,550

	$(1,618)	$38,974	$(268)	$4,203	$(1,943)	$43,177

        As of September 30, 2014, the Bank had eighteen investment securities that had been in an unrealized loss position for more than twelve months. The decline in fair value is primarily attributable to temporary illiquidity and the financial crisis affecting these markets and not necessarily the expected cash flows of the individual security. The Bank monitors these securities to ensure that they have

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 4—INVESTMENT SECURITIES (Continued)

adequate credit support and as of September 30, 2014, the Bank believes there is no OTTI and does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before its anticipated recovery.

NOTE 5—LOANS

        The Bank's loan portfolio consists primarily of loans secured by real estate located in the Southern California region. The Bank manages its credit risk by diversifying the geographic, borrower, and property profiles. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

        A summary of the changes in the allowance for loan losses as of September 30 follows:

	2014	2013
Balance at Beginning of Year	$4,145	$4,021
Additions to the Allowance Charged to Expense	100	50
Recoveries on Loans Charged Off	46	72

	4,291	4,143
Less Loans Charged Off	(361)	(27)

	$3,930	$4,116

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses for the year 2014 and the recorded investment in loans and impairment method as of September 30, 2014 by portfolio segment:

September 30, 2014	Real Estate— Other	Real Estate— Multifamily	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$2,222	$1,112	$793	$18	$4,145
Provisions	209	(472)	371	(8)	100
Charge-offs	—	—	(361)	—	(361)
Recoveries	18	28	—	—	46

End of Year	$2,449	$668	$803	$10	$3,930

Reserves:
Specific	$456	$—	$54	$—	$510
General	1,993	668	749	10	3,420
Purchased Credit Impaired Loans	—	—	—	—	—

	$2,449	$668	$803	$10	$3,930

Loans Evaluated for Impairment:
Individually	$3,493	$—	$935	$—	$4,428
Collectively	174,636	101,349	57,912	1,743	335,640
Purchased Credit Impaired Loans	428	—	848	100	1,376

	$178,557	$101,349	$59,695	$1,843	$341,444

        Gross loans as of September 30, 2014 are net of the unaccreted mark-to-market discount the PSB loans in the amount of $686.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses for the year 2013 and the recorded investment in loans and impairment method as of September 30, 2013 by portfolio segment:

September 30, 2013	Real Estate— Other	Real Estate— Multifamily	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$1,742	$1,396	$855	$28	$4,021
Provisions	521	(339)	(115)	(17)	50
Charge-offs	(6)	(14)	(5)	(2)	(27)
Recoveries	24	45	—	3	72

End of Year	$2,281	$1,088	$735	$12	$4,116

Reserves:
Specific	$—	$—	$39	$—	$39
General	2,281	1,088	696	12	4,077

	$2,281	$1,088	$735	$12	$4,116

Loans Evaluated for Impairment:
Individually	$766	$2,253	$1,024	$—	$4,043
Collectively	101,013	77,594	35,526	847	214,980

	$101,779	$79,847	$36,550	$847	$219,023

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

        Pass—Loans classified as pass include loans not meeting the risk ratings defined below.

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        Impaired—A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

        The risk category of loans by class of loans was as follows as of September 30:

September 30, 2014	Pass	Special Mention	Substandard	Impaired	Total
Real Estate—Other:
Construction and Land Development	$2,708	$163	$77	$—	$2,948
Commercial	168,287	967	2,862	3,493	175,609
Real Estate—Multifamily	98,522	—	2,827	—	101,349
Commercial	57,037	1,527	196	935	59,695
Consumer	1,843	—	—	—	1,843

	$328,397	$2,657	$5,962	$4,428	$341,444

September 30, 2013
Real Estate—Other:
Construction and Land Development	$126	$—	$—	$766	$892
Commercial	97,926	—	2,961	—	100,887
Real Estate—Multifamily	76,122	—	1,472	2,253	79,847
Commercial	35,489	—	37	1,024	36,550
Consumer	847	—	—	—	847

	$210,510	$—	$4,470	$4,043	$219,023

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        Past due and nonaccrual loans presented by loan class were as follows as of September 30:

	Still Accruing
September 30, 2014	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$—
Commercial	556	—	—	467
Real Estate—Multifamily	—	—	—	—
Commercial	89	—	—	1,861
Consumer	40	—	—	—

	$685	$—	$—	$2,328

September 30, 2013
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$766
Commercial	—	—	—	—
Real Estate—Multifamily	—	—	—	2,253
Commercial	—	—	—	998
Consumer	—	—	—	—

	$—	$—	$—	$4,017

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        Information relating to individually impaired loans presented by class of loans was as follows as of September 30:

			Impaired Loans
September 30, 2014	Unpaid Principal Balance	Recorded Investment	Without Specific Allowance	With Specific Allowance	Related Allowance	Average Recorded Investment	Interest Income Recognized
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$—	$—	$—	$—
Commercial	3,493	3,493	—	3,493	456	1,723	—
Real Estate—Multifamily	—	—	—	—	—	—	—
Commercial	935	935	524	411	54	388	3
Consumer	—	—	—	—	—	—	—

	$4,428	$4,428	$524	$3,904	$510	$2,111	$3

September 30, 2013
Real Estate—Other:
Construction and Land Development	$766	$766	$766	$—	$—	$742	$7
Commercial	—	—	—	—	—	485	35
Real Estate—Multifamily	2,253	2,253	2,253	—	—	3,089	221
Commercial	1,024	1,024	945	79	39	1,996	87
Consumer	—	—	—	—	—	—	—

	$4,043	$4,043	$3,964	$79	$39	$6,312	$350

        The Bank has pledged certain loans as collateral for borrowings. These loans totaled approximately $125,074 and $138,886 as of September 30, 2014 and 2013, respectively.

        The Bank has allocated $162 and $39 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2014 and 2013, respectively. The Bank has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of September 30, 2014.

        During the period ended September 30, 2014 and 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk or a temporary forbearance with regard to the payment of principal or interest.

        Modifications involving an extension of the maturity date were for periods ranging from 6 months to 1 year. Modifications for interest-only payments were for periods of 6 months.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended September 30:

September 30, 2014	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Real Estate—Other:
Construction and Land Development	—	$—	$—
Commercial	1	1,087	1,087
Real Estate—Multifamily	—	—	—
Commercial	—	—	—
Consumer	—	—	—

	1	$1,087	$1,087

September 30, 2013
Real Estate—Other:
Construction and Land Development	—	$—	$—
Commercial	—	—	—
Real Estate—Multifamily	—	—	—
Commercial	1	29	29
Consumer	—	—	—

	1	$29	$29

        The troubled debt restructurings described above did not significantly increase the allowance for loan losses during the periods ended September 30, 2014 and 2013.

        There were no troubled debt restructurings for which there was a payment default within twelve months following the modification during the periods ended September 30, 2014 and 2013. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

        The outstanding balance and carrying amount of purchased credit-impaired loans as of September 30, were as follows:

	2014	2013
Outstanding Balance	$2,093	$—
Carrying Amount	$1,376	$—

        For these purchased credit-impaired loans, the Bank did not increase the allowance for loan losses after their acquisition as there were no significant reductions in cash flows expected at acquisition.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 5—LOANS (Continued)

        The change in accretable discount on purchased credit-impaired loans during the period was as follows:

	2014	2013
Balance at January 1	$—	$—
New Loans Purchased	405	—
Accretion of Income	(105)	—
Reversals (Sales and Foreclosures)	(69)	—
Restructuring as TDR	(74)	—

Balance at September 30	$157	$—

        Income is not recognized on certain purchased loans if the Bank cannot reasonably estimate cash flows expected to be collected. The carrying amount of such loans was $1,376 at September 30, 2014.

NOTE 6—COMMITMENTS

        In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank's financial statements. The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

        As of September 30, 2014 and 2013, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2014	2013
Commitments to Extend Credit	$44,281	$25,452
Standby Letters of Credit	2,711	1,200

	$46,992	$26,652

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer. Most of the Bank's commitments to extend credit are secured by real estate.

        The Bank is involved in various litigation, which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 7—EARNINGS PER SHARE ("EPS")

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2014
	Income	Shares
Net Income as Reported	$2,567
Weighted Average Shares Outstanding During the Year		4,758,367

Used in Basic EPS	2,567	4,758,367
Dilutive Effect of Outstanding Stock Options and Warrants		250,428

Used in Dilutive EPS	$2,567	5,008,795

        At September 30, 2014 there were 177,000 stock options that could potentially dilute earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive.

NOTE 8—FAIR VALUE MEASUREMENTS

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

        Securities:    The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

        Collateral-Dependent Impaired Loans:    The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral. The fair value estimates for collateral-dependent impaired loans are generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

        Other Real Estate Owned:    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. The fair value of other real estate owned is generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

        Appraisals for other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 8—FAIR VALUE MEASUREMENTS (Continued)

overall resulting fair value. The Bank also determines what additional adjustments, if any, should be made to the appraisal values on any remaining other real estate owned to arrive at fair value. No significant adjustments to appraised values have been made as a result of this comparison process as of September 30, 2014.

        The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at September 30, 2014 and 2013:

	Fair Value Measurements Using
September 30, 2014	Level 1	Level 2	Level 3	Total
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$56,735	$—	$56,735
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired
Loans, Net of Specific Reserves	$—	$—	$3,053	$3,053

September 30, 2013
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$69,382	$—	$69,382
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired
Loans, Net of Specific Reserves	$—	$—	$40	$40
Other Real Estate Owned	$—	$—	$2,582	$2,582

        Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of $3,534, with a specific reserve of approximately $481 as of September 30, 2014.

        Quantitative information about the Bank's nonrecurring Level 3 fair value measurements as of September 30, 2014 and 2013 is as follows:

September 30, 2014	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Range	Weighted- Average Adjustment
Collateral Dependend Impaired Loans	$3,395	Third Party Appraisals	Selling Costs	10%	10%

September 30, 2013	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Range	Weighted- Average Adjustment
Collateral Dependend Impaired Loans	$40	Third Party Appraisals	Selling Costs	10%	10%
Other Real Estate Owned	$2,582	Third Party Appraisals	Selling Costs	10%	10%

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 9—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have potential effect on fair value estimates and have not been considered in many of the estimates.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments not previously presented:

Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate the fair values of those assets due to the short-term nature of the assets.

Interest-Bearing Deposits in Other Banks

        The carrying amounts reported in the balance sheet for interest bearing deposits in other financial institutions approximates the fair value of these assets due to the short-term nature of the assets.

Loans

        For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Federal Home Loan Bank Stock

        The fair value of Federal Home Loan Bank Stock and other Bank stock is not readily determinable due to the lack of its transferability.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2014 AND 2013

(Dollar amounts in thousands, Except Per Share Data)

(Unaudited)

NOTE 9—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits

        The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition based on carrying value. Fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

Federal Home Loan Bank Advances

        The fair values of Federal Home Loan Bank Advances are based on discounted cash flows. The discount rate is equal to the market rate currently offered by similar products.

Off-Balance Sheet Financial Instruments

        The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

        The estimated fair value of the Bank's significant financial instruments at September 30, 2014 and 2013, are summarized as follows:

	2014		2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due from Banks	$7,691	$7,691	$8,366	$8,366
Interest-Bearing Deposits in Other Banks	2,000	2,000	1,100	1,100
Investment Securities	56,735	56,735	69,382	69,382
Loans, net	337,220	342,567	214,817	220,799
Federal Home Loan Bank Stock	2,369	2,369	2,525	2,525
Financial Liabilities:
Deposits	$357,568	$357,475	$226,877	$226,645
Federal Home Loan Bank Advances	17,740	17,740	43,800	43,800

NOTE 10—SUBSEQUENT EVENTS

        On October 21, 2014, the Bank ("Seller") entered into an Agreement and Plan of Reorganization (the "Merger") to merge with and into Pacific Premier Bank in exchange for stock and cash. Under the terms of the definitive agreement, holders of Independence Bank common stock, stock options and warrants will receive aggregate cash consideration of $7.2 million and aggregate stock consideration of approximately $64.3 million.

        Pacific Premier Bank is a subsidiary of Pacific Premier Bancorp, Inc which is an Irvine, California based financial holding company with approximately $2.0 billion in total assets and $198 million in total stockholders' equity as of September 30, 2014.

        The merger is subject to regulatory approval and is expected to close in the first quarter of 2015.

INDEPENDENCE BANK
FINANCIAL STATEMENTS
WITH
INDEPENDENT AUDITOR'S REPORT
DECEMBER 31, 2013 AND 2012

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders of
Independence Bank

Report on Financial Statements

        We have audited the accompanying financial statements of Independence Bank, which are comprised of the statements of financial condition as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Independence Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Laguna Hills, California
March 7, 2014

INDEPENDENCE BANK

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS
Cash and Due from Banks	$3,801,823	$4,716,310

TOTAL CASH AND CASH EQUIVALENTS	3,801,823	4,716,310
Interest-Bearing Deposits in Other Banks	1,100,000	1,000,000
Investment Securities Available for Sale	66,754,991	68,210,207
Loans:
Real Estate—Other	102,239,110	80,304,532
Real Estate—Multifamily	86,544,189	105,590,159
Commercial	38,695,043	26,032,173
Consumer	957,744	1,909,931

TOTAL LOANS	228,436,086	213,836,795
Deferred Loan Fees, Net	(84,593)	(64,886)
Allowance for Loan Losses	(4,145,503)	(4,020,549)

NET LOANS	224,205,990	209,751,360
Federal Home Loan Bank Stock, at Cost	2,069,400	3,633,500
Premises and Equipment	1,602,840	1,691,014
Bank Owned Life Insurance	7,243,614	5,019,778
Other Real Estate Owned	704,205	1,877,500
Accrued Interest and Other Assets	3,998,714	3,278,327

TOTAL ASSETS	$311,481,577	$299,177,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand Accounts	$30,906,636	$24,682,232
Savings, NOW and Money Market Accounts	126,879,627	114,215,267
Time Deposits Under $100,000	19,550,641	26,691,529
Time Deposits $100,000 and Over	52,563,554	50,620,630

TOTAL DEPOSITS	229,900,458	216,209,658
Borrowings	39,700,000	41,800,000
Accrued Interest and Other Liabilities	1,432,217	1,236,254

TOTAL LIABILITIES	271,032,675	259,245,912
Commitments and Contingencies—Notes D and I	—	—
Shareholders' Equity:
Common Stock—10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding: 4,371,220 in 2013 and 2012	37,949,287	37,949,287
Additional Paid-in Capital	744,209	624,720
Retained Earnings	2,470,748	578,546
Accumulated Other Comprehensive Income (Loss)—Net Unrealized Gain (Loss) on Available-for-Sale Securities, Net of Taxes of $497,103 in 2013 and $541,707 in 2012	(715,342)	779,531

TOTAL SHAREHOLDERS' EQUITY	40,448,902	39,932,084

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$311,481,577	$299,177,996

The accompanying notes are an integral part to these financial statements.

INDEPENDENCE BANK

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$11,529,384	$12,758,737
Interest on Investment Securities	1,464,989	1,491,106
Interest on Federal Funds Sold and Other	145,214	69,199

TOTAL INTEREST INCOME	13,139,587	14,319,042
INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	643,546	546,243
Interest on Time Deposits	523,314	805,648
Interest on Other Borrowings	114,944	852,356

TOTAL INTEREST EXPENSE	1,281,804	2,204,247

NET INTEREST INCOME	11,857,783	12,114,795
Provision for Loan Losses	50,000	135,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,807,783	11,979,795
NONINTEREST INCOME
Service Charges, Fees and Other	285,791	217,031
Earnings on Bank Owned Life Insurance	223,836	192,139
Gain on Sale of Available-for-Sale Securities	—	77,917
Gain on Sale of SBA Loans	104,845	—
Gain on Sale of Other Real Estate Owned	261,034	305,286

	875,506	792,373
NONINTEREST EXPENSE
Salaries and Employee Benefits	6,058,338	5,944,277
Occupancy Expenses	701,387	712,936
Information Technology Expenses	834,734	850,714
Advertising	269,235	183,983
Insurance	92,660	96,003
Loan Expenses	133,444	115,023
Office Expenses	126,104	118,410
Professional Fees	437,652	430,955
Regulatory Assessments	351,412	408,551
Write-downs of Other Real Estate Owned	—	786,177
Other Real Estate Owned Expenses	144,667	233,490
Merger and Acquisition Expenses	240,692	—
Other Expenses	665,784	669,156

	10,056,109	10,549,675

INCOME BEFORE INCOME TAXES	2,627,180	2,222,493
Income Taxes	734,978	716,361

NET INCOME	$1,892,202	$1,506,132

The accompanying notes are an integral part to these financial statements.

INDEPENDENCE BANK

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Net Income	$1,892,202	$1,506,132
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized Gain (Loss) on Securities Available for Sale:
Change in Net Unrealized Gain (Loss)	(2,533,683)	1,940,039
Reclassification of Gain Recognized in Net Income	—	(77,917)

	(2,533,683)	1,862,122

Related Income Tax Expense (Benefit):
Change in Net Unrealized Gain (Loss)	(1,038,810)	795,415
Reclassification of Gain Recognized in Net Income	—	(31,946)

	(1,038,810)	763,469

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(1,494,873)	1,098,653

TOTAL COMPREHENSIVE INCOME	$397,329	$2,604,785

The accompanying notes are an integral part to these financial statements.

INDEPENDENCE BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)		Total
Balance at January 1, 2012	4,371,220	$37,949,287	$493,990	$(927,586)	$(319,122)	$37,196,569
Net Income				1,506,132		1,506,132
Stock-Based Compensation			130,730			130,730
Other Comprehensive Income, Net of Taxes					1,098,653	1,098,653

Balance at December 31, 2012	4,371,220	37,949,287	624,720	578,546	779,531	39,932,084
Net Income				1,892,202		1,892,202
Stock-Based Compensation			119,489			119,489
Other Comprehensive Income, Net of Taxes					(1,494,873)	(1,494,873)

Balance at December 31, 2013	4,371,220	$37,949,287	$744,209	$2,470,748	$(715,342)	$40,448,902

The accompanying notes are an integral part to these financial statements.

INDEPENDENCE BANK

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
OPERATING ACTIVITIES
Net Income	$1,892,202	$1,506,132
Adjustments to Reconcile Net Income to Net Cash
From Operating Activities:
Depreciation and Amortization	146,308	204,474
Amortized Premium on Investments	773,011	815,156
Provision for Loan Losses	50,000	135,000
Deferred Income Taxes	852,000	258,000
Stock-Based Compensation	119,489	130,730
Gain on Sale of Investment Securities	—	(77,917)
Gain on Sale of SBA Loans	(104,845)	—
Gain on Sale of Other Real Estate Owned	(261,034)	(305,286)
Write-Downs of Other Real Estate Owned	—	786,177
Earnings on Bank Owned Life Insurance	(223,836)	(192,139)
Other Items	(192,543)	323,998

NET CASH FROM OPERATING ACTIVITIES	3,050,752	3,584,325
INVESTING ACTIVITIES
Net Change in Interest-Bearing Deposits in Other Banks	(100,000)	(1,000,000)
Purchase of Investment Securities Available for Sale	(14,133,659)	(34,056,784)
Proceeds from Principal Paydowns of Investment Securities	12,282,182	9,927,336
Proceeds from Sale of Investment Securities	—	11,209,996
Proceeds from Sale of Federal Home Loan Bank Stock	1,564,100	1,031,300
Proceeds from Sale of Other Real Estate Owned	2,138,534	2,648,428
Net Change in Loans	(15,249,062)	6,260,632
Purchases of Premises and Equipment	(58,134)	(140,768)
Purchases of Bank Owned Life Insurance	(2,000,000)	—

NET CASH FROM INVESTING ACTIVITIES	(15,556,039)	(4,119,860)
FINANCING ACTIVITIES
Net Increase in Demand Deposits and Savings Accounts	18,888,764	40,596,970
Net Decrease in Time Deposits	(5,197,964)	(32,682,781)
Net Decrease in Federal Home Loan Bank Advances	(2,100,000)	(5,400,000)

NET CASH FROM FINANCING ACTIVITIES	11,590,800	2,514,189

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(914,487)	1,978,654
Cash and Cash Equivalents at Beginning of Year	4,716,310	2,737,656

CASH AND CASH EQUIVALENTS AT END OF YEAR	$3,801,823	$4,716,310

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$1,288,825	$2,363,317
Taxes Paid	$340,000	$270,000
Loans Transferred to Other Real Estate Owned	$704,205	$2,089,810

The accompanying notes are an integral part to these financial statements.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Independence Bank (the "Bank") has been organized as a single reporting segment and operates four branches in Newport Beach, San Juan Capistrano, Tustin and Fountain Valley, California. The Bank extends real estate credit to finance apartments and commercial properties, non real estate credit for commercial and industrial purposes and consumer loans to individuals, and offers demand deposits and savings products in Orange County and adjacent Southern California areas.

Subsequent Events

        The Bank has evaluated subsequent events for recognition and disclosure through March 7, 2014, which is the date the financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due from Banks

        Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank was in compliance with all reserve requirements as of December 31, 2013.

        The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Interest-Bearing Deposits in Other Banks

        Interest-bearing deposits in other banks generally mature within one year and are carried at cost.

Investment Securities

        Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

into income using the interest method. Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; 1) OTTI related to credit loss, which must be recognized in the income statement and; 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days (based on contractual terms) or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each portfolio segment.

        The Bank determines a separate allowance for each loan portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

        The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

        General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements. Portfolio segments identified by the Bank include real estate—other, real estate—multifamily, commercial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Federal Home Loan Bank ("FHLB") Stock

        The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment

        Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from two to five years for furniture and equipment and thirty-nine years for premises. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Bank Owned Life Insurance

        Bank owned life insurance is recorded at the amount that can be realized under insurance contracts at the date of the statement of financial condition, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned

        Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Bank's carrying value of the property or its fair value, less estimated carrying costs and costs of disposition. Fair value is based on current appraisals less estimated selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Advertising Costs

        The Bank expenses the costs of advertising in the period incurred.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

        The Bank has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Bank, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income

        Changes in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income for the Bank. The amount reclassified out of other accumulated comprehensive income related to realized gains on available-for-sale securities was $77,917 for 2012, with the related tax effect of $31,946.

Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note I. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Stock-Based Compensation

        The Bank recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period. See Note J for additional information on the Bank's stock option plan.

Loan Sales and Servicing of Financial Assets

        The Bank originates SBA loans for sale in the secondary market. Servicing rights are recognized separately when they are acquired through sale of loans. Servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on a valuation model that calculates the present value of estimated future cash flows from the servicing assets. The valuation model uses assumptions that market participants would use in estimating cash flows from servicing assets, such as the cost to service, discount rates and prepayment speeds. The Bank compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. Servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. For purposes of measuring impairment, the Bank has identified each servicing asset with the underlying loan being services. A valuation allowance is recorded where the fair value is below the carrying amount of the asset. If the Bank later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase in income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayments speeds and changes in the discount rates.

        Servicing fee income which is reported on the income statement as service charges, fees and other is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal and recorded as income when earned. The amortization of servicing rights and changes in the valuation allowance are netted against loan servicing income.

Reclassifications

        Certain reclassifications have been made in the prior year's financial statements to conform to the presentation used in the current year. These reclassifications had no impact of the Bank's previously reported financial statements.

Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a Bank's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        See Note L for more information and disclosures relating to the Bank's fair value measurements.

Adoption of New Accounting Standards

        In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, Comprehensive Income ("Topic 220")—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). This ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under Generally Accepted Accounting Principles ("GAAP") to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective prospectively for annual and interim periods beginning after December 15, 2012 for public entities and annual periods beginning after December 15, 2013 for nonpublic entities. The adoption of this ASU did not have a material impact on the Bank's financial position, results of operations, or cash flows.

NOTE B—INVESTMENT SECURITIES

        Investment securities have been classified in the statements of financial condition according to management's intent. The carrying amount of available-for-sale securities investment securities and their approximate fair values at December 31 were as follows:

December 31, 2013:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Mortgage-Backed Securities Agency	$44,981,512	$421,442	$(613,524)	$44,789,430
Collateralized Mortgage Obligations Non-Agency	1,436,738	20,121	—	1,456,859
U.S. Agency Securities	805,830	—	(14,052)	791,778
State and Municipal Securities	17,921,928	299,182	(963,003)	17,258,107
Other Debt Securities	2,821,428	—	(362,611)	2,458,817

	$67,967,436	$740,745	$(1,953,190)	$66,754,991

December 31, 2012:
Mortgage-Backed Securities Agency	$48,957,234	$753,475	$(113,975)	$49,596,734
Collateralized Mortgage Obligations Non-Agency	1,511,256	8,306	—	1,519,562
State and Municipal Securities	13,611,900	1,005,046	(42,564)	14,574,382
Other Debt Securities	2,808,579	—	(289,050)	2,519,529

	$66,888,969	$1,766,827	$(445,589)	$68,210,207

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE B—INVESTMENT SECURITIES (Continued)

        The scheduled expected maturities of securities at December 31, 2013 are shown below. Mortgage-Backed securities and other debt securities are classified in accordance with their estimated lives. Expected maturities may differ from contractual maturities because the borrower may have the right to prepay obligations.

	Available-for-Sale Securities
	Amortized Cost	Fair Value
Due from One Year to Five Years	$34,596,580	$34,739,564
Due from Five Years to Ten Years	15,431,285	15,108,807
Due after Ten Years	17,939,571	16,906,620

	$67,967,436	$66,754,991

        Gross realized gains were $77,917 in 2012. No investment securities were pledged at December 31, 2013 or 2012.

        The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31 are as follows:

	Less Than Twelve Months		More Than Twelve Months		Total
December 31, 2013:	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value
Mortgage-Backed Securities Agency	$(384,402)	$16,612,997	$(229,122)	$8,726,922	$(613,524)	$25,339,919
U.S. Agency Securities	(14,052)	791,778	—	—	(14,052)	791,778
State and Municipal Securities	(898,667)	7,515,382	(64,336)	212,085	(963,003)	7,727,467
Other Debt Securities	—	—	(362,611)	2,458,817	(362,611)	2,458,817

	$(1,297,121)	$24,920,157	$(426,947)	$11,397,824	$(1,953,190)	$36,317,981

December 31, 2012:
Mortgage-Backed Securities Agency	$(113,975)	$13,132,217	$—	$—	$(113,975)	$13,132,217
State and Municipal Securities	(42,564)	1,246,828	—	—	(42,564)	1,246,828
Other Debt Securities	—	—	(289,050)	2,519,529	(289,050)	2,519,529

	$(156,539)	$14,379,045	$(289,050)	$2,519,529	$(445,589)	$16,898,574

        As of December 31, 2013, the Bank had seven investment securities that had been in an unrealized loss position for more than twelve months. The decline in fair value is primarily attributable to temporary illiquidity and the financial crisis affecting these markets and not necessarily the expected cash flows of the individual security. The Bank monitors these securities to ensure that they have

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE B—INVESTMENT SECURITIES (Continued)

adequate credit support and as of December 31, 2013, the Bank believes there is no OTTI and does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before its anticipated recovery.

NOTE C—LOANS

        The Bank's loan portfolio consists primarily of loans secured by real estate located in the Southern California region. The Bank manages its credit risk by diversifying the geographic, borrower, and property profiles. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

        A summary of the changes in the allowance for loan losses as of December 31 follows:

	2013	2012
Balance at Beginning of Year	$4,020,549	$4,697,827
Additions to the Allowance Charged to Expense	50,000	135,000
Recoveries on Loans Charged-Off	102,201	277,234

	4,172,750	5,110,061
Less Loans Charged-Off	(27,247)	(1,089,512)

	$4,145,503	$4,020,549

        The following table presents the activity in the allowance for loan losses for the year 2013 and the recorded investment in loans and impairment method as of December 31, 2013 by portfolio segment:

December 31, 2013	Real Estate— Other	Real Estate— Multifamily	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$1,741,604	$1,395,661	$854,884	$28,400	$4,020,549
Provisions	448,630	(330,538)	(56,391)	(11,701)	50,000
Charge-offs	(6,351)	(13,400)	(5,102)	(2,394)	(27,247)
Recoveries	38,747	60,000	—	3,454	102,201

End of Year	$2,222,630	$1,111,723	$793,391	$17,759	$4,145,503

Reserves:
Specific	$—	$—	$35,445	$—	$35,445
General	2,222,630	1,111,723	757,946	17,759	4,110,058

	$2,222,630	$1,111,723	$793,391	$17,759	$4,145,503

Loans Evaluated for Impairment:
Individually	$—	$—	$167,878	$—	$167,878
Collectively	102,239,110	86,544,189	38,527,165	957,744	228,268,208

	$102,239,110	$86,544,189	$38,695,043	$957,744	$228,436,086

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses for the year 2012 and the recorded investment in loans and impairment method as of December 31, 2012 by portfolio segment:

December 31, 2012	Real Estate— Other	Real Estate— Multifamily	Commercial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$2,129,107	$1,832,358	$695,833	$40,529	$4,697,827
Provisions	266,942	(293,614)	159,051	2,621	135,000
Charge-offs	(712,145)	(352,617)	—	(24,750)	(1,089,512)
Recoveries	57,700	209,534	—	10,000	277,234

End of Year	$1,741,604	$1,395,661	$854,884	$28,400	$4,020,549

Reserves:
Specific	$249,849	$23,800	$310,198	$—	$583,847
General	1,491,755	1,371,861	544,686	28,400	3,436,702

	$1,741,604	$1,395,661	$854,884	$28,400	$4,020,549

Loans Evaluated for Impairment:
Individually	$2,448,662	$3,833,552	$2,765,926	$—	$9,048,140
Collectively	77,855,870	101,756,607	23,266,247	1,909,931	204,788,655

	$80,304,532	$105,590,159	$26,032,173	$1,909,931	$213,836,795

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

        Pass—Loans classified as pass include loans not meeting the risk ratings defined below.

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Impaired—A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

        The risk category of loans by class of loans was as follows as of December 31:

December 31, 2013	Pass	Special Mention	Substandard	Impaired	Total
Real Estate—Other:
Construction and Land Development	$889,711	$—	$—	$—	$889,711
Commercial	99,659,056	—	1,690,343	—	101,349,399
Real Estate—Multifamily	81,094,429	1,744,327	3,705,433	—	86,544,189
Commercial	38,494,744	—	32,421	167,878	38,695,043
Consumer	957,744	—	—	—	957,744

	$221,095,684	$1,744,327	$5,428,197	$167,878	$228,436,086

December 31, 2012
Real Estate—Other:
Construction and Land Development	$129,881	$—	$—	$739,549	$869,430
Commercial	72,062,108	2,663,616	3,000,265	1,709,113	79,435,102
Real Estate—Multifamily	99,585,224	2,171,383	—	3,833,552	105,590,159
Commercial	23,183,304	52,943	30,000	2,765,926	26,032,173
Consumer	1,909,931	—	—	—	1,909,931

	$196,870,448	$4,887,942	$3,030,265	$9,048,140	$213,836,795

        Past due and nonaccrual loans presented by loan class were as follows as of December 31:

Still Accruing
December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$—
Commercial	—	—	—	—
Real Estate—Multifamily	—	—	—	—
Commercial	—	—	—	142,681
Consumer	—	—	—	—

	$—	$—	$—	$142,681

December 31, 2012
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$739,549
Commercial	995,400	—	—	713,713
Real Estate—Multifamily	—	—	—	3,833,552
Commercial	52,943	30,000	957,000	961,426
Consumer	—	—	—	—

	$1,048,343	$30,000	$957,000	$6,248,240

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2013:

December 31, 2013	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$—	$—
Commercial	—	—	—	920,052	41,397
Real Estate—Multifamily	—	—	—	2,876,605	287,843
Commercial	92,328	92,328	—	1,550,930	81,667
Consumer	—	—	—	—	—

	92,328	92,328	—	5,347,587	410,907

With an Allowance Recorded
Real Estate—Other:
Construction and Land Development	—	—	—	—	—
Commercial	—	—	—	—	—
Real Estate—Multifamily	—	—	—	—	—
Commercial	75,549	75,550	35,445	84,122	6,168
Consumer	—	—	—	—	—

	75,549	75,550	35,445	84,122	6,168

	$167,877	$167,878	$35,445	$5,431,709	$417,075

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        Information relating to individually impaired loans presented by class of loans was as follows as of December 31, 2012:

December 31, 2012	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded
Real Estate—Other:
Construction and Land Development	$—	$—	$—	$—	$—
Commercial	1,812,880	1,464,113	—	721,022	92,241
Real Estate—Multifamily	3,493,552	3,493,552	—	2,248,124	109,537
Commercial	957,000	957,000	—	—	—
Consumer	—	—	—	—	—

	6,263,432	5,914,665	—	2,969,146	201,778

With an Allowance Recorded
Real Estate—Other:
Construction and Land Development	739,549	739,549	232,699	744,111	42,144
Commercial	411,647	245,000	17,150	—	—
Real Estate—Multifamily	376,211	340,000	23,800	—	—
Commercial	1,808,926	1,808,926	310,198	1,397,852	62,022
Consumer	—	—	—	—	—

	3,336,333	3,133,475	583,847	2,141,963	104,166

	$9,599,765	$9,048,140	$583,847	$5,111,109	$305,944

        The Bank has pledged certain loans as collateral for borrowings. These loans totaled approximately $185.8 million and $153.3 million as of December 31, 2013 and 2012, respectively. See Note F for more information on these borrowing arrangements.

        The Bank has allocated $35,445 and $310,198 in specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and 2012, respectively. The Bank has committed to lend no additional amounts to customers with outstanding loans that are classified as troubled debt restructurings as of December 31, 2013.

        During the period ended December 31, 2013 and 2012, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk or a temporary forbearance with regard to the payment of principal or interest.

        Modifications involving an extension of the maturity date were for periods ranging from 6 months to 1 year. Modifications for interest-only payments were for periods of 6 months.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended December 31:

December 31, 2013	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Real Estate—Other:
Construction and Land Development	—	$—	$—
Commercial	—	—	—
Real Estate—Multifamily	—	—	—
Commercial	1	29,224	29,224
Consumer	—	—	—

	1	$29,224	$29,224

December 31, 2012
Real Estate—Other:
Construction and Land Development	—	$—	$—
Commercial	—	—	—
Real Estate—Multifamily	—	—	—
Commercial	2	1,856,328	1,856,328
Consumer	—	—	—

	2	$1,856,328	$1,856,328

        The troubled debt restructurings described above did not significantly increase the allowance for loan losses during the years ended December 31, 2013 and 2012.

        There were no troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2013 and 2012. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

NOTE D—PREMISES AND EQUIPMENT

        A summary of premises and equipment as of December 31 follows:

	2013	2012
Land	$803,771	$803,771
Building	531,120	531,120
Leasehold Improvements	152,365	157,790
Furniture, Fixtures, and Equipment	357,546	464,632

	1,844,802	1,957,313
Less Accumulated Depreciation and Amortization	(241,962)	(266,299)

	$1,602,840	$1,691,014

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE D—PREMISES AND EQUIPMENT (Continued)

        The Bank has entered into operating lease agreements that cover the Bank's main office and its Tustin and Fountain Valley branches. The leases call for annual rent increases based on cost of living with a minimum of 2% to a maximum of 5% per year and options to extend the term for an additional five year term. The leases expire at various dates through December 31, 2016. The Bank is also responsible for its pro rata share of common area expenses including maintenance, taxes and insurance.

        At December 31, 2013, the future lease rental payable under noncancellable operating lease commitments was as follows:

Year Ending	Amount
2014	$429,785
2015	303,088
2016	100,747

Total	$833,620

        The minimum rental payments shown above are given for the existing lease obligations and are not a forecast of future rental expense. Total rental expense was approximately $405,000 and $418,000 for the years ended December 31, 2013 and 2012, respectively.

NOTE E—DEPOSITS

        At December 31, 2013 the scheduled maturities of time deposits are as follows:

2014	$55,377,468
2015 through 2017	12,543,006
2018 and after	4,193,721

$72,114,195

NOTE F—BORROWING ARRANGEMENTS

        The Bank may borrow up to $14 million overnight on an unsecured basis from its primary correspondent bank. As of December 31, 2013, no collateral was pledged and no amounts had been advanced under this arrangement.

        The Bank also has financing availability with the Federal Home Loan Bank ("FHLB") secured by certain of its loans. As of December 31, 2013, the Bank has a remaining borrowing capacity of $50.2 million after its existing advances with the FHLB which was collateralized by loans of approximately $118.0 million. The Bank also has borrowing capacity of $52.6 million from the Federal Reserve Bank discount window. The Bank has pledged loans of approximately $67.8 million as collateral for this line.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE F—BORROWING ARRANGEMENTS (Continued)

        At December 31, 2013, outstanding borrowings from FHLB consisted of the following:

	Amount	Weighted-Average Interest Rate	Maturity Date
FHLB Advances	$39,700,000	0.06%	January 2, 2014

NOTE G—INCOME TAXES

        The provision for income taxes for the years ended December 31, consists of the following:

	2013	2012
Current:
Federal	$(117,822)	$455,759
State	800	2,602

	(117,022)	458,361
Deferred	852,000	258,000

	$734,978	$716,361

        The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

        The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	2013	2012
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Limitations	$833,000	$847,000
California Franchise Taxes	—	1,000
Net Operating Loss Carryforward	366,000	278,000
Market Value Adjustment on Other Real Estate Owned	29,000	1,188,000
Unrealized Loss on Available-for-Sale Securities	497,000	—
Other Items	484,000	337,000

	2,209,000	2,651,000
Deferred Tax Liabilities:
Loan Costs	(196,000)	(140,000)
Depreciation Differences	(30,000)	(58,000)
FHLB Stock	(71,000)	(125,000)
Unrealized Gain on Available-for-Sale Securities	—	(542,000)
Other Items	(67,000)	(128,000)

	(364,000)	(993,000)

Net Deferred Tax Assets	$1,845,000	$1,658,000

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE G—INCOME TAXES (Continued)

        The Bank realized benefits from the use of net operating loss carryforwards in the amount of $48,000 during 2012.

        A comparison of the federal statutory income tax rates to the Bank's effective income tax rates at December 31 follows:

	2013		2012
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$893,000	34.00%	$756,000	34.00%
State Franchise Tax, net of Federal Benefit	107,000	4.10%	59,000	2.70%
Tax Free Income	(284,000)	(10.80)%	(212,000)	(9.50)%
Other Items, net	18,978	0.70%	113,361	5.10%

Actual Tax Expense	$734,978	28.00%	$716,361	32.30%

        The Bank has net operating loss carryforwards of approximately $5,120,000 for California franchise tax purposes. California net operating loss carryforwards, to the extent not used will expire in 2033.

        The Bank is subject to federal income tax and franchise tax of the State of California. Federal income tax returns for the years ending after December 31, 2009 are open to audit by the federal authorities and California state tax returns for the years ending December 31, 2008 are open to audit by state authorities. There was no penalty or interest expense recorded as of December 31, 2013 and 2012. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

NOTE H—RELATED PARTY TRANSACTIONS

        Deposits from certain directors, officers and their related interests with which they are associated held by the Bank at December 31, 2013 and 2012 amounted to approximately $4,218,000 and $5,604,000, respectively.

NOTE I—COMMITMENTS

        In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank's financial statements. The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE I—COMMITMENTS (Continued)

        As of December 31, 2013 and 2012, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2013	2012
Commitments to Extend Credit	$32,946,000	$12,644,000
Standby Letters of Credit	1,200,000	1,102,000

	$34,146,000	$13,746,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the customer. Most of the Bank's commitments to extend credit are secured by real estate.

        The Bank is involved in various litigation, which has arisen in the ordinary course of its business. In the opinion of management, the disposition of such pending litigation will not have a material effect on the Bank's financial statements.

NOTE J—STOCK OPTION PLAN

        The Bank's 2004 Stock Option Plan ("the Plan") was approved by the Board of Directors and shareholders. The Plan was amended during 2011 increasing the number of shares available for grant. Under the amended terms of the Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 718,590 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant and generally vest over three years. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank recognized stock-based compensation cost of $119,489 and $130,730 in 2013 and 2012, respectively. The Bank also recognized income tax benefits related to stock based compensation of approximately $38,000 in 2013 and $39,000 in 2012.

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions presented below:

	2013	2012
Expected Volatility	35%	35%
Expected Term	6 Years	6 Years
Expected Dividends	None	None
Risk Free Rate	1.16%	0.80%
Weighted-Average Grant Date Fair Value	$3.27	$1.99

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE J—STOCK OPTION PLAN (Continued)

        Since the Bank has a limited amount of historical stock activity the expected volatility is based on the historical volatility of similar banks that have a longer trading history. The expected term represents the estimated average period of time that the options remain outstanding. Since the Bank does not have sufficient historical data on the exercise of stock options, the expected term is based on the "simplified" method that measures the expected term as the average of the vesting period and the contractual term. The risk free rate of return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

        A summary of the status of the Bank's stock option plan as of December 31, 2013, and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at Beginning of Year	541,250	$7.26
Granted	112,000	$9.20
Exercised	—	$—
Forfeited or Expired	(9,500)	$5.65

Outstanding at End of Year	643,750	$7.62	6.1 years

Options Exercisable	464,250	$7.53	4.9 years

        As of December 31, 2013, there was $468,008 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted-average period of 1.8 years.

NOTE K—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2013, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE K—REGULATORY MATTERS (Continued)

categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013:
Total Capital (to Risk-Weighted Assets)	$44,288	17.65%	$20,078	8.00%	$25,098	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$41,137	16.39%	$10,039	4.00%	$15,059	6.00%
Tier 1 Capital (to Average Assets)	$41,137	13.16%	$12,500	4.00%	$15,626	5.00%
As of December 31, 2012:
Total Capital (to Risk-Weighted Assets)	$42,099	17.96%	$18,748	8.00%	$23,435	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	$39,153	16.71%	$9,374	4.00%	$14,061	6.00%
Tier 1 Capital (to Average Assets)	$39,153	13.60%	$11,515	4.00%	$14,394	5.00%

        The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank's undivided profits or the Bank's net income for its last three fiscal years less the amount of any distribution made by the Bank to shareholders during the same period.

NOTE L—FAIR VALUE MEASUREMENTS

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

        Securities:    The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2).

        Collateral-Dependent Impaired Loans:    The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral. The fair value estimates for collateral-dependent impaired loans are generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

        Other Real Estate Owned:    Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. The fair value of other real estate owned is generally based on

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE L—FAIR VALUE MEASUREMENTS (Continued)

recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

        Appraisals for other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value. The Bank also determines what additional adjustments, if any, should be made to the appraisal values on any remaining other real estate owned to arrive at fair value. No significant adjustments to appraised values have been made as a result of this comparison process as of December 31, 2013.

        The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2013 and 2012:

	Fair Value Measurements Using
December 31, 2013	Level 1	Level 2	Level 3	Total
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$66,754,991	$—	$66,754,991
Assets measured at fair value on a non-recurring basis
Other Real Estate Owned	$—	$—	$704,000	$704,000

December 31, 2012
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$68,210,207	$—	$68,210,207
Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired
Loans, Net of Specific Reserves	$—	$—	$1,773,000	$1,773,000
Other Real Estate Owned	$—	$—	$1,878,000	$1,878,000

        Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of $2,224,000, with a specific reserve of approximately $451,000 as of December 31, 2012.

        Other real estate owned which is measured at the lower of carrying amount or fair value less costs to sell, had a carrying amount of approximately $704,000 and $1,878,000, after write downs of approximately $0 and $786,000 as of December 31, 2013 and 2012, respectively.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE L—FAIR VALUE MEASUREMENTS (Continued)

        Quantitative information about the Bank's nonrecurring Level 3 fair value measurements as of December 31, 2013 and 2012 is as follows:

December 31, 2013	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Range	Weighted-Average Adjustment
Other Real Estate Owned	$704,000	Third Party Appraisals	Selling Costs	7%	7%

December 31, 2012	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Range	Weighted-Average Adjustment
Collateral-Dependent Impaired Loans	$1,773,000	Third Party Appraisals	Selling Costs	6 - 7%	7%
Other Real Estate Owned	$1,878,000	Third Party Appraisals	Selling Costs	6 - 7%	7%

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have potential effect on fair value estimates and have not been considered in many of the estimates.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments not previously presented:

Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate the fair values of those assets due to the short-term nature of the assets.

Interest-Bearing Deposits in Other Financial Institutions

        The carrying amounts reported in the balance sheet for interest bearing deposits in other financial institutions approximates the fair value of these assets due to the short-term nature of the assets.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans

        For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Federal Home Loan Bank Stock

        The fair value of Federal Home Loan Bank Stock and other Bank stock is not readily determinable due to the lack of its transferability.

Deposits

        The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition based on carrying value. Fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

Federal Home Loan Bank Advances

        The fair values of Federal Home Loan Bank Advances are based on discounted cash flows. The discount rate is equal to the market rate currently offered by similar products.

Off-Balance Sheet Financial Instruments

        The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements. The fair value of these financial instruments is not material.

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE M—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair value of the Bank's significant financial instruments at December 31, 2013 and 2012, are summarized as follows (dollar amounts in thousands):

	2013		2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due from Banks	$3,802	$3,802	$4,716	$4,716
Interest-Bearing Deposits in Other Banks	1,100	1,100	1,000	1,000
Investment Securities	66,755	66,755	68,210	68,210
Loans, net	224,206	229,608	209,751	218,049
Federal Home Loan Bank Stock	2,069	N/A	3,634	N/A
Financial Liabilities:
Deposits	$229,900	$229,793	$216,210	$216,322
Federal Home Loan Bank Advances	39,700	39,700	41,800	41,799

NOTE N—WARRANTS

        In connection with the Bank's 2011 and 2010 stock offering, the Bank issued one warrant to purchase an additional one share of common stock for every two shares purchased. These warrants may be exercised at a per share price of $5.50 at any time for five years from the date of issuance. The warrants expire by April 30, 2015. As of December 31, 2013, there were 206,975 of these warrants outstanding.

NOTE O—SUBSEQUENT EVENT

        On November 4, 2013 the Bank entered into a Plan and Agreement of Merger ("Merger Agreement") with Premier Service Bank ("PSB") to acquire 100% of the outstanding common stock of PSB in exchange for cash and common stock of Independence Bank or approximately $6.85 per PSB common share or $8.6 million in aggregate. Independence Bank will also assume and pay off the outstanding preferred stock that has been issued to the U.S. Treasury in the amount of approximately $4.2 million. The common shareholders of PSB will have the option of exchanging each share for either cash or Independence Bank common stock, subject to an overall consideration mix of 55% cash and 45% Independence Bank common Stock. The merger was completed on January 31, 2014. PSB has two branches and approximately $127.5 million in assets, $60.3 million in loans, and $114.4 million in deposits as of January 31, 2014.

        The primary reason for the merger was the expectation of enhanced financial performance and shareholder value due to the complimentary financial products, services and locations as well as efficiencies of scale that are expected to result from combining the two entities. The combined bank will operate under the name Independence Bank and will be headquartered in Newport Beach, California.

        The merger will be accounted for under the acquisition method of accounting with the acquired assets, assumed liabilities and identifiable intangible assets recorded at their respective acquisition date

INDEPENDENCE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE O—SUBSEQUENT EVENT (Continued)

fair values. The calculations to determine fair values of these items are not complete due to the proximity of the merger date to the date of the issuance of these financial statements. Inclusion of various business combination related disclosures required by Accounting Standards Codification Topic 805 in these financial statements was not practical as a result.

Independent Auditor's Report

Board of Directors and Shareholders of
Premier Service Bank

Report on Financial Statements

        We have audited the accompanying financial statements of Premier Service Bank, which are comprised of the statements of financial condition as of December 31, 2012, and the related statements of operations, comprehensive income, changes in shareholders' equity and cash flows for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Service Bank as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Laguna Hills CA
February 13, 2013

PREMIER SERVICE BANK

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	(Unaudited)
	2013	2012
ASSETS
Cash and Due from Banks	$48,874,459	$39,547,801
Federal Funds Sold	—	475,000

TOTAL CASH AND CASH EQUIVALENTS	48,874,459	40,022,801
Investment Securities Available for Sale	15,078,513	1,190,430
Investment Securities Held to Maturity	2,509,923	2,855,681
Loans:
Construction and Land Development	2,120,137	7,049,557
Commercial Real Estate	44,644,457	59,564,392
Residential Real Estate	3,802,422	5,954,243
Commercial and Industrial	9,328,250	10,157,299
Consumer	242,872	219,400

GROSS LOANS	60,138,138	82,944,891
Deferred Loan Fees, Net of Costs	(126,831)	(134,400)
Allowance for Loan Losses	(2,149,441)	(2,732,744)

NET LOANS	57,861,866	80,077,747
Premises and Equipment	349,072	380,203
Federal Home Loan Bank and Other Bank Stock, at cost	521,200	833,800
Bank-Owned Life Insurance	3,640,093	3,535,956
Other Real Estate Owned	1,573,560	2,594,606
Accrued Interest and Other Assets	447,254	529,576

TOTAL ASSETS	$130,855,940	$132,020,800

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-Bearing Demand	$44,341,513	$38,702,388
Savings, NOW and Money Market Accounts	64,569,459	60,456,078
Time Deposits Under $100,000	4,312,324	5,184,418
Time Deposits Over $100,000	4,119,670	4,935,606

TOTAL DEPOSITS	117,342,966	109,278,490
Federal Home Loan Bank Advances	2,000,000	11,000,000
Accrued Interest and Other Liabilities	1,024,766	942,559

TOTAL LIABILITIES	120,367,732	121,221,049
Commitments and Contingencies—Notes D and I	—	—
Shareholders' Equity:
Preferred Stock—10,000,000 Shares Authorized, No Par Value 4,200 Shares Outstanding in 2013 and 2012, Respectively	4,196,353	4,152,349
Common Stock—10,000,000 Shares Authorized, No Par Value; Shares Issued and Outstanding—1,261,281 in 2013 and 2012	13,147,433	13,147,433
Additional Paid-in Capital	285,313	285,313
Accumulated Deficit	(6,992,703)	(6,833,151)
Accumulated Comprehensive Income—Unrealized Gain (Loss) on Available-for-Sale Securities, Net of Taxes of $0 in 2013 and $33,223 in 2012	(148,188)	47,807

TOTAL SHAREHOLDERS' EQUITY	10,488,208	10,799,751

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$130,855,940	$132,020,800

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	(Unaudited) 2013	2012
INTEREST INCOME
Interest and Fees on Loans	$4,382,408	$6,285,678
Interest on Investment Securities	238,534	221,923
Other Interest Income	137,482	88,492

TOTAL INTEREST INCOME	4,758,424	6,596,093
INTEREST EXPENSE
Interest on Savings, NOW and Money Market Accounts	226,031	296,466
Interest on Time Deposits Less Than $100,000	23,865	37,355
Interest on Time Deposits $100,000 and Over	37,619	48,754
Interest on FHLB Advances	136,133	349,223

TOTAL INTEREST EXPENSE	423,648	731,798

NET INTEREST INCOME	4,334,776	5,864,295
Provision for Loan Losses	—	225,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,334,776	5,639,295
NONINTEREST INCOME
Service Charges, Fees and Other	401,325	496,481
Merger Termination Fee	258,000	—
Earnings on Bank-Owned Life Insurance	104,136	110,603

TOTAL NONINTEREST INCOME	763,461	607,084
NONINTEREST EXPENSE
Salaries and Employee Benefits	2,578,668	2,586,005
Occupancy and Equipment Expenses	678,521	672,976
Data Processing	491,738	487,429
Marketing and Business Promotion	171,537	161,300
Professional Fees	321,804	546,075
Customer Expenses	148,438	175,037
Office Expenses	118,824	111,147
FDIC Assessment	283,306	320,327
Other Real Estate Owned Write Down and Expenses	176,383	837,784
Other Expenses	243,766	195,325

TOTAL NONINTEREST EXPENSE	5,212,985	6,093,405

INCOME (LOSS) BEFORE INCOME TAXES	(114,748)	152,974
Income Tax Expense	800	800

NET INCOME (LOSS)	(115,548)	152,174
Preferred Stock Dividends and Accretion of Discount	(44,004)	(44,004)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(159,552)	$108,170

NET INCOME (LOSS) PER SHARE—BASIC	$(0.13)	$0.09

NET INCOME (LOSS) PER SHARE—DILUTED	$(0.13)	$0.09

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	(Unaudited) 2013	2012
Net Income (Loss)	$(115,549)	$152,174
OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized Loss on Securities Available for Sale	(229,218)	(62,639)

	(229,218)	(62,639)
Income Tax Expense (Benefit)	(33,223)	(25,682)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(195,995)	(36,957)

TOTAL COMPREHENSIVE INCOME (LOSS)	$(311,544)	$115,217

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Information with respect to the year ended December 31, 2013 is unaudited)

	Preferred Stock		Common Stock
							Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit		Total
Balance at January 1, 2012	4,200	$4,108,345	1,261,281	$13,147,433	$285,313	$(6,941,321)	$84,764	$10,684,534
Net Income						152,174		152,174
Accretion of Discount on Preferred Stock		44,004				(44,004)		—
Change in Other Comprehensive Income, Net of Taxes							(36,957)	(36,957)

Balance at December 31, 2012	4,200	4,152,349	1,261,281	13,147,433	285,313	(6,833,151)	47,807	10,799,751
Net Loss						(115,548)		(115,548)
Accretion of Discount on Preferred Stock		44,004				(44,004)		—
Change in Other Comprehensive Income, Net of Taxes							(195,995)	(195,995)

Balance at December 31, 2013	4,200	$4,196,353	1,261,281	$13,147,433	$285,313	$(6,992,703)	$(148,188)	$10,488,208

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	(Unaudited) 2013	2012
OPERATING ACTIVITIES
Net Income (Loss)	$(115,548)	$152,174
Adjustments to Reconcile Net Income (Loss) to Net Cash
From Operating Activities:
Depreciation and Amortization	80,246	80,433
Provision for Loan Losses	—	225,000
Write Down of Other Real Estate Owned, net of Gain on Sale	128,052	646,950
Net Increase in Bank-Owned Life Insurance	(104,136)	(110,603)
Net Amortization of Premium on Investment Securities	9,141	4,648
(Gain) Loss on Sale of Other Bank Owned Assets	—	(4,710)
Other Items, net	192,698	599,723

NET CASH FROM OPERATING ACTIVITIES	190,453	1,593,615
INVESTING ACTIVITIES
Maturities of Held-to-Maturity Securities	340,000	—
Purchase of Available-for-Sale Securities	(15,097,718)	—
Maturities and Principal Payment of Available-for-Sale Securities	977,034	4,332,655
Sales of Federal Home Loan Bank Stock	312,600	208,100
Proceeds on Sale of Other Real Estate Owned	2,466,553	1,992,387
Net Decrease in Loans	20,649,890	18,561,785
Purchases of Premises and Equipment	(51,630)	(51,916)

NET CASH FROM INVESTING ACTIVITIES	9,596,729	25,043,011
FINANCING ACTIVITIES
Net Increase (Decrease) in Demand Deposits and Savings Accounts	9,752,506	(1,417,974)
Net (Decrease) in Time Deposits	(1,688,030)	(1,062,743)
Net Decrease in Federal Home Loan Bank Advances	(9,000,000)	(7,000,000)

NET CASH FROM FINANCING ACTIVITIES	(935,524)	(9,480,717)

INCREASE IN CASH AND CASH EQUIVALENTS	8,851,658	17,155,909
Cash and Cash Equivalents at Beginning of Period	40,022,801	22,866,892

CASH AND CASH EQUIVALENTS AT END OF YEAR	$48,874,459	$40,022,801

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$426,555	$761,731
Taxes Paid	$5,800	$5,800
Transfer of Loans to Other real Estate Owned	$1,573,560	$2,309,750

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

        Premier Service Bank (the "Bank") was incorporated in the State of California and organized as a single operating segment that operates two full-service offices Riverside County, California. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Subsequent Events

        The Bank has evaluated subsequent events for recognition and disclosure through November 21, 2014, which is the date the financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due from Banks

        Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank has complied with the reserve requirements as of December 31, 2013 and 2012.

        The Bank maintains amounts due from banks, which may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

        Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders' equity. Premiums and discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

        Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged off when available information confirms that specific loans or portions thereof,

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are uncollectible. This methodology for determining charge-offs is consistently applied to each portfolio segment.

        The Bank determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

        The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

        If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

        General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

        Portfolio segments identified by the Bank include construction and land development, commercial real estate, residential real estate, commercial and industrial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Premises and Equipment

        Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and equipment. Leasehold improvements are amortized using the

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Federal Home Loan Bank of San Francisco Stock

        As a member of the Federal Home Loan Bank ("FHLB") of San Francisco, the Bank is required to own common stock in the FHLB of San Francisco based upon total assets and outstanding FHLB advances. FHLB stock is carried at cost and may be sold back to the FHLB at its carrying value. Both cash and stock dividends received are reported as dividend income. The amount of FHLB stock outstanding as of December 31, 2013 and 2012 was $421,200 and $733,800, respectively.

Bank Owned Life Insurance

        The Bank accounts for its investment in life insurance policies at the amount that could be realized under the insurance contract.

Other Real Estate Owned

        Real estate acquired by foreclosure or deed in lieu of foreclosure is recorded at fair value at the date of foreclosure, establishing a new cost basis by a charge to the allowance for loan losses, if necessary. Other real estate owned is carried at the lower of the Bank's carrying value of the property or its fair value, less estimated carrying costs and costs of disposition. Fair value is based on current appraisals less selling costs. Any subsequent write-downs are charged against operating expenses and recognized as a valuation allowance. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.

Advertising Costs

        The Bank expenses the costs of advertising in the period incurred.

Income Taxes

        Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

        The Bank has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

        Changes in unrealized gains and losses on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Bank.

Financial Instruments

        In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit as described in Note I. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings per Share ("EPS")

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Stock-Based Compensation

        Compensation cost is recognized for stock options issued to employees, based on the fair value of these awards at the date of grant. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period. See Note K for additional information on the Bank's stock option plan.

Fair Value Measurement

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

        There are three levels of inputs that may be used to measure fair values:

  Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3: Significant unobservable inputs that reflect a Bank's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        See Note M for more information and disclosures related to the Bank's fair value measurements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassification

        Certain reclassifications have been made in the 2012 financial statements to conform to the presentation used in 2013. These classifications are of a normal recurring nature.

Adoption of New Accounting Standards

        In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update 2013-02, Comprehensive Income ("Topic 220")—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). This ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under Generally Accepted Accounting Principles ("GAAP") to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. ASU 2013-02 is effective prospectively for annual and interim periods beginning after December 15, 2012 for public entities and annual periods beginning after December 15, 2013 for nonpublic entities. The adoption of this ASU did not have a material impact on the Bank's financial position, results of operations, or cash flows.
NOTE B—INVESTMENT SECURITIES

        Debt and equity securities have been classified in the balance sheets according to management's intent. The amortized cost of securities and their approximate fair values at December 31 were as follows:

December 31, 2013 (Unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
U.S. Government and Agency Securities	$4,542,578	$126	$(169,466)	$4,373,238
Wells Fargo Advantage Funds	10,051,733	—	(16,329)	10,035,404
Mortgage-Backed Securities	632,390	37,481	—	669,871

Total Available-for-Sale Securities	$15,226,701	$37,607	$(185,795)	$15,078,513

Held-to-Maturity Securities:
Obligations of State and Political Subdivisions	$2,509,923	$94,306	$—	$2,604,229

Total Held-to-Maturity Securities	$2,509,923	$94,306	$—	$2,604,229

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE B—INVESTMENT SECURITIES (Continued)

December 31, 2012
Available-for-Sale Securities:
Mortgage-Backed Securities	$1,109,399	$81,031	$—	$1,190,430

Total Available-for-Sale Securities	$1,109,399	$81,031	$—	$1,190,430

Held-to-Maturity Securities:
Obligations of State and Political Subdivisions	$2,855,681	$183,286	$—	$3,038,967

Total Held-to-Maturity Securities	$2,855,681	$183,286	$—	$3,038,967

        Investment securities carried at approximately $3,180,000 and with a fair value of $3,274,000 at December 31, 2013 were pledged to secure public deposits, FHLB advances, FRB discount window and other purposes as required by law. At December 31, 2012 investment securities carried at approximately $3,965,000 and with a fair value of $4,229,000 were pledged to secure public deposits, FHLB advances, FRB discount window and other purposes as required by law.

        The scheduled contractual maturities of securities at December 31, 2013(unaudited) are shown below. Mortgage-backed securities are listed as a separate category due to the uncertainty of prepayment speed. Expected maturities may differ from contractual maturities because the borrower may have the right to prepay obligations.

	Available-for-Sale Securities		Held-to-Maturity Securities
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$10,051,733	$10,035,404	$—	$—
Due From One Year to Five Years	2,499,647	2,451,906	711,069	737,860
Due From Five to Ten Years	1,045,933	1,017,628	1,498,007	1,558,725
Due After Ten Years	996,998	903,704	300,847	307,644
Mortgage-backed Securities	632,390	669,871	—	—

	$15,226,701	$15,078,513	$2,509,923	$2,604,229

        As of December 31, unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, are summarized as follows:

	Less than Twelve Months		Twelve Months or More		Total
December 31, 2013 (Unaudited)	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value
U.S. Government and Agency Securities	$(169,466)	$3,827,178	$—	$—	$(169,466)	$3,827,178
Wells Fargo Advantage Funds	(16,329)	10,035,404	—	—	(16,329)	10,035,404

	$(185,795)	$13,862,582	$—	$—	$(185,795)	$13,862,582

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE B—INVESTMENT SECURITIES (Continued)

        As of December 31, 2012, there were no securities with unrealized losses.

NOTE C—LOANS

        The Bank's loan portfolio consists primarily of loans to borrowers within the communities surrounding Riverside and Corona, California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

        The Bank has pledged part of the loan portfolio as collateral for Federal Home Loan Bank ("FHLB") line of credit. The loans pledged to the FHLB totaled $47,549,000 and $63,803,000 at December 31, 2013 and 2012, respectively.

        The following table presents the activity in the allowance for loan losses for the year 2013, and the recorded investment in loans and impairment method as of December 31, 2013 by portfolio segment:

(Unaudited) December 31, 2013	Construction and Land Developmnent	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$314,212	$1,337,373	$191,906	$886,242	$3,011	$2,732,744
Provisions	(136,342)	251,239	(122,464)	7,355	212	—
Charge-offs	(16,447)	(182,348)	—	(568,110)	(139)	(767,044)
Recoveries	17,265	81,446	37,966	47,064	—	183,741

End of Year	$178,688	$1,487,710	$107,408	$372,551	$3,084	$2,149,441

Reserves:
Specific	$—	$4,704	$—	$53,441	$—	$58,145
General	178,688	1,483,006	107,408	319,110	3,084	2,091,296

	$178,688	$1,487,710	$107,408	$372,551	$3,084	$2,149,441

Loans Evaluated for Impairment:
Individually	$—	$2,120,000	$649,732	$1,340,110	$—	$4,109,842
Collectively	2,120,137	42,524,457	3,152,690	7,988,140	242,872	56,028,296

	$2,120,137	$44,644,457	$3,802,422	$9,328,250	$242,872	$60,138,138

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses for the year 2012, and the recorded investment in loans and impairment method as of December 31, 2012 by portfolio segment:

December 31, 2012	Construction and Land Developmnent	Commercial Real Estate	Residential Real Estate	Commercial and Industrial	Consumer	Total
Allowance for Loan Losses:
Beginning of Year	$157,521	$1,227,909	$52,474	$915,849	$5,729	$2,359,482
Provisions	331,781	186,916	140,202	(431,181)	(2,718)	225,000
Charge-offs	(233,165)	(78,638)	(10,556)	(42,093)	—	(364,452)
Recoveries	58,075	1,186	9,786	443,667	—	512,714

End of Year	$314,212	$1,337,373	$191,906	$886,242	$3,011	$2,732,744

Reserves:
Specific	$6,279	$11,250	$42,205	$79,878	$—	$139,612
General	307,933	1,326,123	149,701	806,364	3,011	2,593,132

	$314,212	$1,337,373	$191,906	$886,242	$3,011	$2,732,744

Loans Evaluated for Impairment:
Individually	$86,450	$2,261,782	$934,599	$907,535	$—	$4,190,366
Collectively	6,963,107	57,302,610	5,019,644	9,249,764	219,400	78,754,525

	$7,049,557	$59,564,392	$5,954,243	$10,157,299	$219,400	$82,944,891

        The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

        Pass—Loans classified as pass include larger non-homogeneous loans not meeting the risk ratings defined below and smaller, homogeneous loans not assessed on an individual basis.

        Special Mention—Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        Impaired—A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, all loans classified as troubled debt restructurings are considered impaired.

        The risk category of loans by class of loans was as follows as of December 31, 2013 and 2012:

(Unaudited) December 31, 2013	Pass	Special Mention	Substandard	Impaired	Total
Construction and Land Development	$1,850,823	$—	$269,314	$—	$2,120,137
Commercial Real Estate	38,506,152	1,818,558	2,199,747	2,120,000	44,644,457
Residential Real Estate	2,535,257	—	617,433	649,732	3,802,422
Commercial and Industrial	6,978,188	310,135	699,817	1,340,110	9,328,250
Consumer	242,872	—	—	—	242,872

	$50,113,292	$2,128,693	$3,786,311	$4,109,842	$60,138,138

December 31, 2012
Construction and Land Development	$5,021,413	$1,891,924	$49,770	$86,450	$7,049,557
Commercial Real Estate	52,477,932	1,858,742	2,965,936	2,261,782	59,564,392
Residential Real Estate	4,290,772	—	728,872	934,599	5,954,243
Commercial and Industrial	6,619,346	108,289	2,522,129	907,535	10,157,299
Consumer	219,400	—	—	—	219,400

	$68,628,863	$3,858,955	$6,266,707	$4,190,366	$82,944,891

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        Past due and nonaccrual loans were as follows as of December 31:

	Still Accruing
(Unaudited) December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
Construction and Land Development	$—	$—	$—	$—
Commercial Real Estate	1,975,277	—	—	2,120,000
Residential Real Estate	301,159	283,893	—	298,635
Commercial and Industrial	—	—	—	1,340,110
Consumer	—	—	—	—

	$2,276,436	$283,893	$—	$3,758,745

	Still Accruing
December 31, 2012	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 90 Days Past Due	Nonaccrual
Construction and Land Development	$—	$—	$—	$86,450
Commercial Real Estate	1,655,039	—	—	2,467,615
Residential Real Estate	—	13,079	—	23,633
Commercial and Industrial	41,290	—	—	907,536
Consumer	139	—	—	—

	$1,696,468	$13,079	$—	$3,485,234

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        The following table presents the aging of the recorded investment in past due loans as of December 31:

(Unaudited) December 31, 2013	30 - 59 Days Past Due	60 - 89 Days Past Due	Over 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
Construction and Land Development	$—	$—	$—	$—	$2,120,137	$2,120,137
Commercial Real Estate	1,975,277	—	645,624	2,620,901	42,023,556	44,644,457
Residential Real Estate	301,159	283,893	2,742	587,794	3,214,628	3,802,422
Commercial and Industrial	—	—	—	—	9,328,250	9,328,250
Consumer	—	—	—	—	242,872	242,872

	$2,276,436	$283,893	$648,366	$3,208,695	$56,929,443	$60,138,138

December 31, 2012
Construction and Land Development	$—	$—	$86,450	$86,450	$6,963,107	$7,049,557
Commercial Real Estate	1,655,039	—	654,324	2,309,363	57,255,029	59,564,392
Residential Real Estate	—	13,079	10,554	23,633	5,930,610	5,954,243
Commercial and Industrial	41,290	—	684,861	726,151	9,431,148	10,157,299
Consumer	139	—	—	139	219,261	219,400

	$1,696,468	$13,079	$1,436,189	$3,145,736	$79,799,155	$82,944,891

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        Individually impaired loans were as follow as of December 31:

			Impaired Loans
(Unaudited) December 31, 2013	Unpaid Principal Balance	Recorded Investment	Without Specific Reserve	With Specific Reserve	Related Allowance	Average Recorded Investment	Interest Income Recognized
Construction and Land Development	$—	$—	$—	$—	$—	$—	$—
Commercial Real Estate	3,500,963	2,120,000	1,474,376	645,624	4,704	2,190,891	—
Residential Real Estate	794,183	649,732	649,732	—	—	647,831	21,267
Commercial and Industrial	1,664,805	1,340,110	1,233,227	106,883	53,441	946,108	—
Consumer	—	—	—	—	—	—	—

	$5,959,951	$4,109,842	$3,357,335	$752,507	$58,145	$3,784,830	$21,267

December 31, 2012
Construction and Land Development	$144,585	$86,450	$—	$86,450	$6,279	$681,137	$11,375
Commercial Real Estate	3,600,805	2,261,782	1,607,457	654,325	11,250	3,206,525	—
Residential Real Estate	1,083,852	934,599	—	934,599	42,205	925,484	59,922
Commercial and Industrial	1,190,235	907,535	222,674	684,861	79,878	951,524	—
Consumer	—	—	—	—	—	—	—

	$6,019,477	$4,190,366	$1,830,131	$2,360,235	$139,612	$5,764,670	$71,297

        Interest income included above recognized on the cash basis amounted to $0 and $69,131 in 2013 and 2012, respectively.

        The Bank has allocated $0 and $8,000 of specific reserve to troubled debt restructurings ("TDR") as of December 31, 2013 and 2012, respectively. The recorded investment for TDRs was approximately $1,841,000 and $1,851,000 as of December 31, 2013 and 2012, respectively. The Bank has not committed to lend additional amounts as of December 31, 2013 and 2012 to customers with outstanding loans that are classified as TDRs.

        During the year ended December 31, 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk or a temporary forbearance with regard to the payment of principal and interest.

        Modifications involving temporary forbearance of principal or interest were for periods ranging from six months to twelve months.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE C—LOANS (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended December 31, 2013 (Unaudited):

	Number of Loans	Pre- Modification Recorded Investment	Post- Modification Recorded Investment
Construction and Land Development		$—	$—
Commercial Real Estate
Residential Real Estate	1	116,928	116,928
Commercial and Industrial		—	—
Consumer		—	—

	1	$116,928	$116,928

        During the year ended December 31, 2012, the Bank has not modified the terms of any loan as TDRs.

        There were no TDRs for which there were payment defaults within twelve months following the modification during the period ended December 31, 2013 and 2012.

NOTE D—PREMISES AND EQUIPMENT

        A summary of premises and equipment as of December 31 follows:

	(Unaudited) 2013	2012
Leasehold Improvements	$590,362	$594,652
Furniture, Fixtures, and Equipment	1,270,264	1,218,635

	1,860,626	1,813,287
Less Accumulated Depreciation and Amortization	(1,511,554)	(1,433,084)

	$349,072	$380,203

        The Bank has entered into two operating lease agreements that cover its Riverside office and Corona office. The lease for the Riverside office lease expires on July 31, 2016, has no annual rent increases and has an option to extend the term of the lease for five years. The lease for the Corona office expires on September 30, 2018, has no annual rent increases and has an option to extend the term of the lease for five years. Rental expense, including common area charge, related to these leases was approximately $428,000 in 2013 and $443,000 in 2012.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE D—PREMISES AND EQUIPMENT (Continued)

        At December 31, 2013, the future minimum annual lease payments for the Bank's leases are as follows (unaudited):

2014	$423,841
2015	423,841
2016	294,253
2017	112,831
2018	94,026

Total	$1,348,792

        The minimum rental payments shown above are given for the existing lease obligation and are not a forecast of future rental expense.

NOTE E—DEPOSITS

        At December 31, 2013, the scheduled maturities of time deposits are as follows (unaudited):

2014	$6,631,356
2015	1,668,344
2016	132,294

Total	$8,431,994

NOTE F—OTHER BORROWINGS

        The Bank may borrow up to $2,299,000 overnight secured by the Bank's municipal bond portfolio from the FRB discount window. As of December 31, 2013 no amounts were outstanding under this arrangement.

        The Bank maintains a line of credit with FHLB. The maximum amount the Bank may borrow under this arrangement is limited to the lesser of a percentage of eligible collateral as established in the agreement or 20% of the Bank's total assets. At December 31, 2013, the financing availability from the FHLB was approximately $26,212,000. FHLB advances are collateralized by loans with a carrying value of approximately $47,549,000 and the mortgage-backed securities portfolio with a carrying value of approximately $670,000 at December 31, 2013. As of December 31, 2013, the Bank borrowed $2,000,000 from the FHLB at a rate of 4.05%, maturing October 27, 2014.

NOTE G—EMPLOYEE PROFIT SHARING AND DEFERRED COMPENSATION

        The Bank sponsors a 401(k) plan for the benefit of its employees. Contributions to these plans are determined by the Board of directors. The Bank did not make a contribution to the 401(k) plan in 2013 and 2012.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE G—EMPLOYEE PROFIT SHARING AND DEFERRED COMPENSATION (Continued)

        In 2006 and 2008 the Bank entered into deferred compensation agreements with key officers. Under these agreements, the Bank is obligated to provide, upon retirement, a fixed benefit for each of the officers for a fixed period of time. The annual benefits range from $45,000 to $50,000 for key officers. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants. Early termination benefit is also provided by these agreements paying the key officers the accrued liability balance defined in the agreements. The expense incurred for these agreements for the year ended December 31, 2013 was approximately $65,000, and for the year ended December 31, 2012 was approximately $97,000. The amount accrued for these agreements as of December 31, 2013 and 2012 was approximately $502,000 and $437,000, respectively. The Bank is a beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements.

NOTE H—INCOME TAXES

        The income tax expense for the years ended December 31, is comprised of the following:

	(Unaudited) 2013	2012
Current:
Federal	$—	$—
State	800	800

	800	800
Deferred	(61,000)	(18,000)
Valuation Allowance	61,000	18,000

	$800	$800

        Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE H—INCOME TAXES (Continued)

the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	(Unaudited) 2013	2012
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Differences	$465,000	$493,000
Other Real Estate Owned	30,000	242,000
Deferred Compensation	207,000	180,000
Non Accrued Loan Interest	454,000	331,000
Operating Loss Carryforwards	2,026,000	1,876,000
Other Items	144,000	168,000

	3,326,000	3,290,000
Valuation Allowance	(3,264,000)	(3,203,000)
Deferred Tax Liabilities:
Depreciation Differences	—	(15,000)
Deductible Prepaid Items	(35,000)	(34,000)
Unrecognized Gain on AFS Securities	—	(33,000)
Deferred Loan Costs	(27,000)	(38,000)

	(62,000)	(120,000)

Net Deferred Tax Assets	$—	$(33,000)

        A comparison of the federal income tax rates to the Bank's Effective income tax rate at December 31 follows:

	(Unaudited) 2013		2012
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$(39,000)	(34.0)%	$52,000	34.0%
State Franchise Tax, net of Federal Benefit	(6,000)	(5.2)%	3,000	2.0%
Valuation Allowance	61,000	53.2%	18,000	11.8%
Earnings on Bank-Owned Life Insurance	(35,000)	(30.5)%	(38,000)	(24.8)%
Tax Free Municipal Income	(33,000)	(28.8)%	(34,000)	(22.2)%
Merger Expenses	47,000	41.0%	—
Other Items, net	5,800	5.1%	(200)	(0.1)%

Actual Tax Expense	$800	0.8%	$800	0.7%

        The valuation allowance was established because the Bank has not reported earnings sufficient enough to support the full recognition of the deferred tax assets. The Bank has net operating loss carryforwards of approximately $4,961,000 for federal income tax purposes and $4,746,000 for California franchise tax purposes. Federal and California net operating loss carryforwards, to the extent not used will expire in 2033.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE H—INCOME TAXES (Continued)

        In accordance with accounting standards, the Bank records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded as of December 31, 2013 and 2012. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

        The Bank is subject to federal income tax and franchise tax of the state of California. Income tax returns for the years ending after December 31, 2010 are open to audit by the federal authorities and for the years ending after December 31, 2009 are open to audit by California state authorities.

NOTE I—COMMITMENTS

        In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank's financial statements.

        The Bank's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

        As of December 31, 2013 and 2012, the Bank had the following approximate outstanding financial commitments whose contractual amount represents credit risk:

	(Unaudited) 2013	2012
Commitments to Extend Credit	$7,146,000	$7,152,000
Standby Letters of Credit	811,000	526,000

Commitments to Extend Credit	$7,957,000	$7,678,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer. The majority of the Bank's commitments to extend credit generally are secured by real estate.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE J—RELATED PARTY TRANSACTIONS

        In the ordinary course of business, the Bank has granted loans to certain officers and directors and the companies with which they are associated. A summary of the activity in these loans follows:

	(Unaudited) 2013	2012
Outstanding Balance at Beginning of Year	$12,602	$412,754
Credit Granted, Including Renewals	30,000	—
Repayments	(6,811)	(400,152)

	$35,791	$12,602

        Deposits from related parties held by the Bank December 31, 2013 and 2012 was approximately $2.052.000 and $3,137,000, respectively.

NOTE K—STOCK OPTION PLAN

        The Bank's 2000 Stock Option Plan was approved by its shareholders in April 2002. Under the terms of the 2000 Stock Option Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 309,617 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of the grant and generally vest over five years. Stock options expire no later than ten years from the date of the grant. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank recognized stock-based compensation cost in 2013 and 2012.

        A summary of the status of the Bank's stock option plan as of December 31, 2013(unaudited) and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	35,500	$16.48
Granted	—	$—
Exercised	—	$—
Forfeited or Expired	—	$—

Outstanding at End of Year	35,500	$16.48	1.4 Years	$—

Options Exercisable	35,500	$16.48	1.4 Years	$—

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE L—EARNINGS PER SHARE ("EPS")

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	(Unaudited) 2013		2012
	Loss	Shares	Income	Shares
Net Income (Loss) as Reported	$(115,548)		$152,174
Accretion of Discount on Preferred Stock	(44,004)		(44,004)
Shares Outstanding at Year End		1,261,281		1,261,281
Impact of Weighting Shares Issued During the Year		—		—

Used in Basic EPS	(159,552)	1,261,281	108,170	1,261,281
Dilutive Effect of Outstanding Stock Options		—		—

Used in Diluted EPS	$(159,552)	1,261,281	$108,170	1,261,281

NOTE M—FAIR VALUE MEASUREMENT

        The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

        Securities:    The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities' relationship to other benchmark quoted securities resulting in a level 2 classification.

        Collateral-Dependent Impaired Loans:    The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral. The fair value estimates for collateral-dependent impaired loans are generally based on recent real estate appraisals or broker opinion, obtained from independent third-parties, which are frequently adjusted by management to reflect current conditions and estimated selling cost (Level 3).

        Other Real Estate Owned:    Other real estate owned represents real estate that has been foreclosed and adjusted to fair value. At the time of foreclosure, these assets are recorded at fair value less costs to sell, which becomes the asset's new basis. Any write-downs based on the asset's fair value at the date of foreclosure are charged to the allowance for loan losses. The fair value of other real estate owned is generally based on recent real estate appraisals or broker opinions, obtained from independent third parties, which are frequently adjusted by management to reflect current conditions and estimated selling costs (Level 3).

        Appraisals for other real estate owned are performed by certified general appraisers whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the loan department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value. The Bank also determines what additional adjustments, if any, should be made to the appraisal values on any remaining other real estate owned to arrive at fair value. No significant adjustments to appraised values have been made as a result of this comparison process as of December 31, 2013.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE M—FAIR VALUE MEASUREMENT (Continued)

        The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31:

	Fair Value Measurements Using
(Unaudited) December 31, 2013	Level 1	Level 2	Level 3
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$15,078,513	$—

Assets measured at fair value on a Non-recurring basis
Collateral-Dependent Impaired Loans Net of Specific Reserves				Total Losses
Commercial Real Estate	$—	$—	$640,920	$—

Other Real Estate Owned, Net	$—	$—	$1,573,560	$—

December 31, 2012
Assets measured at fair value on a recurring basis
Securities Available for Sale	$—	$1,190,430	$—

Assets measured at fair value on a Non-recurring basis
Collateral-Dependent Impaired Loans
Net of Specific Reserves
Construction and Land Development	$—	$—	$80,171	$13,160
Commercial Real Estate	—	—	1,830,274	—
Comercial and Industrial	—	—	604,982	—

Total	$—	$—	$2,515,427	$13,160

Other Real Estate Owned, Net	$—	$—	$2,594,606	$148,100

        As of December 31, 2013 collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of approximately $646,000, with a specific reserve of approximately $5,000.

        As of December 31, 2012 collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, had a carrying value of approximately $2,613,000, with a specific reserve of approximately $97,000.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE M—FAIR VALUE MEASUREMENT (Continued)

        Quantitative information about the Bank's nonrecurring Level 3 fair value measurements as of December 31, 2013(unaudited) is as follows:

	Fair Value Amount	Valuation Technique	Unobservable Input	Adjustment Percentage
Impaired Loans	$641,000	Appraisals	Selling Costs, Maintenance and Taxes	8%
Other Real Estate Owned	$1,574,000	Appraisals	Selling Costs	7%

NOTE N—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have potential effect on fair value estimates and have not been considered in many of the estimates.

        The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Cash Equivalents, Federal Funds Sold and Interest-Bearing Deposits in Other Bankss

        The carrying amounts reported in the statements of financial condition approximate their fair values due to the short-term nature of the assets.

Investment Securities

        Fair value for securities is based on quoted market prices, when available, or on quoted market process for similar instruments. See Note M for the fair value of securities.

Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is based on carrying value. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality resulting in a Level 2 classification. Prepayments prior to the repricing date are not

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE N—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

expected to be significant. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

Collateral-Dependent Impaired Loans

        See Fair Value Measurement footnote discussion in Note M.

FHLB Stock and Other Bank Stock

        The carrying amount approximates fair market value, as the fair values of these stock are not readily determinable due to the lack of its transferability.

Deposits

        The fair values disclosed for demand deposits, including interest and non-interest demand accounts, savings, and certain types of money market accounts are, by definition based on carrying values. Fair value for fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

Borrowings

        The fair values of Federal Home Loan Bank Advances are based on discounted cash flows. The discount rate is equal to the market rate currently offered by similar products.

        The fair value hierarchy level and estimated fair value of the Bank's significant financial instruments at December 31, 2014 and 2013 are summarized as follows (dollar amounts in thousands):

		2013 (unaudited)		2012
	Fair Value Hierarchy	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	Level 1	$48,874	$48,874	$39,548	$39,548
Federal Funds Sold	Level 1		—	475	475
Investment Securities Available for Sale	Level 2	15,079	15,079	1,190	1,190
Investment Securities Held to Maturity	Level 2	2,510	2,604	2,856	3,039
Loans, net	Level 2	57,216	57,834	77,465	78,242
Collateral-Dependent Impaired Loans	Level 2	646	641	2,613	2,515
FHLB Stock and Other Bank Stock	Level 2	521	521	834	834
Financial Liabilities:
Demand Deposits	Level 1	108,911	108,911	99,158	99,158
Time Deposits	Level 2	8,432	8,451	10,120	10,131
FHLB Borrowings	Level 1	2,000	2,059	11,000	11,143

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE O—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

        On November 30, 2010, the Bank and representatives of the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institutions (the "DFI") entered into a Stipulation and Consent to the Issuance of a Consent Order (the "Consent"). The Consent was signed by the Bank on that date without admitting or denying any charges of unsafe or unsound banking practices and violation of law and/or regulations. Pursuant to the consent, a joint Consent Order (the "Order") was issued by the FDIC and the DFI on December 1, 2010.

        As of December 31, 2013, the most recent notification from the FDIC Bank categorized the Bank as adequately capitalized under the Order (there are no conditions or events since that notification that management believes have changed the Bank's category). The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2013:(Unaudited)
Total Capital (to Risk-Weighted Assets)	$11,494	16.7%	$5,494	8.0%		*	*
Tier 1 Capital (to Risk-Weighted Assets)	$10,620	15.5%	$2,747	4.0%	$4,121		6.0%
Tier 1 Capital (to Average Assets)	$10,620	8.1%	$5,271	4.0%		*	*
As of December 31, 2012:
Total Capital (to Risk-Weighted Assets)	$11,879	13.4%	$7,082	8.0%		*	*
Tier 1 Capital (to Risk-Weighted Assets)	$10,752	12.1%	$3,541	4.0%	$5,312		6.0%
Tier 1 Capital (to Average Assets)	$10,752	7.7%	$3,594	4.0%		*	*

*
The Order issued by the FDIC and the DFI requires several corrective actions and restricts other actions by the Bank. Among these provisions is the requirement that within 90 days from the effective date of the Order (by February 28, 2011), the Bank shall increase and thereafter maintain its Tier I capital in such an amount to ensure that the Bank's leverage ratio equals or exceed

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE O—REGULATORY MATTERS (Continued)

  9.5 percent. Within 90 days from the effective date of the Order (by February 28, 2011), the Bank is required to increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent. As noted in the table above, the Bank was not in compliance, as of December 31, 2013, with the leverage ratio requirement as of that date. Although not in full compliance with both of the capital ratios required by the Order as of December 31, 2013, the Bank was adequately capitalized as of that date under applicable regulatory guidelines. The Bank was not in compliance with either capital ratio as of December 31, 2012.

          In a letter dated June 22, 2010, the Bank was advised by the FDIC that the Bank is considered "troubled" for the purposes of Section 32 of the Federal Deposit Insurance Act. As a result of this designation, the Bank must notify the FDIC in writing at least 30 days prior to certain management changes. These changes include the addition or replacement of a board member, or the employment or change in responsibilities of anyone who is, who will become, or who performs the duties of a senior executive officer. In addition, the Bank was notified that it is considered "troubled" for purposes of Part 359 of the FDIC rules and regulations. In accordance with Part 359, prior to entering into any agreement to pay and prior to making any golden parachute payment or excess nondiscriminatory severance plan payment to any institution-affiliated party, the Bank must file an application pursuant to section 303.244 and 359.6 of the FDIC Rules and Regulations to obtain the consent of the FDIC. These provisions and Restriction may make the Bank less competitive in hiring senior executive officers.

          The California Financial Code also provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank's undivided profits or the Bank's net income for its last three fiscal years less the amount of any distribution made by the Bank's shareholders during the same period. The Bank is also restricted in its ability to pay dividends by the Order and by the terms of the preferred stock issued to the Treasury under the Capital Purchase Plan.

  NOTE P—SENIOR PREFERRED STOCK

          On February 20, 2009, the Bank elected to participate in the Capital Purchase Plan ("CPP") of the Department of the Treasury (the "Treasury"), by issuing 4,000 shares of the Bank's Fixed Rate Noncumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock") and 200 shares of Fixed Rate Non-cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock") for an aggregate purchase price of $4,000,000 in cash less costs of $20,000. The redemption price of both Series A and Series B Preferred Stock will be $4,200,000. The discount of $220,000 will be accreted against retained earnings over the estimated five-year life of the Preferred Stock, reducing the reported income available for common shareholders.

          The Series A Preferred Stock Qualifies as Tier I capital and pays non-cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series A Preferred Stock may be redeemed after notice from the Bank to the Treasury, subject to consultation with the appropriate Federal Banking Agency and subject to the existing supervisory procedures for approving redemption requests for capital instruments. The Series B Preferred Stock also qualifies as Tier I Capital and pays noncumulative dividends at a rate of 9% per annum. The Series B Preferred Stock may only be redeemed after all of the Series A Preferred Stock has been redeemed. For as long as any Preferred Stock is outstanding and held by Treasury, no dividends may be declared on common shares.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2013 AND 2012

NOTE P—SENIOR PREFERRED STOCK (Continued)

          In the Purchase Agreement, the Bank agreed that, until such time as the Treasury ceases to own debt or equity securities of the Bank acquired pursuant to the Purchase Agreement, the Bank will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the "EESA"), as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of the issuance of the Preferred Stock, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

          The Bank failed to pay its eighteenth dividend as of the dividend payment date of November 15, 2013. After the Bank's failure to pay five dividends, the Treasury appointed an observer who has been periodically attending the regular meetings of the Board of Directors held since October 21, 2010. As a result of the Bank's failure to pay six dividend payments, the Treasury has the right to appoint two directors to the Board. Any directors appointed by the Treasury would not replace any existing directors, but would be added to the existing Board. As of December 31, 2013, the Treasury has not appointed any directors to the Board, and has not indicated an intention to do so.

  NOTE Q—TERMINATION OF MERGER

          On February 27, 2012, the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with First California Bank, a state chartered commercial bank ("FCB"), and its holding company, First California Financial Group, Inc. ("FCAL")(Nasdaq: FCAL), pursuant to which the Bank was to merge into FCB (the "Merger"). The Merger Agreement was amended by the parties on July 9, 2012. That amendment included an extension of the closing date for the Merger to December 31, 2012. Subsequent to that date, in January 2013, FCB, FCAL and the Bank agreed to terminate the Merger Agreement and the proposed Merger on terms acceptable to each of the parties.

  NOTE R—SUBSEQUENT EVENT

          On November 4, 2013 the Bank entered into a Plan and Agreement of Merger ("Merger Agreement") with Independence Bank ("IB") to merge with and into IB in exchange for cash and common stock of Independence Bank or approximately $6.85 per Premier Service Bank ("PSB") common share or $8.6 million in aggregate. Independence Bank will also assume and pay off the outstanding preferred stock that has been issued to the U.S. Treasury in the amount of approximately $4.2 million. The common shareholders of PSB will have the option of exchanging each share for either cash or Independence Bank common stock, subject to an overall consideration mix of 55% cash and 45% Independence Bank common Stock. The merger was completed on January 31, 2014.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF OCTOBER 21, 2014

AMONG

PACIFIC PREMIER BANCORP, INC.,

PACIFIC PREMIER BANK

AND

INDEPENDENCE BANK

A-i

ANNEX A	Form of Shareholder Agreement	A-A-1
ANNEX B	Agreement of Merger	A-B-1
ANNEX C	Form of Tenant Estoppel Letter	A-C-1
ANNEX D	Form of Landlord Estoppel Letter	A-D-1

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of October 21, 2014, between Pacific Premier Bancorp, Inc. ("PPBI"), Pacific Premier Bank ("Pacific Premier") and Independence Bank ("IDPK").

RECITALS

        A.    IDPK.     IDPK is a California chartered bank, having its principal place of business in Newport Beach, California.

        B.    PPBI.     PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Pacific Premier.     Pacific Premier is a California chartered bank and a wholly owned subsidiary of PPBI, having its principal place of business in Irvine, California.

        D.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder (the "Code").

        E.    Board Action.     The respective Boards of Directors of each of PPBI, Pacific Premier and IDPK have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger (as defined herein).

        F.    Shareholder Agreements.     As a material inducement to PPBI and Pacific Premier to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements"), pursuant to which they have agreed, among other things, both to vote their shares of IDPK Common Stock (as defined herein) in favor of this Agreement and to not solicit the customers or employees of PPBI and Pacific Premier.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Aggregate Cash Consideration" has the meaning set forth in Section 3.01(c)(ii).

        "Aggregate Stock Consideration" has the meaning set forth in Section 3.01(c)(iii).

        "Aggregate Merger Consideration" has the meaning set forth in Section 3.01(c)(iv).

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement of Merger.

        "Agreement of Merger" means the Agreement of Merger between IDPK and Pacific Premier, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "CFC" means the California Financial Code.

        "CGCL" means the California General Corporation Law.

        "Cash Election" has the meaning set forth in Section 3.02(a).

        "Cash Election Shares" has the meaning set forth in Section 3.02(a).

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of IDPK Common Stock.

        "Change in Control Benefit" has the meaning set forth in Section 5.03(m)(xiii).

        "Change in Recommendation" has the meaning set forth in Section 6.02(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.06.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Election Deadline" has the meaning set forth in Section 3.02(b).

        "Election Form" has the meaning set forth in Section 3.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an Equity Security; and (b) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, membership interest, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.02(c).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Gross-Up Payment" has the meaning set forth in Section 5.03(m)(xiii).

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "IDPK" has the meaning set forth in the preamble to this Agreement.

        "IDPK Articles" means the Articles of Incorporation of IDPK, as amended.

        "IDPK Board" means the Board of Directors of IDPK.

        "IDPK Bylaws" means the Bylaws of IDPK.

        "IDPK Common Stock" means the common stock, no par value per share, of IDPK.

        "IDPK Financial Statements" means (a) the audited statements of financial condition and statements of income, changes in shareholders' equity and cash flows for each of the years ended December 31, 2011, 2012 and 2013 and for any annual period ended subsequent to December 31, 2013, and (b) the unaudited statements of financial condition and statements of income for the monthly, quarterly and annual periods ended subsequent to December 31, 2013.

        "IDPK Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes IDPK and its Subsidiaries or any predecessor of, or any successor to, IDPK (or to another such predecessor or successor).

        "IDPK IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "IDPK Loan Property" has the meaning set forth in Section 5.03(o).

        "IDPK Meeting" has the meaning set forth in Section 6.02.

        "IDPK NQDP" has the meaning set forth in Section 5.03(m)(x).

        "IDPK Net Settlement Shares" has the meaning set forth in Section 3.09(b).

        "IDPK Options" means the options to acquire IDPK Common Stock.

        "IDPK Stock Option Plan-2004" means the Independent Bank 2004 Stock Option Plan adopted by the IDPK Board on October 14, 2004, and last amended on June 13, 2013.

        "IDPK Stock Option Plan-2014" means the Independent Bank 2014 Stock Option Plan adopted by the IDPK Board on May 15, 2014.

        "IDPK Stock Option Plans" means the IDPK Stock Option Plans-2004 and the IDPK Stock Option Plans-2014.

        "IDPK Warrants" means warrants exercisable for shares of IDPK Common Stock.

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, executive vice president, chief financial officer, chief operating officer and chief credit officer (and any officer superior to any of the foregoing) of a party actually knows.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than a charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance that is a Permitted Lien.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or IDPK, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or IDPK and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or IDPK and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (g) with respect to IDPK, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by this Agreement, provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on PPBI and its Subsidiaries as a whole on the one hand or IDPK on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of IDPK Common Stock shall be converted, pursuant to the provisions of Article III.

        "Merger Related Expenses" has the meaning set forth in Section 7.03(e).

        "Mixed Election" has the meaning set forth in Section 3.02(a).

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "No-Election Shares" has the meaning set forth in Section 3.02(a).

        "Non-Election" has the meaning set forth in Section 3.02(a).

        "Option Merger Consideration" has the meaning set forth in Section 3.09(a).

        "OREO" means other real estate owned.

        "Pacific Premier" has the meaning set forth in the preamble to this Agreement.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "PBGC" has the meaning set forth in Section 5.03(m)(iv).

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Permitted Lien" means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent and payable or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Per Share Cash Consideration" has the meaning set forth in Section 3.01(b)(i).

        "Per Share Stock Consideration" has the meaning set forth in Section 3.01(b)(ii).

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" has the meaning set forth in Section 3.01(c)(v).

        "PPBI Benefit Plans" has the meaning set forth in Section 6.11(a).

        "PPBI Board" means the Board of Directors of the PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Meeting" has the meaning set forth in Section 6.02(a).

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Reallocated Cash Shares" has the meaning set forth in Section 3.02(d)(i)(3).

        "Reallocated Stock Shares" has the meaning set forth in Section 3.02(d)(ii)(2).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Securities Valuation Allowance" has the meaning set forth in Section 7.03(e).

        "Shareholders" means each director and executive officer of IDPK.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Shareholder Merger Consideration" has the meaning set forth in Section 3.01(c)(i).

        "Stock Election" has the meaning set forth in Section 3.02(a).

        "Stock Election Shares" has the meaning set forth in Section 3.02(a).

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger and any other transactions contemplated by this Agreement.

        "Treasury Regulations" has the meaning set forth in Section 5.03(m)(vi).

        "Warrant Merger Consideration" has the meaning set forth in Section 3.10.

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, IDPK shall merge with and into Pacific Premier (the "Merger") in accordance with this Agreement and the Agreement of Merger and the applicable provisions of the CGCL and the CFC, the separate corporate existence of IDPK shall cease and Pacific Premier shall survive and continue to exist as a bank incorporated under the laws of California and as a wholly owned subsidiary of PPBI (Pacific Premier, as the surviving bank in the Merger, is sometimes referred to herein as the "Surviving Bank").

          (b)    Name.    The name of the Surviving Bank shall be "Pacific Premier Bank."

          (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Pacific Premier Articles and the Pacific Premier Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Bank.    The directors of the Surviving Bank immediately after the Merger shall be the directors of Pacific Premier immediately prior to the Merger, each of whom shall serve until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Pacific Premier immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Pacific Premier Articles immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL and CFC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IDPK shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of IDPK shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Bank's right, title or interest in, to or under any of the rights, properties or assets of IDPK acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, IDPK, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of Merger, which has been approved and endorsed by the DBO, to be filed with the Secretary of State of the State of California pursuant to the CGCL on (i) a date mutually selected by PPBI and IDPK after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Agreement of Merger certified by the Secretary of State of the State of California to be filed with the DBO immediately following the receipt of such certified copy from the Secretary of State of the State of California. The Merger provided for herein shall become effective upon acceptance and filing with the DBO. The term "Effective Time" shall be the time of such filings or as set forth in such filing with the DBO. The date of such filings or such later effective date is herein called the "Effective Date."

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI, Pacific Premier and IDPK the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.     At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of IDPK Common Stock:

          (a)    Pacific Premier Common Stock.    Each share of Pacific Premier Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    IDPK Common Stock.    Subject to Sections 3.02, 3.05, 3.06, and 3.07, each share of IDPK Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

            (i)    Cash Consideration.    A cash amount equal to $13.75 (the "Per Share Cash Consideration"); or

            (ii)    Stock Consideration.    0.9259 shares of PPBI Common Stock (the "Per Share Stock Consideration"); provided that the PPBI Average Share Price is equal to or greater than $13.365 but less than or equal to $16.335. To the extent the PPBI Average Share Price is less than $13.365, the Per Share Stock Consideration shall amount to a number of shares of PPBI Common Stock equal to (A) $12.375 divided by (B) the PPBI Average Share Price, rounded to the nearest ten-thousandth. To the extent the PPBI Average Share Price is greater than $16.335, the Per Share Stock Consideration shall be equal to (X) $15.125 divided by (Y) the PPBI Average Share Price, rounded to the nearest ten-thousandth.

          (c)    Additional Definitions.    For purposes of this Agreement:

              (i)  "Shareholder Merger Consideration" shall mean the product of (A) the number of shares of IDPK Common Stock issued and outstanding prior to the Effective Time, multiplied by (B) the Per Share Cash Consideration. For illustrative purposes only, as of the date of this Agreement it is anticipated that the Shareholder Merger Consideration shall equal approximately $66,297,385. For the avoidance of doubt, the Shareholder Merger Consideration will fluctuate based on the value of the Aggregate Stock Consideration issued pursuant to this Article III by PPBI.

             (ii)  "Aggregate Cash Consideration" shall mean the product of (A) the Aggregate Merger Consideration, multiplied by (B) 0.10. For illustrative purposes only, as of the date of this Agreement it is anticipated that the Aggregate Cash Consideration shall equal approximately $7,203,843.

            (iii)  "Aggregate Stock Consideration" shall mean the product of (A) the Aggregate Merger Consideration, multiplied by (B) 0.90. For illustrative purposes only, as of the date of this Agreement it is anticipated that the Aggregate Stock Consideration shall equal approximately $64,834,586. For the avoidance of doubt, the Aggregate Stock Consideration will fluctuate based on the value of the Aggregate Stock Consideration issued pursuant to this Article III by PPBI.

            (iv)  "Aggregate Merger Consideration" shall mean the sum of (A) the Shareholder Merger Consideration, plus (B) the Option Merger Consideration, plus (C) the Warrant Merger Consideration. For illustrative purposes only, as of the date of this Agreement it is anticipated that the Aggregate Merger Consideration shall equal approximately $72,038,429. For the avoidance of doubt, the Aggregate Merger Consideration will fluctuate based on the value of the Aggregate Stock Consideration issued pursuant to this Article III by PPBI.

             (v)  "PPBI Average Share Price" shall mean the average of the closing price per share of PPBI Common Stock, as reported on Nasdaq for the 10 trading days ending on and including the fifth trading day prior to the Closing Date.

        3.02    Election Procedures.

          (a)    Election Form.    An election form, in such form as IDPK and PPBI shall mutually agree (the "Election Form"), shall be mailed no later than the date on which the Proxy Statement is mailed to each holder of record of IDPK Common Stock as of the record date for the IDPK Meeting. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation), subject to the conditions set forth in Section 3.01(c), (i) to elect to receive PPBI Common Stock with respect to all of such holder's IDPK Common Stock (a "Stock Election"), (ii) to elect to receive cash with respect to all of such holder's IDPK Common Stock (a "Cash Election"), (iii) to elect to receive cash with respect to some of such holder's shares and shares of PPBI Common Stock with respect to such holder's remaining shares (a "Mixed Election") or (iv) to indicate that such holder makes no such election with respect to such holder's shares of IDPK Common Stock (a "Non-Election"). Shares of IDPK Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of IDPK Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of IDPK Common Stock as to which no election has been made, including any IDPK Common Stock issued in connection with the exercise of an IDPK Option after the Election Deadline, are referred to herein as "No-Election Shares." Nominee record holders who hold IDPK Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion, (ii) revokes an Election Form prior to the Election Deadline (as defined herein) and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) fails to perfect his, her or its right to dissent under applicable law, the shares of IDPK Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

          (b)    Election Deadline.    The term "Election Deadline" shall mean 5:00 p.m., Pacific Time, on the Business Day that PPBI and IDPK mutually agree is approximately five (5) Business Days prior to the Closing Date, or such other date as PPBI and IDPK shall mutually agree upon.

          (c)    Effective Election.    Any election to receive PPBI Common Stock and/or cash shall have been properly made only if the agent designated by PPBI (who, if different than PPBI's then serving registrar and transfer agent, is reasonably acceptable to IDPK) to act as the exchange agent for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02 (the "Exchange Agent") shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent (or any other Person to whom the subject shares of IDPK Common Stock are subsequently transferred) by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither PPBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

          (d)    Allocation.    The Exchange Agent shall effect the allocation among holders of IDPK Common Stock of rights to receive PPBI Common Stock and/or cash in the Merger in accordance with the Election Forms as follows:

            (i)    Aggregate Cash Consideration Undersubscribed.    If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

              (1)   all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash;

              (2)   No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

              (3)   if all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash

      Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

              (4)   the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive PPBI Common Stock.

            (ii)    Aggregate Cash Consideration Oversubscribed.    If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

              (1)   all Stock Election Shares and all No-Election Shares shall be converted into the right to receive PPBI Common Stock;

              (2)   the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive PPBI Common Stock; and

              (3)   the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

            (iii)    Aggregate Cash Consideration Satisfied.    If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive PPBI Common Stock.

          (e)    Pro Rata Reallocations.    In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (f)    Stock Consideration Adjustment.    Notwithstanding any other provision of this Agreement, if at the time of the Closing, the aggregate value of the shares of PPBI Common Stock to be exchanged for shares of IDPK Common Stock is less than 45% of the Aggregate Merger Consideration, then PPBI shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary, a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of PPBI Common Stock exchanged for shares of IDPK Common Stock constitutes 45% of the aggregate value of the Aggregate Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of PPBI Common Stock will be the PPBI Average Share Price.

        3.03    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that IDPK has delivered, or caused to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall promptly following the Effective Date, mail or make available to each holder of record of IDPK Common Stock, simultaneous with the mailing or delivery of the Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s)

  theretofore representing shares of IDPK Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) in exchange for the consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates representing all shares of IDPK Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.03.

          (b)    PPBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates, (i) PPBI shall deliver to the Exchange Agent certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of IDPK Common Stock as part of the Merger Consideration and (ii) PPBI shall deliver, or cause Pacific Premier to deliver, to the Exchange Agent, the cash portion of the Merger Consideration payable pursuant to this Article III, each to be given to the holders of IDPK Common Stock in exchange for their Certificates as provided in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)    Exchange Agent Deliveries.

              (i)  After completion of the allocation referred to in paragraph (d) of Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder a certificate or certificates representing, the number of whole shares of PPBI Common Stock and/or the amount of cash into which the aggregate number of shares of IDPK Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of IDPK Common Stock have been converted into PPBI Common Stock, any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate which prior to the Effective Time represented IDPK Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock and/or the right to receive the amount of cash into which such IDPK Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of IDPK of Certificates representing shares of IDPK Common Stock and, if such Certificates are presented to IDPK for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock and/or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.02 until such Person surrenders the Certificate or Certificates representing IDPK Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver cash and a certificate or certificates representing shares of PPBI Common Stock to which a holder of IDPK

  Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of IDPK Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing IDPK Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Unclaimed Merger Consideration.    Any portion of the shares of PPBI Common Stock and cash delivered to the Exchange Agent by PPBI pursuant to Section 3.03(b) that remains unclaimed by the shareholders of IDPK for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI. Any shareholders of IDPK who have not theretofore complied with Section 3.03(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of IDPK Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of IDPK Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of IDPK to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.04    Rights as Shareholders; Stock Transfers.     At the Effective Time, holders of IDPK Common Stock shall cease to be, and shall have no rights as, shareholders of IDPK other than to receive the consideration provided under this Article III.

        3.05    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of IDPK Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $13.75, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.06    Dissenting Shares.     Each outstanding share of IDPK Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of IDPK to purchase his shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. IDPK shall give PPBI prompt notice upon receipt by IDPK of any such written demands for payment of the fair value of such shares of IDPK Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Bank within the time period set forth in the CGCL.

        3.07    Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; provided that an offering or sale of PPBI Common Stock shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

        3.08    Withholding Rights.     PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of IDPK Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of IDPK Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.09    IDPK Options.     At the Effective Time, each IDPK Option, which is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled in exchange for the right to receive from PPBI, as soon as reasonably practicable after the Effective Time, but in no event later than three (3) days after the Effective Date, a single lump sum cash payment equal to the product of (i) the aggregate number of shares of IDPK Common Stock subject to such IDPK Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such IDPK Option (the "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such IDPK Option is equal to or greater than the Per Share Cash Consideration, such IDPK Option shall be canceled without any cash payment being made or issuance of PPBI Common Stock in respect thereof. IDPK shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding IDPK Option with regard to the cancellation of such IDPK Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the IDPK Stock Option Plans and all IDPK Options issued thereunder shall terminate at the Effective Time.

        3.10    IDPK Warrants.     Subject to each IDPK Warrant holder entering into an agreement with PPBI, at the Effective Time, each IDPK Warrant contract which is outstanding and unexercised and has not expired by its terms shall be purchased by PPBI and cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (A) the number of shares of IDPK Common Stock subject to such IDPK Warrant immediately prior to the Effective Time, and (B) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of such IDPK Warrant (the "Warrant Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such IDPK Warrant is equal to or greater than the Per Share Cash Consideration, such IDPK Warrant shall be canceled without any cash payment being made in respect thereof. IDPK shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding IDPK Warrant with regard to the cancellation of such IDPK Warrant and the payment therefor in accordance with the terms of this Agreement.

        3.11    Reservation of Shares.     Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock for the purpose of issuing its shares in exchange for shares of IDPK Common Stock in the Merger.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of IDPK.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, IDPK will not and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of IDPK and its Subsidiaries and others with whom business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth in Section 4.01(b) of IDPK's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of IDPK Common Stock.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of IDPK Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Except as set forth in Section 4.01(d) of IDPK's Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of IDPK or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law.

          (e)    Hiring.    Hire any person as an employee of IDPK or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of IDPK's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof whose employment is terminable at the will of IDPK or a Subsidiary of IDPK and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

          (f)    Benefit Plans.    Except as set forth in Section 4.01(f) of IDPK's Disclosure Schedule, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) as may be required by applicable law, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of IDPK's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of IDPK or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except (i) with respect to the sale of OREO that is sold in the ordinary course of business and consistent with past practices, or (ii) with respect to the sale of all or any portion of the securities portfolio of IDPK that is sold with the prior consent of PPBI.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $25,000 individually or $100,000 in the aggregate.

          (j)    Governing Documents.    Amend the IDPK Articles or the IDPK Bylaws or any certificate of formation or the limited liability company agreement (or equivalent documents) of any Subsidiary of IDPK, except as contemplated in Section 6.15, or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which IDPK or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by IDPK or any of its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of IDPK or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to IDPK or any of its Subsidiaries.

          (n)    Banking Operations.    Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Enter into any Derivatives Contract.

          (q)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

          (s)    Loans.    (i) Except to satisfy contractual obligations existing as of the date hereof, make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $1.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees; or (iii) enter into any Loan securitization or create any special purpose funding entity; provided, however, with respect to clause (i) above, IDPK shall deliver to PPBI a complete loan package for such Loan, in a form consistent with IDPK's policies and practices. If PPBI objects to such Loan, then PPBI and IDPK shall review and discuss the Loan and shall use reasonable efforts to resolve any differences between them with regard to such Loan. If PPBI does not respond within three (3) Business Days of being furnished the loan package for such Loan, PPBI shall be deemed to not have objected to such Loan and IDPK may proceed with making such Loan.

          (t)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Make or change any Tax election, settle or compromise any Tax liability of IDPK or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of IDPK or any of its Subsidiaries (or the assets and liabilities of IDPK or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Transactions with Insiders.    Make or propose to make any loan to or enter into any transaction with IDPK or any of its Subsidiaries or any of their respective directors or executive officers or any Affiliate thereof.

          (x)    Adverse Actions.    Take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI, Pacific Premier or IDPK to perform any of their obligations under this Agreement on a timely basis.

          (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of IDPK, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI, Pacific Premier or IDPK to perform any of their obligations under this Agreement on a timely basis.

          (b)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, PPBI has delivered to IDPK a schedule and IDPK has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV and VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.     Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of IDPK on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of IDPK contained in Sections 5.03(b) and 5.03(m)(vi), which shall be true in all respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of IDPK.     Subject to Sections 5.01 and 5.02, IDPK hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    IDPK is duly incorporated, validly existing and in good standing under the laws of the State of California. IDPK is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on IDPK. IDPK has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of IDPK are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and IDPK has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the IDPK Articles and IDPK Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of IDPK and each of its Subsidiaries previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and, to the extent applicable, Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

          (b)    IDPK Capital Stock.    The authorized capital stock of IDPK consists solely of 10,000,000 shares of IDPK Common Stock, of which 4,821,628 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of IDPK Common Stock were held in treasury by IDPK or otherwise directly or indirectly owned by IDPK. The outstanding shares of IDPK Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of IDPK Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of IDPK's Disclosure Schedule sets forth, as of the date hereof, for each (i) IDPK Option, the name of the grantee, the date of the grant, with respect to IDPK Options, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of IDPK Common Stock subject to each IDPK Option, the number of shares of IDPK Common Stock subject to IDPK Options that are currently exercisable and the exercise or strike price per share; and (ii) IDPK Warrant, the name of the holder, the date of issuance, the number of shares of IDPK Common Stock subject to each IDPK Warrant and the number of shares of IDPK Common Stock subject to IDPK Warrants that are currently exercisable and the exercise or strike price per share. Except as set forth in the preceding sentence, there are no shares of IDPK Common Stock reserved for issuance, IDPK does not have any Rights issued or outstanding with respect to IDPK Common Stock and IDPK does not have any commitment to authorize, issue or sell any IDPK Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of IDPK may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of IDPK's Disclosure Schedule sets forth a list of all of IDPK's Subsidiaries existing as of January 1, 2014, together with the employer identification number, corporate address, the number of shares and class of capital stock or membership interests, as the case may be, issued and outstanding as of such date and the jurisdiction of organization of each such Subsidiary, (B) except as set forth in Section 5.03(c)(i)(B) of IDPK's Disclosure Schedules, IDPK owns or owned, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to IDPK) by reason of any Right or otherwise, (D) there are or were no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to IDPK or any of its wholly owned Subsidiaries), (E) there are or were no contracts, commitments, understandings, or arrangements relating to IDPK's rights to vote or to dispose of such securities and (F) all the Equity Securities of IDPK's Subsidiaries held by IDPK or its Subsidiaries are or were fully paid and nonassessable and are owned by IDPK or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the IDPK Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of IDPK's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in IDPK's Subsidiaries and stock in the FHLB, IDPK does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of IDPK's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case, under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on IDPK. Each of IDPK's Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (d)    Corporate Power.    Each of IDPK and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and IDPK has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of IDPK's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding IDPK Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of IDPK and the IDPK Board on or prior to the date hereof and the IDPK Board has recommended that shareholders of IDPK adopt this Agreement and directed that such matter be submitted for consideration by IDPK's shareholders at the IDPK Meeting required by Section 6.02. IDPK has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI and Pacific Premier, this Agreement is a valid and legally binding obligation of IDPK, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by IDPK or any of its Subsidiaries in connection with the execution, delivery or performance by IDPK of this Agreement or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of IDPK's Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of the Agreement and Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, (E) the approval of this Agreement, including the Agreement of Merger, by the holders of the outstanding shares of IDPK Common Stock, and (F) the approval by the PPBI shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, IDPK is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by IDPK and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of IDPK or any of its Subsidiaries or to which IDPK or any of its Subsidiaries or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the IDPK Articles or IDPK Bylaws or similar governing documents of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the statements of financial condition contained in the IDPK Financial Statements fairly presents, or will fairly present, the financial position of IDPK and its Subsidiaries as of its date, and each of the statements of income and each statement of changes in shareholders' equity and cash flows, if applicable, in such IDPK Financial Statements fairly presents, or will fairly present, the results of operations, shareholders' equity and cash flows of IDPK and its Subsidiaries for the applicable periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited statements that are part of the IDPK Financial Statements, to normal year-end adjustments.

             (ii)  None of IDPK nor any of its Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

            (iii)  Except as set forth on the unaudited statement of financial condition of IDPK dated as of September 30, 2014, neither IDPK nor any of its Subsidiaries has material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a statement of financial condition or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after June 30, 2014 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to IDPK's Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in any such material liability in the future.

            (iv)  Since September 30, 2014, (A) IDPK and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither IDPK nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01, except as set forth in Section 5.03(g)(iv) of IDPK's Disclosure Schedule and for actions consented to or deemed consented to pursuant to Section 4.01 hereof by PPBI and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to IDPK or its Subsidiaries.

             (v)  Except as set forth in Section 5.03(g)(v) of IDPK's Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by IDPK or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by IDPK or its Subsidiaries, to cause IDPK or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against IDPK.

            (vi)  Section 5.03(g)(vi) of IDPK's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of IDPK or membership interests of its Subsidiaries that has been declared, set aside or paid since December 31, 2010, as well as all shares of capital stock of IDPK or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by IDPK or any of its Subsidiaries since December 31, 2010.

           (vii)  The records, systems, controls, data and information of IDPK and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of IDPK or its Subsidiaries (either directly or through IDPK's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vii). IDPK (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to IDPK and its Subsidiaries is made known to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of IDPK by others within IDPK or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to IDPK's outside auditors and the audit committee of the IDPK Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect IDPK's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in IDPK's internal controls over financial reporting. These disclosures were made in writing by management to IDPK's auditors and audit committee and a copy has previously been made available to PPBI.

          (viii)  Since January 1, 2011, (A) neither IDPK nor any of its Subsidiaries nor, to the Knowledge of IDPK, any director, officer, employee, auditor, accountant or representative of IDPK or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IDPK or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that IDPK or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing IDPK or any of its Subsidiaries, whether or not employed by IDPK or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IDPK or any of its Subsidiaries or its officers, directors, employees or agents to the IDPK Board or any committee thereof or, to the Knowledge of IDPK, to any director or officer of IDPK or any of its Subsidiaries.

          (h)    Legal Proceedings.    Except as set forth in Section 5.03(h) of IDPK's Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against IDPK or any of its Subsidiaries and, to IDPK's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither IDPK nor any of its Subsidiaries any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to IDPK.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2011, IDPK and its Subsidiaries have duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and IDPK has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of IDPK and its Subsidiaries by the appropriate regulatory authorities, neither IDPK nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which IDPK believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on IDPK. To the Knowledge of IDPK, since its last regulatory examination of Community Reinvestment Act compliance, IDPK has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Except as set forth in Section 5.03(i)(ii) of IDPK's Disclosure Schedule, neither IDPK nor any of its Subsidiaries nor any of their respective properties has been or currently is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since July 31, 2013, has IDPK or any of its Subsidiaries, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. IDPK and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither IDPK nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  Except as set forth in Section 5.03(i)(iv) of IDPK's Disclosure Schedule, (A) No Governmental Authority has initiated since December 31, 2011 or has pending any proceeding, enforcement action or, to the Knowledge of IDPK, investigation or inquiry into the business, operations, policies, practices or disclosures of IDPK or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of IDPK and its Subsidiaries), or, to the Knowledge of IDPK, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of IDPK or any of its Subsidiaries.

          (j)    Compliance With Laws.    Each of IDPK and its Subsidiaries:

              (i)  is, and at all times since December 31, 2011, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of IDPK and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since December 31, 2011, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of IDPK, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that IDPK or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Knowledge of IDPK, do any grounds for any of the foregoing exist).

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k) of IDPK's Disclosure Schedule, neither IDPK nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of IDPK or any of its Subsidiaries to indemnification from IDPK or any of its Subsidiaries, (C) which provides for the payment by IDPK or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving IDPK or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $25,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of IDPK or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $25,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $25,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by IDPK or any of its Subsidiaries, (N) which materially restricts the conduct of any business by IDPK or any of its Subsidiaries or limits the freedom of IDPK or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires IDPK or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits IDPK to do, any of the foregoing (collectively, "Material Contracts"). Except as set forth in Section 5.03(k)(i) of IDPK's Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of IDPK's execution, delivery or performance of this Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of IDPK or its Subsidiaries and, to the Knowledge of IDPK, is a valid and binding obligation of the other parties thereto, enforceable against IDPK and its Subsidiaries (as applicable), and to the Knowledge of IDPK, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). IDPK and its Subsidiaries (as applicable) performed, in all material respects, all obligations required to be performed by it under each Material Contract. Neither IDPK or its Subsidiaries nor, to the Knowledge of IDPK, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by IDPK or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

            (iii)  Section 5.03(k)(iii) of IDPK's Disclosure Schedule sets forth a schedule of all holders of five percent or more of IDPK Common Stock and executive officers and directors of IDPK and its Subsidiaries who have outstanding loans from IDPK or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    No action has been taken by IDPK or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee to be paid to Keefe, Bruyette & Woods, Inc., a Stifel Company, which is set forth in Section 5.03(l) of IDPK's Disclosure Schedule. Copies of all agreements with Keefe, Bruyette & Woods, Inc., a Stifel Company, have been previously provided or made available to PPBI.

          (m)    Employee Benefit Plans.

              (i)  All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by IDPK and its Subsidiaries for the benefit of current or former employees of IDPK and its Subsidiaries (the "Employees")

    and current or former directors or independent contractors of IDPK or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements for which IDPK may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or section 4141 of the Code (collectively, the "Benefit Plans"), are set forth in Section 5.03(m)(i) of IDPK's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; and (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject IDPK or any of its Subsidiaries following the Closing to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or other applicable law. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and IDPK has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither IDPK nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to the Knowledge of IDPK, threatened litigation relating to the Benefit Plans. Neither IDPK nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan that could subject IDPK to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

            (iii)  Neither IDPK nor any of its Subsidiaries maintains or contributes to any Pension Plan or multiemployer plan (as defined in 4001(a)(3) of ERISA) other than those disclosed in Section 5.03(m)(iii) of IDPK's Disclosure Schedule. No liability under Title IV of ERISA has been or is expected to be incurred by IDPK or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of

    Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered a single employer with IDPK under Section 4001(b) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither IDPK nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate or will be required to be filed in connection with the Transaction. There has been no termination, or partial termination, under Section 411(d)(3) of the Code and the regulations thereunder, of any Pension Plan. All ERISA Affiliates of IDPK are set forth (and designated as an ERISA Affiliate) in Section 5.03(m)(iii) of IDPK's Disclosure Schedule.

            (iv)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the IDPK Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has incurred any "unpaid minimum required contribution" within the meaning of Section 4971(c) of the Code and no multiemployer plan has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 4971(c) of the Code. IDPK and each of its ERISA Affiliates have met all applicable minimum funding requirements under Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA in respect of each Pension Plan and multiemployer plan. Neither IDPK nor any of its ERISA Affiliates have an outstanding funding waiver. The benefit liability, as defined in Section 4001(a)(16) of ERISA, of any Pension Plans subject to Title IV of ERISA, using the actuarial assumptions that would be used by the Pension Benefit Guaranty Corporation ("PBGC") in the event such Pension Plan is terminated, does not exceed the fair market value of the assets of each such plan. The liabilities of each such terminated Pension Plan have been fully discharged in full compliance with applicable laws.

             (v)  Neither IDPK nor any of its ERISA Affiliates have any obligations under a Retiree Welfare Plan. IDPK or any of its Subsidiaries may amend or terminate any such Retiree Welfare Plan in accordance with and to the extent permitted by its terms at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject IDPK to a material Tax under Section 4980B of the Code.

            (vi)  Except as set forth in Section 5.03(m)(vi)(a) of IDPK's Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, will (A) entitle any Employees or any current or former director or independent contractor of IDPK or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. IDPK has performed all necessary and applicable calculations in accordance with Section 280G of the Code and related guidance thereto including, without limitation, § 280G-1 of the regulations of U.S. Treasury ("Treasury Regulations"). Section 5.03(m)(vi)(b) of IDPK's Disclosure Schedule sets forth IDPK's calculations under Section 280G of the Code in accordance with the foregoing sentence. IDPK will make available to PPBI upon request all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by PPBI, in its discretion, including, without limitation, pertinent Forms W-2 for any

    "disqualified individuals" determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither IDPK nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280 of the Code or excise Taxes under Section 4999 of the Code.

           (vii)  All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required Tax filings with respect to each Benefit Plan have been made, and any Taxes due in connection with such filings have been paid.

          (viii)  IDPK does not have now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

            (ix)  No Benefit Plan is or has been funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "welfare benefit fund" within the meaning of Section 419 of the Code, a "qualified asset account" within the meaning of Section 419A of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

             (x)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as an "IDPK NQDP") has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with an IDPK NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither IDPK nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

            (xi)  No contributions pursuant to a Benefit Plan have been made by IDPK or any of its Subsidiaries in such amounts that would violate Section 404 of the Code.

           (xii)  IDPK and each of its Subsidiaries have in force sufficient bonding for every fiduciary that is or has been required to be bonded with respect to the Benefit Plans, or where the fiduciary is not an employee or director of IDPK, IDPK has ensured that such fiduciary is covered by a bond that complies with Section 412 of ERISA. There does not exist any pending or, to the Knowledge of IDPK, threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceeding with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to IDPK and each of its Subsidiaries as the sponsor or fiduciary thereof, or to the Knowledge of IDPK, with respect to any other fiduciary thereof.

          (xiii)  Except as set forth in Section 5.03(m)(xiii) of IDPK's Disclosure Schedule, each Benefit Plan may be amended or terminated without the imposition of any additional liability or penalties upon IDPK or any ERISA Affiliate. The sponsor of each Benefit Plan, including, without limitation IDPK, has reserved in itself the authority and discretion to amend or terminate each Benefit Plan and has provided disclosure of such right to each participant and beneficiary (including any potential participants and beneficiaries) of each Benefit Plan.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of IDPK's Disclosure Schedule sets forth (A) the name, title and total annual compensation of each officer of IDPK and each of its Subsidiaries and each other employee, independent contractor and consultant of IDPK and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2013 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by IDPK and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To the Knowledge of IDPK, no officer or director of IDPK or any of its Subsidiaries or any employee, independent contractor or consultant of IDPK or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could materially and adversely affect the ability of IDPK or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Neither IDPK nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither IDPK nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to IDPK or any of its Subsidiaries, in any capacity.

            (iv)  None of the officers, employees or consultants of IDPK or any of its Subsidiaries has informed IDPK or such Subsidiary of his or her intent, nor does IDPK have any Knowledge of any of the officers, employees or consultants of IDPK or any of its Subsidiaries having an intention, to terminate employment with IDPK during the next twelve (12) months.

             (v)  Neither IDPK nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is IDPK or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel IDPK or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Knowledge of IDPK, threatened, nor does IDPK have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of IDPK and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of IDPK's Disclosure Schedule, the employment of each officer and employee of IDPK and each of its Subsidiaries is terminable at the will of IDPK or such Subsidiary.

            (vi)  (A) Except as set forth in Section 5.03(n)(vi) of IDPK's Disclosure Schedule, there is no pending or, to the Knowledge of IDPK, threatened legal proceeding involving IDPK or any of its Subsidiaries, on the one hand, and any present or former employee(s) of IDPK or any of its Subsidiaries, on the other hand, and (B) no other Person, to the Knowledge of IDPK, has threatened any claim or any legal proceeding against IDPK or any of its Subsidiaries (or, to the Knowledge of IDPK, against any officer, director or employee of IDPK or any of its Subsidiaries) relating to employees or former employees of IDPK or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  IDPK and each of its Subsidiaries is, and at all times since December 31, 2011 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

          (o)    Environmental Matters.    Except as set forth in Section 5.03(o) of IDPK's Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on IDPK or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of IDPK, threatened against IDPK or any of its Subsidiaries, which liability or obligation could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IDPK. There is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on IDPK. IDPK and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws. No real property (including buildings or other structures) currently or formerly owned or operated by IDPK, or any property in which IDPK has held a security interest, Lien or a fiduciary or management role ("IDPK Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to IDPK. Neither IDPK nor any of its Subsidiaries could be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any IDPK Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect with respect to IDPK. To the Knowledge of IDPK, neither IDPK nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property. Neither IDPK nor any of its Subsidiaries nor, to the Knowledge of IDPK, any Person whose liability IDPK or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law. Neither IDPK nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to the violation of any Environmental Law. There are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving IDPK or any of its Subsidiaries, any currently or formerly owned or operated property, any IDPK Loan Property, or any Person whose liability IDPK or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any material claims, liability or investigations against IDPK, result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any IDPK Loan Property. IDPK has previously provided and made available to PPBI copies of all environmental reports or studies, sampling data, correspondence, filings and other environmental information in its possession relating to IDPK, its Subsidiaries and any currently or formerly owned or operated property.

          As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or agency or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the IDPK Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all respects, (C) all Taxes due and payable by or with respect to the IDPK Group (whether or not shown as due on any Tax Return) have been timely paid in full and all Taxes not yet due and payable have been (or will be prior to the Closing Date) accrued and adequately disclosed and fully provided for in accordance with GAAP in the IDPK Financial Statements, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of the IDPK Group have been waived by or on behalf of the IDPK Group.

             (ii)  IDPK has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the IDPK Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the IDPK Group, or its income, assets or operations. Section 5.03(p)(ii) of IDPK's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the IDPK Group that have been examined by any taxing authority.

            (iii)  There are no audits or investigations by any taxing authority or proceedings in progress with respect to the IDPK Group, nor has the IDPK Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made by a taxing authority in a jurisdiction where the IDPK Group does not already file Tax Returns that the IDPK Group is or may be subject to taxation by that jurisdiction.

             (v)  The IDPK Group has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over all amounts required to be so withheld and paid over to the appropriate taxing authorities for all periods under all applicable laws.

            (vi)  The IDPK Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.

           (vii)  There are no Liens or other encumbrances on any of the assets of the IDPK Group that arose in connection with any failure (or alleged failure) to pay any Tax.

          (viii)  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the IDPK Group.

            (ix)  Except as set forth in Section 5.03(p)(ix) of IDPK's Disclosure Schedule, no member of the IDPK Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the IDPK Group has been described as a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  The IDPK Group is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

            (xi)  The IDPK Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of IDPK pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  Except as set forth in Section 5.03(p)(xii) of IDPK's Disclosure Schedule, neither IDPK nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

          (xiii)  The IDPK Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a "Tax shelter" transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code or the regulations thereunder.

          (xiv)  No power of attorney granted by any member of the IDPK Group relating to Taxes is currently in force.

            (xv)  The IDPK Group does not have any liability for Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

          (xvi)  No member of the IDPK Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which IDPK is the parent) or has any liability for Taxes of any Person (other than as a member of the IDPK Group) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (xvii)  At no time has (A) any member of the IDPK Group been treated as an "S Corporation" within the meaning of Section 1361 of the Code or (B) any purported election been made pursuant to Section 1362 of the Code with respect to any member of the IDPK Group.

        (xviii)  The IDPK Group maintains a taxpayer reporting and documentation policy which includes obtaining and reviewing taxpayer documentation (e.g., U.S. Tax forms 1099, W-9 and W-8) for customers and vendors. If the IDPK Group does not receive appropriate taxpayer documentation, it back up withholds on disbursements. Additionally, the IDPK Group timely files and pays all withholding Tax obligations as required by U.S. tax law.

          (xix)  The IDPK Group shall make available to PPBI true and correct schedules setting forth the income Tax attributes (such as, but not limited to, current and accumulated net operating losses and adjusted Tax basis of the IDPK Group's assets, including any applicable limitations or restrictions on the use of those Tax attributes (such as, but not limited to, prior limitations under Section 382 of the Code).

            (xx)  There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the IDPK Group by reason of Section 280G of the Code.

          (xxi)  The IDPK Group has not filed a consent under Section 341(f) of the Code.

         (xxii)  No property owned by the IDPK Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

        (xxiii)  The IDPK Group does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

         (xxiv)  Any adjustment of Taxes of the IDPK Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

          (xxv)  The IDPK Group is not required to include in income any amount for an adjustment pursuant to (A) election by the IDPK Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the IDPK Group that would have the effect of deferring any liability for Taxes of the IDPK Group.

          (q)    Risk Management Instruments.

              (i)  Except as set forth in Section 5.03(q)(i) of IDPK's Disclosure Schedule, neither IDPK nor any of its Subsidiaries is a party to, nor has agreed to enter into, a Derivatives Contract, whether for the account of IDPK or any of its Subsidiaries.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any IDPK Options or IDPK Warrants.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of IDPK and its Subsidiaries was made and has been serviced in all material respects in accordance with IDPK's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of IDPK, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by IDPK to PPBI accurately reflects in all material respects the Loan portfolio of IDPK and its Subsidiaries as of the date of such loan tape.

             (ii)  IDPK has set forth in Section 5.03(r)(ii) of IDPK's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of IDPK, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by IDPK, any of its Subsidiaries, or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by IDPK); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2014; and (D) each Loan with any director, executive officer or five percent or greater shareholder of IDPK or any of its Subsidiaries, or to the Knowledge of IDPK, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    All real and personal property owned by IDPK or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. IDPK has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the unaudited statement of financial condition of IDPK as of June 30, 2014, or acquired after such date, other than properties sold by IDPK or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the unaudited statement of financial condition of IDPK as of June 30, 2014. All real and personal property which is material to IDPK's business and leased or licensed by IDPK or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of IDPK or any of its Subsidiaries and, to the Knowledge of IDPK, are valid and binding obligations of the other parties thereto, enforceable against IDPK or such Subsidiary of IDPK, and to the Knowledge of IDPK, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of IDPK's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and IDPK and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Except as set forth in Section 5.03(s) of IDPK's Disclosure Schedule, neither IDPK nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of IDPK, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. IDPK and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of IDPK and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property which is listed and described in Section 5.03(t)(i) of IDPK's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses), and neither IDPK nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of IDPK and its Subsidiaries owns or has a valid right to use or license the Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of IDPK, such Intellectual Property is valid and enforceable.

             (ii)  (A) Each of IDPK and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except for restrictions set forth in any licensed Intellectual Property), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to the Knowledge of IDPK, the use of any Intellectual Property by IDPK or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to the Knowledge of IDPK, no Person is challenging, infringing on or otherwise violating any right of IDPK or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to IDPK or any of its Subsidiaries; and (D) neither IDPK nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against IDPK or any of its Subsidiaries with respect to any Intellectual Property used by IDPK or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, IDPK and its Subsidiaries have no Knowledge of any facts or events that would give rise to any legal proceeding against IDPK or any of its Subsidiaries that is likely to succeed.

            (iii)  To the Knowledge of IDPK, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of IDPK's and its Subsidiaries' respective businesses (collectively, "IDPK IT Systems") have been properly maintained. The IDPK IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither IDPK nor any of its

    Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the IDPK IT Systems. IDPK and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither IDPK nor any of its Subsidiaries is in breach of any Material Contract related to any IDPK IT Systems.

          (u)    Fiduciary Accounts.    IDPK and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither IDPK nor any of its Subsidiaries, nor, to the Knowledge of IDPK, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of IDPK and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of IDPK and its Subsidiaries.

          (w)    Insurance.    Section 5.03(w) of IDPK's Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by IDPK and its Subsidiaries ("Insurance Policies"), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. IDPK and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither IDPK nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by IDPK or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither IDPK nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    IDPK's allowance for loan losses is, and shall be as of the Effective Date, in compliance in all material respects with IDPK's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between IDPK and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote of the holders of a majority of the outstanding shares of IDPK Common Stock is necessary to approve this Agreement and the Transaction on behalf of IDPK. No other vote of the shareholders of IDPK is required by law, the IDPK Articles, the IDPK Bylaws or otherwise to approve this Agreement and the Transaction.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(l), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the IDPK Articles and IDPK Bylaws), apply or will apply to this Agreement or the Transaction.

          (aa)    Fairness Opinion.    The IDPK Board has received the opinion of Keefe, Bruyette & Woods, Inc., a Stifel Company, to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair to the holders of IDPK Common Stock from a financial point of view.

          (bb)    Transactions in Securities.

              (i)  All offers and sales of IDPK Common Stock by IDPK were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

             (ii)  Neither IDPK, none of its Subsidiaries, nor, to the Knowledge of IDPK, (A) any director or executive officer of IDPK or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of IDPK Common Stock or other securities issued by IDPK (1) during any period when IDPK was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

          (cc)    Registration Obligation.    Neither IDPK nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

          (dd)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

        5.04    Representations and Warranties of PPBI.     Subject to Sections 5.01 and 5.02, PPBI and Pacific Premier hereby represent and warrant to IDPK as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the PPBI Certificate and PPBI Bylaws that have been made available to IDPK and publicly filed with the SEC are complete and correct copies of such documents as in effect on the date of this Agreement.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 25,000,000 shares of PPBI Common Stock, of which 17,069,216 shares were issued and outstanding as of the close of business on October 19, 2014, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI and PPBI does not have any commitment to authorize, issue or sell any PPBI Common Stock or Rights, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and shares issuable by virtue of this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of PPBI may vote are outstanding.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of IDPK Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Pacific Premier are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Pacific Premier has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Pacific Premier Articles and Pacific Premier Bylaws that have been made available to IDPK are complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

            (iii)  Other than Pacific Premier and except as set forth in PPBI's Annual Report on Form 10-K for the year ended December 31, 2013, PPBI does not have any operating Subsidiaries.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of PPBI and Pacific Premier has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Agreement of Merger, as applicable, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement, the Agreement of Merger and the Transaction have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board and will be authorized by all necessary corporate action of the shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and Pacific Premier and, assuming due authorization, execution and delivery by IDPK, this Agreement is a valid and legally binding agreement of PPBI and Pacific Premier enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI and Pacific Premier of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the FRB, FDIC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of the Agreement and Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, and (E) the approval by the PPBI shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PPBI Certificate or the PPBI Bylaws or the articles of incorporation or bylaws or similar governing documents of any of PPBI's Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2013 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2013 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, PPBI's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Since September 30, 2014, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2014, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since December 31, 2012 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the Community Reinvestment Act is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for Community Reinvestment Act purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

            (vi)  PPBI has sufficient capital and liquidity to complete the Merger and fund the cash portion of the Merger Consideration.

          (k)    Compliance With Laws.    Each of PPBI and its Subsidiaries:

              (i)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Ownership of IDPK Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of IDPK Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (m)    Financial Ability.    PPBI has all funds necessary to consummate the Merger and pay the Merger Consideration to holders of IDPK Common Stock pursuant to Sections 3.01 and 3.03 hereof.

          (n)    Absence of Certain Changes or Events.    Since January 1, 2014, except as specifically contemplated by or as disclosed in this Agreement or otherwise disclosed in PPBI's public filings with the SEC, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (o)    Required Vote.    The affirmative vote of the holders of a majority of the votes cast at the PPBI Meeting is necessary to approve the issuance of the PPBI Common Stock in the Merger on behalf of PPBI.

          (p)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of IDPK, PPBI and Pacific Premier agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Shareholder Approval

          (a)   IDPK agrees to take, in accordance with applicable law and the IDPK Articles and the IDPK Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by IDPK's shareholders for consummation of the Transaction (including any adjournment or postponement, the "IDPK Meeting"). Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the IDPK shareholders at the IDPK Meeting. Subject to Section 6.02(b), the IDPK Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the IDPK Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of IDPK at the IDPK Meeting for the purpose of approving the Agreement and any other matters required to be approved by IDPK's shareholders for consummation of the Transaction. In addition to the foregoing, IDPK shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b)   Notwithstanding the foregoing, IDPK and the IDPK Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

              (i)  IDPK shall have complied in all material respects with Section 6.07;

             (ii)  the IDPK Board, based on advice of its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

            (iii)  if the IDPK Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the IDPK Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by PPBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) IDPK shall notify PPBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to PPBI a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, IDPK shall, and shall cause its financial and legal advisors to, during the period following IDPK's delivery of the notice referred to in clause (B) above, negotiate with PPBI in good faith for a period of up to five Business Days (to the extent PPBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          (c)   PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction (including any adjournment or postponement, the "PPBI Meeting"). The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03    Registration Statement.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the IDPK shareholders as part of the Merger Consideration in the Merger (including the joint proxy statement for the PPBI Meeting and the IDPK Meeting and prospectus and other proxy solicitation materials of PPBI and IDPK constituting a part thereof (the "Proxy Statement") and all related documents). IDPK shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders and IDPK's business and operations as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and IDPK and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. IDPK agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that

  IDPK has cooperated as described above, PPBI shall use its reasonable best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of IDPK and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, IDPK and PPBI shall promptly mail at their respective expense the Proxy Statement to all of their respective shareholders.

          (b)   Each of IDPK and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to IDPK's and PPBI's respective shareholders and at the time(s) of the IDPK Meeting and the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of IDPK and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   PPBI agrees to advise IDPK, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of PPBI, Pacific Premier and IDPK and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and IDPK shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide IDPK with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other parties with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide IDPK with confidential portions of any filing with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

        6.05    Press Releases.     IDPK and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI may, without the prior consent of IDPK (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC or Nasdaq. IDPK and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   IDPK agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and Pacific Premier's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of IDPK and its Subsidiaries and to such other information relating to IDPK and its Subsidiaries as PPBI may reasonably request and, during such period, it shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of IDPK and its Subsidiaries as PPBI may reasonably request; provided, however, that IDPK shall not be required to furnish to PPBI information that is required by a Governmental Authority to be held confidential by IDPK.

          (b)   During the period from the date of this Agreement to the Effective Time, IDPK shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than twenty (20) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), IDPK will deliver to PPBI its unaudited statement of financial condition and statements of income, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than thirty (30) days after the end of each fiscal year, IDPK will deliver to PPBI its unaudited statement of financial condition and statements of income, without related notes (except for normal year-end adjustments as set forth on the year-end audited financial statements of IDPK), for such year prepared in accordance with GAAP. As soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year, IDPK will deliver to PPBI its audited statement of financial condition and statements of income, shareholders' equity and cash flows for such year prepared in accordance with GAAP. Within seven (7) days after the end of each month, IDPK will deliver to PPBI a statement of financial condition and statement of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality and Non-Disclosure Agreement, dated as of August 19, 2014 between PPBI and Keefe, Bruyette & Woods, Inc., a Stifel Company, on behalf of IDPK (the "Confidentiality Agreement").

          (d)   No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   IDPK agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of IDPK or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither IDPK nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the IDPK Meeting, if the IDPK Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the IDPK Board's fiduciary duties under applicable law, IDPK may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the IDPK Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing 48 hour prior written notice of its decision to take such action to PPBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by IDPK after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to PPBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of IDPK and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of IDPK, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of IDPK or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IDPK, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of IDPK Common Stock then outstanding or all or substantially all of IDPK's consolidated assets, which the IDPK Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account the advice of IDPK's financial advisor (which shall be a nationally recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the IDPK Board, is reasonably likely to be obtained by such third party.

          (b)   In addition to the obligations of IDPK set forth in Section 6.07(a), IDPK shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry which could reasonably be expected to lead to an Acquisition Proposal) and keep PPBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

          (c)   IDPK agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of IDPK or its Subsidiaries shall be deemed a breach of this Section 6.07 by IDPK.

          (d)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by IDPK, its Subsidiaries or any Representative of IDPK or its Subsidiaries. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        6.08    Certain Policies.     Prior to the Effective Date, upon the request of PPBI, IDPK shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by IDPK or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of IDPK or its management with any such adjustments.

        6.09    Nasdaq Listing.     PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the IDPK shareholders as part of the Merger Consideration in connection with the Merger.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the fourth anniversary of the Effective Time, PPBI (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of IDPK or a IDPK Subsidiary, as applicable, determined as of the Effective Time, and each of their heirs and estates (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of IDPK or its Subsidiaries or is or was serving at the request of IDPK or its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the IDPK Articles and the IDPK Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of IDPK's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)   PPBI shall maintain IDPK's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by IDPK's existing policy, including PPBI's existing policy if it meets the foregoing standard) for a period of four (4) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 200% of the annual premiums paid by IDPK as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

          (d)   If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of IDPK and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of PPBI and Pacific Premier of general applicability (the "PPBI Benefit Plans") to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of IDPK and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of IDPK and its Subsidiaries until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of IDPK and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of IDPK and its Subsidiaries are eligible to participate (excluding any retiree healthcare plans or arrangements maintained by PPBI and any equity compensation arrangements maintained by PPBI or any of its Subsidiaries) to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with IDPK and its Subsidiaries and any prior service with institutions that IDPK is the successor to such institution to the same extent as such service was credited for such purpose by IDPK and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the IDPK Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of IDPK and its Subsidiaries and current and former directors of IDPK and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation or other existing plans and policies of IDPK and its Subsidiaries to the extent that each of the foregoing are disclosed in Section 6.11(b) of IDPK's Disclosure Schedule. The severance or termination payments which are payable pursuant to such agreements, plans or policies of IDPK (which have been quantified in reasonable detail) have been Previously Disclosed.

          (c)   At such time as employees of IDPK and its Subsidiaries become eligible to participate in a medical, dental or health plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding IDPK Benefit Plan prior to the Effective Time.

          (d)   Those employees of IDPK and its Subsidiaries who are not offered employment by PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between PPBI and IDPK) within 30 days of the Effective Time shall be entitled to receive a single lump sum payment of severance equal to two weeks of salary for each year of service with IDPK and any prior service with institutions that IDPK is the successor to such institution (with a prorated amount of payment for partial years), up to a maximum of 26 weeks. Such payments will be made by PPBI on the date the termination and release agreement that is executed by an employee becomes effective, which date shall be in the sole discretion of PPBI. If IDPK or any of its Subsidiaries also has a severance pay plan, then any amounts paid pursuant to that plan shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of IDPK or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay period.

          (e)   Each of IDPK and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of IDPK and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of IDPK and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with IDPK, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Notification of Certain Matters.     Each of IDPK, PPBI and Pacific Premier shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        6.13    Estoppel Letters.     IDPK shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate (i) owned by IDPK, an estoppel letter dated as of the Closing in substantially the form of Annex C from all tenants and (ii) leased by IDPK, an estoppel letter dated as of the Closing in substantially the form of Annex D from its lessor.

        6.14    Antitakeover Statutes.     Each of PPBI and IDPK and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.15    Dissolution of Subsidiaries.     As soon as reasonably practicable, but in no event later than 45 days following the date of this Agreement, IDPK shall use reasonable best efforts to dissolve, pursuant to the CGCL, the California Revised Uniform Limited Liability Act or other applicable law, each of IDPK's Subsidiaries, other than Soledad-17901 SCR, LLC.

        6.16    Consents.     IDPK shall, and shall casue its Subsidiaries to, use their best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of IDPK Common Stock and the holders of shares of PPBI Common Stock shall have approved the issuance of the shares of PPBI Common Stock in the Merger.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that PPBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the IDPK shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and IDPK shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both IDPK and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, IDPK and others, reasonably satisfactory in form and substance to such counsel.

        7.02    Conditions to Obligation of IDPK.     The obligation of IDPK to consummate the Merger is also subject to the fulfillment or written waiver by IDPK prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and IDPK shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and IDPK shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Other Actions.    PPBI shall have furnished IDPK with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as IDPK may reasonably request.

        7.03    Conditions to Obligation of PPBI.     The obligation of PPBI and Pacific Premier to consummate the Merger is also subject to the fulfillment or written waiver by PPBI and Pacific Premier prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of IDPK set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of IDPK by the Chief Executive Officer and the Chief Operating Officer of IDPK to such effect.

          (b)    Performance of Obligations of IDPK.    IDPK shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of IDPK by the Chief Executive Officer and the Chief Operating Officer of IDPK to such effect.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding shares of IDPK Common Stock.

          (d)    Minimum Deposits.    As of the Closing Date, the average of IDPK's total deposits, based on the average balance for the preceding 30 days up to and including the month-end prior to the Closing Date, shall not be less than $310,150,000.

          (e)    Minimum Tangible Common Equity.    As of the Closing Date, IDPK shall have tangible common equity (equal to IDPK's total shareholders' equity minus any intangible assets, in each case calculated in accordance with GAAP and the IDPK Financial Statements) of not less than $47,250,000. Further, any Merger Related Expenses (as hereinafter defined) incurred by IDPK prior to the Closing Date shall be added back to IDPK's total shareholders' equity on the IDPK Financial Statements on a tax adjusted basis (to the extent there was a tax benefit recorded by IDPK as a result of the incurrence of such expense) based on PPBI's marginal tax rate. For purposes of calculating the IDPK's tangible common equity as of the Closing Date, IDPK's total shareholders' equity reflected on the IDPK Financial Statements as of the Closing Date, shall be adjusted to reflect that the net securities valuation allowance for available for sale securities is equal to $409,841, regardless of the actual dollar value thereof (the "Securities Valuation Allowance"). Further, for purposes of calculating IDPK's tangible common equity as of the Closing Date, any gains or losses (net of any applicable tax expense or tax benefit) resulting from sales of IDPK's securities recognized after September 30, 2014 shall not result in an adjustment to (i) the value of the Securities Valuation Allowance or (ii) IDPK's total shareholders' equity as of the Closing Date. "Merger Related Expenses" shall mean all costs, fees and expenses incurred or to be incurred by IDPK and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to the fees and expenses of their attorneys, accountants, investment bankers and other advisors.

          (f)    Other Actions.    IDPK shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.     This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI, Pacific Premier and IDPK.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or IDPK, in the event of a breach by the other party or parties of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party or parties not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By PPBI or IDPK in the event the Merger is not consummated by June 30, 2015, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party or parties set forth in this Agreement or (ii) the failure of any of the Shareholders (if IDPK is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

          (d)    No Regulatory Approval.    By PPBI or IDPK in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein.

          (e)    No IDPK Shareholder Approval.    By PPBI or IDPK, if the approval of the shareholders of IDPK contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the IDPK Meeting or at any adjournment or postponement thereof.

          (f)    IDPK Failure to Recommend; Etc.    By PPBI if (i) IDPK shall have materially breached the provisions of Section 6.07 in any respect adverse to PPBI, (ii) the IDPK Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of

  PPBI, or (iii) IDPK shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the IDPK Meeting in accordance with Section 6.02.

          (g)    No PPBI Shareholder Approval.    By PPBI or IDPK, if the approval of the shareholders of PPBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the PPBI Meeting or at any adjournment or postponement thereof.

          (h)    Certain Tender or Exchange Offers.    By PPBI if a tender offer or exchange offer for 15% or more of the outstanding shares of IDPK Common Stock is commenced (other than by PPBI or a Subsidiary thereof), and the IDPK Board recommends that the shareholders of IDPK tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor IDPK shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

          (b)   The parties hereto agree that IDPK shall pay PPBI the sum of $3.5 million (the "Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated by PPBI pursuant to Section 8.01(f) or (h), IDPK shall pay the entire Termination Fee to PPBI on the second Business Day following the termination of this Agreement; or

             (ii)  if this Agreement is terminated by (A) PPBI pursuant to Section 8.01(b), (B) by either PPBI or IDPK pursuant to Section 8.01(c) and at the time of such termination no vote of the IDPK shareholders contemplated by this Agreement at the IDPK Meeting shall have occurred, or (C) by either PPBI or IDPK pursuant to Section 8.01(e), and in addition thereto, in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of IDPK or the IDPK Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of IDPK contemplated by this Agreement at the IDPK Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 12 months after such termination IDPK enters into an agreement with respect to a Control Transaction, then IDPK shall pay to PPBI an amount equal to $1.5 million on the date of execution of such agreement and upon consummation of any such Control Transaction at any time thereafter, IDPK shall pay to PPBI the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with IDPK within 15 months after such termination, then IDPK shall pay to PPBI the Termination Fee (less any amount previously paid by IDPK pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a "Control Transaction" means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of IDPK or a majority of the assets of IDPK, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of IDPK or by any Person other than IDPK of more than 50% of the voting power of IDPK or (iii) any merger, consolidation or other business combination transaction involving IDPK as a result of which the shareholders of IDPK cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

  Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by PPBI.

          (c)   IDPK and PPBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement PPBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by IDPK. If IDPK fails to pay PPBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), provided that PPBI prevails on the merits in connection with any action, including the filing of any lawsuit taken to collect payment of such amounts, IDPK shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PPBI in such action, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 6.10, 8.02 and this Article IX, which shall survive any such termination).

        9.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the IDPK shareholders, no amendment shall be made which by law requires further approval by the shareholders of IDPK without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of IDPK, the approval of the principal terms of this Agreement by the IDPK shareholders will be deemed to have granted IDPK the authority to amend such dates without such further approval.

        9.03    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.04    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's fraud or breach of any provision of this Agreement.

        9.06    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to IDPK to:

    Independence Bank
    4524 MacArthur Blvd.
    Newport Beach, CA 92660
    Attention: Charles Thomas, President and Chief Executive Officer
    Fax: (949) 266-6006

        With a copy to:

    Stinson Leonard Street LLP
    6400 South Fiddlers Green Circle
    Suite 1900
    Greenwood Village, CO 80111
    Attention: Ernest Panasci, Esq.
    Fax: (303) 578-7976

        If to PPBI to:

    Pacific Premier Bancorp
    17901 Von Karman Avenue
    Suite 1200
    Irvine, California 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (714) 433-3085

        With a copy to:

    Holland & Knight LLP
    800 17th Street, NW
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.     This Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10 which shall survive the Effective Time, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.     Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on IDPK or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of this Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.     No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.     Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of IDPK set forth herein, provided that (i) the Merger Consideration to be paid to the holders of IDPK Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to IDPK's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not materially jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

        [Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:	/s/ KENT J. SMITH
	Name:	Kent J. Smith
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
PACIFIC PREMIER BANK
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:	/s/ KENT J. SMITH
	Name:	Kent J. Smith
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
INDEPENDENCE BANK
By:	/s/ CHARLES W. THOMAS
	Name:	Charles W. Thomas
	Title:	President and Chief Executive Officer
By:	/s/ MARIA ARAKAKI
	Name:	Maria Arakaki
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

ANNEX A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (the "Agreement"), dated as of October     , 2014, among                    , a shareholder ("Shareholder") of Independence Bank, a California bank ("IDPK"), Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and, solely for purposes of the last sentence of Section 9, IDPK. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, IDPK, PPBI and Pacific Premier Bank, PPBI's wholly-owned bank subsidiary ("Pacific Premier"), are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which IDPK will be acquired by Pacific Premier on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of IDPK Common Stock will be converted into shares of PPBI Common Stock and/or cash in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of IDPK Common Stock identified on Exhibit I hereto (such shares, together with all shares of IDPK Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI and Pacific Premier to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of IDPK and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.     Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of IDPK, or in connection with any written consent of the shareholders of IDPK, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of IDPK contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any

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  Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of Shareholder.     Shareholder represents and warrants to and agrees with PPBI and Pacific Premier as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has good and indefeasible title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of IDPK Common Stock owned beneficially or of record by Shareholder. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require

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  Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.     Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to IDPK, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of IDPK Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of IDPK vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the IDPK Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.     Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of IDPK Common Stock or other securities of IDPK of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were IDPK.

        6.    Non-Solicitation.

          (a)   The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not, directly or indirectly, either as principal, manager, agent, consultant, advisor, independent contractor, officer, shareholder, partner, investor, lender or employee or in any other similar capacity:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of IDPK prior to the Closing ("IDPK Employees"); or

             (ii)  (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, Pacific Premier or any of their Affiliates, to discontinue, reduce or restrict such relationship or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of IDPK on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of IDPK on the date of this Agreement, or as of the Closing Date.

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          (b)   The Shareholder acknowledges and agrees that the business conducted by IDPK is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI and Pacific Premier to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (c)   The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of IDPK. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, Pacific Premier or any of its Affiliates, or the business conducted by PPBI and Pacific Premier or any of their Affiliates, or any shareholder, member, director, manager, officer, employee or agent of PPBI, Pacific Premier or any of their Affiliates.

        7.    Specific Performance and Remedies.     Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        9.    Stop Transfer Order.     In furtherance of this Agreement, Shareholder hereby authorizes and instructs IDPK to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8. IDPK agrees that it shall comply with such stop transfer instructions.

        10.    Entire Agreement.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall

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be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.     All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (714) 433-3085

  With a copy to:

    Holland & Knight LLP
    800 17th Street, NW
    Suite 1100
    Attention: Norman B. Antin, Esq.
                        Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

  If to Shareholder to:

  If to IDPK to:

    Independence Bank
    4524 MacArthur Blvd.
    Newport Beach, CA 92660
    Attention: Charles Thomas, President and Chief Executive Officer
    Fax: (949) 266-6006

  With a copy to:

    Stinson Leonard Street LLP
    6400 South Fiddlers Green Circle
    Suite 1900
    Greenwood Village, CO 80111
    Attention: Ernest Panasci, Esq.
    Fax: (303) 810-6509

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of IDPK, and no covenant contained herein shall apply to Shareholder in

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  his or her capacity as a director, officer or employee of IDPK or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of IDPK.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        13.    Attorney's Fees.     The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Kent J. Smith
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
INDEPENDENCE BANK
By:
	Name:	Charles W. Thomas
	Title:	President and Chief Executive Officer
By:
	Name:	Maria Arakaki
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
SHAREHOLDER
(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Independence Bank Common Stock Beneficially Owned

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ANNEX B

FORM OF
AGREEMENT OF MERGER

        Agreement of Merger, dated as of                    , 20     ("Agreement of Merger"), by and between Independence Bank ("IDPK") and Pacific Premier Bank ("Pacific Premier").

WITNESSETH:

        WHEREAS, IDPK is a California-chartered bank having its principal place of business in Newport Beach, California; and

        WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc. ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI, Pacific Premier and IDPK have entered into an Agreement and Plan of Reorganization, dated as of October     , 2014 (the "Agreement"), pursuant to which IDPK will merge with and into Pacific Premier, with Pacific Premier as the surviving institution (the "Merger"); and

        WHEREAS, the Boards of Directors of IDPK and Pacific Premier have approved and deemed it advisable to consummate the Merger on the terms and conditions herein provided and subject to approval of their respective shareholders.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined in Section 15 below), IDPK shall merge with and into Pacific Premier under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of IDPK shall cease.

        2.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        3.    Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of IDPK and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by IDPK and Pacific Premier and applicable regulatory authorities after the date hereof.

        4.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger.

        5.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of IDPK in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and

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  nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by IDPK immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of IDPK, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of IDPK shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        6.    Effect on Shares of Stock.

          7.    (a)    IDPK.    As of the Effective Time, each share of IDPK common stock issued and outstanding immediately prior to the Effective Time (other than shares of IDPK common stock, the holders of which have perfected their right to dissent under the California General Corporation Law and have not effectively withdrawn or lost such right as of the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the consideration set forth in Section 3.01 of the Agreement.

          8.    (b)    Pacific Premier.    Each share of Pacific Premier's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        7.    Counterparts.    This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        8.    Governing Law.    This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        9.    Amendment.    Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Pacific Premier and IDPK at any time prior to the Effective Time, except that after the meeting of IDPK's shareholders convened for the purpose of voting upon the Agreement and transactions contemplated thereby, no amendment shall be made which by law requires further approval by the shareholders of IDPK without obtaining such approval.

        10.    Waiver.    Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        11.    Assignment.    This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

        12.    Termination.    This Agreement of Merger shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by IDPK and Pacific Premier.

        13.    Conditions Precedent.    The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the closing of the Merger of all of the conditions to the Merger set forth herein and in the Agreement.

        14.    Procurement of Approvals.    IDPK and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or

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advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        15.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the "Effective Time").

        16.    Entire Agreement.    Except as otherwise set forth in this Agreement of Merger and the Agreement, the Agreement and this Agreement of Merger (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Agreement of Merger, the terms of the Agreement shall control.

[Signature page follows]

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        IN WITNESS WHEREOF, each of Pacific Premier and IDPK has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Kent J. Smith
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary
INDEPENDENCE BANK
By:
	Name:	Charles W. Thomas
	Title:	President and Chief Executive Officer
By:
	Name:	Maria Arakaki
	Title:	Executive Vice President, Chief Financial Officer and Corporate Secretary

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ANNEX C

TENANT ESTOPPEL LETTER
                        , 20

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:
  , as amended                                  ("Lease") by and between                                                                                                  ("Landlord") and                                                                         ("Tenant") for the premises commonly known as                                  ("Premises")

Dear                      :

        In connection with the acquisition of Independence Bank ("IDPK") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of IDPK with Pacific Premier Bank, a subsidiary of Assignee (the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

          4.     No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

          6.     There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within

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  the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

          9.     Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[TENANT]

By:
Name:
Title:

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SCHEDULE A

LEASE

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ANNEX D

LANDLORD ESTOPPEL LETTER
                    , 20

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:
  , as amended                                  ("Lease") by and between                                                                                                  ("Landlord") and                                                                         ("Tenant") for the premises commonly known as                                  ("Premises")

Dear                    :

        In connection with the acquisition of Independence Bank ("IDPK") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of IDPK with Pacific Premier Bank, a subsidiary of Assignee (the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

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        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]

By:
Name:
Title:

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SCHEDULE A

LEASE

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APPENDIX B

October 20, 2014

Board of Directors
Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue, Suite 1200
Irvine, CA 92614

Members of the Board:

        We understand that Pacific Premier Bancorp, Inc. ("Parent") and Pacific Premier Bank, a wholly owned subsidiary of Parent (the "Bank"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement") with Independence Bank (the "Company") pursuant to which, among other things, the Company will merge with and into the Bank (the "Transaction") and each outstanding share of the common stock of the Company (the "Company Common Stock") will be converted into, and shall be canceled in exchange for, the right to receive $13.75 per share in cash or 0.9259 shares of common stock of Parent (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction.

        In connection with preparing our opinion, we have reviewed, among other things:

  (i)
  a draft of the Agreement dated October 19, 2014;

  (ii)
  certain financial statements and other historical financial and business information about the Parent and Company made available to us from published sources and/or from the internal records of the Parent and Company that we deemed relevant;

  (iii)
  internal financial projections for the Company for the years ending December 31, 2014 and December 31, 2015 as provided by senior management of the Company and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Parent;

  (iv)
  certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2014 and December 31, 2015 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Parent;

  (v)
  the current market environment generally and the banking environment in particular;

  (vi)
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  (vii)
  the market and trading characteristics of public companies and public bank holding companies in particular;

  (viii)
  the relative contributions of the Parent and Company to the combined company;

  (ix)
  the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

  (x)
  the net present value of the Company with consideration of projected financial results;

  (xi)
  the net present value of Parent with consideration of projected financial results;

  (xii)
  the net present value of Parent, on a pro forma basis with the pro forma financial impact of the Transaction, with consideration of projected financial results; and

  (xiii)
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and Company concerning the business, financial condition, results of operations and prospects of the Parent and Company.

        In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, and we did not make an independent appraisal or analysis of the Company or Parent with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company's or Parent's business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

        With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Parent, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of the Company and Parent and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

        We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company's or Parent's deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company's or Parent's investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

        We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or Parent or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated October 19, 2014, reviewed by us.

        We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

        Our opinion is limited to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying decision by Parent to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation to Parent.

        We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals.

        We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be acquired in the future. We also express no opinion as to the price at which the Company Common Stock or the common stock of Parent will trade following announcement of the Transaction or at any future time.

        We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company of Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

        We have acted as Parent's financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

        During the two years preceding the date of this letter, we have provided investment banking and other financial services to Parent for which we have received customary compensation. Such services during such period have included acting as a placement agent for the Parent's private placement of subordinated notes in 2014, acting as an underwriter on the Parent's common stock offering in 2012, and acting as the Parent's financial advisor on the acquisitions of San Diego Trust Bank and First Associations Bank in 2013.

        In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

        This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

        It is understood that this letter is for the information of the Board of Directors of Parent in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of Parent should vote or act with respect to the Transaction or any matter relating thereto.

        This opinion is for the information of the Board of Directors of Parent and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Parent is required to make in connection with the Transaction if such inclusion is required by applicable law.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ D.A. Davidson & Co.

D.A. Davidson & Co.

APPENDIX C

October 20, 2014

The Board of Directors
Independence Bank
4525 MacArthur Boulevard
Newport Beach, CA 92660

Members of the Board:

        You have requested the opinion of Keefe, Bruyette & Woods, Inc. ("KBW" or "we") as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Independence Bank ("IDPK") of the Merger Consideration (as defined below) in the proposed merger (the "Merger") of IDPK with and into Pacific Premier Bank ("Pacific Premier"), a wholly owned subsidiary of Pacific Premier Bancorp, Inc. ("PPBI"), pursuant to the Agreement and Plan of Reorganization to be entered into by and among IDPK, Pacific Premier and PPBI (the "Agreement"). Pursuant to the terms of the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value per share, of IDPK (the "IDPK Common Stock"), each share of IDPK Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Agreement)) will be converted into, and will be canceled in exchange for, the right to receive, at the election of the holder thereof (subject to proration and reallocation as set forth in the Agreement, as to which we express no opinion), either: (i) an amount in cash equal to $13.75 (the "Cash Consideration") or (ii) 0.9259 of a share of common stock, par value $0.01 per share, of PPBI (the "PPBI Common Stock"), subject to adjustment as set forth in the Agreement (as to which we express no opinion) (the "Stock Consideration"); provided that the Agreement provides that, in the aggregate, 10% of the total number of shares of IDPK Common Stock will be converted into the right to receive the Cash Consideration and 90% of the total number of shares of IDPK Common Stock will be converted into the right to receive the Stock Consideration. The Stock Consideration and the Cash Consideration are referred to collectively herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

        KBW has acted as financial advisor to IDPK and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, IDPK and PPBI, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of IDPK and PPBI for our own account and for the accounts of our customers. We have acted exclusively for the board of directors of IDPK (the "Board") in rendering this opinion and will receive a fee from IDPK for our services. A portion of our fee is payable upon the rendering of this opinion and a substantial portion is contingent upon the successful completion of the Merger. In addition, IDPK has agreed to indemnify us for certain liabilities arising out of our engagement.

        In addition to this present engagement, KBW has provided investment banking and financial advisory services to IDPK and received compensation for such services. KBW served as financial advisor to IDPK in connection with IDPK's acquisition of Premier Service Bank in January 2014. In the past two years, KBW has not provided investment banking and financial advisory services to PPBI. We may in the future provide investment banking and financial advisory services to IDPK or PPBI and receive compensation for such services.

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of IDPK and PPBI and the Merger, including among other things, the following: (i) a draft of the Agreement dated October 19, 2014 (the most recent draft made available to us); (ii) certain regulatory filings of IDPK, Pacific Premier and PPBI, including the quarterly call reports or FR Y-9C filed with respect to each quarter during the three years ended June 30, 2014 for IDPK, Pacific Premier and PPBI; (iii) the audited financial statements for the three fiscal years ended December 31, 2013 of IDPK; (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of PPBI; (v) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2014 and June 30, 2014 for IDPK; (vi) the unaudited quarterly financial statements and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014 for PPBI; (vii) certain unaudited quarterly financial results for the fiscal quarter ended September 30, 2014 for IDPK, provided to us by representatives of IDPK; (viii) certain unaudited quarterly financial results for the fiscal quarter ended September 30, 2014 for PPBI, provided to us by representatives of PPBI; (ix) certain other interim reports and other communications of IDPK and PPBI to their respective stockholders; and (x) other financial information concerning the businesses and operations of IDPK and PPBI furnished to us by IDPK and PPBI or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of IDPK and PPBI; (ii) the assets and liabilities of IDPK and PPBI; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for IDPK and PPBI with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of IDPK which were prepared by IDPK management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus "street estimates" of PPBI for 2014 and 2015, as well as long term growth rates based thereon which were prepared by and provided to us by PPBI management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on PPBI (including, without limitation, cost savings and related expenses expected to result from the Merger), which were prepared by PPBI management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of IDPK and PPBI regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by IDPK, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with IDPK.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of IDPK as to the reasonableness and achievability of the financial and operating forecasts and projections of IDPK (and the assumptions and bases therefor) that were prepared by and provided to us by and discussed with us by such management and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of IDPK, upon PPBI management as to the reasonableness and achievability of the publicly available consensus "street estimates" of PPBI referred to above that we were directed to use and the long term growth rates based thereon that were prepared by PPBI management and provided to and discussed with us by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on PPBI that were prepared by and provided to us by such management and that were discussed with us by such management (and the assumptions and bases therefor, including, without limitation, cost savings and related expenses expected to result from the Merger). We have assumed, with the consent of IDPK, that all such information is consistent with (in the case of PPBI "street estimates"), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of PPBI management and that such forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated by such management.

        It is understood that the forecasts, projections and estimates of IDPK and PPBI provided to us were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus "street estimates" of PPBI referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of IDPK and PPBI, and at the direction of such managements and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy of completeness thereof.

        We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either IDPK or PPBI since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for IDPK and PPBI are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of IDPK or PPBI, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of IDPK or PPBI under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

        We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of IDPK, Pacific Premier, PPBI, the combined entity, or the contemplated benefits of the Merger, including without limitation, cost savings and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that IDPK has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to IDPK, PPBI, Pacific Premier, the Merger, any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to the holders of IDPK Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof among cash and stock) or any related transaction, any consequences of the Merger or any related transaction to IDPK, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of IDPK to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by IDPK or the Board, (iii) the fairness of the amount or nature of any compensation to any of IDPK's officers, directors or employees, or any class of such persons, relative to any compensation to the holders of IDPK Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of IDPK other than the IDPK Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to any consideration to be received by any other class of securities of IDPK) or any class of securities of PPBI or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the form or amount of Merger Consideration (including the allocation thereof among cash and stock) assumed to be paid in the Merger for purposes of our opinion, (vi) whether PPBI or Pacific Premier has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Cash Consideration to the holders of IDPK Common Stock at the closing of the Merger, (vii) the election by holders of IDPK Common Stock to receive the Stock Consideration or the Cash Consideration, or any combination thereof, or the actual allocation between the Stock Consideration and the Cash Consideration among such holders (including, without limitation, any re-allocation thereof as a result of proration pursuant to the Agreement), (viii) the actual value of PPBI Common Stock to be issued in the Merger, (ix) the prices, trading range or volume at which IDPK Common Stock or PPBI Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which PPBI Common Stock will trade following consummation of the Merger, (x) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (xi) any legal, regulatory, accounting, tax or similar matters relating to IDPK, PPBI, their respective stockholders, Pacific Premier, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

        This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of IDPK Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter (including, with respect to holders of IDPK Common Stock, what election any such shareholder should make with respect to the Stock Consideration or the Cash Consideration), nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders', or affiliates' agreement with respect to the Merger or exercise any dissenters' or appraisal rights that may be available to such shareholder.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of IDPK Common Stock.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX D

CALIFORNIA GENERAL CORPORATION LAW
CHAPTER 13: DISSENTERS' RIGHTS

1300.
(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares to which all of the following apply:

            (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

            (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.
(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of

  Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.
(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.
(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.
(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.
(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.